Exhibit 10.1

EXECUTION

AMENDED AND RESTATED CREDIT AGREEMENT

dated as of May 6, 2025

among

STEVEN MADDEN, LTD.,

as Lead Borrower,

THE OTHER BORROWERS PARTY HERETO,

THE LENDERS PARTY HERETO,

and

CITIZENS BANK, N.A.,

as Administrative Agent

CITIZENS BANK, N.A.,

as Joint Lead Arranger and Bookrunner,

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION,

as Joint Lead Arranger and Bookrunner

CITIBANK, N.A.,

as Joint Lead Arranger and Bookrunner

and

BANK OF AMERICA, N.A.,

as Joint Lead Arranger and Bookrunner

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-ii-

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SCHEDULES:

Schedule 2.1	Commitments; Individual L/C Sublimits
Schedule 2.4	Existing Letters of Credit
Schedule 5.13	Subsidiaries; Equity Interests
Schedule 5.14	Insurance
Schedule 5.16	UCC Filing Offices
Schedule 6.15	Certain Post-Closing Obligations
Schedule 7.1	Existing Indebtedness
Schedule 7.2	Existing Liens
Schedule 7.4	Existing Investments
Schedule 7.5	Permitted Dispositions
Schedule 7.9	Existing Affiliate Transactions
Schedule 7.10	Existing Restrictions
Schedule 10.1	Notice Information

EXHIBITS:

Exhibit A	Form of Assignment and Assumption
Exhibit B	[Reserved]
Exhibit C-1	Form of Committed Loan Notice
Exhibit C-2	Form of Swingline Loan Notice
Exhibit D-1	Form of Revolving Loan Note
Exhibit D-2	Form of Swingline Loan Note
Exhibit D-3	Form of Term Loan Note
Exhibit E	Form of Compliance Certificate
Exhibit F	Form of Subsidiary Joinder Agreement
Exhibit G-1	Form of U.S. Tax Compliance Certificate For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes
Exhibit G-2	Form of U.S. Tax Compliance Certificate For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes
Exhibit G-3	Form of U.S. Tax Compliance Certificate For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes
Exhibit G-4	Form of U.S. Tax Compliance Certificate For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes
Exhibit H	Form of Master Intercompany Note
Exhibit I	Form of Solvency Certificate
Exhibit J	Form of Secured Obligation Designation Notice
Exhibit K	Form of Closing Certificate

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AMENDED AND RESTATED CREDIT AGREEMENT

AMENDED AND RESTATED CREDIT AGREEMENT, dated as of May 6, 2025, among STEVEN MADDEN, LTD., a Delaware corporation (the “Lead Borrower”), the other Borrowers party hereto from time to time, the Lenders party hereto from time to time and CITIZENS BANK, N.A., as Administrative Agent.

RECITALS

A. On July 22, 2020 the Borrowers, the Administrative Agent and certain of the Lenders (the “Existing Lenders”) entered into that certain Credit Agreement, dated as of July 22, 2020, as the same was amended pursuant to that certain First Amendment to Credit Agreement, dated as of March 25, 2022, that certain Second Amendment to Credit Agreement, dated as of April 3, 2023, and that certain Third Amendment to Credit Agreement, dated as of October 23, 2023 (as amended to date, the “Existing Credit Agreement”), pursuant to which the Existing Lenders made certain loans available to the Borrowers party thereto on the terms and conditions set forth therein.

B. Section 10.2(f) of the Existing Credit Agreement permits such agreement to be amended and restated without the consent or approval of any Existing Lender that, upon giving effect to such amendment and restatement, would have no Commitment (as defined in the Existing Credit Agreement) or outstanding Loans (as defined in the Existing Credit Agreement), so long as such Existing Lender shall have received payment in full of the principal of and interest on each Loan made by, and all other amounts owing to, such Existing Lender or accrued for the account of such Existing Lender under the Existing Credit Agreement or any other Loan Documents (as defined in the Existing Credit Agreement) at the time such amendment and restatement becomes effective.

C. The Borrowers have (i) notified the Administrative Agent that they intend to, concurrently with the effectiveness hereof, pay in full the principal of and interest on each Loan (as defined in the Existing Credit Agreement) made by, and all other amounts owing to, each Existing Lender or accrued for the account of each Existing Lender under the Existing Credit Agreement (which prepayment, when made as set forth in such notice, shall not constitute a novation, satisfaction, or payment of all Loan Document Obligations (under and as defined in the Existing Credit Agreement)) and (ii) requested that (a) the Administrative Agent and the Lenders amend and restate the Existing Credit Agreement, in its entirety, as set forth herein, and (b) the Lenders make Loans and other financial accommodations to the Borrowers as more fully set forth herein.

D. The Administrative Agent and the Lenders agree to amend and restate the Existing Credit Agreement as set forth herein.

E. The Lenders have indicated their willingness to lend and each L/C Issuer has indicated its willingness to issue Letters of Credit, in each case, on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

Article 1

Definitions and Rules of Construction

Section 1.1 Definitions. As used in this Credit Agreement, the following terms have the meanings specified below:

“ABR Borrowing” means, as to any Borrowing, the ABR Loans comprising such Borrowing.

“ABR Loan” means a Loan (other than a Swingline Loan) bearing interest based on the Alternate Base Rate. All ABR Loans shall be denominated in Dollars.

“Account” means an “account” as defined in Article 9 of the UCC.

“Account Debtor” has the meaning set forth in the Security Agreement.

“Acquired EBITDA” means, with respect to any Acquired Entity or Business for any period, the historical Consolidated EBITDA of such Acquired Entity or Business for such period as certified by a Financial Officer of Lead Borrower to the knowledge of such Financial Officer, which historical Consolidated EBITDA shall be calculated in a manner consistent with the definition of Consolidated EBITDA herein and to be based on financial statements for such Acquired Entity or Business prepared in accordance with GAAP (subject to the absence of footnote disclosures and year-end audit adjustments with respect to financial statements that are not annual audited financial statements), provided that when such Acquired EBITDA is included in Consolidated EBITDA it shall be on a Pro Forma Basis.

“Acquired Entity or Business” means, for any period, any Person, property, business or asset acquired by Lead Borrower or any of its Subsidiaries in a Permitted Acquisition, to the extent not subsequently sold, transferred or otherwise Disposed of during such period outside of the ordinary course of business.

“Acquisition” means any transaction or series of related transactions (unless solely among Lead Borrower and/or one or more of its Subsidiaries) resulting, directly or indirectly, in: (a) the acquisition by any Person of (i) all or substantially all of the assets of another Person or (ii) all or substantially all of any business line, unit or division of another Person, (b) the acquisition by any Person (i) of in excess of 50% of the Equity Interests of any other Person, or (ii) otherwise causing any other Person to become a subsidiary of such Person, or (c) a merger, amalgamation consolidation, or any other combination of any Person with another Person in which a Loan Party or any of its Subsidiaries is the surviving Person.

“Additional Commitment Lender” has the meaning assigned to such term in Section 10.2(e).

“Adjusted Eurocurrency Rate” means, as to any Loan denominated in Euros, for any applicable Interest Period, an interest rate per annum equal to (a) the Eurocurrency Rate for such Interest Period divided by (b) one minus the Eurocurrency Reserve Percentage.

“Administrative Agent” means Citizens Bank, in its capacity as administrative agent for the Lenders and security trustee for the Secured Parties, or any successor thereto appointed pursuant to Section 9.6.

“Administrative Agent’s Payment Office” means, with respect to any currency, the Administrative Agent’s office located at 28 State Street, Boston, Massachusetts 02109 as of the Closing Date, and, as appropriate, account as set forth on Schedule 10.1 with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify Lead Borrower and the Lenders.

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“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided, however, that neither the Administrative Agent nor any Lender (nor any Affiliate thereof) shall be considered an Affiliate of Lead Borrower or any subsidiary thereof as a result of this Credit Agreement, the extensions of credit hereunder or its actions in connection therewith; provided further that no individual shall be deemed to be an Affiliate of a Person solely because such individual is a director or senior officer (or the substantial equivalent of a director or senior officer) of such Person.

“Agent Fee Letter” means the Amended and Restated Agent Fee Letter dated as of the date hereof between the Lead Borrower and the Administrative Agent.

“Agent Parties” has the meaning assigned to such term in Section 10.1(d)(iii).

“Agreed Currency” means Dollars or any Alternative Currency, as applicable.

“Agreement Currency” has the meaning specified in Section 10.19.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus 0.50% per annum and (c) the Daily SOFR Rate on such day plus 1.00% per annum, provided that the Alternate Base Rate shall at no time be less than the Floor. If the Administrative Agent shall have determined (which determination shall be conclusive absent clearly manifest error) that it is unable to ascertain the Federal Funds Rate or the Daily SOFR Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition of the term Federal Funds Rate, the Alternate Base Rate shall be determined without regard to clause (b) or (c), as applicable, of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Rate or the Daily SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Rate or the Daily SOFR Rate, respectively.

“Alternative Currency” means each of the following currencies: Euro, Pounds Sterling and any other freely available currency or currencies (other than Dollars) from time to time approved by the Administrative Agent and the applicable Lenders in accordance with Section 1.13; provided that for each Alternative Currency, such requested currency is an Eligible Currency.

“Alternative Currency Daily Rate” means, for any day, with respect to any Credit Extension:

(a) denominated in Sterling, the rate per annum equal to Daily Simple SONIA; and

(b) denominated in any other Alternative Currency (to the extent such Loans denominated in such currency will bear interest at a daily rate), the daily rate per annum as designated with respect to such Alternative Currency at the time such Alternative Currency is approved by the Administrative Agent and the applicable Lenders pursuant to Section 1.13(a) plus the adjustment (if any) reasonably determined by the Administrative Agent and the applicable Lenders pursuant to Section 1.13(a);

provided, that, if any Alternative Currency Daily Rate shall be less than the Floor, such rate shall be deemed to be the Floor for purposed of this Credit Agreement. Any change in an Alternative Currency Daily Rate shall be effective from and included the date of such change without further notice.

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“Alternative Currency Daily Rate Borrowing” means, as to any Borrowing, the Alternative Currency Daily Rate Loan comprising such Borrowing.

“Alternative Currency Daily Rate Loan” means a Loan that bears interest at a rate based on the definition of “Alternative Currency Daily Rate.” All Alternative Currency Daily Rate Loans must be denominated in an Alternative Currency.

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined reasonably and in good faith by the Administrative Agent or the applicable L/C Issuer, as the case may be, by reference to Bloomberg (or such other commercially recognized, publicly available service for displaying currency exchange rates), to be the exchange rate for the purchase of such Alternative Currency with Dollars at approximately 11:00 a.m. on the date two (2) Business Days prior to the date as of which the foreign exchange computation is made; provided, however, that if no such rate is available, the “Alternative Currency Equivalent” shall be reasonably determined in good faith by the Administrative Agent or the applicable L/C Issuer, as the case may be, in consultation with the Lead Borrower, using any reasonable method of determination it reasonably deems appropriate in its sole discretion (and such determination shall be conclusive absent manifest error).

“Alternative Currency Loan” means an Alternative Currency Daily Rate Loan or Alternative Currency Term Rate Loan, as applicable.

“Alternative Currency Term Rate” means, with respect to any Loan for any Interest Period:

(a) denominated in Euros, the rate per annum equal to the Adjusted Eurocurrency Rate; and

(b) denominated in any other Alternative Currency (to the extent such Loans denominated in such currency will bear interest at a term rate), the term rate per annum as designated with respect to such Alternative Currency at the time such Alternative Currency is approved by the Administrative Agent and the applicable Lenders pursuant to Section 1.13(a) plus the adjustment (if any) reasonably determined by the Administrative Agent and the applicable Lenders pursuant to Section 1.13(a);

provided, that, if any Alternative Currency Term Rate shall be less than the Floor, such rate shall be deemed to be the Floor for purposes of this Credit Agreement.

“Alternative Currency Term Rate Borrowing” means, as to any Borrowing, the Alternative Currency Term Rate Loan comprising such Borrowing.

“Alternative Currency Term Rate Loan” means a Loan that bears interest at a rate based on the definition of “Alternative Currency Term Rate.” All Alternative Currency Term Rate Loans must be denominated in an Alternative Currency.

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“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Loan Parties or their respective Subsidiaries from time to time concerning or relating to bribery or corruption, including, but not limited to the United States Foreign Corruption Practices Act of 1977, as amended, and the UK Bribery Act 2010.

“Anti-Terrorism Laws” has the meaning assigned to such term in Section 5.18(c).

“Applicable Authority” means with respect to any Alternative Currency, the applicable administrator for the Relevant Rate for such Alternative Currency or any Governmental Authority having jurisdiction over the Administrative Agent or such administrator with respect to its publication of the applicable Relevant Rate, in each case acting in such capacity.

“Applicable Lending Office” means, for any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Lead Borrower and the Administrative Agent, which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate. Unless the context otherwise requires each reference to a Lender shall include its Applicable Lending Office.

“Applicable Margin” means, during the applicable periods set forth below: in the case of (i) ABR Borrowings, the percentage set forth in the following table under the heading “ABR Margin”, (ii) Swingline Loans, the percentage set forth in the following table under the heading “ABR Margin”, (iii) SOFR Borrowings and the L/C Participation Fees, the percentage set forth in the following table under the heading “SOFR Margin and L/C Participation Fee”, (iv) Alternative Currency Daily Rate Borrowings, the percentage set forth in the following table under the heading “Alternative Currency Daily Rate Margin”, (v) Alternative Currency Term Rate Borrowings, the percentage set forth in the following table under the heading “Alternative Currency Term Rate Margin” and (vi) the Commitment Fee, the percentage set forth in the following table under the heading “Commitment Fee”:

Pricing Level	Total Net Leverage Ratio	ABR Margin	SOFR Margin and L/C Participation Fee	Alternative Currency Daily Rate Margin	Alternative Currency Term Rate Margin	Commitment Fee
I	Greater than or equal to 2.50:1.00	1.50%	2.50%	2.50%	2.50%	0.35%
II	Greater than or equal to 1.50:1.00 but less than 2.50:1.00	1.25%	2.25%	2.25%	2.25%	0.30%
III	Greater than or equal to 0.50:1.00 but less than 1.50:1.00	1.00%	2.00%	2.00%	2.00%	0.25%
IV	Less than 0.50:1.00	0.75%	1.75%	1.75%	1.75%	0.25%

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The Applicable Margin shall be determined and adjusted quarterly on the date (each a “Margin Determination Date”) that is five Business Days after receipt by the Administrative Agent of the Compliance Certificate pursuant to Section 6.1(d) for the most recently ended fiscal quarter of the Lead Borrower; provided that (a) the Applicable Margin shall be based on Pricing Level III until the Margin Determination Date for the first full fiscal quarter ending after the Closing Date, (b) if the Borrowers fail to deliver the Compliance Certificate as required under Section 6.1(d) for the most recently ended fiscal quarter preceding the applicable Margin Determination Date, the Applicable Margin from such Margin Determination Date shall be based on Pricing Level I until the fifth Business Day after an appropriate Compliance Certificate is delivered, at which time the Pricing Level shall be determined by reference to the Total Net Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Lead Borrower preceding such Margin Determination Date. The Applicable Margin shall be effective from one Margin Determination Date until the next Margin Determination Date. Any adjustment in the Applicable Margin shall be applicable to all Loans then existing or subsequently made during the applicable period for which the relevant Applicable Margin applies. Notwithstanding the foregoing, in the event that any financial statement delivered pursuant to Section 6.1(a) or Section 6.1(b) or any Compliance Certificate delivered pursuant to Section 6.1(d) is inaccurate (regardless of whether (i) this Credit Agreement is in effect, or (ii) any of the Commitments are in effect, or (iii) any Loans or Letters of Credit are outstanding when such inaccuracy is discovered or such financial statement or Compliance Certificate was delivered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (A) the Borrowers shall immediately deliver to the Administrative Agent a corrected Compliance Certificate for such Applicable Period, (B) the Applicable Margin for such Applicable Period shall be determined as if the Total Net Leverage Ratio in the corrected Compliance Certificate were applicable for such Applicable Period, and (C) the Borrowers shall immediately pay to the Administrative Agent the accrued additional interest and fees owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with Section 2.8. Nothing in this paragraph shall limit the rights of the Administrative Agent and Lenders with respect to Section 3.1 and Section 8.1.

Notwithstanding the foregoing, the Applicable Margin in respect of any Class of Other Term Loans shall be the applicable percentages per annum set forth in the relevant Incremental Assumption Agreement.

“Applicable Percentage” means, at any time (a) with respect to any Lender with a Commitment of any Class, the percentage equal to a fraction the numerator of which is the amount of such Lender’s Commitment of such Class and the denominator of which is the aggregate amount of all Commitments of such Class of all Lenders (provided that if the Commitments under the Revolving Facility have terminated or expired, the Applicable Percentages of the Lenders under the Revolving Facility shall be determined based upon the Revolving Exposure at such time of the determination pursuant to clause (b) below) and (b) with respect to the Loans of any Class, a percentage equal to a fraction the numerator of which is such Lender’s Outstanding Amount of the Loans of such Class and the denominator of which is the aggregate Outstanding Amount of all Loans of such Class.

“Applicable Successor Rate” has the meaning specified in Section 3.9.

“Applicable Time” means, with respect to any Borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent or the applicable L/C Issuer, as the case may be, and notified in writing to the Lead Borrower or the Lenders, as applicable, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Appointee” means any receiver, administrator or other insolvency officer appointed in respect of any Loan Party or its assets.

“Appropriate Lenders” means, at any time, (a) with respect to the Revolving Facility, the Revolving Lenders, (b) with respect to any Letters of Credit, the L/C Issuers and the Revolving Lenders, (c) with respect to any Swingline Loans, the Swingline Lender and the Revolving Lenders, (d) with respect to the Term Facility, the Term Lenders, and (e) with respect to any Incremental Term Facility, the applicable Incremental Term Lenders.

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“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Approved Line of Business” means, collectively, (a) those lines of business in which Lead Borrower and its Subsidiaries operate on the Closing Date and (b) any business or activity that is the same, similar or otherwise reasonably related, ancillary, complementary or incidental thereto or a reasonable extension thereof.

“Arranger Fee Letter” means the Amended and Restated Arranger Fee Letter dated as of the date hereof among the Lead Borrower, Citizens Bank, JPMorgan and Citibank.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.4) and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, at any date, and subject to Section 1.4, (a) in respect of any Finance Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation of any Person, the capitalized or principal amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement were accounted for as a Finance Lease, and (c) all Synthetic Debt of such Person.

“Audited Financial Statements” means the Form 10-K containing the audited consolidated balance sheet of Lead Borrower and its Subsidiaries as of December 31, 2024, and the related audited consolidated statements of income, comprehensive income, cash flows and shareholders’ equity of Lead Borrower and its Subsidiaries for the Fiscal Year ended on such date.

“Auto-Renewal Letter of Credit” has the meaning assigned to such term in Section 2.4(b)(iii).

“Availability Period” means, with respect to the Revolving Facility, the period from and including the Closing Date to but excluding the earlier of the Maturity Date with respect to the Revolving Facility and, if different, the date of the termination of the Revolving Commitments in accordance with the provisions of this Credit Agreement.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an Interest Period pursuant to this Credit Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Credit Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 3.8(d).

“Back-to-Back Letter of Credit” means a letter of credit, in form and substance reasonably satisfactory to the applicable L/C Issuer and issued by an issuer reasonably satisfactory to such applicable L/C Issuer.

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“Backstopped” means, in respect of any Letter of Credit that remains outstanding on the applicable date, that the applicable L/C Issuer shall have received (a) a Back-to-Back Letter of Credit and/or (b) cash or Cash Equivalents, provided that (i) the sum of the maximum drawable amount of such Back-to-Back Letter of Credit plus the amount of such cash and Cash Equivalents shall not be less than the Minimum Collateral Amount of the maximum drawable amount of such Letter of Credit, (ii) the arrangements with respect to such cash, Cash Equivalents and drawings on any Back-to-Back Letter of Credit allow the applicable L/C Issuer to apply the same to reimburse itself with respect to drawings on, and other sums owing with respect to, such Letter of Credit, and (iii) the requirements under clauses (i) and (ii) of this defined term are in all respects reasonably satisfactory to the applicable L/C Issuer.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank of America” means Bank of America, N.A., a national banking association.

“Bankruptcy Code” means Title 11 of the United States Code or any similar federal or state law for the relief of debtors.

“Basel III” means:

(a) the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(b) the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(c) any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”.

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 3.8(a). Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.

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“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by Administrative Agent for the applicable Benchmark Replacement Date:

(a) Daily Simple SOFR; or

(b) the sum of (i) the alternate benchmark rate that has been selected by Administrative Agent and Lead Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate and an adjustment as a replacement for the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (ii) the related Benchmark Replacement Adjustment;

provided, that any such Benchmark Replacement shall be administratively feasible as determined by Administrative Agent in its sole good faith discretion. If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Credit Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and Lead Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by any Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities.

“Benchmark Replacement Date” means a date and time determined by Administrative Agent, which date shall be no later than the earliest to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

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“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, if such Benchmark is a term rate, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.8 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.8.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation, which certification shall be substantially similar in substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers included as Appendix A to the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

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“Bloomberg” means Bloomberg Index Services Limited.

“Board” means the Board of Governors of the Federal Reserve System of the United States.

“Borrowers” means Lead Borrower and each of its Wholly-Owned Domestic Subsidiaries and/or UK Subsidiaries that executes and delivers this Credit Agreement or becomes a party hereto by the execution and delivery of a Subsidiary Joinder Agreement, and the permitted successors and assigns of each such Person, excluding any Subsidiary that is expressly released from its obligations as a Borrower pursuant to the terms of this Credit Agreement.

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Class and Type, in the same currency, and, in the case of a SOFR Borrowing or Alternative Currency Term Rate Borrowing, having the same Interest Period, made by Lenders.

“Borrowing Minimum” means (a) in the case of a SOFR Borrowing, $500,000, (b) in the case of an ABR Borrowing (other than a Swingline Loan), $100,000, (c) in the case of a Swingline Loan, $100,000 or such other amount agreed to by the Swingline Lender, (d) in the case of an Alternative Currency Term Rate Borrowing, the Dollar Equivalent of $500,000 and (e) in the case of an Alternative Currency Daily Rate Borrowing, the Dollar Equivalent of $100,000.

“Borrowing Multiple” means (a) in the case of a SOFR Borrowing, $100,000, (b) in the case of an ABR Borrowing (other than a Swingline Loan), $50,000, (c) in the case of a Swingline Loan, $50,000 or such other amount agreed to by the Swingline Lender, (d) in the case of an Alternative Currency Term Rate Borrowing, the Dollar Equivalent of $100,000 and (e) in the case of an Alternative Currency Daily Rate Borrowing, the Dollar Equivalent of $50,000.

“Business Day” means any day other than a Saturday, Sunday or day on which banks in New York City, New York are authorized or required by law to close; provided that:

(a) if any such day relates to any interest settings as to an Alternative Currency Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Alternative Currency Loan, or any other dealings in Euro to be carried out pursuant to this Credit Agreement in respect of any such Alternative Currency Loan, it means a Business Day that is also a TARGET Day;

(b) if such date relates to any interest rate settings as to an Alternative Currency Loan denominated in Sterling, it means a day other than a day on which banks are closed for general business in London because such day is a Saturday, Sunday or legal holiday under the laws of the United Kingdom;

(c) if such day relates to any interest rate settings as to an Alternative Currency Loan denominated in a currency other than Euro or Sterling, it means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the applicable offshore market for such currency; and

(d) if such date relates to any fundings, disbursement, settlements and payments in a currency other than Euro in respect of an Alternative Currency Loan denominated in a currency other than a Euro, or any other dealings in any currency other than Euro to be carried out pursuant to this Credit Agreement in respect of any such Alternative Currency Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of each currency.

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“Capital Expenditures” means, for any period, with respect to any Person, the aggregate of all expenditures by such Person which are required to be capitalized under GAAP; provided that Capital Expenditures shall not include (i) the purchase price paid in connection with a Permitted Acquisition, (ii) the purchase price of equipment that is purchased substantially simultaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for such existing equipment being traded in at such time, (iii) expenditures made in leasehold improvements, to the extent reimbursed by the landlord, (iv) expenditures to the extent that they are actually paid for by any Person other than a Loan Party or any of its Subsidiaries and to the extent no Loan Party or any of its Subsidiaries has provided or is required to provide or incur, directly or indirectly, any consideration or monetary obligation to such third party or any other Person (whether before, during or after such period), (v) property, plant and equipment taken in settlement of Accounts or other receivables or (vi) amounts paid under any lease that is not a Finance Lease.

“Cash Collateralize” means to deposit in a Controlled Account or to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the L/C Issuers or the Lenders, as collateral for L/C Obligations or obligations of the Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances or, if each of the Administrative Agent and the applicable L/C Issuer shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the applicable L/C Issuer. “Cash Collateral”, “Cash Collateralized” and “Cash Collateralization” shall have a meaning analogous to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means each of the following:

(a) obligations issued or directly and fully guaranteed or insured by the United States, any member of the European Union or, in the case of Foreign Subsidiaries or foreign operations, any country that is a member of the OECD, or in each case any agency or instrumentality thereof, with maturities not exceeding 18 months from the date of acquisition thereof;

(b) marketable general obligations issued by any state of the United States or any political subdivision thereof or any instrumentality thereof that are guaranteed by the full faith and credit of such state;

(c) commercial paper maturing within 12 months from the date of acquisition thereof and having, at such date of acquisition, one of the two highest ratings obtainable from S&P or Moody’s;

(d) certificates of deposit, banker’s acceptances and time deposits maturing within 12 months from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by (i) any Lender, (ii) any commercial bank organized under the laws of the United States or any state, commonwealth or other political subdivision thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000 and which is rated at least A-2 by S&P or P-2 by Moody’s in the note or commercial paper rating category or (iii) in the case of Foreign Subsidiaries or foreign operations, any commercial bank organized under the laws of any country that is a member of the OECD and which is rated at least A-1 by S&P or P-1 by Moody’s in the note or commercial paper rating category;

(e) repurchase agreements with a term of not more than 30 days for securities described in clauses (a) or (d) of this definition and entered into with a financial institution satisfying the criteria described in clause (d) of this definition;

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(f) Dollars or, in the case of any Foreign Subsidiary or foreign operations, such local currencies held by it from time to time in the ordinary course of business;

(g) money market mutual funds, substantially all of the investments of which constitute Cash Equivalents of the kinds described by clauses (a) through (f) of this definition;

(h) with respect to any Foreign Subsidiary or foreign operations, (i) obligations of the national government of the country in which such Foreign Subsidiary maintains its chief executive office or such Foreign Subsidiary or foreign operations conduct business, provided that such country is a member of the OECD, in each case maturing within 18 months after the date of investment therein, (ii) certificates of deposit of, bankers acceptances of, or time deposits with, any commercial bank which is organized and existing under the laws of the country in which such Foreign Subsidiary maintains its chief executive office or such Foreign Subsidiary or foreign operations conduct business, provided such country is a member of the OECD, and whose short term commercial paper rating from S&P is at least “A-2” or the equivalent thereof or from Moody’s is at least “P-2” or the equivalent thereof (any such bank being an “Approved Foreign Bank”), and in each case with maturities of not more than 18 months from the date of acquisition and (iii) the equivalent of demand deposit accounts which are maintained with an Approved Foreign Bank;

(i) instruments equivalent to those referred to in clauses (a) through (h) above denominated in any foreign currency comparable in credit quality and tenor to those referred to above and commonly used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by the Lead Borrower or any Subsidiary organized in such jurisdiction; and

(j) other financial instruments or investments as agreed by the Lead Borrower and the Administrative Agent from time to time.

“Cash Management Services” means, collectively, (a) commercial debit or credit cards, merchant card processing and other services, purchase or debit cards, including non-card e-payables services, (b) treasury management services (including cash pooling arrangements, controlled disbursement, netting, overdraft, lockbox and electronic or automatic clearing house fund transfer services, return items, sweep and interstate depository network services, foreign check clearing services and supply chain finance arrangements), and (c) any other demand deposit or operating account relationships or other cash management services.

“Casualty Event” means any event that gives rise to the receipt by any Loan Party or any of its Subsidiaries of any insurance proceeds or condemnation awards arising from any damage to, destruction of, or other casualty or loss involving, or any seizure, condemnation, confiscation or taking under power of eminent domain of, or requisition of title or use of or relating to or in respect of any Collateral.

“CEA Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Certain Funds Provision” has the meaning specified therefor in Section 4.1.

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“Change in Law” means the occurrence after the Closing Date (or, with respect to any Lender, such later date on which such Lender becomes a party to this Credit Agreement) of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority or the compliance therewith by any Credit Party (or, for purposes of Section 3.4(b), by any Applicable Lending Office of such Credit Party or such Credit Party’s holding company, if any); provided that notwithstanding anything herein to the contrary and except to the extent merely proposed and not in effect, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, requirements, guidelines and directives thereunder or issued in connection therewith or in the implementation thereof, or any European equivalent regulation (such as the European Market and Infrastructure Regulation) and (ii) all requests, rules, requirements, guidelines and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, CRR, CRR II, CRR III or UK Basel 3.1, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means an event or series of events by which (a) any Person or group (within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934 as in effect on the Closing Date) shall own directly or indirectly, beneficially or of record, shares representing more than 35% of the Equity Interests of Lead Borrower entitled to vote for members of the board of directors of Lead Borrower on a fully diluted basis or (b) a majority of the seats (other than vacant seats) on the board of directors (or equivalent governing body) of Lead Borrower shall at any time be occupied by Persons who were neither (i) nominated, approved or appointed by the board of directors (or equivalent governing body) of Lead Borrower nor (ii) nominated, approved or appointed by individuals so nominated, approved, or appointed.

“Charged Company” has the meaning assigned to such term in Section 4.3(e).

“CIT Assignment and Intercreditor Agreement” means the Assignment and Intercreditor Agreement, dated as of April 3, 2023, by and among Lead Borrower, certain of Lead Borrower’s Affiliates party thereto, CIT Purchaser and the Administrative Agent.

“CIT Bank” means CIT Bank, a division of First-Citizens Bank & Trust Company (successor by merger to CIT Bank, N.A.), a national banking association.

“CIT Factoring Agreement” means the Credit Approved Receivables Purchasing Agreement, dated as of April 3, 2023, by and among Lead Borrower, certain of Lead Borrower’s Affiliates party thereto and CIT Purchaser, as modified by the Notification Factoring Rider.

“CIT Factoring Collateral” means, collectively, each CIT Purchased Receivable and the Notification Collateral.

“CIT Purchased Receivable” means a “Purchased Receivable” under, and as defined in, the CIT Factoring Agreement.

“CIT Purchaser” means The CIT Group/Commercial Services, Inc., a New York corporation.

“Citibank” means Citibank, N.A., a national banking association.

“Citizens Bank” means Citizens Bank, N.A., a national banking association.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Term Loans, Swingline Loans or Incremental Term Loans, and when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment, Term Loan Commitment or Incremental Term Loan Commitment.

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“Closing Date” means the date on which the conditions specified in Section 4.1 are satisfied (or waived in accordance with Section 10.2).

“Closing Date Acquisition” means the acquisition of Mercury Topco and its subsidiaries by SML UK pursuant to the Closing Date Acquisition Agreement.

“Closing Date Acquisition Agreement” means the Sale and Purchase Deed, dated as of February 12, 2025, among (i) the Persons whose names and addresses are set out in Part A of Schedule 1 thereto, (ii) the Persons whose names and addresses are set out in Part B of Schedule 1 thereto, (iii) Mercury Topco, (iv) Mercury Midco 1, (v) SML UK, as purchaser, and (vi) the Lead Borrower, and after giving effect to any amendment, modification, waiver or consent in respect thereof permitted by Section 4.1(t).

“Closing Date Management Warranty Deed” means the Management Warranty Deed, dated as of February 12, 2025, among SML UK, as purchaser, and the Management Warrantors (as defined therein), and after giving effect to any amendment, modification, waiver or consent in respect thereof permitted by Section 4.1(t).

“Closing Date Transactions” means the (i) Closing Date Acquisition and (ii) Existing Credit Agreement Refinancing.

“Code” means the Internal Revenue Code of 1986, and the rules and regulations issued thereunder.

“Collateral” means all “Collateral” as defined in any of the Collateral Documents and all other property of whatever kind and nature pledged or charged, or purported to be pledged or charged, as collateral under any Collateral Document. For the avoidance of doubt, in no event shall the Collateral include any Excluded Assets.

“Collateral Access Agreement” means each landlord waiver, bailee waiver or other similar agreement, in form and substance reasonably satisfactory to the Administrative Agent, among each applicable Loan Party, the Administrative Agent and any third party (including any bailee, consignee, customs broker, or other similar Person) in possession of any Collateral or any landlord of any Loan Party for any real property where any Collateral is located.

“Collateral and Guarantee Requirement” means, at any time, and in all cases on the Closing Date subject to the Certain Funds Provision, the requirement that:

(a) the Administrative Agent shall have received each Collateral Document required to be delivered on the Closing Date pursuant to Section 4.1, or, following the Closing Date, pursuant to pursuant to Section 6.15 (to the extent not delivered on the Closing Date) or Section 6.12, duly executed by each Loan Party that is a party thereto;

(b) all Secured Obligations shall have been unconditionally guaranteed jointly and severally on a senior basis by the Guarantors in accordance with the provisions of the Loan Documents;

(c) except to the extent otherwise provided hereunder or under any Collateral Document, the Secured Obligations shall have been secured by a perfected first priority (subject to (x) Permitted Encumbrances arising under, and having priority by operation of, applicable law, and (y) Liens permitted pursuant to Section 7.2(d), (e) or (k)) security interest in substantially all tangible and intangible personal property assets of each Loan Party constituting Collateral and shall be subject to no Lien other than Liens permitted pursuant to Section 7.2, it being understood that in the case of the pledge of Equity Interests constituting Collateral, the Administrative Agent shall have received all stock certificates or other instruments (if any) representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank;

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(d) the Secured Obligations shall have been secured by a first priority (subject to (x) Permitted Encumbrances arising under, and having priority by operation of, applicable law, and (y) Liens permitted pursuant to Section 7.2(d), (e) or (k)) security interest in (i) all Indebtedness of Lead Borrower and its Subsidiaries that is owing to any Loan Party which shall be evidenced by the Master Intercompany Note and (ii) all other Indebtedness owed to a Loan Party, which if evidenced by a promissory note or other instrument, shall have been pledged to the Administrative Agent, and in each case under clauses (i) and (ii), the Administrative Agent shall have received the Master Intercompany Note and, to the extent required by the Security Agreement, such other promissory notes and other instruments together with note powers or other instruments of transfer with respect thereto endorsed in blank;

(e) none of the Collateral shall be subject to any Lien other than Liens expressly permitted by Section 7.2; and

(f) on or prior to the Closing Date (or, as to any Person that becomes a Loan Party after the Closing Date, the date such Person becomes a Loan Party in accordance with the provisions of this Credit Agreement), the Administrative Agent shall have received a Perfection Certificate from Lead Borrower with respect to each Loan Party.

The foregoing definition shall not require the creation or perfection of pledges of or security interests in particular assets as provided in the Collateral Documents.

The Administrative Agent may grant extensions of time for the perfection of security interests in and the other requirements pursuant to this definition with respect to particular assets (including extensions beyond the Closing Date for the perfection of security interests in the assets of the Loan Parties on such date) where it reasonably determines (and without the consent of any other Secured Party), that, except as may be required by law, perfection or other requirements cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Credit Agreement or the Collateral Documents.

Notwithstanding the foregoing provisions of this definition or anything in this Credit Agreement or any other Loan Document to the contrary, (a) Liens required to be granted from time to time pursuant to the Collateral and Guarantee Requirement shall be subject to exceptions and limitations set forth herein and in the Collateral Documents and, to the extent appropriate in the applicable jurisdiction, as agreed between the Administrative Agent and Lead Borrower, (b) in no event shall the Collateral include any Excluded Assets, and (c) notwithstanding anything to the contrary included in this definition, delivery of only the Collateral Documents required to be delivered by Section 4.1 shall be a condition precedent to the Credit Extensions on the Closing Date.

“Collateral Documents” means, collectively, the Security Agreement, the Rosenthal Collateral Assignment, the CIT Assignment and Intercreditor Agreement, each Control Agreement, each Collateral Access Agreement, each Copyright Security Agreement, each Patent Security Agreement, each Trademark Security Agreement, each Perfection Certificate, the HK Collateral Document, the UK Collateral Documents, each agreement creating or perfecting rights in Cash Collateral and each other security agreement, instrument or other document executed or delivered pursuant to the Collateral and Guarantee Requirement, Section 6.12, Section 6.15 or the Security Agreement, in each case, to secure any of the Secured Obligations.

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“Commitment” means with respect to any Lender, such Lender’s Revolving Commitment and/or Term Loan Commitment, as the context may require.

“Commitment Fee” has the meaning assigned to such term in Section 3.2(a).

“Commitment Letter” means that certain commitment letter, dated February 12, 2025, by and among the Lead Borrower, the Administrative Agent, JPMorgan and Citibank.

“Committed Loan Notice” means a notice of (a) a Borrowing (other than a Swingline Borrowing), (b) a conversion of Loans from one Type to the other, (c) a continuation of SOFR Loans pursuant to Section 2.2(a), or (d) a continuation of Alternative Currency Term Rate Loans, pursuant to Section 2.2(a), which, if in writing, shall be substantially in the form of Exhibit C-1.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent, any Lender or any L/C Issuer by means of electronic communications pursuant to Section 10.1, including through the Platform.

“Compliance Certificate” means a certificate, substantially in the form of Exhibit E.

“Confirmation, Ratification and Acknowledgement Agreement” shall mean that certain Confirmation, Ratification and Acknowledgement of Ancillary Loan Documents, dated as of the Closing Date, by and among the Loan Parties and the Administrative Agent.

“Conforming Changes” means, with respect to either the use, administration of or any conventions associated with SOFR or SONIA, or the use, administration, adoption or implementation of any Benchmark Replacement or any proposed Applicable Successor Rate for an applicable Alternative Currency, as applicable, any technical, administrative or operational changes (including, for example and not by way of limitation or prescription, changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “Interest Period” or any similar or analogous definition, the definition of “Government Securities Business Day,” the timing and frequency of determining rates and making payments of interest, the timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 3.5 and other technical, administrative or operational matters) that Administrative Agent, in consultation with the Lead Borrower, in good faith decides may be appropriate in connection with the use or administration of such applicable rate(s) or to reflect the adoption and implementation of any Benchmark Replacement or Applicable Successor Rate or to permit the use and administration thereof by Administrative Agent in a manner substantially consistent with market practice for such Agreed Currency (or, if Administrative Agent decides in good faith that adoption of any portion of such market practice is not administratively feasible or if Administrative Agent determines in good faith that no market practice for the administration of any such rate for such Agreed Currency exists, in such other manner of administration as Administrative Agent, in consultation with the Lead Borrower, decides is reasonably necessary in connection with the administration of this Credit Agreement and the other Loan Documents).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

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“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of intangibles, deferred financing fees or costs, capitalized expenditures, customer acquisition costs and incentive payments, conversion costs and contract acquisition costs, the amortization of original issue discount and amortization of favorable or unfavorable lease assets or liabilities, of such Person and its Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated EBITDA” means, with respect to any Person for any period of four consecutive fiscal quarters, the Consolidated Net Income of such Person and its Subsidiaries for such period:

(a) increased (without duplication) by the following, in each case, to the extent deducted (and not added back) or with regards to clause (ix) below, excluded in computing Consolidated Net Income for such Person for such period:

(i) provision for federal, state, local and foreign taxes based on income, profits or capital (including franchise taxes based upon income, gross receipts type taxes imposed in lieu of income taxes, commercial activity taxes imposed in lieu of income taxes and similar taxes in the nature of income taxes) and foreign withholding taxes; plus

(ii) Consolidated Interest Expense of such Person and its Subsidiaries; plus

(iii) Consolidated Depreciation and Amortization Expense of such Person and its Subsidiaries; plus

(iv) non-cash losses, costs, expenses, charges and other items deducted in the determination of Consolidated Net Income (including non-cash losses due to fluctuations in foreign currency exchange rates), it being understood that any non-cash charges, losses, costs, expenses or other items deducted in the calculation of Consolidated Net Income and added back in the determination of Consolidated EBITDA under this clause (iv) for a prior period shall be deducted in the calculation of Consolidated EBITDA during any subsequent period to the extent such items become cash charges during such subsequent period; plus

(v) infrequently occurring and/or unusual (in each case, within the meaning of GAAP) fees, costs, expenses, charges, losses or similar items (including, for the avoidance of doubt, casualties and condemnation events, restructurings, discontinued operations and dispositions); provided that the amount included in Consolidated EBITDA for any Measurement Period as result of this clause (v), together with the addbacks set forth in clause (viii) and clause (ix) below, shall not exceed the greater of $87,500,000 and 25% of Consolidated EBITDA (calculated before giving effect to such addbacks) for such Measurement Period; plus

(vi) transaction fees, costs and expenses incurred on or prior to the Closing Date in connection with the Closing Date Transactions in an amount not to exceed $20,500,000; plus

(vii) fees, costs and expenses payable to third parties incurred during such period in connection with (A) the credit facility evidenced by this Credit Agreement and all amendments, waivers and consents with respect thereto from time to time, and (B) the Rosenthal Factoring Agreement, the CIT Factoring Agreement and transactions contemplated by either such agreement; plus

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(viii) fees, costs, expenses, premiums, make-whole or penalty payments, other similar items and, in the case of clause (E) below, awards, settlement payments and similar amounts, in each case, incurred after the Closing Date arising out of (A) Permitted Acquisitions, (B) Investments and Dispositions not prohibited by this Credit Agreement, (C) any incurrence, issuance, repayment or refinancing of Indebtedness not prohibited by this Credit Agreement, (D) any issuance or redemption of Equity Interests and (E) litigation, arbitration and/or other resolutions of legal disputes; provided that the amount included in Consolidated EBITDA for any Measurement Period as result of this clause (viii), together with the addbacks set forth in clause (v) above and clause (ix) below, shall not exceed the greater of $87,500,000 and 25% of Consolidated EBITDA (calculated before giving effect to such addbacks) for such Measurement Period; plus

(ix) “run rate” cost savings, operating expense reductions and synergies (A) related to the Transactions that are reasonably quantifiable, factually supportable and projected by the Lead Borrower in good faith to result from actions that have been taken or initiated or are expected to be taken (in the good faith determination of the Lead Borrower) within 24 months after the Closing Date and (B) related to any other acquisitions, dispositions and other specified transactions, restructurings, cost savings initiatives and other initiatives that are reasonably quantifiable, factually supportable and projected by the Lead Borrower in good faith to result from actions that have been taken or initiated or are expected to be taken (in the good faith determination of the Lead Borrower) within 18 months after such acquisition, disposition or other specified transaction, restructuring, cost savings initiative or other initiative, in each case, calculated (1) on a pro forma basis as though such cost savings, synergies or operating expense reductions had been realized on the first day of such period and (2) net of the amount of actual benefits realized from such actions during such period (it is understood and agreed that “run rate” means the full recurring benefit that is associated with any action taken or initiated or expected in good faith to be taken, whether prior to or following the Closing Date) (which adjustments may be incremental to (but not duplicative of) any pro forma adjustments made pursuant to the pro forma calculations made pursuant to the definition of “Pro Forma Basis”); provided that the amount included in Consolidated EBITDA for any Measurement Period as result of this clause (ix), together with the addbacks set forth in clause (v) above and clause (viii) above, shall not exceed the greater of $87,500,000 and 25% of Consolidated EBITDA (calculated before giving effect to such addbacks) for such Measurement Period;

(b) decreased (without duplication) by the following, in each case, to the extent taken into account (or added back) in computing Consolidated Net Income for such Person for such period:

(i) interest income to the extent received in cash or otherwise during such period; plus

(ii) any gain realized in connection with the sale or Disposition of assets or securities (including Dispositions pursuant to Sale and Leaseback transactions) other than in the ordinary course of business or the extinguishment of any Indebtedness.

For purposes of determining Consolidated EBITDA of Lead Borrower and its Subsidiaries for any period of four consecutive fiscal quarters, without duplication, (a) there shall be included the Acquired EBITDA of any Acquired Entity or Business on a Pro Forma Basis and (b) there shall be excluded the Disposed EBITDA of any Sold Entity or Business on a Pro Forma Basis.

“Consolidated Fixed Charge Coverage Ratio” means, for any Measurement Period, the ratio of (a) the result of (i) the Consolidated EBITDA of Lead Borrower and its Subsidiaries for such period, minus (ii) the aggregate amount of all Unfinanced Capital Expenditures of Lead Borrower and its Subsidiaries made in cash during such period, minus (iii) expenses for taxes paid in cash during such period by Lead Borrower and its Subsidiaries determined on a consolidated basis, to (b) Consolidated Fixed Charges of Lead Borrower and its Subsidiaries for such period.

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“Consolidated Fixed Charges” means, for any Measurement Period, the sum, without duplication, of each of the following with respect to Lead Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP: (a) Consolidated Interest Expense paid in cash for such period, plus (b) the aggregate amount of all scheduled principal payments in respect of Indebtedness paid during such period (which, for purposes of this clause (b), shall (i) exclude any scheduled payment at maturity, (ii) for the avoidance of doubt, exclude (x) any voluntary prepayments and (y) any mandatory prepayments required as a result of or calculated in respect of excess cash flow, casualty or condemnation events, asset dispositions, the incurrence of indebtedness, any equity issuance, or other similar events (other than scheduled principal payments), and (iii) include the principal portion of Finance Lease Obligations).

“Consolidated Funded Indebtedness” means, as of date of determination, the aggregate principal amount of Indebtedness of the Lead Borrower and its Subsidiaries outstanding on such date, in an amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with the Closing Date Acquisition or any Permitted Acquisition), consisting of Indebtedness for (i) borrowed money, (ii) obligations in respect of drawn letters of credit to the extent not reimbursed within three (3) Business Days after any such letter of credit is drawn, and (iii) Finance Lease Obligations. For the avoidance of doubt, Consolidated Funded Indebtedness will not include (i) Indebtedness in respect of Swap Agreements or (ii) intercompany liabilities solely among the Lead Borrower and its Subsidiaries.

“Consolidated Interest Expense” means, with respect to any Person and its Subsidiaries for any period, the consolidated total interest expense of such Person and its Subsidiaries for such period, as determined in accordance with GAAP.

“Consolidated Net Income” means, for any period, the net income (or net loss) of Lead Borrower and its Subsidiaries for such period, determined in accordance with GAAP on a consolidated basis (excluding, to the extent included in determining such net income (or net loss) for such period, the income of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of that income is prohibited by operation of the terms of its charter or any agreement, instrument, judgment, decree, statute, rule or governmental regulation applicable to such Subsidiary).

“Contested in Good Faith” means, with respect to any matter, that such matter is being contested in good faith by appropriate action and for which reserves have been provided in accordance with GAAP.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings analogous thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote 20% or more of the securities having ordinary voting power for the election of directors, managing general partners or any equivalent thereof.

“Control Agreement” has the meaning assigned to such term in the Security Agreement.

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“Controlled Account” means, as the context may require, a commodities account, deposit account and/or securities account that is subject to a Control Agreement in form and substance satisfactory to the Administrative Agent and, with respect to Cash Collateral, the applicable L/C Issuer.

“Controlled Foreign Corporation” means a controlled foreign corporation within the meaning of Section 957(a) of the Code.

“Copyright Security Agreement” has the meaning set forth in the Security Agreement.

“Credit Agreement” means this Amended and Restated Credit Agreement.

“Credit Extension” means the making of a Loan or a L/C Credit Extension.

“Credit Facilities” means, collectively, the Revolving Facility, the Term Facility and any Incremental Term Facility (each, a “Credit Facility”).

“Credit Parties” means the Administrative Agent, the Swingline Lender, the L/C Issuers and the Lenders.

“CRR” means either CRR-EU or, as the context may require, CRR-UK.

“CRR-EU” means regulation 575/2013 of the European Union on prudential requirements for credit institutions and investment firms and regulation 2019/876 of the European Union amending Regulation (EU) No 575/2013 and all delegated and implementing regulations supplementing that regulation.

“CRR-UK” means CRR-EU as amended and transposed into the laws of the United Kingdom by the European Union (Withdrawal) Act 2018 and the European Union (Withdrawal Agreement) Act 2020 and as amended by the Capital Requirements (Amendment) (EU Exit) Regulations 2019.

“CRR II” means either CRR II-EU or, as the context may require, CRR II-UK.

“CRR II-EU” means regulation 2019/876 amended CRR-EU as regards the leverage ratio, the net stable funding ratio, requirements for own funds and eligible liabilities, counterparty credit risk, market risk, exposures to central counterparties, exposures to collective investment undertakings, large exposures, reporting and disclosure requirements, and Regulation (EU) No 648/2012 and all delegated and implementing regulations supplementing that regulation.

“CRR II-UK” means CRR II-EU as amended and transposed into the laws of the United Kingdom by the European Union (Withdrawal) Act 2018 and the European Union (Withdrawal) Agreement Act 2020 and as amended by the Capital Requirements (Amendment) (EU Exit) Regulations of 2019.

“CRR III” means regulation 2024/1623 of the European Union amending Regulation (EU) No 575/2013 as regards requirements for credit risk, credit valuation adjustment risk, operational risk, market risk and the output floor.

“Daily Simple SOFR” means, for any day, a rate per annum equal to the greater of (a) SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Administrative Agent in good faith reasonably decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion and (b) the Floor.

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“Daily Simple SONIA” means, for any calendar day (a “SONIA Determination Day”) a rate per annum equal to Spread Adjusted SONIA for the day (such day “i”) that is five business days prior to (A) if such SONIA Determination Day is a Business Day, such SONIA Determination Day or (B) if such SONIA Determination Day is not a Business Day, the Business Day immediately preceding such SONIA Determination Day, in each case, as such SONIA is published by the SONIA Administrator on the SONIA Administrator’s Website. If by 5:00 p.m. (London time) on the second Business Day immediately following any day “i”, SONIA in respect of such day “i” has not been published on the SONIA Administrator’s Website and a Benchmark Replacement Date with respect to SONIA has not occurred, then SONIA for such day “i” will be SONIA as published in respect of the first preceding Business Day for which SONIA was published on the SONIA Administrator’s Website; provided that SONIA as determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Simple SONIA for no more than ten consecutive SONIA Determination Days (in which case it will be deemed to have become “impractical” for all banks to determine interest rates based on SONIA). Any change in Daily Simple SONIA due to a change in SONIA shall be effective from and including the effective date of such change in SONIA without notice to the Lead Borrower. Notwithstanding the foregoing, if Daily Simple SONIA as determined under any method above would be less than the Floor, such rate shall be deemed to be the Floor.

“Daily SOFR Rate” means, for any day, a rate per annum equal to Term SOFR in effect on such day for a one-month Interest Period (subject to the Floor referred to in the definition of “Term SOFR”).

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States, the Insolvency Act 1986 (UK), the Companies Act 2006 (UK) and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United Kingdom or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition which constitutes an Event of Default or that with notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Rate” means (a) when used with respect to the outstanding principal balance of any Loan, the sum of (i) the rate of interest otherwise applicable thereto plus (ii) 2.00% per annum, and (b) when used with respect to any L/C Borrowing or any interest, fee or other amount payable under the Loan Documents which shall not have been paid when due, the sum of (i) the Alternate Base Rate plus (ii) the Applicable Margin applicable to ABR Borrowings plus (iii) 2.00% per annum.

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“Defaulting Lender” means, subject to Section 2.9(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and Lead Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any L/C Issuer, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two Business Days of the date when due, (b) has notified Lead Borrower, the Administrative Agent, any L/C Issuer or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or Lead Borrower, or, to the extent that an L/C Issuer has outstanding L/C Obligations owed to it at such time, such L/C Issuer, to confirm in writing to the Administrative Agent, Lead Borrower and applicable L/C Issuer that it will comply with its prospective funding obligations hereunder, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent, Lead Borrower, and such L/C Issuer (as applicable), or (d) has, or has a direct or indirect holding company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect holding company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent demonstrable error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.9(b)) upon delivery of written notice of such determination to Lead Borrower, the L/C Issuers, the Swingline Lender and each Lender.

“Delegate” means any delegate, agent, attorney or co-trustee appointed by the Administrative Agent (in its capacity as security trustee).

“Disclosure Exceptions” has the meaning set forth in Section 6.1(f).

“Disposed EBITDA” means, with respect to any Sold Entity or Business for any period, the historical Consolidated EBITDA of such Sold Entity or Business for such period as certified by a Financial Officer of Lead Borrower, which historical Consolidated EBITDA shall be calculated in a manner consistent with the definition of Consolidated EBITDA herein and to be based on financial statements for such Sold Entity or Business prepared in accordance with GAAP (subject to the absence of footnote disclosures and year-end audit adjustments with respect to financial statements that are not annual audited financial statements), provided that when such Disposed EBITDA is excluded from Consolidated EBITDA it shall be on a Pro Forma Basis.

“Disposition” means, with respect to any Person, the sale, transfer, license, lease or other disposition (including by way of Division, Sale and Leaseback or any sale or issuance of Equity Interests by way of a merger or otherwise) by such Person to any other Person, with or without recourse, of (a) any notes or accounts receivable or any rights and claims associated therewith, (b) any Equity Interests of any Subsidiary (other than directors’ qualifying shares), or (c) any other assets, provided, however, that none of the following shall constitute a Disposition: (i) any sale, transfer, license, lease or other disposition by (A) a Loan Party to another Loan Party or (B) a Non-Loan Party Subsidiary to a Loan Party or to another Non-Loan Party Subsidiary, (ii) the collection of accounts receivable and other obligations in the ordinary course of business (including (x) the sale to Rosenthal of Rosenthal Purchased Receivables pursuant to the Rosenthal Factoring Agreement and (y) (1) the sale to CIT Purchaser of CIT Purchased Receivables or (2) the assignment to CIT Purchaser of Notification Receivables, in each case pursuant to the CIT Factoring Agreement), (iii) sales of Inventory in the ordinary course of business, and (iv) any Casualty Event. Each of the terms “Dispose” and “Disposed” when used as a verb shall have an analogous meaning.

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“Disqualified Equity Interest” means, with respect to any Person, any Equity Interest of such Person which, by its terms, or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable, or upon the happening of any event or condition, (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests and cash in lieu of fractional shares of such Equity Interests) pursuant to a sinking fund obligation or otherwise (except as a result of a change in control or asset sale so long as any rights of the holders thereof upon the occurrence of a change in control or asset sale event shall be subject to the prior occurrence of the Termination Date), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Latest Maturity Date at the time such Equity Interests are issued. Notwithstanding the foregoing, (i) any Equity Interests issued to any employee or to any plan for the benefit of employees of Lead Borrower or its Subsidiaries or by any such plan to such employees shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by Lead Borrower in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability and (ii) any class of Equity Interests of such person that by its terms authorizes such person to satisfy its obligations thereunder by delivery of Equity Interests that are not Disqualified Equity Interests shall not be deemed to be Disqualified Equity Interests.

“Disqualified Institution” means, on any date, (a) any Person designated by Lead Borrower as a “Disqualified Institution” by written notice delivered to the Administrative Agent on or prior to the Closing Date, (b) any other Person that is a competitor of Lead Borrower or any of its Subsidiaries, which Person has been designated by Lead Borrower as a “Disqualified Institution” by written notice to the Administrative Agent and the Lenders (including by posting such notice to the Platform) not less than three Business Days prior to such date, and (c) in the case of each of the foregoing clauses (a) and (b), any of their respective Affiliates (which, for the avoidance of doubt, shall not include any bona fide debt investment funds that are Affiliates of the persons referenced in clause (b), unless separately identified by Lead Borrower pursuant to clause (a)) that are either (i) identified by Lead Borrower by written notice to the Administrative Agent and the Lenders (including by posting such notice to the Platform) not less than three Business Days prior to such date or (ii) readily identifiable on the basis of such Affiliate’s name; provided that “Disqualified Institutions” shall exclude any Person that Lead Borrower has designated as no longer being a “Disqualified Institution” by written notice delivered to the Administrative Agent from time to time. Notwithstanding anything in this Credit Agreement to the contrary, it is understood and agreed that in no event shall a supplement to the list of Disqualified Institutions pursuant to the definition hereof apply retroactively to disqualify any Person or Persons that have previously acquired (or entered into a binding agreement to acquire) an assignment or participation under or in respect of any Credit Facility (solely with respect to those previously acquired interests or the interests that are to be acquired pursuant to such binding agreement).

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons, whether pursuant to a “plan of division” or similar arrangement pursuant to Section 18-217 of the Delaware Limited Liability Company Act or any similar provision under the laws of any other applicable jurisdiction and pursuant to which the Dividing Person may or may not survive.

“DMFA” means Daniel M. Friedman & Associates, Inc., a New York corporation and Subsidiary Guarantor.

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“Dollar Equivalent” means, for any amount, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount, (b) if such amount is expressed in an Alternative Currency, the equivalent of such amount in Dollars determined by using the rate of exchange for the purchase of Dollars with the Alternative Currency last provided (either by publication or otherwise provided to the Administrative Agent or the applicable L/C Issuer, as applicable) by the applicable Bloomberg source (or such other publicly available source for displaying exchange rates) on the date that is two (2) Business Days immediately preceding the date of determination (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in Dollars as reasonably determined in good faith by the Administrative Agent or the applicable L/C Issuer, as applicable using any method of determination it reasonably deems appropriate) and (c) if such amount is denominated in any other currency, the equivalent of such amount in Dollars as reasonably determined by the Administrative Agent or the applicable L/C Issuer, as applicable, using any method of determination it reasonably deems appropriate. Any determination by the Administrative Agent or the applicable L/C Issuer pursuant to clauses (b) or (c) above shall be conclusive absent demonstrable error.

“Dollars” or “$” refers to the lawful money of the United States.

“Domestic Subsidiary” means a Subsidiary incorporated or organized under the laws of the United States, or any state, commonwealth or other political subdivision thereof (including, for the avoidance of doubt, the District of Columbia).

“DQ List” has the meaning set forth in Section 10.4(f)(iv).

“Earn-Out Obligations” means, with respect to any Person, obligations of such Person that are recognized under GAAP as a liability of such Person, payable in cash or which may be payable in cash at the seller’s or obligee’s option arising from the acquisition of a business or a line of business (whether pursuant to an acquisition of Equity Interests or assets, the consummation of a merger or consolidation or otherwise) and payable to the seller or sellers thereof.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Yield” means, as to any Indebtedness, the effective yield applicable thereto calculated by the Administrative Agent in a manner consistent with generally accepted financial practices, taking into account (a) the applicable interest rate margin (which interest rate margin, if subject to a pricing grid, shall be determined based on the applicable pricing level in effect on such date of determination), (b) any credit spread adjustment to any benchmark rate and/or any interest rate floor (subject to the proviso set forth below), (c) any amendment to the relevant interest rate margin, credit spread adjustment to benchmark rate and/or interest rate floor prior to the applicable date of determination and (d) original issue discount and upfront or similar fees (based on an assumed four-year average life to maturity or lesser remaining average life to maturity), but excluding (i) any arrangement, commitment, structuring, underwriting, ticking and/or unused line fee, any prepayment premium, any exit fee and/or any amendment fee (regardless of whether any such fee is paid to or shared in whole or in part with any lender) and (ii) any other fee that is not paid directly by the issuer of such Indebtedness generally to all relevant lenders ratably; provided, that to the extent that the “Floor” (or other similar concept) in any relevant interest rate is less than any floor applicable to the Indebtedness in respect of which the Effective Yield is being calculated on the date on which the Effective Yield is determined, the amount of the resulting difference will be deemed added to the interest rate margin applicable to the relevant Indebtedness for purposes of calculating the Effective Yield.

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“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.4(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 10.4(b)(iii)). For the avoidance of doubt, any Disqualified Institution is subject to Section 10.4(f).

“Eligible Currency” means any lawful currency other than Dollars that is readily available, freely transferable and convertible into Dollars in the international interbank market available to the Lenders or the L/C Issuers, as applicable, in such market and as to which a Dollar Equivalent may be readily calculated. If, after the designation by the Lenders or the L/C Issuers, as applicable, of any currency as an Alternative Currency (or if, with respect to any currency that constitutes an Alternative Currency on the Closing Date, after the Closing Date), any change in currency controls or exchange regulations or any change in the national or international financial, political or economic conditions are imposed in the country in which such currency is issued, result in, in the reasonable opinion of the Administrative Agent or the Required Lenders (in either such case, in the case of any Loans to be denominated in an Alternative Currency) or the L/C Issuers (in the case of any Letter of Credit to be denominated in an Alternative Currency), (a) such currency no longer being readily available, freely transferable and convertible into Dollars, (b) a Dollar Equivalent is no longer readily calculable with respect to such currency, (c) providing such currency is impracticable for the Lenders or the L/C Issuers, as applicable, or (d) with respect to any currency that is approved after the Closing Date in accordance with Section 1.13, such currency no longer being a currency in which the Required Class Lenders in respect of the applicable Credit Facility are willing to make such Credit Extensions (each of clauses (a), (b), (c), and (d) a “Disqualifying Event”), then the Administrative Agent shall promptly notify the Lenders and the Borrowers, and such country’s currency shall no longer be an Alternative Currency until such time as the Disqualifying Event(s) no longer exist(s). Within five Business Days after receipt of such notice from the Administrative Agent, the Borrowers shall repay all Loans in such currency to which the Disqualifying Event applies or convert such Loans into the Dollar Equivalent of Loans in Dollars or another Alternative Currency that is not subject to a Disqualifying Event, subject to the other terms contained herein.

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of liability, non-compliance or violation, investigations, proceedings, settlements, consent decrees, consent orders, consent agreements and all costs and liabilities relating to or arising from or under any Environmental Law, including (a) any and all claims by Governmental Authorities for enforcement, investigation, corrective action, cleanup, removal, response, remedial or other actions, cost recovery, damages, natural resource damages or penalties pursuant to or arising under any Environmental Law, (b) any and all claims by any one or more Persons seeking damages, contribution, restitution, indemnification, cost recovery, compensation or injunctive relief directly or indirectly resulting from, based upon or arising under Environmental Law, pertaining to Hazardous Materials or an alleged injury or threat of injury to human health or safety relating to Environmental Laws, natural resources, or the indoor or outdoor environment, and (c) all liabilities contingent or otherwise, expenses, obligations, losses, damages, fines and penalties arising under any Environmental Law.

“Environmental Law” means, collectively and individually any and all federal, state, local, or foreign statute, rule, regulation, code, guidance, ordinance, order, judgment, directive, decree, injunction or common law as now or previously in effect and regulating, relating to or imposing liability or standards of conduct concerning: the environment; protection of the environment and natural resources; air emissions; water discharges; noise emissions; the Release, threatened Release or discharge into the environment and physical hazards of any Hazardous Material; the generation, handling, management, treatment, storage, transport or disposal of any Hazardous Material or otherwise concerning pollution or the protection of the outdoor or indoor environment, preservation or restoration of natural resources, employee or human health or safety relating to environmental matters, and potential or actual exposure to or injury from Hazardous Materials.

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“Environmental Liability” means, in respect of any Person, any statutory, common law or equitable liability, contingent or otherwise of such Person directly or indirectly resulting from, arising out of or based upon (a) the violation of any Environmental Law or Environmental Permit, or (b) an Environmental Claim.

“Environmental Permit” means any permit, approval, authorization, certificate, license, variance, filing or permission required by or from any Governmental Authority pursuant to any Environmental Law.

“Equity Interests” means, with respect to any Person, (a) shares of capital stock of (or other ownership or profit interests in) such Person, (b) warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, (c) securities (other than Indebtedness) convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), (d) all other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or non-voting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination and (e) any Security Entitlement (as defined in the Security Agreement) in respect of any Equity Interest described in this definition.

“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations issued thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Loan Party, is treated as a single employer under Section 414(b) or 414(c) of the Code or, solely for purposes of Sections 302 and 303 of ERISA and Sections 412 and 430 of the Code, is treated as a single employer under subsection (b), (c), (m) or (o) of Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043(c) of ERISA with respect to a Pension Plan (other than an event for which the 30-day notice period referred to in Section 4043 of ERISA is waived); (b) the existence with respect to any Pension Plan of a non-exempt “prohibited transaction,” as defined in Section 406 of ERISA or Section 4975(c)(1) of the Code; (c) any failure of any Pension Plan to satisfy the “minimum funding standard” applicable to such Pension Plan under Section 412 or Section 430 of the Code or Section 302 or Section 303 of ERISA, whether or not waived; (d) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan, the failure to make by its due date a required installment under Section 430(j)(3) of the Code with respect to any Pension Plan or the failure of any Loan Party or ERISA Affiliate to make any required contribution to any Multiemployer Plan; (e) a determination that any Pension Plan is, or is expected to be, in “at-risk” status (as defined in Section 430(i)(4) of the Code or Section 303(i)(4) of ERISA); (f) the incurrence by any Loan Party or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Pension Plan including the imposition of any Lien in favor of the PBGC or any Pension Plan(other than for PBGC premiums due but not delinquent under Section 4007 of ERISA); (g) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or Section 4041A or ERISA, the receipt by any Loan Party or any ERISA Affiliate from the PBGC or a Pension Plan administrator of any notice relating to an intention to terminate any Pension Plan or Pension Plans or to appoint a trustee to administer any Pension Plan under Section 4042 of ERISA or the occurrence of an event or condition which constitutes grounds under Section 4042 of ERISA or the termination of, or the appointment of a trustee to administrator, any Pension Plan; (h) any limitations under Section 436 of the Code become applicable; (i) the incurrence by any Loan Party or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Pension Plan or Multiemployer Plan; (j) a withdrawal by any Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (k) the receipt by any Loan Party or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Loan Party or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA or in endangered or critical status within the meaning of Section 432 of the Code or Section 305 or Title IV of ERISA; or (l) the imposition on any Loan Party or any ERISA Affiliate of any tax under Chapter 43 of Subtitle D of the Code, or the assessment of a civil penalty on any Loan Party or any ERISA Affiliate under Section 502(c) of ERISA.

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“Erroneous Payment” has the meaning assigned to such term in Section 9.13(a).

“Erroneous Payment Deficiency Assignment” has the meaning assigned to such term in Section 9.13(d)(i).

“Erroneous Payment Impacted Class” has the meaning assigned to such term in Section 9.13(d)(i).

“Erroneous Payment Return Deficiency” has the meaning assigned to such term in Section 9.13(d)(i).

“Erroneous Payment Subrogation Rights” has the meaning assigned to such term in Section 9.13(e).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Euro” and “€” mean the single currency of the Participating Member States.

“Eurocurrency Rate” means with respect to any Loan for any applicable Interest Period denominated in Euros, the greater of (i) the rate per annum equal to the Euro Interbank Offered Rate (“EURIBOR”) as administered by the European Money Markets Institute (or any other person that takes over the administration of such rate) for a period equal in length to such applicable Interest Period, as displayed on the applicable Reuters or Bloomberg page (or on any successor or substitute page or service providing such quotations as determined by the Administrative Agent from time to time) at approximately 11:00 a.m. (Brussels time) two Business Days prior to the commencement of such Interest Period; and (ii) 0% per annum.

“Eurocurrency Rate Loan” means a Loan that bears interest at the Eurocurrency Rate.

“Eurocurrency Reserve Percentage” means, for any day during any Interest Period, the reserve percentage in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, special supplemental or other marginal reserve requirements) with respect to eurocurrency funding (current referred to as “Eurocurrency liabilities” in Regulation D) or any other reserve ratio or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Loans. The Adjusted Eurocurrency Rate for each outstanding Eurocurrency Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurocurrency Reserve Percentage.

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“Event of Default” has the meaning assigned to such term in Section 8.1.

“Excluded Account” has the meaning set forth in the Security Agreement.

“Excluded Assets” has the meaning set forth in the Security Agreement.

“Excluded CEA Swap Obligation” means, with respect to any Guarantor, any CEA Swap Obligation if, and only to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such CEA Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof), including by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such CEA Swap Obligation. If a CEA Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such CEA Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Subsidiary” means, at any time of determination, (a) any Subsidiary that is prohibited by applicable law, rule or regulation or by any contractual obligation (to the extent such contractual obligation is existing (i) on the Closing Date or (ii) at the time of acquisition of such Subsidiary so long as the prohibition or restriction in such contract is not entered into in contemplation thereof) from providing a Guarantee of the Secured Obligations or which would require governmental (including regulatory or any other Governmental Authority’s) consent, approval, license or authorization to provide such a Guarantee unless such consent, approval, license or authorization has been received, (b) any Foreign Subsidiary (other than the Hong Kong Guarantor and the UK Subsidiaries (unless any such UK Subsidiary is otherwise an “Excluded Subsidiary” by virtue of another clause of this definition of “Excluded Subsidiary”)), (c) any Domestic Subsidiary that is a Subsidiary of a Foreign Subsidiary (other than the Hong Kong Guarantor and the UK Subsidiaries), (d) any Foreign Subsidiary Holdco, (e) any captive insurance company, (f) any bankruptcy-remote special purpose entity engaging in activities in connection with the purchase, contribution, transfer, sale and/or financing of Foreign Receivables or other financial assets (including rights in respect of capitalized leases) and related rights and assets of Lead Borrower or any of its Subsidiaries in connection with and pursuant to a transaction permitted under this Credit Agreement, (g) any joint venture with a non-affiliated third party, (h) any Immaterial Subsidiary (other than, at the option of Lead Borrower, any Immaterial Subsidiary designated at any time as a Subsidiary Guarantor or a Borrower), and (i) any other Subsidiary with respect to which Lead Borrower and the Administrative Agent reasonably determine in writing the cost or other consequences of providing such a Guarantee shall be excessive in view of the benefits of such Guarantee to be afforded to the Lenders therefrom. Notwithstanding the foregoing, in the event that an Excluded Subsidiary Guarantees, grants a Lien on its assets to secure, or has greater than 65% of its voting Equity Interests pledged to secure, other Indebtedness for borrowed money of any of the Loan Parties, such Excluded Subsidiary shall cease to be an Excluded Subsidiary and shall be required to become a Subsidiary Guarantor in accordance with the provisions of this Credit Agreement.

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“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized, incorporated or established under the laws of, or having its principal or registered office or, in the case of any Lender, its Applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by Lead Borrower under Section 3.7(b)) or (ii) such Lender changes its Applicable Lending Office, except in each case to the extent that, pursuant to Section 3.6, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Applicable Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.6(g), (d) any U.S. federal withholding Taxes imposed under FATCA and (e) any UK Excluded Taxes.

“Existing Credit Agreement” has the meaning assigned to such term in the Recitals.

“Existing Credit Agreement Refinancing” has the meaning assigned to such term in Section 4.1(n).

“Existing Lender” has the meaning assigned to such term in the Recitals.

“Existing Letter of Credit” means each letter of credit previously issued for the account of the Borrowers under the Existing Credit Agreement that is outstanding on the Closing Date and is listed on Schedule 2.4.

“Extended Revolving Commitment” has the meaning assigned to such term in Section 10.2(e)(iv).

“Extended Revolving Lender” has the meaning assigned to such term in Section 10.2(e)(iv).

“Extended Revolving Loans” has the meaning assigned to such term in Section 10.2(e)(iv).

“Extended Term Lender” has the meaning assigned to such term in Section 10.2(e)(vii).

“Extended Term Loan Commitment” has the meaning assigned to such term in Section 10.2(e)(vii).

“Extended Term Loans” has the meaning assigned to such term in Section 10.2(e)(vii).

“Extension” has the meaning assigned to such term in Section 10.2(e).

“Extension Offer” has the meaning assigned to such term in Section 10.2(e).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Credit Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Rate” means, for any day, a rate per annum (expressed as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, (b) if such rate is not so published for any day, the Federal Funds Rate for such day shall be the average of the quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it and (c) if the Federal Funds Rate shall be less than the Floor, such rate shall be deemed to be the Floor for purposes of this Credit Agreement.

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“Federal Reserve Board” means the Board of Governors of the Federal Reserve system of the United States.

“Fee Letters” means, collectively, the Agent Fee Letter and the Arranger Fee Letter.

“Finance Lease Obligations” means, subject to Section 1.4, at the time any determination thereof is to be made, the amount of the liabilities in respect of Finance Leases that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP.

“Finance Leases” means all leases that are required to be capitalized on a balance sheet of such Person prepared in accordance with GAAP.

“Financial Covenants” means the covenants set forth in Section 7.12.

“Financial Officer” means, with respect to any Person, the chief financial officer, principal accounting officer, treasurer, assistant treasurer, controller or assistant controller of such Person or other executive responsible for the financial affairs of such Person.

“Fiscal Year” means the four fiscal quarter period of Lead Borrower ending on December 31 of each calendar year.

“Flood Documents” has the meaning set forth in Section 9.11.

“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (ii) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (iii) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Floor” means zero percent (0.00%) per annum.

“Foreclosed Loan Party” has the meaning set forth in Section 2.12(h).

“Foreign Inventory” means any Inventory located outside the United States and the territories or possessions of the United States.

“Foreign Lender” means (a) if any Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if any Borrower is not a U.S. Person, a Lender that is resident or organized, incorporated or established under the laws of a jurisdiction other than that in which such Borrower is resident for tax purposes.

“Foreign Plan” means any employee pension benefit plan or arrangement (a) maintained, or contributed to by any Loan Party or Subsidiary that is not subject to the laws of the United States, or (b) mandated by a government other than the United States for employees of any Loan Party or Subsidiary.

“Foreign Receivable” means any Account owing to Lead Borrower or any of its Subsidiaries by an Account Debtor organized, incorporated or established outside the United States and the territories or possessions of the United States (other than Accounts that are payable to the Hong Kong Guarantor or any UK Loan Party).

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“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Foreign Subsidiary Holdco” means any Domestic Subsidiary that owns no material assets other than the Equity Interests of one or more Foreign Subsidiaries (other than the Hong Kong Guarantor or the UK Loan Parties) that are Controlled Foreign Corporations.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the L/C Issuers, such Defaulting Lender’s L/C Exposure other than such Defaulting Lender’s L/C Exposure that has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swingline Lender, such Defaulting Lender’s Swingline Exposure other than such Defaulting Lender’s Swingline Exposure that has been reallocated to other Lenders.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities.

“GAAP” means, subject to Section 1.4, generally accepted accounting principles in effect from time to time in the United States.

“Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association (or any successor thereto) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any department, commission, board, bureau, agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Guarantee Agreement” means the Amended and Restated Guarantee Agreement, dated as of the date Closing Date, between the Guarantors and the Administrative Agent.

“Guarantees” of or by any Person (the “guarantor”) means, without duplication, any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor as to enable the primary obligor to pay such Indebtedness or other obligation or (d) in respect of any letter of credit or letter of guaranty issued for the account of such Person to support such Indebtedness or obligation, provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guaranteed” has a meaning analogous thereto. The amount of any Guarantee at any time shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness or other obligation in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith, net of, in the case of a Guarantee of the type contemplated by clause (b) above, the fair market value of the property, securities or services required to be purchased, as determined by Lead Borrower in good faith.

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“Guarantors” means (a) each Subsidiary Guarantor, and (b) each other Person that becomes a party to the Guarantee Agreement, the HK Guarantee Agreement or the UK Collateral and Guarantee Agreement as a Guarantor (or in the case of the UK Collateral and Guarantee Agreement, a Chargor (as defined in the UK Collateral and Guarantee Agreement)), unless and until such time as such Person is released from its obligations under the Guarantee Agreement, the HK Guarantee Agreement or the UK Collateral and Guarantee Agreement in accordance with the terms and provisions hereof or thereof.

“Hazardous Materials” means all substances, wastes, chemicals, pollutants, or other contaminants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious, pharmaceutical or medical wastes and all other substances of any nature that are now or hereafter regulated under any Environmental Law.

“HK Collateral Agreement” means the Hong Kong law governed debenture, dated July 22, 2020, between the Hong Kong Guarantor and the Administrative Agent.

“HK Collateral Agreement and Guarantee Confirmation” means the Hong Kong law governed security and guarantee confirmation with respect to the HK Collateral Agreement and the HK Guarantee Agreement, dated as of the Closing Date, between the Hong Kong Guarantor and the Administrative Agent.

“HK Collateral Documents” means the HK Collateral Agreement, the HK Collateral Agreement and Guarantee Confirmation, the HK Share Charge and each other Collateral Document governed by Hong Kong law.

“HK Guarantee Agreement” means the Hong Kong law governed guarantee agreement, dated July 22, 2020, between the Hong Kong Guarantor and the Administrative Agent.

“HK Share Charge” means the Hong Kong law governed share charge in respect of the entire issued share capital of the Hong Kong Guarantor, dated as of the Closing Date, between Steven Madden Holding, LLC and the Administrative Agent.

“Hong Kong Guarantor” means Madden International Limited (a company incorporated in Hong Kong with business registration number 38191196 and registered office at Room 1102-05, 11th Floor, 9 Wing Hong Street, Cheung Sha Wan, Kowloon, Hong Kong).

“Immaterial Subsidiary” means, as of any date of determination, any Subsidiary that, as of the last day of the fiscal quarter of Lead Borrower then most recently ended for which financial statements have been (or are required to have been) delivered pursuant to Section 6.1(b), after elimination of intercompany items, both individually and together with its Subsidiaries (a) did not generate total (gross) revenue, determined in accordance with GAAP, in excess of (i) 2.5% of the consolidated total (gross) revenue of Lead Borrower and its Subsidiaries for the period of four consecutive fiscal quarters ending as of the date of such financial statements, or (ii) taken together with all other Immaterial Subsidiaries as of such date (excluding, for the avoidance of doubt, any Subsidiaries that constitute Excluded Subsidiaries other than by virtue of being Immaterial Subsidiaries), 5.0% of the consolidated total (gross) revenue of Lead Borrower and its Subsidiaries for the period of four consecutive fiscal quarters ending as of the date of such financial statements; (b) did not have total assets in excess of (i) 2.5% of the consolidated Total Assets of Lead Borrower and its Subsidiaries as of such date, or (ii) taken together with all other Immaterial Subsidiaries as of such date (excluding, for the avoidance of doubt, any Subsidiaries that constitute Excluded Subsidiaries other than by virtue of being Immaterial Subsidiaries), 5.0% of the consolidated Total Assets of Lead Borrower and its Subsidiaries as of such date; and (c) does not own any material Intellectual Property.

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“Incremental Assumption Agreement” means an Incremental Assumption Agreement in form and substance reasonably satisfactory to the Administrative Agent and Lead Borrower, among the Borrowers, the Administrative Agent and each Incremental Term Lender and/or existing or additional Revolving Lender party thereto.

“Incremental Commitments” has the meaning assigned to such term in Section 2.11(a).

“Incremental Term Facility” means a term loan credit facility evidenced by Incremental Term Loan Commitments, if any.

“Incremental Term Lender” means a Lender with an Incremental Term Loan Commitment or an outstanding Incremental Term Loan.

“Incremental Term Loan Commitment” means the commitment of any Lender, established pursuant to Section 2.11, to make an Incremental Term Loan to the Borrowers.

“Incremental Term Loan Maturity Date” means the final maturity date of any Incremental Term Loan, as set forth in the applicable Incremental Assumption Agreement, provided that if such date is not a Business Day, the Incremental Term Loan Maturity Date shall be the Business Day immediately preceding such day.

“Incremental Term Loan Repayment Date” means each date regularly scheduled for the payment of principal of any Incremental Term Loan, as set forth in the applicable Incremental Assumption Agreement.

“Incremental Term Loans” means term loans made by one or more Lenders to the Borrowers pursuant to Section 2.1(c). Incremental Term Loans may be made in the form of additional Term Loans or, to the extent permitted by Section 2.11 and provided for in the relevant Incremental Assumption Agreement, Other Term Loans.

“Indebtedness” of any Person means, without duplication:

(a) all obligations of such Person for borrowed money;

(b) all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments, including seller paper;

(c) the maximum amount (after giving effect to any prior drawings or reductions which have been reimbursed) of all letters of credit (including standby and commercial), banker’s acceptances, bank guaranties, surety bonds, and similar instruments issued or created by or for the account of such Person;

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(d) the Swap Termination Value of each Swap Agreement (to the extent reflecting an amount owed by such Person or an amount that would be owing were such Swap Agreement terminated);

(e) the Attributable Indebtedness of such Person in respect of Finance Lease Obligations, Synthetic Debt and Synthetic Lease Obligations of such Person (regardless of whether accounted for as indebtedness under GAAP);

(f) all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts payable and accrued expenses in the ordinary course of business which are paid within 120 days of their respective due dates (except to the extent being Contested in Good Faith) and (ii) any purchase price adjustments, earn-out or similar obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and is not paid after becoming due and payable);

(g) indebtedness (excluding prepaid interest thereon) secured by a Lien (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by a Lien) on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(h) all Earn-Out Obligations due and owing of such Person;

(i) all monetary obligations of such Person in respect of Disqualified Equity Interests;

(j) all obligations of such Person to pay a specified purchase price for goods or services whether or not delivered or accepted (e.g., take or pay obligations) or similar obligations and, without duplication, all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person; and

(k) all Guarantees by such Person of any of the foregoing.

The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation, company or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of Indebtedness of any Person for purposes of clause (g) shall be deemed to be equal to the greater of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith. For all purposes of this Credit Agreement, the amount of Indebtedness of Lead Borrower and its Subsidiaries shall be calculated without duplication of guaranty obligations of Lead Borrower or any Subsidiary in respect thereof.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 10.3(b).

“Individual L/C Sublimit” means any sublimit of the L/C Sublimit established by an L/C Issuer and the Lead Borrower with respect to the aggregate amount of Letters of Credit that may be issued by such L/C Issuer. The Individual L/C Sublimits of each of the L/C Issuers as of the Closing Date are set forth on Schedule 2.1.

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“Information” has the meaning assigned to such term in Section 10.14(b).

“Intellectual Property” has the meaning assigned to such term in the Security Agreement.

“Interest Payment Date” means (a) with respect to any ABR Loan, the first day of each January, April, July and October, (b) with respect to any SOFR Loan, the last day of the Interest Period applicable thereto and, in the case of a SOFR Loan with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and the Maturity Date of the Credit Facility under with such SOFR Loan was made, (c) with respect to any Swingline Loan, the earlier of the maturity date selected therefor pursuant to Section 2.3(b)(iii) and the Revolving Maturity Date, (d) with respect to any Alternative Currency Daily Rate Loan, the first day of each January, April, July and October, (e) with respect to any Alternative Currency Term Rate Loan, the last day of the Interest Period applicable thereto and, in the case of an Alternative Currency Daily Rate Loan with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and the Maturity Date of the Credit Facility under with such Alternative Currency Daily Rate Loan was made and (f) with respect to all Loans, the Maturity Date of the Credit Facility under which such Loan was made.

“Interest Period” means, with respect to (a) any Alternative Currency Term Rate Borrowing, the period commencing on the date of such Alternative Currency Term Rate Borrowing and ending on the date one, three or six months thereafter (in each case, subject to the availability for the interest rate applicable to the relevant currency), as the Lead Borrower may elect, as specified in the applicable Committed Loan Notice and (b) any SOFR Borrowing, the period commencing on the date of such SOFR Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months (or such other period of time as is consented to by each of the Appropriate Lenders), as Lead Borrower may elect, as specified in the applicable Committed Loan Notice, provided that: (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, (iii) no Interest Period in respect of any Loan shall end after the Maturity Date of the Credit Facility under which such Loan was made and (iv) no tenor that has been removed from this definition pursuant to Section 3.8(d) or Section 3.9(d), as applicable, shall be available for specification in such Committed Loan Notice (unless and until such tenor has been reinstated pursuant to Section 3.8(d) or Section 3.9(d), as applicable). For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

“Inventory” means (a) in respect of any Loan Party which is not a UK Loan Party, “inventory” as defined in Article 9 of the UCC and (b) in respect of a UK Loan Party, any “stock in trade” or similar asset in the nature of inventory (as defined in Article 9 of the UCC).

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“Investment” means, as to any Person, (a) any Acquisition by such Person, (b) any direct or indirect acquisition or investment by such Person in another Person, whether by means of the purchase or other acquisition of Equity Interests or debt or other securities of another Person (including any partnership or joint venture interest), or (c) any direct or indirect loan, advance or capital contribution to, Guarantee with respect to any Indebtedness or other obligation of, such other Person (excluding bona fide Accounts arising in the ordinary course of business). For purposes of covenant compliance, the amount of any Investment on any date of determination shall be, in the case of any Investment in the form of (i) a loan or an advance, the principal amount thereof outstanding on such date, (ii) a Guarantee, the amount of such Guarantee as determined in accordance with the last sentence of the definition of such term, (iii) a transfer of Equity Interests or other property by the investor to the investee, including any such transfer in the form of a capital contribution, or the issuance of Equity Interests to such investor, the fair market value (as determined reasonably and in good faith by Lead Borrower) of such Equity Interests or other property as of the time of the transfer or issuance, without any adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment, and (iv) any Investment (other than as otherwise provided in clauses (i), (ii) or (iii) above) in the form of an Acquisition or a purchase or other acquisition for value of any evidences of Indebtedness or other securities of any other Person, the original cost of such Investment (including any Indebtedness assumed in connection therewith), plus the cost of all additions, as of such date, thereto, and minus the amount, as of such date, of any portion of such Investment repaid to the investor in cash as a repayment of principal, dividends or other distributions, or a return of capital, as the case may be, but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment.

“IRS” means the United States Internal Revenue Service.

“ISP” means the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time of issuance).

“JPMorgan” means JPMorgan Chase Bank, National Association.

“Judgment Currency” has the meaning specified in Section 10.19.

“Kurt Geiger Cayman” has the meaning specified in Section 7.3(b).

“Kurt Geiger US” has the meaning specified in Section 4.3(b).

“Latest Maturity Date” means, at any date of determination, the latest Maturity Date applicable to any Loan or Commitment hereunder at such time, in each case as extended in accordance with this Credit Agreement or pursuant to any other Loan Document from time to time.

“L/C Advance” has the meaning assigned to such term in Section 2.4(c)(iii).

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the applicable L/C Honor Date or refinanced as a Revolving Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance or renewal thereof or extension of the expiry date thereof, or the reinstatement or increase of the amount thereof or any amendment thereto.

“L/C Disbursement” means a payment made by any L/C Issuer pursuant to a Letter of Credit.

“L/C Exposure” means, with respect to any Revolving Lender at any time, its Applicable Percentage of the L/C Obligations.

“L/C Fronting Fee” has the meaning assigned to such term in Section 3.2(b)(ii).

“L/C Honor Date” has the meaning assigned to such term in Section 2.4(c)(i).

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“L/C Issuer” means, collectively, Citizens Bank, JPMorgan, Citibank, Bank of America and each other Revolving Lender that becomes a L/C Issuer pursuant to Section 2.4(h), each in its capacity as issuer of Letters of Credit hereunder.

“L/C Obligations” means, at any time, with respect to all of the Revolving Lenders, the sum, without duplication, of (a) the undrawn portion of all Letters of Credit plus (b) the aggregate of all Unreimbursed Amounts in respect of Letters of Credit (unless refinanced as a Revolving Borrowing), including all L/C Borrowings.

“L/C Participation Fee” has the meaning assigned to such term in Section 3.2(b)(i).

“L/C Sublimit” means an amount equal to the lesser of (a) $50,000,000 and (b) the aggregate amount of the Revolving Commitments. The L/C Sublimit is a sublimit of the Revolving Commitments.

“LCA Election” has the meaning assigned to such term in Section 1.16.

“LCA Test Date” has the meaning assigned to such term in Section 1.16.

“Lead Arrangers” means, collectively, Citizens Bank, JPMorgan, Citibank and Bank of America, in such capacities, collectively as joint lead arrangers and bookrunners for the Credit Facilities.

“Lead Borrower” has the meaning assigned to such term in the Preamble.

“Legal Reservations” means, with respect to any UK Loan Party:

(a) the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganization and any other Debtor Relief Laws or other laws affecting creditors’ rights generally;

(b) the time barring of claims under the Limitation Act 1980 (UK) and the Foreign Limitation Periods Act 1984 (UK), the possibility that an undertaking to assume liability for or indemnify a person against non-payment of United Kingdom stamp duty may be void and defenses of setoff or counterclaim;

(c) the principle that in certain circumstances security granted by way of fixed charge may be recharacterized as a floating charge or that security purported to be constituted by an assignment may be recharacterized as a charge;

(d) the principle that any provision for the payment of compensation or additional interest imposed pursuant to any relevant agreement may be held to be unenforceable on the grounds that it is a penalty and thus void;

(e) the principle that an English court may not give effect to a provision dealing with the cost of litigation where the litigation is unsuccessful or the court itself has made an order for costs;

(f) the principle that the creation or purported creation of any Lien over any contract or agreement which is subject to a prohibition on transfer, assignment or charging may be void, ineffective or invalid and may give rise to a breach of the contract or agreement over which such security has been granted;

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(g) the principle that the legality, validity, binding nature or enforceability of any Lien which is not governed by the laws of the jurisdiction where the asset or assets purported to be secured under the relevant UK Collateral Document is situated may be flawed;

(h) the uncertainty as to the continued application in the UK of EU-derived laws after IP completion day (with the meaning given to such term in the European Union (Withdrawal Agreement Act 2020 (UK))); and

(i) similar principles, rights and defenses under the laws of any relevant jurisdiction.

“Lenders” means (a) the financial institutions listed on Schedule 2.1 (other than any such financial institution that has ceased to be a party hereto pursuant to an Assignment and Assumption) and (b) any financial institution that has become a party hereto pursuant to an Assignment and Assumption or pursuant to an Incremental Assumption Agreement. Unless the context clearly indicates otherwise, the term “Lenders” shall include the Swingline Lender but does not include the Administrative Agent or any L/C Issuer in their respective capacities as the Administrative Agent or as an L/C Issuer.

“Letter of Credit” means any letter of credit issued hereunder providing for the payment of cash upon the honoring of a presentation thereunder. A Letter of Credit may be a commercial letter of credit or a standby letter of credit. Letters of Credit may be issued in Dollars or in an Alternative Currency.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by any L/C Issuer.

“Letter of Credit Documents” means, with respect to each Letter of Credit, such Letter of Credit, any amendments thereto, any documents delivered in connection therewith, any Letter of Credit Application and any agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned or (b) any collateral for such obligations.

“Letter of Credit Expiration Date” means the day that is five Business Days prior to the Maturity Date of the Revolving Facility (or, if such day is not a Business Day, the next preceding Business Day).

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, Finance Lease or title retention agreement relating to such asset, and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities; provided, that in no event shall an operating lease or an agreement to sell in connection with a Disposition permitted under Section 7.5 be deemed to constitute a Lien.

“Limited Condition Acquisition” means any Acquisition after the Closing Date by the Lead Borrower or one or more of its Subsidiaries permitted pursuant to the Loan Documents whose consummation is not conditioned on the availability of, or on obtaining, financing.

“Loan” means an extension of credit by a Lender to the Borrowers under Article 2 in the form of a Revolving Loan, a Term Loan or a Swingline Loan (including any Incremental Term Loans).

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“Loan Document Obligations” means the due and punctual payment and performance of all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party under or pursuant to each of the Loan Documents or otherwise with respect to any Loan or Letter of Credit and all costs and expenses incurred in connection with enforcement and collection of the foregoing, including the fees, charges and disbursements of counsel chargeable to any Loan Party, or for which any Loan Party is liable as indemnitor, under the Loan Documents, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, expenses and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, expenses and fees are allowed claims in such proceeding.

“Loan Documents” means, collectively, this Credit Agreement, the Notes, the Confirmation, Ratification and Acknowledgment Agreement, the Guarantee Agreement, the HK Guarantee Agreement, the UK Collateral and Guarantee Agreement, each Incremental Assumption Agreement, each Letter of Credit Application, any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.10, the Fee Letters, the Collateral Documents and each other document entered into in connection herewith.

“Loan Parties” means, collectively, the Borrowers and the Guarantors.

“Mandatory Prepayment Casualty Event” means any Casualty Event, other than any individual Casualty Event, or series of related Casualty Events, the Net Cash Proceeds of which are not reasonably expected, in Lead Borrower’s good faith determination, to exceed $40,000,000.

“Mandatory Prepayment Debt Incurrence” means the incurrence of any Indebtedness by any Loan Party or any of its Subsidiaries (other than Indebtedness permitted by Section 7.1).

“Mandatory Prepayment Disposition” means any Disposition made by a Loan Party or any of its Subsidiaries (other than (x) a Disposition permitted under Sections 7.5 (other than Section 7.5(i), (j) or (n)) and (y) the creation of any Lien permitted under Section 7.2), other than any individual Disposition, or series of related Dispositions, the Net Cash Proceeds of which are not reasonably expected, in Lead Borrower’s good faith determination, to exceed $40,000,000.

“Mandatory Prepayment Equity Issuance” means the issuance of any Equity Interests by any Loan Party or any of its Subsidiaries (in an underwritten offering or private placement) or the receipt by any Loan Party or any of its Subsidiaries of any capital contribution, other than (a) Equity Interests issued pursuant to employee stock plans, employee compensation plans or employee incentive arrangements or contributed to pension funds, (b) Equity Interests issued to Lead Borrower or any of its Subsidiaries, and (c) Equity Interests issued as consideration for any Acquisition or any joint venture arrangement permitted under this Credit Agreement.

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Master Agreement” has the meaning assigned to such term in the definition of “Swap Agreement.”

“Master Intercompany Note” means a promissory note substantially in the form of Exhibit H.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, liabilities, or financial condition of Lead Borrower and its Subsidiaries, taken as a whole, (b) the validity or enforceability of any Loan Document (other than against the Administrative Agent, any Lender or any Affiliate of the foregoing), or (c) the rights of or remedies available to the Credit Parties under any Loan Document (other than against the Administrative Agent, any Lender or any Affiliate of the foregoing); provided, however, that events, circumstances, changes, effects or conditions with respect to Lead Borrower and its Subsidiaries disclosed in any Form 10-K, Form 10-Q or Form 8-K filed by Lead Borrower with the Securities and Exchange Commission prior to February 12, 2025 shall not constitute a “Material Adverse Effect” to the extent so disclosed. In determining whether any individual event would result in a Material Adverse Effect, notwithstanding that such event in and of itself does not have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other then-existing events would result in a Material Adverse Effect.

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“Material Indebtedness” means, as of any date, Indebtedness (other than (i) Indebtedness under the Loan Documents, (ii) Indebtedness owing to Lead Borrower or any of its Subsidiaries, (iii) Indebtedness arising under the Rosenthal Factoring Agreement and (iv) Indebtedness under the CIT Factoring Agreement) of any one or more of the Loan Parties or any of their Subsidiaries in an aggregate principal amount exceeding the Threshold Amount. For purposes of determining Material Indebtedness, the “principal amount” of the obligations in respect of any Swap Agreement at any time shall be its Swap Termination Value.

“Maturity Date” means, (a) with respect to the Revolving Facility, the Revolving Maturity Date, (b) with respect to the Term Loans, the Term Maturity Date, and (c) with respect to any Incremental Term Loan, the applicable Incremental Term Loan Maturity Date.

“Measurement Period” means, as of any date of determination, the most recently completed four consecutive fiscal quarters ending on or prior to such date for which financial statements pursuant to Section 6.1(a) or Section 6.1(b) have been or are required to have been delivered; provided that prior to the first date the financial statements pursuant to Section 6.1(a) or Section 6.1(b) have been or are required to have been delivered, the Measurement Period in effect shall be the four consecutive fiscal quarters ended December 31, 2024.

“Mercury Midco 1” means Mercury Midco 1 Limited (a private limited company incorporated under the laws of England and Wales (company number 09918862), whose registered office is 24 Britton Street, London, Greater London, EC1M 5UA).

“Mercury Topco” means Mercury Acquisitions Topco Limited (a private limited company incorporated under the laws of Jersey (registered number 120272), whose registered office is Aztec Group House, IFC 6, The Esplanade, St Helier, Jersey, JE4 0QH).

“Minimum Collateral Amount” means, with respect to (i) any L/C Obligations arising under Letters of Credit denominated in Dollars at any time, an amount equal to 103% of such L/C Obligations at such time and (ii) any L/C Obligations arising under Letters of Credit denominated in an Alternative Currency, an amount equal to 105% of such L/C Obligations at such time.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

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“Net Cash Proceeds” means, with respect to any (a) Mandatory Prepayment Disposition or Mandatory Prepayment Casualty Event by any Loan Party or any of its Subsidiaries, the cash proceeds received by a Loan Party or any Subsidiary thereof (including cash proceeds subsequently received (as and when received) in respect of non-cash consideration initially received and including all insurance settlements and condemnation awards from any single event or series of related events, but excluding cash proceeds received from Lead Borrower or any of its Subsidiaries) net of the sum, without duplication, of (i) transaction expenses (including broker’s fees or commissions, legal fees, accounting fees, investment banking fees and other professional fees, transfer and similar taxes and Lead Borrower’s good faith estimate of taxes paid or payable in connection with the receipt of such cash proceeds), (ii) amounts set aside as a reserve in accordance with GAAP, including in respect of, without duplication, (x) earn-outs and other purchase price adjustments associated with the purchase price of the asset subject to a Mandatory Prepayment Disposition and (y) liabilities associated with such asset that are retained by Lead Borrower or any Subsidiary thereof, including pension and post-employment benefit liabilities, liabilities related to environmental matters and indemnification obligations (provided that, in each case of the foregoing clauses (x) and (y), to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds), (iii) in the case of insurance settlements and condemnation awards related to a Mandatory Prepayment Casualty Event, amounts previously paid, or expected to be reasonably promptly paid, by such Loan Party or such Subsidiary to replace or restore the affected property, (iv) the principal amount, premium or penalty, if any, interest, costs and other amounts on any Indebtedness which is secured by a Lien on the asset that is the subject of the Mandatory Prepayment Disposition or Mandatory Prepayment Casualty Event which is senior in priority to the Liens securing the Secured Obligations and is required to be repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such asset), (v) in the case of any Mandatory Prepayment Disposition or Mandatory Prepayment Casualty Event by or affecting a Subsidiary that is not a Wholly-Owned Subsidiary, the pro rata portion of the Net Cash Proceeds thereof (calculated without regard to this clause (v)) attributable to minority interests and not available for distribution to or for the account of Lead Borrower or a Wholly-Owned Subsidiary as a result thereof, and (vi) in the case of proceeds received by a Foreign Subsidiary (other than the Hong Kong Guarantor and the UK Loan Parties), any repatriation costs associated with such proceeds and the amount of such proceeds prohibited or delayed by applicable local law from being repatriated to the United States; provided, however, that if Lead Borrower shall deliver a certificate of a Financial Officer to the Administrative Agent within three Business Days following receipt of such proceeds setting forth Lead Borrower’s intent to (x) acquire, maintain, develop, construct, improve, update or repair tangible or intangible assets useful in the business of Lead Borrower and/or its Subsidiaries and/or (y) make any Investment permitted under this Credit Agreement, in any such case within 12 months after receipt of such proceeds (or, if so committed to be used within such 12-month period, within 180 days after the end of such 12-month period), then such proceeds shall not constitute Net Cash Proceeds except to the extent not so used at the end of such applicable period, at which time such proceeds shall be deemed to be Net Cash Proceeds, and (b) with respect to any Mandatory Prepayment Debt Incurrence or Mandatory Prepayment Equity Issuance, the cash proceeds thereof (from a Person other than Lead Borrower or any Subsidiary thereof), net of all taxes and customary fees, commissions, costs and other expenses (including broker’s fees or commissions, legal fees, accounting fees, investment banking fees and other professional fees, and discounts and commissions) incurred in connection therewith.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all or all affected Lenders in accordance with the terms of this Credit Agreement (including Section 10.2) and (b) has been approved by the Required Lenders and, in the case of amendments that require the approval of all or all affected Lenders of a particular Class, the Required Class Lenders of such Class.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Extending Lender” means (i) any Lender that does not agree to an Extension with respect to its Revolving Commitments (or a portion thereof) or (ii) any Lender that does not agree to an Extension with respect to its Term Loan Commitments (or a portion thereof).

“Non-Loan Party Subsidiary” means any Subsidiary of Lead Borrower that is not a Loan Party.

“Nonrenewal Notice Date” has the meaning assigned to such term in Section 2.4(b)(iii).

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“Notes” means, collectively, the Revolving Loan Notes, the Term Loan Notes and the Swingline Loan Notes.

“Notification Collateral” means each Notification Receivable and all “Related Collateral” under and as defined in the Notification Factoring Rider.

“Notification Factoring Rider” means that certain Notification Factoring Rider to the Credit Approved Receivables Purchasing Agreement, dated as of October 23, 2023, by and among the CIT Purchaser, the Lead Borrower and DMFA.

“Notification Receivable” means a “Notification Receivable” under and as defined in the Notification Factoring Rider.

“OECD” shall mean the Organization for Economic Cooperation and Development.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control, and any successor thereto.

“Organizational Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-United States jurisdiction), (b) with respect to any limited liability company, the certificate or articles of formation, organization or association, memorandum (if any) and operating or limited liability company agreement (or equivalent or comparable constitutive documents with respect to any non-United States jurisdiction) and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.7(b)).

“Other Term Loans” has the meaning assigned to such term in Section 2.11(a).

“Outbound Investment Rules” means the regulations administered and enforced, together with any related public guidance issued, by the United States Treasury Department under U.S. Executive Order 14105 of August 9, 2023, or any similar law or regulation; as of the date of this Credit Agreement, and as codified at §31 C.F.R 850.101 et seq.

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“Outstanding Amount” means (a) with respect to any Loan on any date, the Dollar Equivalent amount of the outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments thereof (including any refinancing of outstanding Unreimbursed Amounts under Letters of Credit or L/C Borrowings as a Revolving Borrowing) occurring on such date, and (b) with respect to any Letter of Credit, Unreimbursed Amount, L/C Borrowing or L/C Obligations on any date, the Dollar Equivalent amount of the outstanding amount thereof on such date after giving effect to any related L/C Credit Extension occurring on such date and any other changes thereto as of such date, including as a result of any reimbursements of outstanding Unreimbursed Amounts under related Letters of Credit (including any refinancing of outstanding Unreimbursed Amounts under related Letters of Credit or related L/C Credit Extensions as a Revolving Borrowing) or any reductions in the maximum amount available for drawing under related Letters of Credit taking effect on such date.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent or the applicable L/C Issuer, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in an Alternative Currency, an overnight rate determined by the Administrative Agent or the applicable L/C Issuer, as the case may be, in accordance with banking industry rules on interbank compensation.

“Participant” has the meaning assigned to such term in Section 10.4(d).

“Participant Register” has the meaning assigned to such term in Section 10.4(d).

“Participating Member State” means any member state of the European Union that adopts or has adopted the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Patent Security Agreement” has the meaning set forth in the Security Agreement.

“Payment Recipient” has the meaning assigned to such term in Section 9.13(a).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Pension Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 or Section 430 of the Code or Section 302 or Section 303 of ERISA, and in respect of which any Loan Party or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Perfection Certificate” means a perfection certificate in a form reasonably acceptable to the Administrative Agent.

“Perfection Requirements” means the making or the procuring of filings, registrations, recordings, enrollments, notifications, notarizations, endorsements, translations, payments and/or stampings of any Loan Document (and/or any Lien created under it) necessary for the perfection of that Loan Document.

“Permitted Acquisitions” means, collectively, each Acquisition which satisfies each of the following conditions:

(a) at the time of and immediately before and upon giving Pro Forma Effect thereto, no Default or Event of Default shall have occurred and be continuing;

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(b) such Acquisition shall be consensual and, if applicable, has been approved by the Acquisition target’s board of directors (or comparable governing body);

(c) the Person(s), assets or business unit(s) acquired in the Acquisition, taken as a whole, shall be engaged in an Approved Line of Business;

(d) such Acquisition and all transactions related thereto shall be consummated in accordance in all material respects with material laws, ordinances, rules, regulations and requirements of all Governmental Authorities;

(e) all actions, if any, required to be taken with respect to such newly created or acquired Subsidiary (including each Subsidiary thereof) or assets in order to satisfy the requirements set forth in the definition of the term “Collateral and Guarantee Requirement” to the extent applicable shall be taken (or arrangements shall have been made reasonably satisfactory to the Administrative Agent for such actions to be taken) within the time frames set forth in Section 6.12;

(f) to the extent required by the Collateral and Guarantee Requirement, (i) the property, assets, businesses and Equity Interests acquired in such Acquisition shall become Collateral and (ii) any newly created or acquired Subsidiary (other than an Excluded Subsidiary) shall become a Subsidiary Guarantor, in each case in accordance with Section 6.12;

(g) not later than five Business Days (or such shorter period as may be reasonably practicable, if approved by the Administrative Agent) prior to the consummation of any such Acquisition that is not funded solely with equity contributions, except with respect to an Acquisition in which the cash acquisition consideration is less than $25,000,000, and subject to the Disclosure Exceptions, Lead Borrower shall have delivered to the Administrative Agent (i) a description of the proposed Acquisition, (ii) to the extent obtained and available, a quality of earnings report and (iii) to the extent requested by the Administrative Agent, (A) satisfactory environmental assessments and (B) financial statements for Lead Borrower including the Acquisition target on a Pro Forma Basis (or, if such financial statements are not available, financial statements for the Acquisition target);

(h) to the extent the cash purchase price of any such Acquisition is not funded solely with equity contributions and the purchase price exceeds $10,000,000, Lead Borrower shall have delivered to the Administrative Agent within five Business Days after the Acquisition, fully executed copies of the acquisition agreements for such Acquisition together with all schedules thereto, and, to the extent required to be obtained under the terms of the acquisition agreements for such Acquisition, the applicable party under such acquisition agreements shall have received all required regulatory and third party approvals;

(i) the aggregate cash consideration of Acquisitions of (i) Persons that do not become Guarantors as required pursuant to the “Collateral and Guarantee Requirement” or (ii) assets that are not made part of the Collateral as required pursuant to the “Collateral and Guarantee Requirement” that are acquired by the Borrowers or a Guarantor, in each case, will be limited in the aggregate amount not to exceed the greater of $70,000,000 and 20% of Consolidated EBITDA for the most recently ended Measurement Period; and

(j) upon giving Pro Forma Effect to such Acquisition and, if applicable, the making of a Credit Extension in connection with such Acquisition and the incurrence of any other Indebtedness in connection therewith, the Total Net Leverage Ratio shall be less than or equal to 2.75:1.00 (computed as of the last day of the most recently ended Measurement Period).

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“Permitted Discretion” means a determination made by the Administrative Agent in its commercially reasonable credit or business judgment (from the perspective of a secured lender) exercised in good faith.

“Permitted Encumbrances” means:

(a) Liens imposed by law for taxes, assessments or other governmental charges that are not yet delinquent by more than 30 days or are being Contested in Good Faith; provided that enforcement of such Liens is stayed pending such contest;

(b) landlords’, vendors’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, securing obligations that are not overdue by more than 30 days or are being Contested in Good Faith; provided that enforcement of such Liens is stayed pending such contest;

(c) (i) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations and (ii) pledges and deposits securing liability for reimbursement or indemnification obligations of insurance carriers providing property, casualty or liability insurance to Lead Borrower or any Subsidiary;

(d) pledges and deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Finance Lease Obligations), statutory obligations, surety and appeal bonds, performance and return of money bonds, bids, government contracts, agreements with utilities, letters of credit, bankers’ acceptances, bank guarantees, shipside bonds, and other obligations of a like nature, in each case to the extent such pledges and deposits are incurred in the ordinary course of business;

(e) Liens arising out of (i) judgments, decrees, orders or awards not constituting an Event of Default under Section 8.1(k) or (ii) notices of lis pendens and associated rights related to litigation being Contested in Good Faith;

(f) easements, zoning restrictions, rights of way and other similar encumbrances on real property imposed by law or arising in the ordinary course of business and title defects or irregularities that, in the aggregate, do not secure any monetary obligation and do not interfere in any material respect with the ordinary conduct of the business of Lead Borrower or any Subsidiary;

(g) any interest or title of a licensor, sublicensor, lessor or sublessor with respect to any assets under any license or lease agreement entered into in the ordinary course of business, and all Liens suffered or created by any such licensor, sublicensor, lessor or sublessor (or any predecessor in interest) with respect to any such interest or title;

(h) licenses, sublicenses, leases or subleases with respect to any assets, and covenants not to sue under Intellectual Property or software or other technology, granted to third Persons in the ordinary course of business; provided that the same do not in any material respect interfere with the business of the Loan Parties or their Subsidiaries or materially detract from the value of the relevant assets of the Loan Parties or their Subsidiaries;

(i) subordination, non-disturbance and/or attornment agreements with any ground lessor, lessor or any mortgagor of any of the foregoing, with respect to any ground lease or other lease or sublease entered into by Lead Borrower or any Subsidiary;

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(j) Liens arising in the ordinary course of business that are contractual rights of set-off (i) relating to the establishment of depository relations with banks and other financial institutions not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposits, sweep accounts, reserve accounts or similar accounts of Lead Borrower or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Lead Borrower or any Subsidiary, including with respect to credit card charge-backs and similar obligations, or (iii) relating to purchase orders and other agreements entered into with customers, suppliers or service providers of Lead Borrower or any Subsidiary in the ordinary course of business;

(k) Liens arising in the ordinary course of business (i) that are banker’s liens, rights of set-off or similar rights, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, (iii) encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes, or (iv) in respect of any accounts or funds, or any portion thereof, received by Lead Borrower or any Subsidiary as agent on behalf of third parties in accordance with a written agreement that imposes a duty upon Lead Borrower or one or more of Subsidiaries to collect and remit those funds to such third parties;

(l) Liens on Margin Stock to the extent that a prohibition on such Liens would violate Regulation U;

(m) Liens (i) on earnest money deposits made in cash by Lead Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement in connection with a Permitted Acquisition or other Investment permitted under this Credit Agreement or (ii) on amounts deposited as “security deposits” (or their equivalent) in the ordinary course of business in connection with actions or transactions permitted under this Credit Agreement;

(n) Liens in favor of customs and revenue authorities arising in the ordinary course of business as a matter of law to secure payment of customs duties in connection with the importation of goods;

(o) Liens resulting from the filing of precautionary UCC-1 financing statements (or equivalent) with respect to operating leases;

(p) Liens arising by operation of law in the United States under Article 2 of the UCC in favor of a reclaiming seller of goods or buyer of goods;

(q) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by any Loan Party or any of its Subsidiaries in the ordinary course of business;

(r) Liens incurred in the ordinary course of business imposed by law in connection with the purchase or shipping of goods or assets (or the related assets and proceeds thereof), which Liens are in favor of the seller or shipper of such goods or assets and only attach to such goods or assets;

(s) Liens securing insurance premiums financing arrangements; provided that such Liens are limited to the applicable unearned insurance premiums;

(t) Liens on goods or Inventory the purchase, shipment or storage price of which is financed by a documentary letter of credit or bank guarantee issued or created for the account of Lead Borrower or any Subsidiary in the ordinary course of business; provided that such Lien secures only the obligations of Lead Borrower or such Subsidiaries in respect of such letter of credit, bank guarantee or banker’s acceptance to the extent permitted under Section 7.1; and

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(u) Liens that may arise by operation of law on Inventory or equipment in the ordinary course of business as a result of such Inventory or equipment being located on premises owned by persons (including, without limitation, any client or supplier) other than Lead Borrower or its Subsidiaries.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” has the meaning specified in Section 10.4(f)(iii).

“Platform” means DebtX, Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system.

“Pounds” or “£” or “Pounds Sterling” or “Sterling” means the lawful money of the United Kingdom.

“Prime Rate” means a rate per annum equal to the prime rate of interest announced from time to time by Citizens Bank or its parent company (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes.

“Pro Forma Basis” means, with respect to any transaction, that such transaction shall be deemed to have occurred as of the first day of the four-fiscal quarter period ending as of the most recent fiscal quarter end preceding the date of such transaction for which financial statements have been (or are required to have been) delivered pursuant to Section 6.1(b); provided, however, with respect to any transaction occurring during the first fiscal quarter following the Closing Date, for purposes of determining whether the results of the Loan Parties and their Subsidiaries would be in compliance with the terms of this Credit Agreement on a Pro Forma Basis, compliance with the Financial Covenants shall be calculated based on the levels applicable at the end of the fiscal quarter ending December 31, 2024. Each of the terms “Pro Forma Compliance” and “Pro Forma Effect” shall have an analogous meaning.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning assigned to such term in Section 10.1(d)(i).

“Qualified Equity Interests” means, with respect to the Equity Interests of any Person, any Equity Interests other than Disqualified Equity Interests of such Person.

“Recipient” means the Administrative Agent, any Lender or any L/C Issuer, as applicable.

“Refinancing” or “Refinanced” means, as applicable, with respect to any Person, any modification, refinancing, refunding, renewal, replacement, repurchase, retirement, exchange or extension of any Indebtedness of such Person.

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“Refinancing Indebtedness” means Indebtedness of any Loan Party or its Subsidiaries arising after the Closing Date issued in exchange for, or the proceeds of which are used to extend, refinance, refund, replace, renew, continue or substitute for other Indebtedness (such extended, refinanced, refunded, replaced, renewed, continued or substituted Indebtedness, the “Refinanced Obligations”); provided that (a) the principal amount of such Refinancing Indebtedness shall not exceed the principal amount of the Refinanced Obligations (plus any interest capitalized in connection with such Refinanced Obligations, the amount of prepayment premium, if any, original issue discount, if any, and fees, costs, and expenses incurred in connection therewith), (b) such Refinancing Indebtedness shall have a final maturity that is no earlier than the final maturity date of such Refinanced Obligations, (c) such Refinancing Indebtedness shall have a Weighted Average Life to Maturity not less than the weighted average life to maturity of the Refinanced Obligations, (d) such Refinancing Indebtedness shall rank in right of payment no more senior than, and be subordinated (if subordinated) to the Secured Obligations on terms, taken as a whole, not materially less favorable to the Secured Parties than the Refinanced Obligations, (e) as of the date of incurring such Refinancing Indebtedness and upon giving effect thereto, no Default shall exist or have occurred and be continuing, (f) if the Refinanced Obligations or any Guarantees thereof are unsecured, such Refinancing Indebtedness and any Guarantees thereof shall be unsecured, (g) if the Refinanced Obligations or any Guarantees thereof are secured, (1) such Refinancing Indebtedness and any Guarantees thereof shall be secured by substantially the same or less collateral, taken as a whole, as secured such Refinanced Obligations or any Guarantees thereof, on terms, taken as a whole, not materially less favorable to the Secured Parties and (2) the Liens to secure such Refinancing Indebtedness shall not have a priority, taken as a whole, more senior than the Liens securing the Refinanced Obligations and if subordinated to any other Liens on such property, shall be subordinated, taken as a whole, to the Administrative Agent’s Liens on terms and conditions, taken as a whole, not materially less favorable to the Secured Parties, and (h) the obligors in respect of the Refinanced Obligations immediately prior to such refinancing, refunding, extending, renewing, continuing, substituting or replacing thereof shall be the only obligors on such Refinancing Indebtedness.

“Register” has the meaning assigned to such term in Section 10.4(c).

“Regulation” means the Cross-Border Insolvency Regulations 2006/1030 (UK).

“Regulation T, U or X” means Regulation T, U or X, respectively, of the Federal Reserve Board.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, members, directors, officers, employees, agents, brokers, trustees, administrators, managers, advisors, attorneys-in-fact and representatives, including accountants, auditors and legal counsel of such Person and of such Person’s Affiliates.

“Release” means any actual or threatened releasing, spilling, leaking, pumping, pouring, leaching, seeping, emitting, migration, emptying, discharging, injecting, escaping, depositing, disposing, or dumping of Hazardous Materials into the indoor or outdoor environment, including the movement of any Hazardous Material through the air, soil, surface water, groundwater or property and any other conditions resulting in potential or actual human exposure to Hazardous Materials within a structure.

“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York.

“Relevant Rate” means, with respect to any Credit Extension denominated in (a) Dollars, SOFR, (b) Sterling, SONIA, and (c) Euros, EURIBOR, as applicable.

“Removal Effective Date” has the meaning assigned to such term in Section 9.6(b).

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Loans (other than Swingline Loans), a Committed Loan Notice, (b) with respect to a L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swingline Loan, a Swingline Loan Notice.

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“Required Class Lenders” means, at any time, with respect to any Class of Loans or Commitments, Lenders having Total Credit Exposures with respect to such Class representing more than 50% of the Total Credit Exposures of all Lenders; provided that if there are two or more Lenders with respect to such Class (other than Defaulting Lenders) that are not Affiliates, then at least two Lenders with respect to such Class (other than Defaulting Lenders) that are not Affiliates shall be required to constitute Required Class Lenders. The Total Credit Exposure of any Defaulting Lender with respect to such Class shall be disregarded in determining Required Class Lenders at any time.

“Required Lenders” means, at any time, Lenders having Total Credit Exposures representing more than 50% of the Total Credit Exposures of all Lenders; provided that if there are two or more Lenders (other than Defaulting Lenders) that are not Affiliates, then at least two Lenders (other than Defaulting Lenders) that are not Affiliates shall be required to constitute Required Lenders. The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Resignation Effective Date” has the meaning assigned to such term in Section 9.6(a).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer, assistant treasurer, chief operating officer or other similar officer of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means, as to any Person, (a) any dividend or other distribution by such Person (whether in cash, securities or other property) with respect to any Equity Interests of such Person, (b) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to the holders of Equity Interests of such Person, (c) the acquisition for value by such Person of any Equity Interests issued by such Person or any other Person that Controls such Person, (d) any payment with respect to any Earn-Out Obligation, and (e) with respect to clauses (a) through (d) any transaction that has a substantially similar effect. The amount of any Restricted Payment made other than in the form of cash or Cash Equivalents shall be the fair market value thereof, as reasonably determined in good faith by Lead Borrower.

“Revaluation Date” means (a) with respect to any Loan, each of the following: (i) each date of a Borrowing of any Alternative Currency Loans, (ii) with respect to an Alternative Currency Daily Rate Loan, each Interest Payment Date, (iii) each date of a continuation of an Alternative Currency Term Rate Loan pursuant to Section 2.2, and (iv) such additional dates as the Administrative Agent shall determine or the Required Class Lenders with respect to the applicable Class of Loans shall require; and (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance, amendment and/or extension of a Letter of Credit denominated in an Alternative Currency, (ii) each date of any payment by the applicable L/C Issuer under any Letter of Credit denominated in an Alternative Currency and (iii) such additional dates as the Administrative Agent or the applicable L/C Issuer shall determine or the Required Class Lenders with respect to the Revolving Facility shall require.

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“Revolving Borrowing” means a Borrowing consisting of Revolving Loans of the same Type made, converted or continued on the same date and, in the case of SOFR Loans or Alternative Currency Term Rate Loans, having the same Interest Period.

“Revolving Commitment” means, with respect to each Revolving Lender, the commitment hereunder of such Revolving Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans in an aggregate outstanding amount not exceeding the amount of such Revolving Lender’s Revolving Commitment as set forth on Schedule 2.1 or in the Assignment and Assumption pursuant to which such Revolving Lender shall have assumed its Revolving Commitment in accordance with Section 10.4(b), as applicable, as such Revolving Commitment may be adjusted from time to time pursuant to Section 2.5 or Section 2.11 or pursuant to assignments by or to such Revolving Lender pursuant to Section 10.4. The initial aggregate amount of the Revolving Commitments on the Closing Date is $250,000,000; provided, however, the maximum drawable amount under the Revolving Facility on the Closing Date is $150,000,000.

“Revolving Exposure” means, as to any Lender at any time, the sum of (a) the Outstanding Amount of its Revolving Loans, plus (b) its L/C Exposure, plus (c) its Swingline Exposure.

“Revolving Facility” means the credit facility established hereunder and evidenced by the Revolving Commitments.

“Revolving Lender” means a Lender having a Revolving Commitment or, if the Revolving Commitments have expired or terminated, having Revolving Exposure.

“Revolving Loan” means a loan referred to in Section 2.1(a) and made pursuant to Section 2.2.

“Revolving Loan Note” means with respect to a Revolving Lender, a promissory note evidencing the Revolving Loans of such Lender payable to the order of such Lender (or, if required by such Lender, to such Lender and its registered assigns) substantially in the form of Exhibit D-1.

“Revolving Maturity Date” means the fifth anniversary of the Closing Date, provided that if such day is not a Business Day, the Revolving Maturity Date shall be the Business Day immediately preceding such day.

“Rosenthal” means Rosenthal & Rosenthal, Inc.

“Rosenthal Collateral Assignment” means the Collateral Assignment of Rights Under Amended and Restated Deferred Purchase Factoring Agreement, dated as of July 22, 2020, by and among Lead Borrower, certain of Lead Borrower’s Affiliates party thereto, Rosenthal and the Administrative Agent.

“Rosenthal Collection Account” means the deposit account of Lead Borrower maintained at JPMorgan Chase Bank, N.A. and identified to the Administrative Agent prior to the Closing Date, and any successor or replacement deposit account (i) in respect of which the Lead Borrower has provided the Administrative Agent with prior written notice thereof and (ii) which is subject to a Control Agreement in form and substance satisfactory to the Administrative Agent.

“Rosenthal Factoring Agreement” means the Amended and Restated Deferred Purchase Factoring Agreement, dated as of October 23, 2023, by and among Lead Borrower, certain of Lead Borrower’s Affiliates party thereto and Rosenthal.

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“Rosenthal Factoring Collateral” means each Rosenthal Purchased Receivable and the Inventory with respect thereto.

“Rosenthal Purchased Receivable” means a “Purchased Receivable” under, and as defined in, the Rosenthal Factoring Agreement.

“S&P” means S&P Global Ratings or any successor thereto.

“Sale and Leaseback” means any transaction or series of related transactions pursuant to which any Loan Party or any of its Subsidiaries (a) Disposes of any property, real or personal, whether now owned or hereafter acquired, and (b) as part of such transaction, thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being Disposed.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent or the applicable L/C Issuer, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

“Sanctioned Country” means any country, territory or region which is itself the subject of any comprehensive Sanctions (including, at the time of the Closing Date, the so-called Donetsk People’s Republic, so-called Luhansk People’s Republic and the Crimea regions of Ukraine, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means (a) any Person or group listed in any Sanctions related list of designated Persons maintained by OFAC, including the List of Specially Designated Nationals and Blocked Persons, or the U.S. Department of State, the United Nations Security Council, the European Union, any EU member state or His Majesty’s Treasury of the United Kingdom, (b) any legal entity organized, incorporated, established or domiciled in a Sanctioned Country in violation of Sanctions, (c) any agency, political subdivision or instrumentality of the government of a Sanctioned Country, (d) any natural person ordinarily resident in a Sanctioned Country in violation of Sanctions, or (e) any Person 50% or more owned, directly or indirectly, individually or in the aggregate by any of the above.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union or any European Union member state, His Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.

“Secured Cash Management Obligations” means all obligations of the Loan Parties in respect of any Cash Management Services provided to any Loan Party or its Subsidiaries (whether absolute or contingent and howsoever and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor)) that are (a) owed to the Administrative Agent or any of its Affiliates, (b) owed on the Closing Date to a Person that is a Lender or an Affiliate of a Lender as of the Closing Date, or (c) owed to a Person that is a Lender or an Affiliate of a Lender at the time such obligations are incurred or that becomes a Lender or an Affiliate of a Lender after the applicable Loan Party or Subsidiary has incurred such obligations; provided that any such provider of Cash Management Services (other than the Administrative Agent or its Affiliates) executed and delivered a Secured Obligation Designation Notice to the Administrative Agent.

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“Secured Obligation Designation Notice” means a notice substantially in the form of Exhibit J executed and delivered to the Administrative Agent by a counterparty (other than the Administrative Agent and its Affiliates) to a Swap Agreement or an agreement to provide Cash Management Services in order that the obligations in respect thereof constitute Secured Swap Agreement Obligations or Secured Cash Management Obligations.

“Secured Obligations” means, collectively, (a) the Loan Document Obligations, (b) the Secured Cash Management Obligations, (c) the Secured Swap Agreement Obligations and (d) the Erroneous Payment Subrogation Rights. Notwithstanding anything to the contrary contained herein or in any other Loan Document, (x) obligations of any Loan Party under any Secured Cash Management Obligations or Secured Swap Agreement Obligations shall be secured and guaranteed pursuant to the Loan Documents only to the extent that, and for so long as, the Loan Document Obligations are so secured and guaranteed and (y) any release of Collateral, Borrowers or Guarantors effected in the manner permitted by this Credit Agreement shall not require the consent of holders of obligations under any Secured Cash Management Obligations or Secured Swap Agreement Obligations.

“Secured Parties” means, collectively, (a) the Administrative Agent, (b) each Lender, (c) each L/C Issuer, (d) each Person to whom any Secured Cash Management Obligations are owed, (e) each counterparty to any Swap Agreement the obligations under which constitute Secured Swap Agreement Obligations, (f) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document and (g) the permitted successors and assigns of each of the foregoing.

“Secured Swap Agreement Obligations” means all obligations of the Loan Parties under each Swap Agreement to which any Loan Party or its Subsidiary is a party and that (a) is with a counterparty that is the Administrative Agent or any of its Affiliates, (b) is in effect on the Closing Date with a counterparty that is a Lender or an Affiliate of a Lender as of the Closing Date or (c) is entered into after the Closing Date with any counterparty that is a Lender or an Affiliate of a Lender after it has entered into such agreement, provided that any such counterparty (other than the Administrative Agent or its Affiliates) executed and delivered a Secured Obligation Designation Notice to the Administrative Agent and, provided, further, that Secured Swap Agreement Obligations shall not include, with respect to any Guarantor, Excluded CEA Swap Obligations of such Guarantor.

“Security Agreement” means the Amended and Restated Pledge and Security Agreement, dated as of the Closing Date, among the Loan Parties and the Administrative Agent.

“SML UK” means SML UK Holdings Ltd (a private limited company incorporated under the laws of England and Wales (registered number 16234541), whose registered office is 1st Floor 8 Bridle Close, Kingston Upon Thames, London, United Kingdom, KT1 2JW).

“SOFR” means a rate equal to the secured overnight financing rate as published by the SOFR Administrator on the website of the SOFR Administrator, currently at http//www.newyorkfed.org (or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time).

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Borrowing” means, as to any Borrowing, the SOFR Loan comprising such Borrowing.

“SOFR Loan” means a Loan that bears interest at a rate based on Term SOFR, other than pursuant to clause (c) of the definition of “Alternate Base Rate”. All SOFR Loans shall be denominated in Dollars.

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“Sold Entity or Business” means any Person or any property or assets constituting a line of business or a division of a Person Disposed of in a transaction permitted hereunder by Lead Borrower and/or any of its Subsidiaries.

“Solvency Certificate” means a certificate, substantially in the form of Exhibit I.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the sum of the debt (including contingent liabilities) of such Person and its Subsidiaries, taken as a whole, does not exceed the fair value of the assets of such Person and its Subsidiaries, taken as a whole, (b) the present fair saleable value of the assets (on a going concern basis) of such Person and its Subsidiaries, taken as a whole, is not less than the amount that will be required to pay the probable liabilities of such Person and its Subsidiaries, taken as a whole, on their debts as they become absolute and matured in accordance with their terms, (c) the capital of such Person and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of such Person or its Subsidiaries, taken as a whole, contemplated as of such date, and (d) such Person and its Subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts (including current obligations and contingent liabilities) beyond their ability to pay such debts as they mature in accordance with their terms. The amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SONIA” shall mean a rate equal to the Sterling Overnight Index Average as administered by the SONIA Administrator.

“SONIA Administrator” shall mean the Bank of England (or any successor administrator of SONIA).

“SONIA Administrator’s Website” shall mean the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for SONIA identified as such by the SONIA Administrator from time to time.

“SONIA Determination Day” has the meaning assigned to it in the definition of “Daily Simple SONIA”.

“Special Notice Currency” means at any time an Alternative Currency, other than (i) Euro and (ii) Pounds Sterling.

“Specified Acquisition Agreement Representations” means the representations made by or on behalf of Mercury Topco or its subsidiaries in the Closing Date Acquisition Agreement as are material to the interests of the Lenders (in their capacities as such), but only to the extent that the Lead Borrower or the Lead Borrower’s applicable Affiliate has the right to terminate its obligations under the Closing Date Acquisition Agreement or has the right to decline to consummate the Closing Date Acquisition as a result of a breach of such representations and warranties.

“Specified Representations” means, collectively, each of the representations and warranties of the Loan Parties (upon giving effect to the Closing Date Acquisition) set forth in Sections 5.1(a) (solely to the extent relating to the organizational or constitutional existence of the Loan Parties), 5.1(b) (solely limited to the Loan Parties, and in the case of Section 5.1(b)(i), to the power and authority of each Loan Party to own its assets and carry on its business as now conducted in all material respects), 5.2(a) (solely limited to the Loan Parties), 5.2(b)(i) (solely to the extent related to no contravention of the Loan Parties’ Organizational Documents with respect to the execution, delivery and performance by the Loans Parties of the Loan Documents, the incurrence of Indebtedness under this Credit Agreement, the Guarantees provided hereunder, and the granting of security interests pursuant to the Loan Documents), 5.4, 5.10, 5.15, 5.16(a) (subject in all respects to the Certain Funds Provision), 5.17 (immediately upon giving effect to the Closing Date Transactions), 5.18(b) and 5.18(c) (solely to the extent related to the use of proceeds of the Loans).

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“Specified Transaction” means any Investment, Disposition, incurrence or repayment of Indebtedness, Restricted Payment or Incremental Commitments that by the terms of this Credit Agreement requires a test to be calculated on a “Pro Forma Basis”, be given in “Pro Forma Compliance” with, or after giving “Pro Forma Effect”.

“Spread Adjusted SONIA” shall mean, with respect to any business day, a rate per annum equal to the sum of (a) SONIA plus (b) 0.0326% (3.26 basis points).

“Subordinated Debt” means Indebtedness incurred by a Loan Party that is expressly subordinated in right of payment to the prior payment of the Loan Document Obligations of such Loan Party and contains subordination and other terms reasonably acceptable to the Administrative Agent.

“Subordinated Debt Documents” means any agreement, indenture or instrument pursuant to which any Subordinated Debt is issued, in each case as amended, restated, supplemented and/or otherwise modified from time to time to the extent permitted under the Loan Documents.

“subsidiary” means, with respect to any Person (“Topco”), as of any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of Topco in Topco’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power is or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held by Topco or one or more subsidiaries of Topco.

“Subsidiary” means any direct or indirect subsidiary of Lead Borrower, unless the context clearly indicates otherwise.

“Subsidiary Guarantors” means each Subsidiary that executes and delivers the Guarantee Agreement, the HK Guarantee Agreement or the UK Collateral and Guarantee Agreement and each other Subsidiary that becomes party to any such agreement by the execution and delivery of a Subsidiary Joinder Agreement, a UK Collateral and Guarantee Accession Deed and/or any other accession document in form and substance reasonably satisfactory to the Administrative Agent, and the permitted successors and assigns of each such Person, excluding any Subsidiary that is expressly released from its obligations as a Subsidiary Guarantor pursuant to the terms of this Credit Agreement.

“Subsidiary Joinder Agreement” means a Subsidiary Joinder Agreement, substantially in the form of Exhibit F (or such other form as is reasonably acceptable to the Administrative Agent), pursuant to which a Subsidiary becomes a party to each applicable Loan Document.

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“Swap Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement. For the avoidance of doubt, no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Lead Borrower or any of its Subsidiaries shall be deemed a Swap Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Agreements (which may include a Lender or any Affiliate of a Lender).

“Swingline Borrowing” means a Borrowing consisting of Swingline Loans of the same Type made, converted or continued on the same date.

“Swingline Exposure” means, with respect to any Revolving Lender at any time, its Applicable Percentage of the Outstanding Amount of the Swingline Loans.

“Swingline Lender” means Citizens Bank in its capacity as lender of Swingline Loans.

“Swingline Loan” means a loan referred to and made pursuant to Section 2.3.

“Swingline Loan Note” means with respect to the Swingline Lender, a promissory note evidencing the Swingline Loans of such Lender payable to the order of such Lender (or, if required by such Lender, to such Lender and its registered assigns) substantially in the form of Exhibit D-2.

“Swingline Loan Notice” means a notice of a Swingline Borrowing pursuant to Section 2.3(b), which, if in writing, shall be substantially in the form of Exhibit C-2.

“Swingline Sublimit” means $25,000,000. The Swingline Sublimit is a sublimit of the Revolving Commitments.

“Synthetic Debt” means, with respect to any Person as of any date of determination thereof, all obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds (including any minority interest transactions that function primarily as a borrowing) but are not otherwise included in the definition of “Indebtedness” or as a liability on the consolidated balance sheet of such Person and its Subsidiaries (in accordance with GAAP).

“Synthetic Lease Obligation” means the monetary obligation of a Person at any time of determination under (i) a so called synthetic, off balance sheet or tax retention lease, or (ii) an agreement for the use or possession of property, in each case, creating obligations that do not appear on the balance sheet of such Person but which could be characterized as the indebtedness of such Person (without regard to accounting treatment) (other than operating leases arising as a result of Sale and Leaseback transactions).

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“T2” means the real time gross settlement system operated by the Eurosystem or any successor system.

“TARGET Day” means any day on which T2 is open for settlement of payments in Euro.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Facility” means the credit facility evidenced by the Term Loan Commitments. Unless the context shall otherwise require, the term “Term Facility” shall include Incremental Term Facilities.

“Term Lender” means a Lender with a Term Loan Commitment or, if the Term Loan Commitments have expired or terminated, outstanding Term Loans. Unless the context shall otherwise require, the term “Term Lenders” shall include Incremental Term Lenders.

“Term Loan” means a loan referred to in Section 2.1(b) and made pursuant to Section 2.2. Unless the context shall otherwise require, the term “Term Loans” shall include any Incremental Term Loans.

“Term Loan Commitment” means, with respect to each Term Lender, the commitment of such Term Lender to make a single Term Loan on the Closing Date pursuant to Section 2.1(b) in an amount not exceeding the amount of such Term Lender’s Term Loan Commitment as set forth on Schedule 2.1 or in the Assignment and Assumption pursuant to which such Term Lender shall have assumed its Term Loan Commitment, in accordance with Section 10.4(b), as applicable, as such Term Loan Commitment may be adjusted from time to time pursuant to Section 2.5 or Section 2.11 or pursuant to assignment by or to such Term Lender pursuant to Section 10.4. The aggregate amount of the Term Loan Commitments on the Closing Date is $300,000,000. Unless the context shall otherwise require, after the effectiveness of any Incremental Term Loan Commitment, the term “Term Loan Commitment” shall include such Incremental Term Loan Commitment.

“Term Loan Note” means, with respect to a Term Lender, a promissory note evidencing the Term Loans of such Lender payable to the order of such Lender (or, if required by such Lender, to such Lender and its registered assigns) substantially in the form of Exhibit D-3.

“Term Maturity Date” means the fifth anniversary of the Closing Date, provided that if such day is not a Business Day, the Term Maturity Date shall be the Business Day immediately preceding such day.

“Term SOFR” means a rate per annum equal to the greater of (a) the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Term SOFR Determination Day”) that is two (2) Government Securities Business Days prior to the first day of such Interest Period; provided, however, that if as of 5:00 p.m. (New York City time) on any Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding Government Securities Business Day is not more than three (3) Government Securities Business Days prior to such Term SOFR Determination Day, and (b) the Floor.

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“Term SOFR Administrator” means CME Group Benchmark Administration Limited (“CME”) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR published by the Term SOFR Administrator and displayed on CME’s Market Data Platform (or other commercially available source providing such quotations as may be selected by the Administrative Agent from time to time).

“Termination Date” means the date upon which all Commitments have terminated, no Letters of Credit are outstanding (or if Letters of Credit remain outstanding, the same are Backstopped), and the Loans and L/C Obligations (other than with respect to the undrawn portion of outstanding Letters of Credit), together with all interest and fees related thereto and other Loan Document Obligations (other than unasserted contingent indemnification and unasserted expense reimbursement obligations in each case not yet due and payable), have been paid in full in cash.

“Threshold Amount” means $50,000,000.

“Total Assets” means, as of the date of determination, the total assets of Lead Borrower and its Subsidiaries on a consolidated basis as of the last day of the fiscal quarter of Lead Borrower then most recently ended for which financial statements have been (or are required to have been) delivered pursuant to Section 6.1(b), determined in accordance with GAAP.

“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments, the Revolving Exposure and the outstanding principal amount of Term Loans of such Lender at such time.

“Total Net Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date less all unrestricted (other than restrictions or Liens in the form of Permitted Encumbrances and Liens created under the Loan Documents) cash and Cash Equivalents of the Loan Parties as of such date, to (b) Consolidated EBITDA for the most recent Measurement Period ending on such date.

“Total Revolving Outstandings” means at any time, the aggregate Outstanding Amount of all Revolving Loans, Swingline Loans and L/C Obligations at such time.

“Trade Date” has the meaning specified in Section 10.4(f)(i).

“Trademark Security Agreement” has the meaning set forth in the Security Agreement.

“Transaction Expenses” means any fees, costs or expenses incurred or paid by Lead Borrower or any Subsidiary in connection with the Transactions, this Credit Agreement and the other Loan Documents, the Closing Date Transactions and the transactions contemplated hereby and thereby in connection therewith.

“Transactions” means (a) the execution, delivery and performance by each Loan Party of each Loan Document to which it is a party, (b) the borrowing of the Loans and the issuance of the Letters of Credit, (c) the use of the proceeds of the Loans and the Letters of Credit, (d) the satisfaction of the Collateral and Guarantee Requirement, (e) the Closing Date Transactions, and (f) the payment of Transaction Expenses.

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“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to Term SOFR, the Alternate Base Rate, an Alternative Currency Daily Rate or an Alternative Currency Term Rate.

“UCP” means the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).

“UK Acceding Loan Party” means each of the following UK Loan Parties:

(a) Mercury Midco 1;

(b) Mercury Midco 2 Limited (with company number 09919328);

(c) Mercury Acquisitions Limited (with company number 09878664);

(d) Jasper Footwear Limited (with company number 08794815);

(e) KG Group Holdings Limited (with company number 06500942); and

(f) Kurt Geiger Limited (with company number 00968046).

“UK Accession Date” means the date falling five Business Days after the Closing Date (or such longer period as the Administrative Agent may agree in its sole discretion).

“UK Basel 3.1” any law or regulation of the United Kingdom implementing the agreements contained in “Basel III: Finalising post-crisis reforms” published by the Basel Committee on Banking Supervision in December 2017, as amended, supplemented or restated.

“UK Borrower” means a Borrower incorporated or established under the laws of the England and Wales.

“UK Borrower DTTP Filing” shall mean an HM Revenue & Customs’ Form DTTP2 duly completed and filed by a UK Borrower, which (a) where it relates to a UK Treaty Lender that is a party to this Credit Agreement as a Lender as of the Closing Date, contains the scheme reference number and jurisdiction of tax residence stated opposite that Lender’s name at Schedule 2.1, and is filed with HM Revenue & Customs within 30 days of the date of this Credit Agreement; or (b) where it relates to a UK Treaty Lender that is not a party to this Credit Agreement as a Lender as of the Closing Date, contains the scheme reference number and jurisdiction of tax residence stated in respect of that Lender in the documentation which it executes on becoming a party to this Credit Agreement as a Lender, and is filed with HM Revenue & Customs within 30 days of that date.

“UK Closing Date Share Charge” means the English law governed share charge and charge in respect of any intercompany debt governed by English law in respect of the entire issued share capital of SML UK (excluding, however, any “growth shares” of SML UK issued to management of SML UK and its Subsidiaries) and any intercompany debt owed by SML UK to Steven Madden Holding, LLC, dated as of the Closing Date, between Steven Madden Holding, LLC and the Administrative Agent.

“UK Collateral and Guarantee Accession Deed” means the deed of accession in respect of the UK Collateral and Guarantee Agreement dated on or around the UK Accession Date among the UK Acceding Loan Parties and the Administrative Agent and any other such deed of accession governed by English law entered into by the UK Loan Parties after the UK Accession Date in favor of the Administrative Agent.

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“UK Collateral and Guarantee Agreement” means the all-asset debenture and guarantee governed by English law dated as of the Closing Date among SML UK and the Administrative Agent and any other security agreement, debenture or guarantee governed by English law entered into by the UK Loan Parties in favor of the Administrative Agent.

“UK Collateral Documents” means each UK Collateral and Guarantee Agreement, each UK Collateral and Guarantee Accession Deed, each UK Share Charge, and each other Collateral Document governed by English law.

“UK CTA” means the Corporation Taxes Act 2009 (UK).

“UK Excluded Taxes” shall mean any UK Tax Deduction in respect of a payment of interest where the payment is in respect of an advance made to a UK Borrower under any Loan Document, if on the date on which the payment to which that UK Tax Deduction relates falls due: (i) the payment could have been made to the relevant Lender without that UK Tax Deduction if the Lender had been a UK Qualifying Lender, but on that date the relevant Lender is not or has ceased to be a UK Qualifying Lender other than as a result of any change after the date it became a Lender under this Credit Agreement in (or in the interpretation, administration, or application of) any law or treaty, or any published practice or concession of any relevant taxing authority; or (ii) the relevant Lender is a UK Qualifying Lender solely by virtue of paragraph (a)(ii) of the definition of UK Qualifying Lender and (A) an officer of HM Revenue & Customs has given (and not revoked) a direction (a “Direction”) under section 931 of the UK ITA which relates to the payment and that Lender has received from a UK Borrower a certified copy of that Direction, and (B) the payment could have been made to the Lender without that UK Tax Deduction if that Direction had not been made; or (iii) the relevant Lender is a UK Qualifying Lender solely by virtue of paragraph (a)(ii) of the definition of UK Qualifying Lender and (A) the relevant Lender has not given a UK Tax Confirmation to a UK Borrower, and (B) the payment could have been made to the Lender without that UK Tax Deduction if the Lender had given a UK Tax Confirmation to a UK Borrower, on the basis that the UK Tax Confirmation would have enabled a UK Borrower to have formed a reasonable belief that the payment was an “excepted payment” for the purpose of section 930 of the UK ITA; or (iv) the relevant Lender is a UK Treaty Lender and a UK Borrower is able to demonstrate that the payment could have been made to the Lender without the UK Tax Deduction had that Lender complied with its obligations under Sections 3.6A(a)(ii) or (iii) (as applicable).

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK ITA” means the Income Tax Act 2007 (UK).

“UK Loan Party” means any Loan Party incorporated in England and Wales.

“UK Non-Bank Lender” shall mean a Lender which gives a UK Tax Confirmation in the documentation which it executes on becoming a party to this Credit Agreement as a Lender.

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“UK Qualifying Lender” shall mean:

(a) a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Loan Document and:

(i) is a Lender:

(A)	which is a bank (as defined for the purpose of section 879 of the UK ITA) making an advance under a Loan Document and is within the charge to UK corporation tax as respects any payments of interest made in respect of that advance or would be within such charge as respects such payment apart from section 18A of the UK CTA; or

(B)	in respect of an advance made under a Loan Document by a person that was a bank (as defined for the purpose of section 879 of the UK ITA) at the time that that advance was made and within the charge to UK corporation tax as respects any payments of interest made in respect of that advance; or

(ii) is a Lender which is:

(A)	a company resident in the UK for UK Tax purposes;

(B)	a partnership each member of which is:

(1)	a company so resident in the UK; or

(2)	a company not so resident in the UK which carries on a trade in the UK through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the UK CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the UK CTA; or

(C)	a company not so resident in the UK which carries on a trade in the UK through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the UK CTA) of that company; or

(iii) is a UK Treaty Lender; or

(b) a Lender which is a building society (as defined for the purpose of section 880 of the UK ITA) making an advance under a Loan Document.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“UK Share Charge” means each of the UK Closing Date Share Charge and the UK Subsequent Share Charges.

“UK Subsequent Share Charge” means any English law governed share charge and charge in respect of any intercompany debt governed by English law in respect of the issued share capital of any UK Subsidiary owned by a Loan Party and any intercompany debt owed by that UK Subsidiary to a Loan Party.

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“UK Subsidiary” means a Subsidiary incorporated or established under the laws of the England and Wales.

“UK Tax Confirmation” shall mean a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Loan Document is either: (a) a company resident in the UK for UK tax purposes; or (b) a partnership each member of which is: (i) a company so resident in the UK; or (ii) a company not so resident in the UK which carries on a trade in the UK through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the UK CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the UK CTA; or (c) a company not so resident in the UK which carries on a trade in the UK through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the UK CTA) of that company.

“UK Tax Deduction” shall mean a deduction or withholding for or on account of Tax imposed by the UK from a payment under a Loan Document.

“UK Treaty Lender” shall mean a Lender which (i) is treated as a resident of a UK Treaty State for the purposes of a UK Treaty; (ii) does not carry on a business in the UK through a permanent establishment with which that Lender’s participation in one or more of the Loans is effectively connected; and (iii) fulfills any other conditions which must be fulfilled under that UK Treaty to obtain full exemption from UK tax on interest, except that for this purpose any necessary procedural formalities are assumed to be fulfilled.

“UK Treaty State” shall mean a jurisdiction having a double taxation agreement (a “UK Treaty”) with the UK which makes provision for full exemption from tax imposed by the UK on interest.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unaudited Financial Statements” means the Form 10-Q containing the unaudited consolidated balance sheet of Lead Borrower and its Subsidiaries as of September 30, 2024, and the related audited consolidated statements of income, comprehensive income, cash flows and shareholders’ equity of Lead Borrower and its Subsidiaries for the fiscal quarter ended on such date.

“Unfinanced Capital Expenditures” means, for any period, Capital Expenditures made during such period which are not financed from the proceeds of any Indebtedness (other than the Revolving Loans; it being understood and agreed that, to the extent any Capital Expenditures are financed with Revolving Loans, such Capital Expenditures shall be deemed Unfinanced Capital Expenditures).

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“United Kingdom”, “U.K.” and “UK” mean the United Kingdom of Great Britain and Northern Ireland.

“United States” and “U.S.” mean the United States of America.

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“Unreimbursed Amount” has the meaning assigned to such term in Section 2.4(c)(i).

“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 3.6(g)(ii).

“VAT” shall mean (a) in relation to the United Kingdom, any value added tax imposed by the Value Added Tax Act 1994 (UK); (b) any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and (c) any other tax of a similar nature, whether imposed in the United Kingdom or a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) or (b) above, or imposed elsewhere.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then-outstanding principal amount of such Indebtedness.

“Wholly-Owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable law) are owned by such Person and/or by one or more wholly owned Subsidiaries of such Person.

“Withdrawal Liability” means a liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means any Loan Party and the Administrative Agent.

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

“Yield Differential” has the meaning assigned to such term in Section 2.11(c).

Section 1.2 Classification of Loans and Borrowings. For purposes of this Credit Agreement, Loans may be classified and referred to by Class and Type (e.g., a “SOFR Revolving Loan”). Borrowings may also be classified and referred to by Class and Type (e.g., a “SOFR Revolving Borrowing”).

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Section 1.3 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Credit Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Credit Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (g) the words “renew”, “renewal” and variation thereof as used herein with respect to a Letter of Credit mean to extend the term of such Letter of Credit or to reinstate an amount drawn under such Letter of Credit or both. Any terms used in this Credit Agreement that are defined in the UCC shall, unless the context otherwise requires, be construed and defined as set forth in the UCC unless otherwise defined herein; provided, that to the extent that the UCC is used to define any term herein and such term is defined differently in different Articles of the UCC, the definition of such term contained in Article 9 of the UCC shall govern.

Section 1.4 Accounting Terms; GAAP.

(a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Credit Agreement shall be prepared in conformity with, GAAP, except as otherwise specifically prescribed herein.

(b) Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test or provision contained in this Credit Agreement with respect to any period during which any Specified Transaction occurs, Consolidated EBITDA, Consolidated Fixed Charges, the Consolidated Fixed Charge Coverage Ratio and Total Net Leverage Ratio (and all component definitions of any of the foregoing) shall be calculated with respect to such period (or within five Business Days thereafter) and all Specified Transactions occurring during such period on a Pro Forma Basis.

(c) If at any time any change in GAAP or in the application thereof would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either Lead Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and Lead Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP without giving effect to such change and (ii) the Borrowers shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Credit Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein, and the determination of Indebtedness hereunder, shall be made without giving effect to Financial Accounting Standards Board (FASB) Standard ASC 842 (Leases) (or any other applicable financial accounting standard having a similar result or effect) and related interpretations, in each case, to the extent any lease (or similar arrangement conveying the right to use) would be required to be treated as a capital lease thereunder where such lease (or similar arrangement) would have been treated as an operating lease under GAAP as in effect immediately prior to the effectiveness of ASC 842.

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Section 1.5 Rounding. Any financial ratios required to be maintained by the Borrowers pursuant to this Credit Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.6 References to Time. Unless the context otherwise requires, references to a time shall refer to Eastern Standard Time or Eastern Daylight Savings Time, as applicable.

Section 1.7 Resolution of Drafting Ambiguities. Each Loan Party acknowledges and agrees that it was represented by counsel in connection with the execution and delivery of the Loan Documents to which it is a party, that it and its counsel reviewed and participated in the preparation and negotiation hereof and thereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof or thereof.

Section 1.8 Status of Loan Document Obligations. In the event that any Loan Party shall at any time issue or have outstanding any Subordinated Debt, the Borrowers shall take or cause each other Loan Party to take all such actions as shall be necessary to cause the Loan Document Obligations to constitute senior indebtedness (however denominated) in respect of such Subordinated Debt and to enable the Administrative Agent and the Lenders to have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Debt. Without limiting the foregoing, the Loan Document Obligations are hereby designated as “senior indebtedness” and as “designated senior indebtedness” and words of similar import under and in respect of the Subordinated Debt Documents under which such Subordinated Debt is issued and are further given all such other designations as shall be required under the terms of any such Subordinated Debt in order that the Administrative Agent and the Lenders may have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Debt.

Section 1.9 Rates Generally. Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (i) administration, construction, calculation, publication, continuation, discontinuation, movement, or regulation of, or any other matter related to, the Alternate Base Rate, the Benchmark, the Alternative Currency Daily Rate, the Alternative Currency Term Rate, any alternative, successor or replacement rate thereto (including any Benchmark Replacement or Applicable Successor Rate), any component definition thereof or rates referred to in the definition thereof (other than, for the avoidance of doubt, the Administrative Agent’s responsibility to apply the definition of each such rate in accordance with its terms and the terms of this Credit Agreement and to comply with its express obligations under this Credit Agreement (including, without limitation, Section 3.8 and Section 3.9)), including whether any Benchmark, Alternative Currency Daily Rate, Alternative Currency Term Rate, or other rate hereunder is similar to, or will produce the same value or economic equivalence of, any other rate or whether financial instruments referencing or underlying the Benchmark, the Alternative Currency Daily Rate, the Alternative Currency Term Rate, or other rate hereunder will have the same volume or liquidity as those referencing or underlying any other rate, (ii) the impact of any regulatory statements about, or actions taken with respect to any Benchmark, Alternative Currency Daily Rate, Alternative Currency Term Rate, or other rate hereunder (or, in any such case, any component thereof), (iii) changes made by any administrator to the methodology used to calculate any Benchmark, Alternative Currency Daily Rate, Alternative Currency Term Rate, or other rate hereunder (or, in any such case, any component thereof) or (iv) the effect, implementation or composition of any Conforming Changes (other than, for the avoidance of doubt, the Administrative Agent’s responsibility to implement any Conforming Changes in accordance with the express provisions of this Credit Agreement). Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Alternate Base Rate, the Benchmark, the Alternative Currency Daily Rate, the Alternative Currency Term Rate, any alternative, successor or replacement rate (including any Benchmark Replacement or Applicable Successor Rate) or any relevant adjustments thereto, in each case, in a manner adverse to Borrowers. Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to, such transactions. Administrative Agent will select information sources or services in its reasonable discretion to ascertain the Alternate Base Rate, the Benchmark, the Alternative Currency Daily Rate, the Alternative Currency Term Rate, or any alternative, successor or replacement rate (including any Benchmark Replacement or Applicable Successor Rate), in each case pursuant to the terms of this Credit Agreement, and shall have no liability to any Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

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Section 1.10 Divisions. For all purposes under the Loan Documents, in connection with Division: (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

Section 1.11 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the amount of such Letter of Credit available to be drawn at such time; provided that with respect to any Letter of Credit that, by its terms, provides for one or more automatic increases in the available amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum amount is available to be drawn at such time.

Section 1.12 Exchange Rates; Currency Equivalent.

(a) The Administrative Agent or the applicable L/C Issuer, as applicable, shall determine the Dollar Equivalent amounts of Credit Extensions and Outstanding Amounts denominated in Alternative Currencies. Such Dollar Equivalent shall become effective as of the Revaluation Date and shall be the Dollar Equivalent of such amounts until the next Revaluation Date to occur. Except for purposes of (i) any financial statements and Compliance Certificates delivered by the Loan Parties hereunder, any determination under Article 6 or 7 hereof, or calculating any financial ratio or test hereunder, which shall, in each case, be as reasonably determined by the Lead Borrower, or (ii) except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined reasonably and in good faith by the Administrative Agent or the applicable L/C Issuer, as applicable.

(b) Wherever in this Credit Agreement in connection with a Borrowing, conversion, continuation or prepayment of an Alternative Currency Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing, Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined reasonably and in good faith by the Administrative Agent or the applicable L/C Issuer, as the case may be.

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(c) No Default or Event of Default shall arise as a result of any limitation or threshold set forth in Dollars in Articles 6 through 8 under this Credit Agreement being exceeded solely as a result of changes in currency exchange rates from those rates applicable on the last day of the fiscal quarter of the Lead Borrower immediately preceding the fiscal quarter of the Lead Borrower in which the applicable transaction or occurrence requiring a determination occurs.

Section 1.13 Additional Alternative Currencies.

(a) The Borrowers may from time to time request that Alternative Currency Loans be made and/or Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency”; provided that such requested currency is an Eligible Currency. In the case of any such request with respect to the making of Alternative Currency Loans, such request shall be subject to the approval of the Administrative Agent and each Lender; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and the L/C Issuers.

(b) Any such request shall be made to the Administrative Agent not later than 11:00 a.m., ten (10) Business Days prior to the date of the desired Credit Extension (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the L/C Issuers, in its or their sole discretion). In the case of any such request pertaining to Alternative Currency Loans, the Administrative Agent shall promptly notify each Revolving Lender thereof; and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the applicable L/C Issuers thereof. Each Revolving Lender (in the case of any such request pertaining to Alternative Currency Loans) or the L/C Issuers (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m., five (5) Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Alternative Currency Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.

(c) Any failure by a Revolving Lender or the L/C Issuers, as the case may be, to respond to such request within the time period specified in Section 1.13(b) shall be deemed to be a refusal by such Lender or such L/C Issuer, as the case may be, to permit Alternative Currency Loans to be made or Letters of Credit to be issued in such requested currency. If the Administrative Agent and all the Revolving Lenders consent to making Alternative Currency Loans in such requested currency and the Administrative Agent and such Lenders reasonably determine that an appropriate interest rate is available to be used for such requested currency, the Administrative Agent shall so notify the Borrowers and (i) the Administrative Agent, such Lenders and the Borrowers may amend the definition of Alternative Currency Daily Rate, Alternative Currency Term Rate and/or Relevant Rate to the extent necessary to add the applicable rate for such currency and any applicable adjustment for such rate and (ii) to the extent the definition of Alternative Currency Daily Rate, Alternative Currency Term Rate and/or the Relevant Rate, as applicable, has been amended to reflect the appropriate rate for such currency, such currency shall thereupon be deemed for all purposes to be an Alternative Currency for the purposes of any Borrowings of Alternative Currency Loans. If the Administrative Agent and the applicable L/C Issuer consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Borrowers and (i) the Administrative Agent, the applicable L/C Issuer and the Borrowers may amend the definition of Alternative Currency Daily Rate or Alternative Currency Term Rate, as applicable, to the extent necessary to add the applicable rate for such currency and any applicable adjustment for such rate and (ii) to the extent the definition of Alternative Currency Daily Rate or Alternative Currency Term Rate, as applicable, has been amended to reflect the appropriate rate for such currency, such currency shall thereupon be deemed for all purposes to be an Alternative Currency, for purposes of any Letter of Credit issuances by such L/C Issuer. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.13, the Administrative Agent shall promptly so notify the Borrowers.

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Section 1.14 Change of Currency.

(a) Each obligation of the Borrowers to make a payment denominated in the national currency unity of any member state of the European Union that adopts the Euro as its lawful currency after the Closing Date shall be redenominated into Euro at the time of such adoption. If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Credit Agreement in respect of that currency shall be inconsistent with any convention or practice in the interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that, if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period (if applicable).

(b) Each provision of this Credit Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time, in consultation with the Lead Borrower, specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c) Each provision of this Credit Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time, in consultation with the Lead Borrower, specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

Section 1.15 Collection Agent. Notwithstanding anything to the contrary in any Loan Document, Lead Borrower may from time to time elect to replace Rosenthal with another collection agent (or similar service provider) for the Loan Parties’ Accounts; provided that (i) such collection agent or service provider must be reasonably acceptable to the Administrative Agent in its Permitted Discretion (considering factors including the financial condition, creditworthiness, industry experience and relationships, and general business reputation of such Person and its Affiliates) and (ii) the collection agency agreement (or similar agreement) between such collection agent or service provider and the Loan Parties that replaces the Rosenthal Factoring Agreement must be reasonably acceptable to the Administrative Agent in its Permitted Discretion. If Lead Borrower provides written notice of such election to the Administrative Agent and such replacement Person and agreement are so acceptable to the Administrative Agent, then the Administrative Agent, the Lenders and Lead Borrower shall negotiate in good faith to promptly amend, restate, supplement, replace and/or otherwise modify the provisions of this Credit Agreement and/or the other Loan Documents (including the Rosenthal Collateral Assignment) as reasonably necessary to reflect such replacements (subject to approval by the Required Lenders, such approval not to be unreasonably withheld, conditioned or delayed), with the parties to use commercially reasonable efforts to preserve the original intent of the applicable Loan Documents and provisions thereof taking into account such replacements. In no event shall the appointment of any such replacement of Rosenthal become effective prior to (x) the approval of such Person and the replacement collection agency agreement (or similar agreement) by the Administrative Agent in accordance with this Section 1.15, (y) the approval of the amendments, restatements, supplements, replacements and/or other modifications of the Loan Documents as are contemplated by this Section 1.15, and (z) the implementation of any changes to the Loan Parties’ cash management structure reasonably required by the Administrative Agent in its Permitted Discretion in connection with such replacement (including a replacement of the Rosenthal Collection Account and/or the Control Agreement with respect thereto). For avoidance of doubt, the provisions of this Section 1.15 shall also apply, mutatis mutandis, to subsequent replacements of any such collection agent or service provider.

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Section 1.16 Limited Condition Acquisitions.

(a) Notwithstanding anything in this Credit Agreement to the contrary, in connection with any action (including, without limitation, the incurrence of any Indebtedness or Liens or the making of any Investments, Restricted Payments or payments of Subordinated Debt) being taken in connection with a Limited Condition Acquisition, for purposes of:

(i) determining compliance with any provision of this Credit Agreement which requires the calculation of Consolidated EBITDA (including, without limitation, tests measured as a percentage of Consolidated EBITDA), the Total Net Leverage Ratio, the Consolidated Fixed Charge Coverage Ratio or any other financial measure;

(ii) testing availability, incurrence or utilization under baskets set forth in this Credit Agreement; or

(iii) determining compliance or accuracy with any representation or warranty or the absence of any Default or Event of Default;

in each case, at the option of the Lead Borrower (the Lead Borrower’s election in writing to the Administrative Agent to exercise such option in connection with any Limited Condition Acquisition, an “LCA Election”), the date of determination of whether any such action is permitted hereunder shall be deemed to be the date the definitive agreements for such Limited Condition Acquisition are entered into (the “LCA Test Date”), and if, after giving pro forma effect to the Limited Condition Acquisition and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they had occurred at the beginning of the most recent four consecutive fiscal quarters ending prior to the LCA Test Date for which consolidated financial statements of the Lead Borrower are available, the Lead Borrower or the applicable Subsidiary could have taken such action on the relevant LCA Test Date in compliance with such test, ratio or basket, then the Lead Borrower and Subsidiaries shall be deemed to have complied with such test, ratio or basket. For the avoidance of doubt, if the Lead Borrower has made an LCA Election and any of the tests, ratios or baskets for which compliance was determined or tested as of the LCA Test Date are exceeded as a result of fluctuations in any such test, ratio or basket, including due to fluctuations in Consolidated EBITDA of the Lead Borrower or the Person subject to such Limited Condition Acquisition, at or prior to the consummation of the relevant transaction or action, such tests, baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations; provided that if such tests ratios or baskets improve or increase, as applicable, as a result of such fluctuations, then the Lead Borrower may utilize such improved tests, ratios and baskets. If the Lead Borrower has made an LCA Election for any Limited Condition Acquisition, then in connection with any subsequent calculation of any test, ratio or basket availability (other than the testing of any ratio for purposes of Section 7.12 and the definition of “Applicable Margin”) on or following the relevant LCA Test Date and prior to the earlier of the date on which such Limited Condition Acquisition is consummated or the definitive agreement for such Limited Condition Acquisition is terminated or expires without consummation of such Limited Condition Acquisition, any such ratio, basket or amount shall be calculated on a pro forma basis assuming such Limited Condition Acquisition and other transactions in connection therewith have been consummated (including any incurrence of Indebtedness and the use of proceeds thereof); provided that the provisions of this paragraph shall only apply to the extent the closing of the Limited Condition Acquisition occurs within 270 days of the execution date of the applicable definitive acquisition agreement.

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(b) In connection with any action being taken in connection with a Limited Condition Acquisition, for purposes of determining compliance with any provision of this Credit Agreement which requires that no Default, Event of Default or specified Event of Default, as applicable, has occurred, is continuing or would result from any such action, as applicable, such condition shall, at the option of the Lead Borrower, be deemed satisfied, so long as no Default or Event of Default, as applicable, exists on the LCA Test Date; provided that the consummation of any Limited Condition Acquisition shall be subject to the absence of any Event of Default under Sections 8.1(a), (b), (h) and (i). For the avoidance of doubt, if the Lead Borrower has exercised its option under this Section 1.16, and any Default or Event of Default (other than any Event of Default under Sections 8.1(a), (b), (h) and (i)) occurs following the LCA Test Date and prior to the consummation of such Limited Condition Acquisition, any such Default or Event of Default (other than any Event of Default under Sections 8.1(a), (b), (h) and (i)) shall be deemed to not have occurred or be continuing for purposes of determining whether any action being taken in connection with such Limited Condition Acquisition is permitted hereunder.

Article 2

The Credits

Section 2.1 Commitments.

(a) Revolving Commitments. Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, each Revolving Lender agrees, severally and not jointly, to make Revolving Loans to the Borrowers in Dollars or in one or more Alternative Currencies from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Revolving Lender’s Revolving Exposure exceeding such Revolving Lender’s Revolving Commitment or (ii) the Total Revolving Outstandings exceeding the aggregate Revolving Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans. Revolving Loans may be ABR Loans, SOFR Loans, Alternative Currency Daily Rate Loans or Alternative Currency Term Rate Loans, as further provided herein.

(b) Term Loan Commitments. Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, each Term Lender agrees, severally and not jointly, to make a single loan (each such loan, a “Term Loan”) to the Borrowers in Dollars or in one or more Alternative Currencies on the Closing Date in a principal amount not exceeding such Term Lender’s Term Loan Commitment. Term Loans which are prepaid or repaid, in whole or in part, may not be reborrowed. Term Loans may be ABR Loans, SOFR Loans, Alternative Currency Daily Rate Loans or Alternative Currency Term Rate Loans, as further provided herein.

(c) Incremental Term Loan Commitments. Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, each Incremental Term Lender agrees, severally and not jointly, if such Incremental Term Lender has so committed pursuant to Section 2.11, to make Incremental Term Loans in Dollars or in one or more Alternative Currencies to the Borrowers in an aggregate principal amount not to exceed its Incremental Term Loan Commitment and otherwise on the terms and subject to the conditions set forth in the Incremental Assumption Agreement to which such Lender is a party. Incremental Term Loans which are prepaid or repaid, in whole or in part, may not be reborrowed. Incremental Term Loans may be ABR Loans, SOFR Loans, Alternative Currency Daily Rate Loans or Alternative Currency Term Rate Loans as further provided herein.

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Section 2.2 Borrowings, Conversions and Continuations of Loans.

(a) Each Borrowing (other than a Swingline Borrowing which shall be made in accordance with Section 2.3), each conversion of Loans from one Type to the other, and each continuation of SOFR Loans or Alternative Currency Term Rate Loans shall be made upon Lead Borrower’s irrevocable notice, on behalf of all of the Borrowers, to the Administrative Agent, which may be given by telephone; provided, that, in the case of any such notice given in respect of the Closing Date Transactions, such notice may be conditioned upon the consummation of the Closing Date Transactions. Each such notice must be made in writing (or in the case of telephonic notice, promptly confirmed in writing) substantially in the form of a Committed Loan Notice appropriately completed and signed by a Responsible Officer of Lead Borrower and received by the Administrative Agent (i) in the case of an ABR Borrowing, not later than 11:00 a.m. on the date of the proposed Borrowing, (ii) in the case of any SOFR Borrowing, not later than 11:00 a.m. three Government Securities Business Days before the date of the proposed Borrowing or (iii) in the case of any other Borrowing, not later than 11:00 a.m. three Business Days (or five Business Days in the case of a Special Notice Currency) before the date of the proposed Borrowing.

(b) Except as provided in Section 2.3(c) and Section 2.4(c), each Borrowing or conversion of Loans shall be in a principal amount of the Borrowing Minimum or a whole multiple of the Borrowing Multiple (or such lesser amount as the Administrative Agent may agree) in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (A) whether the Borrowers are requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of SOFR Loans or Alternative Currency Term Rate Loans, (B) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (C) the Class, currency and principal amount of Loans to be borrowed, converted or continued, (D) the Type of Loans to be borrowed or to which existing Loans are to be converted, (E) if applicable, the duration of the Interest Period with respect thereto which shall be a period contemplated by the definition of the term “Interest Period”, and (F) if applicable, the location and number of the account to which funds are to be disbursed, which shall comply with the requirements of Section 2.2. Notwithstanding anything in this Credit Agreement to the contrary, if Lead Borrower:

(i) requests a Borrowing of, conversion to, or continuation of SOFR Loans or Alternative Currency Term Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month;

(ii) fails to specify a Type of Loan in a Committed Loan Notice, then the applicable Loans shall be made as, continued as, or converted to, ABR Loans; and

(iii) fails to specify the currency in the Committed Loan Notice requesting a Borrowing, then the Loans so requested shall be made in Dollars;

provided, however, that in the case of a failure to timely request a continuation of SOFR Loans or Alternative Currency Term Rate Loans, such Loans shall be continued as SOFR Loans or Alternative Currency Term Rate Loans, as the case may be, in their original currency with an Interest Period of one (1) month.

For avoidance of doubt, the Borrowers and Lenders acknowledge and agree that any conversion or continuation of an existing Loan shall be deemed to be a continuation of that Loan with a converted interest rate methodology and not a new Loan. Any automatic conversion or continuation as provided above shall be effective as of the last day of the Interest Period then in effect with respect to the applicable SOFR Loans or the applicable Alternative Currency Term Rate Loans. No Swingline Loan may be converted into any Type or Loan other than an ABR Loan (unless otherwise agreed upon between Lead Borrower and the Swingline Lender).

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Except as provided pursuant to Section 2.8(a) and Section 3.3, no Loan may be converted into or continued as a Loan denominated in a different currency, but instead must be repaid in the original currency of such Loan and, with respect to Revolving Loans only, may thereafter be reborrowed in the other currency.

(c) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Appropriate Lender of the amount of its Applicable Percentage of the applicable Class of Loans (and the currency thereof), and if no timely notice of a conversion or continuation is provided by Lead Borrower, the Administrative Agent shall notify each Appropriate Lender of the details of any automatic conversion or continuation described in Section 2.2(b). In the case of each Borrowing, each Appropriate Lender shall make (or cause its Applicable Lending Office to make) the amount of its Loan available to the Administrative Agent in Same Day Funds, by transfer in immediately available funds to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders, not later than 1:00 p.m. in the case of Loans denominated in Dollars, and not later than the Applicable Time in the case of any Loans denominated in an Alternative Currency, in each case, on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction or waiver of the applicable conditions set forth in Section 4.2 (and, if such Borrowing is the initial Credit Extension, Section 4.1), the Administrative Agent shall promptly make all funds so received available to the Borrowers in like funds as received by transfer to the account designated in the Committed Loan Notice the amount of such funds; provided that if, on the date the Committed Loan Notice with respect to such Borrowing denominated in Dollars is given by Lead Borrower, there are Swingline Loans or L/C Borrowings outstanding, then the proceeds of such Borrowing shall be applied first, to the payment in full of any such L/C Borrowings, second, to the payment in full of any such Swingline Loans, and third, to the Borrowers as provided above.

(d) Except as otherwise provided herein, a SOFR Loan and an Alternative Currency Term Rate Loan may be continued or converted only on the last day of an Interest Period for such applicable Loan unless the Borrowers pay the amount due, if any, under Section 3.5 in connection therewith. During the existence of an Event of Default, the Administrative Agent or the Required Lenders may require, upon notice, that no Loans may be requested as, or (i) in the case of Loans in Dollars, converted to or continued as SOFR Loans without the consent of the Required Class Lenders in respect of the applicable Credit Facility or (ii) in the case of Loans in Alternative Currencies, converted or continued as Alternative Currency Term Rate Loans with an Interest Period of more than one month if the Required Class Lenders in respect of the applicable Credit Facility so notify the Lead Borrower. During the existence of a Default, any Loans that are continued or converted to SOFR Loans or Alternative Currency Term Rate Loans as provided in this clause (d), unless the Required Class Lenders in respect of the applicable Credit Facility shall otherwise consent, shall have a one-month Interest Period.

(e) The Administrative Agent shall promptly notify Lead Borrower and the Appropriate Lenders of the interest rate applicable to any Interest Periods for SOFR Loans and Alternative Currency Term Rate Loans, as applicable, upon determination of such interest rate.

(f) Anything in clauses (a) through (d) above to the contrary notwithstanding, after giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than eight Interest Periods in effect at any time for all Borrowings of SOFR Loans.

(g) The failure of any Appropriate Lender to make any Loan required to be made by it shall not relieve any other Appropriate Lender of its obligations hereunder, provided that the Commitments of the Lenders are several, and no Lender shall be responsible for any other Lender’s failure to make Loans as required. All Borrowings made on the Closing Date must be made as ABR Borrowings unless Lead Borrower shall have given a Committed Loan Notice requesting a SOFR Borrowing, an Alternative Currency Term Rate Borrowing or an Alternative Currency Daily Rate Borrowing and provided an indemnity letter in form and substance reasonably satisfactory to the Administrative Agent extending the benefits of Section 3.5 to the Appropriate Lenders in respect of such Borrowings.

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Section 2.3 Swingline Loans.

(a) The Swingline. Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth and upon the agreements of the Revolving Lenders set forth in this Section 2.3, the Swingline Lender may in its sole discretion and without any obligation to do so make Swingline Loans to the Borrowers in Dollars from time to time on any Business Day after the making of the initial Revolving Loans through the seventh Business Day preceding the Revolving Maturity Date; provided that after giving effect to each Swingline Loan, (i) the aggregate Outstanding Amount of Swingline Loans shall not exceed the Swingline Sublimit and (ii) the Total Revolving Outstandings shall not exceed the aggregate Revolving Commitments; provided, further, that the Borrowers shall not use the proceeds of any Swingline Loan to refinance any outstanding Swingline Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.3, prepay under Section 2.7, and reborrow under this Section 2.3.

(b) Borrowing Procedures. Each Swingline Borrowing shall be made upon Lead Borrower’s irrevocable notice, on behalf of all of the Borrowers, to the Swingline Lender, which may be given by telephone. Each such notice must be received by the Swingline Lender not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, (ii) the requested borrowing date, which shall be a Business Day and (iii) the maturity date of the requested Swingline Loan which shall be not later than ten Business Days after the making of such Swingline Loan. Each such telephonic notice must be confirmed promptly by hand delivery or facsimile (or transmitted by electronic communication, if arrangements for doing so have been approved by the Swingline Lender and the Administrative Agent) of a written Swingline Loan Notice to the Swingline Lender and the Administrative Agent, appropriately completed and signed by a Responsible Officer of Lead Borrower. Promptly after receipt by the Swingline Lender of any telephonic Swingline Loan Notice, the Swingline Lender will, if it is willing to make the requested Swingline Loan and provided that all applicable conditions in Section 4.2 are satisfied or waived, not later than 3:00 p.m. on the borrowing date specified in such Swingline Loan Notice, make the amount of its Swingline Loan available to the Borrowers by crediting the account maintained with the Swingline Lender and notify the Administrative Agent thereof in writing.

(c) Refinancing of Swingline Loans. (i) The Swingline Lender at any time in its sole and absolute discretion may request, on behalf of the Borrowers (which hereby irrevocably authorizes the Swingline Lender to so request on its behalf), that each Revolving Lender make an ABR Revolving Loan in Dollars in an amount equal to such Revolving Lender’s Applicable Percentage of the amount of Swingline Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.2, without regard to the minimum and multiples specified therein for the principal amount of ABR Loans. Each Revolving Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Committed Loan Notice available to the Administrative Agent in immediately available funds in Dollars for the account of the Swingline Lender at the Administrative Agent’s Payment Office not later than 1:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.3(c)(ii), each Revolving Lender that so makes funds available shall be deemed to have made an ABR Revolving Loan to the Borrowers in such amount. The Administrative Agent shall remit the funds so received to the Swingline Lender.

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(ii) If for any reason any Swingline Loan cannot be refinanced by a Revolving Borrowing in accordance with Section 2.3(c)(i), the request for ABR Revolving Loans submitted by the Swingline Lender as set forth therein shall be deemed to be a request by the Swingline Lender that each of the Revolving Lenders purchase for cash a risk participation in the relevant Swingline Loan in Dollars and each Revolving Lender hereby irrevocably and unconditionally agrees to make such purchase in an amount equal to the product of such Revolving Lender’s Applicable Percentage multiplied by the amount of such Swingline Loan. Each Revolving Lender’s payment to the Administrative Agent for the account of the Swingline Lender pursuant to Section 2.3(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Revolving Lender fails to make available to the Administrative Agent for the account of the Swingline Lender any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.3(c) by the time specified in Section 2.3(c)(i), the Swingline Lender shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swingline Lender at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. A certificate of the Swingline Lender submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Revolving Lender’s obligation to make Revolving Loans or to purchase and fund risk participations in Swingline Loans pursuant to this Section 2.3(c) shall be absolute and unconditional and shall not be affected by any circumstance, provided that each Revolving Lender’s obligation to make Revolving Loans (but not to purchase and fund risk participations in Swingline Loans) pursuant to this Section 2.3(c) is subject to the conditions set forth in Section 4.2. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrowers to repay Swingline Loans, together with interest as provided herein.

(d) Repayment of Participations. (i) At any time after any Revolving Lender has purchased and funded a risk participation in a Swingline Loan, if the Swingline Lender receives any payment on account of such Swingline Loan, the Swingline Lender will distribute to such Revolving Lender its Applicable Percentage of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Lender’s risk participation was funded) in the same funds as those received by the Swingline Lender.

(ii) If any payment received by the Swingline Lender in respect of principal or interest on any Swingline Loan is required to be returned by the Swingline Lender under any of the circumstances described in Section 10.11 (including pursuant to any settlement entered into by the Swingline Lender in its discretion), each Revolving Lender shall pay to the Swingline Lender its Applicable Percentage thereof on demand by the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swingline Lender.

(e) Interest for Account of Swingline Lender. Until each Revolving Lender funds its ABR Revolving Loan or risk participation pursuant to this Section 2.3 to refinance such Revolving Lender’s Applicable Percentage of any Swingline Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swingline Lender.

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(f) Payments Directly to Swingline Lender. The Borrowers shall make all payments of principal and interest in respect of the Swingline Loans directly to the Swingline Lender and the Swingline Lender shall notify the Administrative Agent thereof.

Section 2.4 Letters of Credit.

(a) The Letter of Credit Commitment. (i) Subject to the terms and conditions hereof and of any additional Letter of Credit Documents required by the applicable L/C Issuer and relying upon the representations and warranties herein set forth (A) based upon the agreements of the Revolving Lenders set forth in this Section 2.4, each L/C Issuer agrees (1) from time to time on any Business Day during the Availability Period to issue Letters of Credit denominated in Dollars or an Alternative Currency for the account of a Borrower (provided that any Letter of Credit may be for the joint account of a Borrower and any Subsidiary of a Borrower) and to amend or renew Letters of Credit previously issued by it, in accordance with Section 2.4(b), and (2) to honor conforming drafts under the Letters of Credit and (B) the Revolving Lenders severally agree to participate in Letters of Credit issued pursuant to this Section 2.4; provided that no L/C Issuer shall be obligated to make any L/C Credit Extension with respect to any Letter of Credit, and no Revolving Lender shall be obligated to participate in any such Letter of Credit if immediately after giving effect to such L/C Credit Extension, (x) the aggregate L/C Obligations would exceed the L/C Sublimit, (y) the Revolving Exposure of any Revolving Lender would exceed such Revolving Lender’s Revolving Commitment or (z) the Total Revolving Outstandings would exceed the aggregate Revolving Commitments.

(ii) Each L/C Issuer shall be under no obligation to issue any Letter of Credit (and, in the case of clauses (B), (C) or (D) below, shall not issue any Letter of Credit) if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any law applicable to such L/C Issuer or any directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or direct that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date (for which such L/C Issuer is not otherwise compensated hereunder);

(B) subject to Section 2.4(b)(iii), the expiry date of such requested Letter of Credit would occur more than 12 months after the date of issuance or last renewal;

(C) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date (unless and except for so long as such Letter of Credit is Backstopped);

(D) the proceeds of which would be made available to any Person (i) to fund any activity or business of or with any Sanctioned Person, or in any Sanctioned Country, in violation of Sanctions or (ii) in any manner that would result in a violation of any Sanctions by any party to this Credit Agreement;

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(E) the issuance of such Letter of Credit would violate one or more policies of such L/C Issuer applicable to letters of credit generally or any laws binding upon such L/C Issuer;

(F) the Letter of Credit is to be denominated in a currency other than Dollars or an Alternative Currency;

(G) any Revolving Lender is at that time a Defaulting Lender, unless such L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such L/C Issuer (in its sole discretion) with the Borrowers or such Defaulting Lender to eliminate such L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.10(a)(iv)) with respect to such Defaulting Lender arising from either the Letter of Credit then proposed to be issued or such Letter of Credit and all other L/C Obligations as to which such L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion;

(H) the Letter of Credit is in an initial Dollar Equivalent amount less than $10,000 (or such lesser amount as agreed to by such L/C Issuer and the Administrative Agent); or

(I) with respect to any L/C Issuer, the aggregate amount of Letters of Credit issued by such L/C Issuer would exceed such L/C Issuer’s Individual L/C Sublimit.

(iii) No L/C Issuer shall be under any obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Renewal Letters of Credit. (i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of Lead Borrower, on behalf of all of the applicable Borrowers, hand delivered or sent by facsimile (or transmitted by electronic communication, if arrangements for doing so have been approved by the applicable L/C Issuer) to the applicable L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of Lead Borrower. Such Letter of Credit Application must be received by the applicable L/C Issuer and the Administrative Agent not later than 1:00 p.m. at least three Business Days prior to the proposed issuance date or date of amendment, as the case may be; or, in each case, such later date and time as the applicable L/C Issuer may agree in a particular instance in its sole discretion. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the applicable L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day), (B) the amount and currency thereof, (C) the expiry date thereof, (D) the name and address of the beneficiary thereof, (E) the documents to be presented by such beneficiary in case of any drawing thereunder, (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder, and (G) such other matters as the applicable L/C Issuer may reasonably request. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the applicable L/C Issuer (1) the Letter of Credit to be amended, (2) the proposed date of amendment thereof (which shall be a Business Day), (3) the nature of the proposed amendment, and (4) such other matters as the applicable L/C Issuer may reasonably request consistent with the terms of this Credit Agreement.

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(ii) Subject to the terms and conditions set forth herein, the applicable L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the applicable Borrower (or the applicable Borrower and the applicable Subsidiary) or enter into the applicable amendment, as the case may be. Immediately upon the issuance of each Letter of Credit, each Revolving Lender shall be deemed to have, and hereby irrevocably and unconditionally agrees to, acquire from the applicable L/C Issuer a risk participation in such Letter of Credit in an amount equal to such Revolving Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. Each Lender acknowledges and agrees that its obligation to acquire risk participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments.

(iii) If Lead Borrower so requests in any applicable Letter of Credit Application, the applicable L/C Issuer shall agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided that any such Auto-Renewal Letter of Credit must permit the applicable L/C Issuer to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Auto-Renewal Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Nonrenewal Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the applicable L/C Issuer, Lead Borrower shall not be required to make a specific request to such L/C Issuer for any such renewal. Once an Auto-Renewal Letter of Credit has been issued, the Revolving Lenders shall be deemed to have authorized (but may not require) the applicable L/C Issuer to permit the renewal of such Auto-Renewal Letter of Credit from time to time to an expiry date not later than the Letter of Credit Expiration Date (unless and except for so long as such Letter of Credit is Backstopped); provided that such L/C Issuer shall not permit any such renewal if (A) such L/C Issuer has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of Section 2.4(a)(ii) or otherwise), or (B) it has received notice (which may be by telephone, followed promptly in writing, or in writing) on or before the day that is five Business Days before the applicable Nonrenewal Notice Date from the Administrative Agent or any Revolving Lender, as applicable, or Lead Borrower that one or more of the applicable conditions specified in Section 4.2 is not then satisfied.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable L/C Issuer will also deliver to Lead Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations. (i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable L/C Issuer shall notify promptly Lead Borrower and the Administrative Agent thereof. On the Business Day on which Lead Borrower shall have received notice of any payment by the applicable L/C Issuer under a Letter of Credit or, if Lead Borrower shall have received such notice later than 12:00 p.m. on any Business Day, on the succeeding Business Day (such applicable Business Day, the “L/C Honor Date”), the Borrowers shall (regardless of whether or not such Letter of Credit shall be for the sole account of a Borrower or for the joint account of a Borrower and any Subsidiary) reimburse such L/C Issuer in respect of such L/C Disbursement in the currency in which such L/C Disbursement was made (or, if requested by such L/C Issuer, in Dollars in the Dollar Equivalent of the amount of such L/C Disbursement) by paying the Administrative Agent in an amount equal to such drawing. If the Borrowers fail to so reimburse the applicable L/C Issuer on the L/C Honor Date (or if any such reimbursement payment is required to be refunded to the Borrowers for any reason), then (x) the Borrowers shall be deemed to have requested a Borrowing of ABR Revolving Loans in the Dollar Equivalent amount of such drawing, and (y) the Administrative Agent shall promptly notify each Revolving Lender of the L/C Honor Date, the amount of the Dollar Equivalent of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Revolving Lender’s Applicable Percentage thereof. Such Revolving Loans shall be made by the Revolving Lenders without regard to Borrowing Minimums and Borrowing Multiples. Any notice given by any L/C Issuer or the Administrative Agent pursuant to this Section 2.4(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice. For the avoidance of doubt, if any drawing occurs under a Letter of Credit and such drawing is not reimbursed on the same day, the Unreimbursed Amount of such drawing shall, without duplication, accrue interest for each day until the date of reimbursement at (x) prior to the third Business Day following the L/C Honor Date, the rate per annum applicable to the outstanding principal balance of ABR Revolving Loans pursuant to Section 3.1(a), and (y) thereafter, a rate per annum equal to the Default Rate applicable to the outstanding principal balance of ABR Revolving Loans.

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(ii) Each Revolving Lender (including the Revolving Lender acting as the applicable L/C Issuer) shall upon any notice pursuant to Section 2.4(c)(i) make funds available to the Administrative Agent for the account of the applicable L/C Issuer at the Administrative Agent’s Payment Office in an amount equal to its Applicable Percentage of any Unreimbursed Amount in respect of a Letter of Credit in Dollars not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent. The Administrative Agent shall remit the funds so received to the applicable L/C Issuer, and may apply Cash Collateral provided for this purpose to such Unreimbursed Amount.

(iii) Each Revolving Lender that makes funds available pursuant to Section 2.4(c)(ii) shall be deemed to have made an ABR Revolving Loan in Dollars to the Borrowers in such amount, provided that in the event the conditions for Revolving Borrowings set forth in Section 4.2 cannot be satisfied (and have not been waived) or for any other reason, then (A) the Borrowers shall be deemed to have incurred from the applicable L/C Issuer a L/C Borrowing in the amount of the Unreimbursed Amount, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate, and (B) such Revolving Lender shall be deemed to have purchased a participation in such L/C Borrowing in an amount equal to its Applicable Percentage thereof (a “L/C Advance”).

(iv) Until each Revolving Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.4(c) to reimburse the applicable L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Revolving Lender’s Applicable Percentage of such amount shall be solely for the account of the applicable L/C Issuer.

(v) Each Revolving Lender’s obligation to make Revolving Loans or L/C Advances to reimburse the applicable L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.4(c), shall be absolute and unconditional and shall not be affected by any circumstance; provided that each Revolving Lender’s obligation to make Revolving Loans (but not L/C Advances) pursuant to this Section 2.4(c) is subject to the conditions set forth in Section 4.2 (other than delivery by Lead Borrower of a Committed Loan Notice). No such making of a L/C Advance shall relieve or otherwise impair the obligation of the Borrowers to reimburse the applicable L/C Issuer for the amount of any payment made by the applicable L/C Issuer under any Letter of Credit, together with interest as provided herein.

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(vi) If any Revolving Lender fails to make available to the Administrative Agent for the account of the applicable L/C Issuer any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.4(c) by the time specified in Section 2.4(c)(ii), such L/C Issuer shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at the applicable Overnight Rate. A certificate of the applicable L/C Issuer submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.4(c)(vi) shall be conclusive absent manifest error.

(vii) If, at any time after the applicable L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Lender such Revolving Lender’s L/C Advance in respect of such payment in accordance with this Section 2.4(c), the Administrative Agent receives for the account of such Revolving Lender any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrowers or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Revolving Lender its Applicable Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(viii) If any payment received by the Administrative Agent for the account of the applicable L/C Issuer pursuant to Section 2.4(c) is required to be returned under any of the circumstances described in Section 10.11, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Revolving Lender, at a rate per annum equal to the Federal Funds Rate (with respect to any amount denominated in Dollars) or the Overnight Rate (with respect to any amount denominated in an Alternative Currency).

(d) Obligations Absolute. The obligation of the Borrowers to reimburse the applicable L/C Issuer for each drawing under each Letter of Credit issued by it and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Credit Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Credit Agreement, or any other agreement or instrument relating thereto;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that any Loan Party may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), such L/C Issuer or any other Person, whether in connection with this Credit Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

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(iv) any payment by the applicable L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit, or any payment made by the applicable L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with (x) any proceeding under any Debtor Relief Law or (y) any Bail-In Action;

(v) any exchange, release or non-perfection of any Collateral, or any release or amendment or waiver of or consent to departure from the Guarantee Agreement, the HK Guarantee Agreement, the UK Collateral and Guarantee Agreement or any other guarantee, for all or any of the Loan Document Obligations of any Loan Party in respect of such Letter of Credit;

(vi) any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the Lead Borrower or any of its Subsidiaries or in the relevant currency markets generally; or

(vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Loan Party;

provided that the foregoing shall not excuse the applicable L/C Issuer from liability to the Borrowers to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are waived by the Borrowers to the extent permitted by applicable law) suffered by the Borrowers that are caused by such L/C Issuer’s bad faith, gross negligence or willful misconduct (as determined by a court of competent jurisdiction by final and nonappealable judgment) when determining whether drafts and other documents presented under a Letter of Credit, subject to the terms of Section 2.4(e) below, comply with the terms thereof.

(e) Role of L/C Issuer. Each Lender and each Borrower agree that, in paying any drawing under a Letter of Credit, the applicable L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the applicable L/C Issuer, any of its Related Parties nor any of the correspondents, participants or assignees of such L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Required Lenders or the Required Class Lenders in respect of the Revolving Facility, as applicable, (ii) any action taken or omitted in the absence of bad faith, gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. Each Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Borrowers from pursuing such rights and remedies as they may have against the beneficiary or transferee at law or under any other agreement. None of the applicable L/C Issuer, any of its Related Parties nor any of the correspondents, participants or assignees of such L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (iii) of this Section 2.4(e); provided that anything in such clauses to the contrary notwithstanding, the Borrowers may have a claim against the applicable L/C Issuer, and the applicable L/C Issuer may be liable to the Borrowers, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrowers caused by such L/C Issuer’s bad faith, willful misconduct or gross negligence or such L/C Issuer’s bad faith, willful or grossly negligent failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of such Letter of Credit (in any such case as determined by a court of competent jurisdiction by final and nonappealable judgment). In furtherance and not in limitation of the foregoing, the applicable L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the applicable L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

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(f) Conflict with Letter of Credit Application. Notwithstanding anything else to the contrary in any Letter of Credit Document (including any Letter of Credit Application), in the event of any conflict between the terms hereof and the terms of any such Letter of Credit Document, the terms hereof shall control, provided that all non-conflicting terms of any such Letter of Credit Document shall remain in full force and effect.

(g) Applicability of ISP and UCP; Limitation of Liability. Unless otherwise expressly agreed by the applicable L/C Issuer and Lead Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial Letter of Credit. Notwithstanding the foregoing, the applicable L/C Issuer shall not be responsible to any Loan Party for, and the applicable L/C Issuer’s rights and remedies against any such Loan Party shall not be impaired by, any action or inaction of such L/C Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Credit Agreement, including the law or any order of a jurisdiction where such L/C Issuer or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(h) Addition of L/C Issuer. Lead Borrower may from time to time, with the consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed) and the applicable Revolving Lender being so appointed, appoint one or more additional Revolving Lenders to be L/C Issuers hereunder. Upon the appointment of a Revolving Lender as an L/C Issuer hereunder, such Person shall become vested with all of the rights, powers, privileges and duties of an L/C Issuer hereunder. The Administrative Agent shall notify the Revolving Lenders of any such additional L/C Issuer.

(i) Removal of L/C Issuers. Lead Borrower may at any time remove any Revolving Lender from its role as an L/C Issuer hereunder upon not less than 30 days prior notice to such L/C Issuer (or such shorter period of time as may be acceptable to such L/C Issuer), with a copy of such notice to the Administrative Agent; provided that such removed L/C Issuer shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its removal as an L/C Issuer and all L/C Exposure with respect thereto. Without limiting the foregoing, upon the removal of a Revolving Lender as an L/C Issuer hereunder, Lead Borrower may, or at the request of such removed L/C Issuer Lead Borrower shall, use commercially reasonable efforts to, arrange for one or more of the other L/C Issuers to issue Letters of Credit hereunder in substitution for the Letters of Credit, if any, issued by such removed L/C Issuer and outstanding at the time of such removal, or make other arrangements reasonably satisfactory to the removed L/C Issuer to effectively cause another L/C Issuer to assume the obligations of the removed L/C Issuer with respect to any such Letters of Credit.

(j) Existing Letters of Credit. On the Closing Date, (i) each Existing Letter of Credit, to the extent outstanding, shall be automatically and without further action by the parties thereto deemed converted into a Letter of Credit under this Credit Agreement and subject to the provisions hereof as if each such Existing Letter of Credit had been issued on the Closing Date by an L/C Issuer, (ii) each such Existing Letter of Credit shall be included in the calculation of L/C Obligations and Revolving Exposure, (iii) the issuer thereof shall be deemed to be the L/C Issuer with respect to such Existing Letter of Credit and (iv) all liabilities of the Borrowers and the other Loan Parties with respect to such Existing Letters of Credit shall constitute Loan Document Obligations.

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Section 2.5 Termination and Reduction of Commitments.

(a) Unless previously terminated, (i) the Term Loan Commitments (other than any Incremental Term Loan Commitments) shall automatically terminate upon the making of the Term Loans on the Closing Date and (ii) the Revolving Commitments shall terminate on the last day of the Availability Period. Any Incremental Term Loan Commitment shall terminate as provided in the applicable Incremental Assumption Agreement.

(b) The Borrowers may at any time terminate, or from time to time reduce, the Revolving Commitments, provided that (i) the Borrowers shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment or repayment of the Revolving Loans and the Swingline Loans in accordance with Section 2.7, the sum of the Revolving Exposures of all Revolving Lenders would exceed the aggregate Revolving Commitments, (ii) each such reduction of the Revolving Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000, and (iii) any reduction of the Revolving Commitments to an amount below the L/C Sublimit or the Swingline Sublimit shall automatically reduce the L/C Sublimit or the Swingline Sublimit, as applicable, on a Dollar for Dollar basis. If at any time, as a result of such a partial reduction or termination as provided in Section 2.5(a), the Revolving Exposure of all Lenders would exceed the aggregate Revolving Commitments, then the Borrowers shall on the date of such reduction or termination of Revolving Commitments, repay or prepay Revolving Borrowings or Swingline Loans (or a combination thereof) and/or Cash Collateralize Letters of Credit in an aggregate amount equal to such excess.

(c) Lead Borrower shall notify the Administrative Agent of any election to terminate or reduce the Revolving Commitments under paragraph (b) of this Section at least three Government Securities Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the Revolving Lenders of the contents thereof. Each notice delivered by Lead Borrower pursuant to this Section shall be irrevocable, provided that a notice of termination or reduction of the Revolving Commitments may state that such notice is conditioned upon the effectiveness of other credit facilities or other events or transactions, in which case such notice may be revoked by Lead Borrower (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied, subject to the Borrowers’ obligation to indemnify the Lenders pursuant to Section 3.5. Each reduction, and any termination, of the Revolving Commitments shall be permanent and each reduction of the Revolving Commitments shall be made ratably among the Revolving Lenders in accordance with their respective Revolving Commitments.

Section 2.6 Repayment of Loans; Evidence of Debt.

(a) Payment at Maturity. The Borrowers hereby unconditionally promise to pay (i) to the Administrative Agent for the account of (A) each Revolving Lender, the then unpaid principal amount of each Revolving Loan together with all accrued interest thereon on the earlier of the Revolving Maturity Date and, if different, the date of the termination of the Revolving Commitments in accordance with the provisions of this Credit Agreement, (B) each Term Lender, the then unpaid principal amount of each Term Loan together with all accrued interest thereon on the earlier of the Maturity Date applicable to the Term Facility and, if different, the date of the acceleration of the Loans in accordance with Section 8.2, and (C) each Incremental Term Lender, the then unpaid principal amount of each Incremental Term Loan together with all accrued interest thereon on the earlier of the applicable Incremental Term Loan Maturity Date and, if different, the date of the acceleration of the Loans in accordance with Section 8.2 and (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan together with all accrued interest thereon on the earliest of (A) the maturity date selected by Lead Borrower for such Swingline Loan, (B) the Revolving Maturity Date and (C) the date of the termination of the Revolving Commitments in accordance with the provisions of this Credit Agreement.

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(b) Amortization Payments for Term Loans (other than Other Term Loans). On each date set forth below, the Borrowers shall pay to the Administrative Agent, for the account of the Term Lenders (other than Incremental Term Lenders with respect to Other Term Loans), principal amortization payments in the amounts indicated below (subject, however, to adjustment from time to time pursuant to Section 2.7(a), Section 2.7(b)(iii) and Section 2.11(e)):

Date	Amount
October 1, 2025	$1,875,000
January 1, 2026	$1,875,000
April 1, 2026	$1,875,000
July 1, 2026	$1,875,000
October 1, 2026	$1,875,000
January 1, 2027	$1,875,000
April 1, 2027	$1,875,000
July 1, 2027	$1,875,000
October 1, 2027	$3,750,000
January 1, 2028	$3,750,000
April 1, 2028	$3,750,000
July 1, 2028	$3,750,000
October 1, 2028	$5,625,000
January 1, 2029	$5,625,000
April 1, 2029	$5,625,000
July 1, 2029	$5,625,000
October 1, 2029	$7,500,000
January 1, 2030	$7,500,000
April 1, 2030	$7,500,000
Term Maturity Date	Remaining outstanding Term Loans

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(c) Amortization Payments for Other Term Loans. The Borrowers shall pay to the Administrative Agent, for the account of the applicable Incremental Term Lenders with respect to Other Term Loans, on each Incremental Term Loan Repayment Date, a principal amount of the Other Term Loans equal to the amount set forth in the applicable Incremental Assumption Agreement, together in each case with accrued and unpaid interest on the principal amount to be paid to, but excluding, the date of such payment (subject, however, to adjustment from time to time pursuant to Section 2.7(a) and Section 2.7(b)(iii)).

(d) Notes. Any Lender may request through the Administrative Agent that Loans made by it be evidenced by a promissory note. In such event, the Borrowers shall execute and deliver to (i) in the case of a Revolving Lender, a Revolving Loan Note, (ii) in the case of a Term Lender, a Term Loan Note and (iii) in the case of the Swingline Lender, a Swingline Loan Note. In addition, if requested by a Lender, its Note may be made payable to such Lender and its registered assigns in which case all Loans evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 10.4) be represented by one or more Notes in like form payable to the order of the payee named therein and its registered assigns.

(e) Lender Records. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(f) Register. Entries made in good faith by the Administrative Agent in the Register pursuant to Section 10.4(c), and by each Lender in its account or accounts pursuant to Section 2.6(e), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrowers to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Credit Agreement, absent demonstrable error; provided, however, that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrowers under this Credit Agreement.

Section 2.7 Prepayments.

(a) Optional Prepayments. (i) The Borrowers may, upon written notice from Lead Borrower to the Administrative Agent, at any time and from time to time, voluntarily prepay any Borrowing of any Class (other than Swingline Loans) in whole or in part without premium or penalty (except as set forth in Section 3.5), provided that (A) such notice must be received by the Administrative Agent not later than 1:00 p.m. (1) three Business Days prior to any date of prepayment of a SOFR Borrowing, (2) on the date of prepayment of an ABR Borrowing and (3) four Business Days (or five, in the case of prepayment of Loans denominated in Special Notice Currencies) prior to any date of prepayment of any Alternative Currency Loans, and (B) each prepayment shall be in the currency of the underlying Loan, and Dollar Equivalent in a principal amount of the Borrowing Minimum or a whole multiple of the Borrowing Multiple in excess thereof or, in each case, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Class(es) and Type(s) of Loans to be prepaid. The Administrative Agent will promptly notify each Appropriate Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by Lead Borrower, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein, provided that a notice of prepayment may state that such notice is conditioned upon the effectiveness of other credit facilities or other events or transactions, in which case such notice may be revoked by Lead Borrower (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied, subject to the Borrowers’ obligation to indemnify the Lenders pursuant to Section 3.5. Each prepayment of Term Loans pursuant to this Section 2.7(a) shall be applied to the remaining scheduled amortization payments thereof as directed by the Lead Borrower (or, if the Lead Borrower does not so direct, such prepayment shall be applied against the scheduled repayments of the Term Loans under Section 2.6 on a ratable basis and pro rata to the remaining installments (subject, however, to Section 2.11(c)(vii)), and shall be paid to the Administrative Agent for the account of the Appropriate Lenders in accordance with their respective Applicable Percentages).

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(ii) The Borrowers may, upon written notice from Lead Borrower to the Swingline Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swingline Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Swingline Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment and (B) any such prepayment shall be in a principal amount of the Borrowing Minimum or a whole multiple of the Borrowing Multiple in excess thereof or the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment. If such notice is given by Lead Borrower, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(b) Mandatory Prepayments.

(i) Net Cash Proceeds.

(A) Dispositions. In the event that any Loan Party or any of its Subsidiaries receives Net Cash Proceeds in respect of any Mandatory Prepayment Disposition, then, not later than (x) in the case of any such disposition by a Domestic Subsidiary or a UK Loan Party, the fifth Business Day or (y) in the case of any such disposition by any other Foreign Subsidiary, the tenth Business Day, in each case, following receipt of such Net Cash Proceeds, the Borrowers shall prepay the Loan Document Obligations in an aggregate principal amount equal to 100% of such Net Cash Proceeds; provided, that no Net Cash Proceeds that would otherwise be subject to the provisions of this clause (A) or clause (C) below shall be subject to such provisions until the aggregate amount of all such Net Cash Proceeds received by the Loan Parties and their Subsidiaries from and after the Closing Date shall equal $40,000,000, and only the portion in excess of such $40,000,000 aggregate amount shall be subject to such provisions.

(B) Debt Incurrences and Equity Issuances. In the event that any Loan Party or any of its Subsidiaries receives Net Cash Proceeds in respect of any Mandatory Prepayment Debt Incurrence or Mandatory Prepayment Equity Issuance, then, not later than (x) in the case of any such incurrence or issuance by a Domestic Subsidiary or a UK Loan Party, the fifth Business Day or (y) in the case of any such incurrence or issuance by any other Foreign Subsidiary, the tenth Business Day, in each case, following receipt of such Net Cash Proceeds, the Borrowers shall prepay the Loan Document Obligations in an aggregate principal amount equal to 100% of such Net Cash Proceeds.

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(C) Casualty Events. In the event that any Loan Party or any of its Subsidiaries receives Net Cash Proceeds in respect of any Mandatory Prepayment Casualty Event, then, not later than (x) in the case of any such event experienced by a Domestic Subsidiary or a UK Loan Party, the fifth Business Day or (y) in the case of any such event experienced by any other Foreign Subsidiary, the tenth Business Day, in each case, following receipt of such Net Cash Proceeds, the Borrowers shall prepay the Loan Document Obligations in an aggregate principal amount equal to 100% of such Net Cash Proceeds; provided, that no Net Cash Proceeds that would otherwise be subject to the provisions of this clause (C) or clause (A) above shall be subject to such provisions until the aggregate amount of all such Net Cash Proceeds received by the Loan Parties and their Subsidiaries from and after the Closing Date shall equal $40,000,000, and only the portion in excess of such $40,000,000 aggregate amount shall be subject to such provisions.

(ii) Foreign Subsidiary Recovery Events. Notwithstanding anything to the contrary in the Loan Documents (including the other provisions of this Section 2.7), (A) to the extent that any or all of the Net Cash Proceeds of any event relating to a Foreign Subsidiary giving rise to a prepayment event under Section 2.7(b)(i)(A) or 2.7(b)(i)(C) (a “Foreign Subsidiary Recovery Event”) are prohibited or delayed by applicable local law from being repatriated to the United States, an amount equal to the portion of such Net Cash Proceeds so affected will not be required to be paid by the Borrowers at the times provided in this Section 2.7 so long as the applicable local law will not permit repatriation to the United States (the Lead Borrower hereby agreeing to cause the applicable Foreign Subsidiary to promptly take all commercially reasonable actions required by the applicable local law to permit such repatriation), and once such repatriation of any of such affected Net Cash Proceeds would be permitted under the applicable local law, the Borrowers will promptly (and in any event not later than ten (10) Business Days after the date that such repatriation would be permitted under applicable local law) prepay the Loans in an amount equal to such Net Cash Proceeds, which amount shall be applied to the repayment of the Loans pursuant to this Section 2.7(b)(ii) to the extent otherwise provided herein or (B) to the extent that the Lead Borrower has (i) reasonably determined in good faith that repatriation of any of or all Net Cash Proceeds (other than Net Cash Proceeds received by a UK Loan Party or the Hong Kong Guarantor) from such Foreign Subsidiary Recovery Event would reasonably be expected to result in a material adverse tax consequence (determined on a net basis and taking into account any tax credits resulting from any repatriation of Net Cash Proceeds) to the Lead Borrower or its Subsidiaries with respect to such Net Cash Proceeds and (ii) delivered a written statement to the Administrative Agent that sets forth in reasonable detail the Lead Borrower’s calculation of the expected adverse tax consequences and basis for such tax consequences, the Borrowers shall have no obligation to repay an amount equal to such Net Cash Proceeds so affected until such time that such amounts could be repatriated without incurring such material adverse tax consequence, and once any of such affected Net Cash Proceeds is able to be repatriated to the United States without such material adverse tax consequence, the Borrowers will promptly (and in any event not later than ten (10) Business Days after such repatriation would cease to incur such material adverse tax consequence) prepay the Loans in an amount equal to such Net Cash Proceeds, which amount shall be applied to the repayment of the Loans pursuant to this Section 2.7(b)(ii). Nothing in this Section 2.7 shall be construed as a covenant by any Foreign Subsidiary to distribute any amounts to any Loan Party or a covenant by the Lead Borrower or any Loan Party to cause any Foreign Subsidiary to distribute any amounts to any Loan Party (it being understood that this Section 2.7(b)(ii) requires only that the Borrowers repay the Loan Document Obligations in certain amounts calculated by reference to certain Foreign Subsidiary Recovery Events).

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(iii) Application of Mandatory Prepayments. Each mandatory prepayment required to be made pursuant to Section 2.7(b) shall be applied (i) first, among the Term Loans and applied against the remaining scheduled amortization payments due under Section 2.6(b) and, if applicable, Section 2.6(c), respectively, pro rata against such remaining scheduled installments of principal (subject, however, to Section 2.11(c)(vii)) and (ii) second, after applying all or a portion of such prepayment to the Term Loans, if the Term Loans have been paid in full, any unapplied portion thereof shall be applied to the prepayment of the Revolving Loans and Swingline Loans and, thereafter, to Cash Collateralize the L/C Obligations in an amount equal to the Minimum Collateral Amount with respect thereto, in each case, without a permanent reduction of the Revolving Commitments.

(iv) Notice of Mandatory Prepayment. Lead Borrower shall deliver to the Administrative Agent, at the time of each prepayment required under this Section 2.7(b) (or, to the extent practicable, at least two Business Days in advance of such prepayment), a certificate signed by a Financial Officer of Lead Borrower setting forth in reasonable detail the calculation of the amount of such prepayment. Each notice of prepayment shall specify the prepayment date, the Type of each Loan being prepaid and the principal amount of each Loan (or portion thereof) to be prepaid.

(c) Prepayments of Revolving Loans. If for any reason the Total Revolving Outstandings at any time exceed the aggregate Revolving Commitments then in effect, the Borrowers shall immediately prepay, without premium or penalty (but subject to Section 3.5), Revolving Loans and Swingline Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess.

(d) General Rules. All prepayments shall be subject to Section 3.5, but shall otherwise be without premium or penalty. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. All prepayments shall be accompanied by accrued interest thereon and, in the case of any prepayment of a SOFR Loan or an Alternative Currency Term Rate Loan, any additional amounts required pursuant to Section 3.5. The application of all prepayment amounts shall be made in such a manner as to minimize, to the extent reasonably practicable, any additional amounts required under Section 3.5.

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Section 2.8 Payments Generally; Administrative Agent’s Clawback.

(a) General. Each Loan Party shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal of Loans, L/C Borrowings, interest or fees, or of amounts payable under Sections 3.4, 3.5, 3.6, 3.6A or 10.3, or otherwise) prior to (i) 12:00 noon, in the case of payments in Dollars, or (ii) the Applicable Time specified by the Administrative Agent or applicable L/C Issuer, as applicable, in the case of payments in an Alternative Currency, on the date when due, in immediately available funds. In furtherance of the foregoing, during the continuance of an Event of Default, the Borrowers hereby irrevocably authorize the Administrative Agent, in the Administrative Agent’s sole discretion, to request on behalf of the Borrowers, Revolving Loans (which shall be ABR Loans) or Swingline Loans, in an amount sufficient to pay all principal, L/C Borrowings, interest, fees, or other amounts from time to time due and payable by any Loan Party to any Credit Party hereunder or under any other Loan Document that are not paid when due (after giving effect to any grace and cure periods). All payments to be made by a Loan Party hereunder shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff, without setoff or counterclaim. Any amounts received after (i) 12:00 noon, in the case of payments in Dollars, or (ii) after the Applicable Time specified by the Administrative Agent or the applicable L/C Issuer, as applicable, in the case of payments in an Alternative Currency, on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent’s Payment Office, except payments to be made to any L/C Issuer or the Swingline Lender as expressly provided herein and except those payments pursuant to Sections 3.4, 3.5, 3.6, 3.6A or 10.3 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. Except as otherwise expressly provided herein and except with respect to principal and interest on Loans denominated in an Alternative Currency, all payments hereunder shall be made in Dollars and in Same Day Funds. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder with respect to principal and interest on Loans denominated in an Alternative Currency shall be made in such Alternative Currency and in Same Day Funds not later than the Applicable Time specified in writing by the Administrative Agent on the dates specified herein. If, for any reason, any Borrower is prohibited by any law from making any required payment hereunder in an Alternative Currency, such Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount.

(b) Pro Rata Treatment. Except as otherwise provided in this Section 2.8 and as otherwise required under Section 3.4(e), each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans, each payment of fees, each reduction of the Revolving Commitments and each conversion of any Borrowing to or continuation of any Borrowing as a Borrowing of any Type shall be allocated pro rata among the Appropriate Lenders in accordance with their respective applicable Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Loans of the applicable Class). Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole Dollar Equivalent amount.

(c) Administrative Agent’s Clawback.

(i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender (x) in the case of ABR Borrowings, two hours prior to the proposed time of such Borrowing and (y) otherwise, prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.2 and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the Appropriate Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the applicable Overnight Rate, and (B) in the case of a payment to be made by the Borrowers, the interest rate applicable to ABR Loans, or in the case of Alternative Currencies, in accordance with market practice of the banking industry, in each case, as applicable. If the Borrowers and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Administrative Agent.

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(ii) Payments by Borrowers; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from Lead Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or any L/C Issuer hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or such L/C Issuer, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or such L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount in Same Day Funds so distributed to such Lender or such L/C Issuer, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the applicable Overnight Rate.

(iii) Notice by Administrative Agent. A notice from the Administrative Agent to any Lender or Lead Borrower with respect to any amount owing under this paragraph (c) shall be conclusive, absent manifest error.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans and purchase participations in Letters of Credit and Swingline Loans and to make payments pursuant to Section 10.3(c) are several and not joint. The failure of any Lender to make any Loan or purchase participations in Letters of Credit and Swingline Loans or make any payment under Section 10.3(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, purchase its participation in Letters of Credit and Swingline Loans or to make its payment under Section 10.3(c).

(e) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article 2, and such funds are not made available to the Borrowers by the Administrative Agent because the conditions to the borrowing of Loans set forth in Article 4 are not satisfied or waived in accordance with the terms hereof (subject to the provisions of Article 4), the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(f) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(g) Insufficient Payment. Subject to the provisions of Article 8, whenever any payment received by the Administrative Agent under this Credit Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Credit Parties under or in respect of this Credit Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent (i) first, towards payment of all fees and expenses then due to the Administrative Agent under the Loan Documents, (ii) second, towards payment of all expenses then due hereunder, ratably among the parties entitled thereto in accordance herewith, (iii) third, towards payment of interest, fees and commissions then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest, fees and commissions then due to such parties, and (iv) fourth, towards payment of principal of Loans and unreimbursed L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal of Loans and unreimbursed L/C Borrowings then due to such parties.

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(h) Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then such Lender shall (x) notify the Administrative Agent of such fact, and (y) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrowers pursuant to and in accordance with the express terms of this Credit Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in L/C Disbursements to any assignee or participant.

Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation.

Section 2.9 Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Credit Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Credit Agreement shall be restricted as set forth in the definition of Required Lenders.

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(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 8 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.8 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any L/C Issuer or the Swingline Lender hereunder; third, to Cash Collateralize each L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.10; fourth, as Lead Borrower may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Credit Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and Lead Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Credit Agreement and (y) Cash Collateralize each L/C Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Credit Agreement, in accordance with Section 2.10; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuers or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any L/C Issuer or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Credit Agreement; seventh, so long as no Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Credit Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments under the applicable Credit Facility without giving effect to Section 2.9(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.9(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.

(A) No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B) Each Defaulting Lender shall be entitled to receive L/C Participation Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.10.

(C) With respect to any L/C Participation Fees not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrowers shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to any L/C Issuer and the Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s or the Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

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(iv) Reallocation of Participations to Reduce Fronting Exposure. If any L/C Obligations or Swingline Loans are outstanding at the time such Lender becomes a Defaulting Lender, then all or any part of the Swingline Exposure and L/C Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Revolving Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment. Subject to Section 10.17, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral, Repayment of Swingline Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any right or remedy available to them hereunder or under law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lender’s Fronting Exposure and (y) second, Cash Collateralize each L/C Issuer’s Fronting Exposure in accordance with the procedures set forth in Section 2.10.

(b) Defaulting Lender Cure. If Lead Borrower, the Administrative Agent, the Swingline Lender and each L/C Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with the Commitments under the applicable Credit Facility (without giving effect to Section 2.9(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) New Swingline Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (ii) no L/C Issuer shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

Section 2.10 Cash Collateral.

(a) Certain Credit Support Events. The Borrowers shall provide Cash Collateral, in Dollars or the applicable Alternative Currency as the applicable L/C Issuer shall request, to any applicable L/C Issuer:

(i) if such L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in a L/C Borrowing, within two Business Days following any request by the Administrative Agent or such L/C Issuer, in an amount not less than the Minimum Collateral Amount of such L/C Borrowing,

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(ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding and such Letter of Credit is not adequately Backstopped in accordance with the provisions of this Credit Agreement, immediately (without the necessity of any request), in an amount not less than the Minimum Collateral Amount of such L/C Obligation,

(iii) if the Borrowers shall be required to provide Cash Collateral pursuant to Section 8.2, immediately upon any request by the Administrative Agent or such L/C Issuer, in an amount not less than the Minimum Collateral Amount of all L/C Obligations,

(iv) if there shall exist a Defaulting Lender, within two Business Days following any request by the Administrative Agent or such L/C Issuer, in an amount not less than the Minimum Collateral Amount of the Fronting Exposure of such L/C Issuer with respect to such Defaulting Lender, and

(v) if the L/C Obligations exceed the L/C Sublimit, within two (2) Business Days following any request by the Administrative Agent or the L/C Issuers, in an amount not less than the Minimum Collateral Amount of such excess.

(b) Grant of Security Interest. As security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.10(c), (i) each Borrower (other than a UK Borrower (but without, however, limiting any security interest provided under any UK Collateral Document)) (and to the extent provided by any Defaulting Lender, such Defaulting Lender) hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuers and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, and (ii) to the extent provided by any Defaulting Lender, such Defaulting Lender hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuers and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing. Each applicable Borrower shall enter into documentation reasonably satisfactory to the Administrative Agent as may be requested in connection with the above described grant of security. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or the L/C Issuers as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrowers will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency. If at any time the total amount of such Cash Collateral is greater than the Minimum Collateral Amount, the Administrative Agent will, promptly upon demand by Lead Borrower, release to Lead Borrower Cash Collateral in an amount sufficient to eliminate such excess. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Citizens Bank or such other financial institution approved by the Administrative Agent. The Borrowers shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.

(c) Application. Notwithstanding anything to the contrary contained in this Credit Agreement, Cash Collateral provided under any of this Section 2.10 or Sections 2.4, 2.7, 2.10 or 8.2 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Lender that is a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

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(d) Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 10.4(b)(vii))) or (ii) the determination by the Administrative Agent and the applicable L/C Issuer that there exists excess Cash Collateral; provided that, subject to this Section 2.10, the Person providing Cash Collateral and such L/C Issuer may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations and provided further that to the extent that such Cash Collateral was provided by the Borrowers, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

Section 2.11 Incremental Commitments.

(a) Lead Borrower may, from time to time, by written notice to the Administrative Agent, request Incremental Term Loan Commitments and/or additional Revolving Commitments, as applicable (collectively, “Incremental Commitments”), from one or more Lenders (in the sole discretion of such Lenders) and/or Eligible Assignees who will become Lenders, in an aggregate principal amount of up to $275,000,000; provided that, subject to Section 2.11(d) below, at the time of the incurrence of such Incremental Commitments and immediately after giving effect thereto and to the use of the proceeds thereof, no Default shall have occurred and be continuing or would result therefrom; provided, further that (1) each such Person, if not already a Lender hereunder, shall be subject to the approval of the Administrative Agent and, in connection with any additional Revolving Commitment, the L/C Issuers and the Swingline Lender (which approvals shall not be unreasonably withheld or delayed), (2) Lead Borrower may make only three such requests and (3) no Lender shall be required or otherwise obligated to provide any Incremental Commitment. Such notice shall set forth (i) the amount of the Incremental Term Loan Commitments (and applicable currency) or additional Revolving Commitments being requested (which shall be in minimum increments of $1,000,000 and a minimum amount of $5,000,000), (ii) the date on which such Incremental Term Loan Commitments and/or additional Revolving Commitments are requested to become effective (which shall not be less than ten Business Days nor more than 60 calendar days after the date of such notice, unless otherwise agreed to by the Administrative Agent), and (iii) in the case of Incremental Term Loan Commitments, whether such Incremental Term Loan Commitments are to be Term Loan Commitments or commitments to make term loans with terms different from the Term Loans (“Other Term Loans”). All Incremental Term Loans shall be made in Dollars or in an Alternative Currency.

(b) The Borrowers and each Incremental Term Lender and/or additional Revolving Lender shall execute and deliver to the Administrative Agent an Incremental Assumption Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the Incremental Commitment of such Lender. Subject to clause (c) below, each Incremental Assumption Agreement in respect of Incremental Term Loan Commitments or such Other Term Loans shall specify the terms of the Incremental Term Loans or Other Term Loans, as applicable, to be made thereunder. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Assumption Agreement. Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Assumption Agreement, this Credit Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Commitments evidenced thereby and any increase to the Applicable Margins required by Section 2.11(c)(viii). Any such deemed amendment may be memorialized in writing by the Administrative Agent with the Lead Borrower’s consent (not to be unreasonably withheld or delayed) and furnished to the other parties hereto.

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(c) The terms of each Incremental Term Loan and, as applicable, each additional Revolving Commitment shall be reasonably satisfactory to the Administrative Agent and in any event:

(i) shall rank pari passu in right of payment and of security with the existing Revolving Loans and the existing Term Loans;

(ii) all material terms of any additional Revolving Commitments (and the Revolving Loans made thereunder) shall be identical to the existing Revolving Commitments (and the Revolving Loans made thereunder) (excluding upfront and other similar fees paid at the closing of such Incremental Commitment);

(iii) in the case of Incremental Term Loans, shall not mature earlier than the Latest Maturity Date of the Term Loans outstanding at the time of incurrence of such Incremental Term Loans;

(iv) in the case of Incremental Term Loans, shall have Weighted Average Life to Maturity not shorter than the remaining Weighted Average Life to Maturity of then existing Term Loans;

(v) in the case of Incremental Term Loans, subject to clauses (iii) and (iv) above, shall have amortization determined by the Lead Borrower and the applicable Incremental Term Lenders;

(vi) in the case of Incremental Term Loans, subject to clause (viii) below, shall have an Applicable Margin determined by the Lead Borrower and the applicable Incremental Term Lenders;

(vii) in the case of Incremental Term Loans, may participate on a pro rata basis or less than pro rata basis (but not on a greater than pro rata basis) in any voluntary or mandatory prepayments of initial Term Loans hereunder, as specified in the applicable Incremental Assumption Agreement; and

(viii) without the prior written consent of any Loan Party, the Administrative Agent, the Swingline Lender, each L/C Issuer or any Lender, if the Effective Yield on any Other Term Loans (as determined by the Administrative Agent) established on or prior to the date that is eighteen (18) months after the Closing Date exceeds by more than 50 basis points (the amount of such excess above 50 basis points being referred to as the “Yield Differential”) the Effective Yield (as determined by the Administrative Agent) on any then outstanding Class of Term Loans, then the Applicable Margin for each such Class of Term Loans shall automatically be increased by the Yield Differential, effective upon the making of such Other Term Loans.

(d) No Incremental Term Loan Commitments or additional Revolving Commitments shall become effective unless, on the date of such effectiveness and upon giving effect to the use of the proceeds thereof, (i) the condition set forth in Section 4.2(a) shall be satisfied as if it was a borrowing date and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of Lead Borrower; provided that, if the proceeds of any such Incremental Term Loan Commitments or additional Revolving Commitments are used to finance a Limited Condition Acquisition, this reference to the condition of Section 4.2(a) shall be limited to (A) the representations and warranties being true and correct in all material respects as of the LCA Test Date and (B) (x) the Specified Representations being true and correct in all material respects as of the date of consummation of such acquisition and (y) the representations and warranties of the seller or the target company (as applicable) included in the applicable purchase agreement as are material to the interests of the Lenders in their capacities as such (but only to the extent that the Lead Borrower or the applicable Subsidiary has the right to terminate its, or their, obligations under applicable purchase agreement as a result of a failure of such representations and warranties to be true and correct) being true and correct in all material respects as of the date of consummation of such acquisition; (ii) the condition set forth in Section 4.2(b) shall be satisfied as if it was a borrowing date; provided that, if the proceeds of any such Incremental Term Loan Commitments or additional Revolving Commitments are used to finance a Limited Condition Acquisition, this reference to the condition of Section 4.2(b) shall be subject to Section 1.16; (iii) the Administrative Agent shall have received a certificate, executed by a Financial Officer of Lead Borrower, certifying to the foregoing clauses (i) and (ii) dated upon the effectiveness of the applicable Incremental Term Loan Commitments or additional Revolving Commitments; and (iv) the Administrative Agent shall have received closing certificates, opinions of counsel and other customary documentation consistent with those delivered on the Closing Date reasonably requested by the Administrative Agent.

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(e) Each of the parties hereto hereby agrees that the Administrative Agent may take any and all action as may be reasonably necessary to ensure that all Incremental Term Loans (other than Other Term Loans), when originally made, are included in each Borrowing of outstanding Term Loans on a pro rata basis and that following the establishment of any additional Revolving Commitments, the outstanding Revolving Loans are held by the Revolving Lenders in accordance with their new Applicable Percentages. This may be accomplished by the Administrative Agent, in consultation with Lead Borrower, by requiring each outstanding SOFR Borrowing of the relevant Class to be converted into an ABR Borrowing of such Class on the date of each Incremental Term Loan or additional Revolving Commitment, or by allocating a portion of each Incremental Term Loan to each outstanding SOFR Term Loan Borrowing or each outstanding Alternative Currency Term Rate Borrowing, as applicable, of the same Class on a pro rata basis, even though as a result thereof such Incremental Term Loan may effectively have a shorter Interest Period than the Term Loans included in the Borrowing of which they are a part (notwithstanding any other provision of this Credit Agreement that would prohibit such an initial Interest Period), or requiring a prepayment and reborrowing of Revolving Loans. Any conversion or prepayment made pursuant to the preceding sentence shall be subject to Section 3.5 (it being understood that, the Administrative Agent shall consult with Lead Borrower regarding the foregoing and, to the extent practicable, will attempt to pursue options that minimize breakage costs). In addition, to the extent any Incremental Term Loans are not Other Term Loans, the scheduled amortization payments under Section 2.6(b) required to be made after the making of such Incremental Term Loans shall be ratably increased by the aggregate principal amount of such Incremental Term Loans.

Section 2.12 Joint and Several Liability.

(a) Each Borrower is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Credit Parties under this Credit Agreement for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Loan Document Obligations.

(b) Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Loan Document Obligations, it being the intention of the parties hereto that all of the Loan Document Obligations shall be the joint and several obligations of each Borrower without preferences or distinction among them. Accordingly, each Borrower hereby waives any and all suretyship defenses that would otherwise be available to such Borrower under applicable law.

(c) If and to the extent that any Borrower shall fail to make any payment with respect to any of the Loan Document Obligations as and when due, whether upon maturity, acceleration, or otherwise, or to perform any of the Loan Document Obligations in accordance with the terms thereof, then in each such event the other Borrowers will make such payment with respect to, or perform, such Loan Document Obligations until such time as all of the Loan Document Obligations are paid in full, and, except as otherwise expressly provided in the Loan Documents, without the need for demand, protest, or any other notice or formality.

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(d) The obligations of each Borrower under the provisions of this Section 2.12 constitute the absolute and unconditional, full recourse obligations of each Borrower enforceable against each Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of the provisions of this Credit Agreement or any other Loan Document or any other circumstance whatsoever.

(e) Each Borrower hereby waives, for the benefit of the Credit Parties: (a) any right to require any Credit Party, as a condition of payment or performance by such Borrower, to (i) proceed against any other Borrower, any Guarantor or any other Person, (ii) proceed against or exhaust any security held from any other Borrower, any Guarantor or any other Person, (iii) proceed against or have resort to any balance of any deposit account or credit on the books of any Credit Party in favor of any other Borrower, any Guarantor or any other Person, or (iv) pursue any other remedy in the power of any Credit Party whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of any other Borrower or any Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Loan Document Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of any other Borrower or any Guarantor from any cause other than payment in full of the Loan Document Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Credit Party’s errors or omissions in the administration of the Loan Document Obligations (other than those constituting gross negligence, bad faith or willful misconduct); (e)(i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Borrower’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Borrower’s liability hereunder or the enforcement hereof, (iii) any rights to set offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Credit Party protect, secure, perfect or insure any security interest or Lien or any property subject thereto; (f) except as otherwise expressly provided in the Loan Documents, notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default, notices of any renewal, extension or modification of the Loan Document Obligations or any agreement related thereto, notices of any extension of credit to such Borrower and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the ability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

(f) Each Borrower represents and warrants to the Credit Parties that such Borrower is currently informed of the financial condition of the other Borrowers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Loan Document Obligations. Each Borrower further represents and warrants to the Credit Parties that such Borrower has read and understands the terms and conditions of the Loan Documents. Each Borrower hereby covenants that such Borrower will continue to keep informed of each other Borrower’s financial condition and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Loan Document Obligations.

(g) The provisions of this Section 2.12 are made for the benefit of each Credit Party and its successors and permitted assigns, and may be enforced by it or them from time to time against any or all Borrowers as often as occasion therefor may arise and without requirement on the part of any Credit Party of any of its successors or permitted assigns first to marshal any of its or their claims or to exercise any of its or their rights against any Borrower or any Guarantor or to exhaust any remedies available to it or them against any Borrower or any Guarantor or to resort to any other source or means of obtaining payment of any of the Loan Document Obligations or to elect any other remedy. The provisions of this Section 2.12 shall remain in effect until the occurrence of the Termination Date. If at any time any payment, or any part thereof, made in respect of any of the Loan Document Obligations is rescinded or must otherwise be restored or returned by any Credit Party upon the insolvency, bankruptcy or reorganization of any Borrower, or otherwise, the provisions of this Section 2.12 will forthwith be reinstated in effect, as though such payment had not been made.

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(h) Each Borrower hereby agrees that it will not enforce any of its rights that arise from the existence, payment, performance or enforcement of the provisions of this Section 2.12, including rights of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Credit Party against any Borrower, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including the right to take or receive from any Borrower, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security solely on account of such claim, remedy or right, unless and until the Termination Date has occurred (subject, however, to the last sentence of this paragraph). Any claim which any Borrower may have against any other Borrower with respect to any payments to any Credit Party hereunder are hereby expressly made subordinate and junior in right of payment to the prior occurrence of the Termination Date and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, the Termination Date shall occur before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor. If any amount shall be paid to any Borrower in violation of the immediately preceding sentence, such amount shall be held in trust for the benefit of the Credit Parties, and shall forthwith be paid to Administrative Agent to be credited and applied to the Loan Document Obligations and all other amounts payable under this Credit Agreement, whether matured or unmatured, in accordance with the terms of this Credit Agreement, or to be held as Collateral for any Loan Document Obligations or other amounts payable under this Credit Agreement thereafter arising. Notwithstanding anything to the contrary contained in this Credit Agreement, no Loan Party may exercise any rights of subrogation, reimbursement, exoneration, contribution, indemnification or similar rights against, and may not proceed or seek recourse against or with respect to any property or asset of, any other Loan Party (the “Foreclosed Loan Party”), including after the Termination Date, if all or any portion of the Secured Obligations have been satisfied in connection with an exercise of remedies of the Equity Interests of such Foreclosed Loan Party, whether pursuant to this Credit Agreement or otherwise.

(i) The provisions of this Section 2.12 shall not apply to any liability to the extent that it would result in this guarantee granted by any UK Subsidiary constituting unlawful financial assistance within the meaning of sections 678 or 679 of the Companies Act 2006 (UK).

Section 2.13 Lead Borrower. Each Borrower hereby irrevocably appoints Lead Borrower as the borrowing agent and attorney-in-fact for each Borrower, and authorizes Lead Borrower (a) to provide Administrative Agent with all notices with respect to Credit Extensions obtained for the benefit of any Borrower and all other notices and instructions under this Credit Agreement or any other Loan Document and (b) to take such action as Lead Borrower deems appropriate on its behalf to carry out the purposes of this Credit Agreement or any other Loan Document. Lead Borrower hereby accepts such appointment. The Credit Parties shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or other communication delivered by Lead Borrower on behalf of any Borrower. The Credit Parties may give any notice to, or other communication with, any Borrower hereunder to Lead Borrower on behalf of such Borrower. Each of the Credit Parties shall have the right, in its discretion, to deal exclusively with Lead Borrower for any or all purposes under the Loan Documents. It is understood that the handling of the Credit Extensions and the Collateral of Loan Parties in a combined fashion, as more fully set forth herein, is done solely as an accommodation to the Borrowers in order to utilize the collective borrowing powers of the Borrowers in the most efficient and economical manner and at their request, and that Administrative Agent shall not incur any liability to any Borrower as a result hereof. Each Borrower expects to derive benefit, directly or indirectly, from the handling of Credit Extensions and the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group.

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Article 3

Interest, Fees, Yield Protection, etc.

Section 3.1 Interest.

(a) Interest Rate Generally. All ABR Loans (other than Swingline Loans, which shall bear interest in accordance with the second following sentence) shall bear interest at a rate per annum equal to the Alternate Base Rate as in effect from time to time plus the Applicable Margin. All SOFR Loans shall bear interest at a rate per annum equal to Term SOFR for the Interest Period in effect for such Loans plus the Applicable Margin. Each Swingline Loan shall bear interest at the Alternate Base Rate as in effect from time to time plus the Applicable Margin (or such other rate as may be agreed upon between Lead Borrower and the Swingline Lender). Each Alternative Currency Daily Rate Loan shall bear interest at a rate per annum equal to the applicable Alternative Currency Daily Rate plus the Applicable Margin. Each Alternative Currency Term Rate Loan shall bear interest at a rate per annum equal to the applicable Alternative Currency Term Rate for the Interest Period in effect for such Loan plus the Applicable Margin.

(b) Default Rate.

(i) Notwithstanding the foregoing, if any principal of or interest on any Loan, any reimbursement obligation in respect of any L/C Disbursement or any fee or other amount payable by the Borrowers hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to the Default Rate to the fullest extent permitted by applicable law.

(ii) Notwithstanding the foregoing, if an Event of Default has occurred and is continuing and the Administrative Agent so notifies Lead Borrower (provided that no such notification shall be required, and the following interest shall automatically be payable, in the case of an Event of Default under Sections 8.1(a), (b), (h) or (i)), then, so long as such Event of Default is continuing, all outstanding principal of each Loan and all Unreimbursed Amounts in respect of L/C Disbursements (including L/C Borrowings) shall, without duplication of amounts payable under the preceding sentence, bear interest, after as well as before judgment, at a rate per annum equal to the Default Rate to the fullest extent permitted by applicable law.

(iii) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest Payment Dates. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and at such other times as may be specified herein, provided that (i) interest accrued pursuant to paragraph (b) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, and (iii) in the event of any conversion of any SOFR Loan or Alternative Currency Term Rate Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

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(d) Computation of Interest. All interest hereunder shall be computed on the basis of a year of 360 days, except that with respect to (i) interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate, such interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and (ii) interest in respect of Loans denominated in Alternative Currencies, to the extent that a 365 or 366 day basis, as the case may be, is the only market practice available to the Administrative Agent, such interest shall be computed on the basis of a year of 365 days (or, if market practice, 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Daily SOFR Rate, SOFR, Term SOFR, Alternative Currency Daily Rate and Alternative Currency Term Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent demonstrable error.

(e) Conforming Changes. In connection with the use or administration of Term SOFR, an Alternative Currency Daily Rate or an Alternative Currency Term Rate, Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Credit Agreement or any other Loan Document. Administrative Agent will promptly notify the Lead Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR, an Alternative Currency Daily Rate or an Alternative Currency Term Rate.

Section 3.2 Fees.

(a) Commitment Fee. The Borrowers agree to pay to the Administrative Agent, for the account of each Revolving Lender, a commitment fee (the “Commitment Fee”), in Dollars, which shall accrue at a rate per annum equal to the Applicable Margin on the average daily unused amount of the Revolving Commitment of such Revolving Lender during the period from and including the date on which this Credit Agreement becomes effective pursuant to Section 10.6(a) to but excluding the date on which such Revolving Commitment terminates. For purposes of computing Commitment Fees, the Revolving Commitment of any Revolving Lender shall be deemed to be used to the extent of the aggregate principal amount at such time of its outstanding Revolving Loans and such Lender’s L/C Exposure. Accrued Commitment Fees shall be payable in arrears on the last day of March, June, September and December of each year, each date on which the Revolving Commitments are permanently reduced and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the Closing Date. All Commitment Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) L/C Fees. The Borrowers agree to pay (i) to the Administrative Agent, for the account of the Revolving Lenders, a fee (the “L/C Participation Fee”) in Dollars for each Letter of Credit, at a rate per annum equal to the Applicable Margin multiplied by the Dollar Equivalent of the average daily amount available to be drawn under such Letter of Credit, and (ii) to each applicable L/C Issuer for its own account a fee (the “L/C Fronting Fee”), which shall accrue at a rate equal to 0.125% per annum on the Dollar Equivalent of the average daily amount of the L/C Obligations attributable to Letters of Credit issued by such L/C Issuer (excluding any portion thereof attributable to unreimbursed L/C Disbursements) during the period from and including the Closing Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any L/C Obligations, as well as such L/C Issuer’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Accrued L/C Participation Fees and L/C Fronting Fees shall be payable in arrears on the last day of March, June, September and December of each year, commencing on the first such date to occur after the Closing Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to any L/C Issuer pursuant to this paragraph shall be payable within ten days after demand. All L/C Participation Fees and L/C Fronting Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). Notwithstanding the foregoing, if an Event of Default has occurred and is continuing and the Administrative Agent (in the case of L/C Participation Fees) or any applicable L/C Issuer (in the case of L/C Fronting Fees) so notifies Lead Borrower (provided that no such notification shall be required, and the following interest shall automatically be payable, in the case of an Event of Default under Sections 8.1(a), (b), (h) or (i)), then, so long as such Event of Default is continuing, L/C Participation Fees and L/C Fronting Fees, as applicable, shall be calculated at a rate per annum equal to the Default Rate. For purposes of computing the Dollar Equivalent of the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.11.

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(c) Fee Letters. The Borrowers agree to pay the fees and other amounts payable in the amounts and at the times set forth in the Fee Letters.

(d) Payment of Fees Generally. All fees and other amounts payable hereunder shall be paid on the dates due, in immediately available funds. Absent demonstrable mistake in the payment thereof, determined as of the time of such payment, fees and other amounts paid shall not be refundable under any circumstances.

Section 3.3 Inability to Determine Rates. Subject to Section 3.8 and Section 3.9, if, on or prior to the first day of any Interest Period for any SOFR Loan or Alternative Currency Loan:

(a) the Administrative Agent determines (which determination shall be conclusive and binding absent demonstrable error) that the Relevant Rate for the applicable Agreed Currency cannot be determined pursuant to the definition thereof, or

(b) the Required Lenders determine that for any reason in connection with any request for a Loan or a conversion thereto or a continuation thereof that the Relevant Rate for any requested Interest Period with respect to a proposed Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, and the Required Lenders or Required Class Lenders in respect of any applicable Credit Facility have provided notice of such determination to Administrative Agent, then, in either such case, the Administrative Agent will promptly so notify Lead Borrower and each Lender. Upon notice thereof by the Administrative Agent to the Lead Borrower, any obligation of the Lenders to make or maintain Loans in the affected currencies, and any right of Borrowers to continue Loans in the affected currencies or to convert Loans from one Type to another Type of Loans in the affected currencies shall be suspended (to the extent of the affected Interest Periods) until Administrative Agent (with respect to clause (b), at the instruction of the Required Lenders) revokes such notice (it being understood that Administrative Agent shall promptly revoke such notice at such time as it reasonably determines that the circumstances underlying such notice cease to exist or, in the case of clause (b), the Required Lenders so instruct Administrative Agent).

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Upon receipt of such notice, (i) Borrowers may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans or Alternative Currency Loans (to the extent of the affected Loans or Interest Periods, as applicable) or, failing that, Borrowers will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans denominated in Dollars in the Dollar Equivalent of the amount specified therein and (ii) (A) any outstanding affected SOFR Loans, will be deemed to have been converted into ABR Loans at the end of the applicable Interest Period and (B) any outstanding affected Alternative Currency Loans, at the Lead Borrower’s election, shall either (1) be converted into a Borrowing of ABR Loans denominated in Dollars in the Dollar Equivalent of the amount of such outstanding Alternative Currency Loan immediately, in the case of an Alternative Currency Daily Rate Loan or at the end of the applicable Interest Period, in the case of an Alternative Currency Term Rate Loan or (2) be prepaid in full immediately, in the case of an Alternative Currency Daily Rate Loan, or at the end of the applicable Interest Period in the case of an Alternative Currency Term Rate Loan; provided that if no election is made by the Lead Borrower (x) in the case of an Alternative Currency Daily Rate Loan, by the date that is three Business Days after receipt by the Lead Borrower of such notice or (y) in the case of an Alternative Currency Term Rate Loan, by the last day of the current Interest Period for the applicable Alternative Currency Term Rate Loan, the Lead Borrower shall have deemed to have elected clause (1) above. Upon any such conversion, Borrowers shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 3.5. Subject to Section 3.8, if Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the “Term SOFR” cannot be determined pursuant to the definition thereof on any given day, the interest rate on ABR Loans shall be determined by Administrative Agent without reference to clause (c) of the definition of “Alternate Base Rate” until Administrative Agent revokes such determination (it being understood that Administrative Agent shall promptly revoke such notice at such time as it reasonably determines that the circumstances underlying such notice cease to exist).

Section 3.4 Increased Costs; Illegality.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve (including pursuant to regulations issued from time to time by the Federal Reserve Board for determining any maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement)), special deposit, liquidity, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or any L/C Issuer;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (e) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or any L/C Issuer any other condition, cost or expense (other than Taxes) affecting this Credit Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender, such L/C Issuer or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, such L/C Issuer or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, L/C Issuer or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, L/C Issuer or other Recipient, the Borrowers will pay to such Lender, L/C Issuer or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, L/C Issuer or other Recipient, as the case may be, for such additional costs incurred or reduction suffered as reasonably determined by such Lender, L/C Issuer or other Recipient (which determination shall be made in good faith (and not on an arbitrary or capricious basis) after consideration of such factors as such Lender, L/C Issuer or other Recipient then reasonably determines to be relevant).

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(b) Capital Requirements. If any Lender or L/C Issuer reasonably determines that any Change in Law affecting such Lender or L/C Issuer or any Applicable Lending Office of such Lender or such Lender’s or L/C Issuer’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or L/C Issuer’s capital or on the capital of such Lender’s or L/C Issuer’s holding company, if any, as a consequence of this Credit Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by such L/C Issuer, to a level below that which such Lender or L/C Issuer or such Lender’s or L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or L/C Issuer’s policies and the policies of such Lender’s or L/C Issuer’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrowers will pay to such Lender or L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or L/C Issuer or such Lender’s or L/C Issuer’s holding company for any such reduction suffered as reasonably determined by such Lender or L/C Issuer (which determination shall be made in good faith (and not on an arbitrary or capricious basis) after consideration of such factors as such Lender or L/C Issuer then reasonably determines to be relevant).

(c) Certificates for Reimbursement. A certificate of a Lender or L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or L/C Issuer or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section, shall be delivered to Lead Borrower contemporaneously with any demand for payment and shall be conclusive absent demonstrable error. The Borrowers shall pay such Lender or L/C Issuer, as the case may be, the amount shown as due on any such certificate free of demonstrable error within 20 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or L/C Issuer to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or L/C Issuer’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or L/C Issuer pursuant to this Section for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender or L/C Issuer, as the case may be, notifies Lead Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or L/C Issuer’s demand for compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Illegality. Notwithstanding any other provision of this Credit Agreement, if any Change in Law shall make it unlawful for any Lender to make or maintain any Loan whose interest is determined by reference to a Relevant Rate, or to determine or charge interest rates based upon a Relevant Rate or to purchase or sell, or to take deposits of, any Alternative Currency in the applicable interbank market or to give effect to its obligations as contemplated hereby with respect to any Relevant Rate, then, by written notice to Lead Borrower and to the Administrative Agent:

(i) such Lender may declare that SOFR Loans and Alternative Currency Loans in the affected currency or currencies will not thereafter (for the duration of such unlawfulness) be made by such Lender hereunder (or be continued for additional Interest Periods) and ABR Loans will not thereafter (for such duration) be converted into SOFR Loans;

(ii) such Lender may require that all outstanding SOFR Loans made by it be converted to ABR Loans, in which event all such SOFR Loans shall be automatically converted to ABR Loans, as of the effective date of such notice as provided in the last sentence of this paragraph; and

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(iii) such Lender may declare that any obligation of such Lender to make or maintain Alternative Currency Loans in the affected currency or currencies shall be suspended.

Upon receipt of such notice, (i) the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay all SOFR Loans or Alternative Currency Loans, as applicable, in the affected currency or currencies or, if applicable and such Loans are denominated in Dollars, convert all SOFR Loans of such Lender to ABR Loans, in each case, immediately, or, in the case of Alternative Currency Term Rate Loans, on the last day of the Interest Period therefor if such Lender may lawfully continue to maintain such Alternative Currency Term Rate Loans to such day and (ii) if such notice asserts the illegality of such Lender determining or charging interest rates based upon SOFR, the Administrative Agent shall during the period of such suspension compute the Alternate Base Rate applicable to such Lender until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon SOFR (it being understood that such Lender shall promptly revoke such notice at such time as it reasonably determines that the circumstances underlying such notice cease to exist). Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 3.5.

Section 3.5 Compensation for Losses. In the event of (a) the payment or prepayment of any principal of any SOFR Loan or Alternative Currency Term Rate Loan other than on the last day of the Interest Period applicable thereto whether voluntary, mandatory, automatic, by reason of acceleration (including as a result of a bankruptcy filing, or otherwise), (b) the conversion of any SOFR Loan or Alternative Currency Term Rate Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Loan (other than an ABR Loan) on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.7(a) and is revoked in accordance therewith), (d) the assignment of any SOFR Loan or any Alternative Currency Term Rate Loan other than on the last day of the Interest Period applicable thereto or maturity date applicable thereto as a result of a request by Lead Borrower pursuant to Section 3.7(b), or (e) the failure to make any payment of any Loan or drawing under any Letter of Credit (or interest due thereof) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency, then, in any such event, the Borrowers shall compensate each applicable Lender for any loss, cost, expense and foreign exchange loss attributable to such event, including any arising from the liquidation or redeployment of funds obtained by it to maintain such Loan from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract. A certificate of any Lender setting forth (i) any amount or amounts that such Lender is entitled to receive pursuant to this Section and (ii) the calculation of such amount or amounts shall be delivered to Lead Borrower and shall be conclusive absent demonstrable error. The Borrowers shall pay such Lender the amount shown as due on any such certificate free of demonstrable error within 20 days after receipt thereof.

Section 3.6 Taxes.

(a) Defined Terms. For purposes of this Section 3.6, the term “Lender” includes each L/C Issuer and the term “applicable law” includes FATCA.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

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(c) Payment of Other Taxes by the Loan Parties. Each of the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by the Loan Parties. Each of the Loan Parties shall jointly and severally indemnify each Recipient, within 20 days after demand therefor accompanied by a certificate, free of demonstrable error, as contemplated below in this clause (d), for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Lead Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, contemporaneously with the demand for payment shall be conclusive absent demonstrable error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.4(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 3.6, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g) Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document (other than in respect of an advance to a UK Borrower, to which Section 3.6A shall apply) shall deliver to Lead Borrower and the Administrative Agent, at the time or times reasonably requested by Lead Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by Lead Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Lead Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Lead Borrower or the Administrative Agent as will enable Lead Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.6(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

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(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to Lead Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Credit Agreement (and from time to time thereafter upon the reasonable request of Lead Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Lead Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Credit Agreement (and from time to time thereafter upon the reasonable request of Lead Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (A) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (B) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (A) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of a Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” related to any Loan Party described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (B) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner;

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(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Lead Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Credit Agreement (and from time to time thereafter upon the reasonable request of Lead Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Lead Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Lead Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Lead Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Lead Borrower or the Administrative Agent as may be necessary for Lead Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Credit Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Lead Borrower and the Administrative Agent in writing of its legal inability to do so.

(h) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.6 (including by the payment of additional amounts pursuant to this Section 3.6), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. In such event, such indemnified party shall, at any indemnifying party’s request, provide such any indemnifying party with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant Governmental Authority (provided that such indemnified party may delete, redact or withhold any information therein that it deems confidential). Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) that the indemnified party determines in good faith the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.

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(i) Survival. Each party’s obligations under this Section 3.6 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the expiration or cancellation of all Letters of Credit and the Termination Date.

(j) Confidentiality. Nothing contained in this Section shall require any Credit Party or any other indemnified party to make available any of its Tax returns (or any other information that it deems to be confidential or proprietary) to the indemnifying party or any other Person.

3.6A UK Tax Matters.

(a) UK Tax Deduction.

(i) A UK Borrower shall, promptly upon becoming aware that it must make a UK Tax Deduction (or that there is any change in the rate or the basis of a UK Tax Deduction) notify the Administrative Agent accordingly. Similarly, a Lender shall notify the Administrative Agent on becoming so aware in respect of a payment payable to that Lender. In addition, that Lender shall promptly notify the Administrative Agent upon becoming aware that it has ceased to be a UK Qualifying Lender (as applicable). If the Administrative Agent receives such notification from a Lender it shall notify the UK Borrower.

(ii)

(A) Subject to Section 3.6A(ii)(B) below, a UK Treaty Lender and a UK Borrower making a payment to which that UK Treaty Lender is entitled shall cooperate in completing any procedural formalities necessary for a UK Borrower to obtain authorization to make that payment without a UK Tax Deduction.

(B)

(1) A UK Treaty Lender becomes a party to this Credit Agreement on the day on which this Credit Agreement is entered into that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Credit Agreement, shall confirm its scheme reference number and its jurisdiction of tax residence opposite its name at Schedule 2.1; and

(2) a UK Treaty Lender which becomes a party to this Credit Agreement after the day on which this Credit Agreement is entered into that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Credit Agreement, shall confirm its scheme reference number and jurisdiction of tax residence in the documentation which it executes on becoming a party to this Credit Agreement as a Lender, and having done so, that Lender shall be under no obligation pursuant to Section 3.6A(a)(ii)(A) above.

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(iii) If a Lender has confirmed its scheme reference number and jurisdiction of tax residence in accordance with Section 3.6A(a)(ii)(B) above and:

(A) a UK Borrower making a payment to that Lender has not made a UK Borrower DTTP Filing in respect of that Lender; or

(B) a UK Borrower making a payment to that Lender has made a UK Borrower DTTP Filing in respect of that Lender but:

(1) that UK Borrower DTTP Filing has been rejected by HM Revenue & Customs;

(2) HM Revenue & Customs has not given a UK Borrower authority to make payment to that Lender without a UK Tax Deduction within 60 days of the date of the UK Borrower DTTP Filing; or

(3) HM Revenue & Customs has given a UK Borrower authority to make payments to that Lender without a UK Tax Deduction but such authority has subsequently been revoked or expired,

and in each case, that UK Borrower has notified that Lender in writing, that Lender and a UK Borrower shall cooperate in completing any additional procedural formalities necessary for the UK Borrower to obtain authorization to make that payment without a UK Tax Deduction.

(iv) If a Lender has not confirmed its scheme reference number and jurisdiction of tax residence in accordance with Section 3.6A(a)(ii)(B), no Loan Party shall make any UK Borrower DTTP Filing or file any other form relating to the HMRC DT Treaty Passport scheme in respect of that Lender’s advance or its participation in any advance unless the Lender otherwise agrees.

(v) A UK Borrower shall, promptly on making the UK Borrower DTTP Filing, deliver a copy of the UK Borrower DTTP Filing to the Administrative Agent for delivery to the relevant Lender.

(vi) A UK Non-Bank Lender shall promptly notify a UK Borrower and the Administrative Agent if there is any change in the position from that set out in the UK Tax Confirmation.

(vii) Each Lender which becomes a party to this Credit Agreement after the date of this Credit Agreement shall indicate, in the documentation which it executes on becoming a party to this Credit Agreement as a Lender, and for the benefit of the Administrative Agent and without liability to any Lender, which of the following categories it falls within:

(A) not a UK Qualifying Lender;

(B) a UK Qualifying Lender (other than a UK Treaty Lender); or

(C) a UK Treaty Lender.

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(viii) If such a Lender fails to indicate its status in accordance with this Section 3.6A(a)(vii), then that Lender shall be treated for the purposes of this Credit Agreement (including by a UK Borrower) as if it is not a UK Qualifying Lender until such time as it notifies the Administrative Agent which category applies (and the Administrative Agent, upon receipt of such notification, shall inform the Borrowers). For the avoidance of doubt, the documentation which a Lender executes on becoming a party to this Credit Agreement as a Lender shall not be invalidated by any failure of that Lender to comply with Section 3.6A(vii).

(b) VAT.

(i) All amounts set out or expressed in a Loan Document to be payable by any party to any Credit Party which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies, and accordingly, subject to Section 3.6A(b)(ii) below, if VAT is or becomes chargeable on any supply made by any Credit Party to any party under a Loan Document and that Credit Party is required to account to the relevant tax authority for the VAT, that party shall pay to the Credit Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such VAT (and such Credit Party shall promptly provide an appropriate VAT invoice to such party).

(ii) If VAT is or becomes chargeable on any supply made by any Credit Party (the “Supplier”) to any other Credit Party (the “Receiving Credit Party”) under a Loan Document, and any party other than the Receiving Credit Party (the “Subject Party”) is required by the terms of any Loan Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Receiving Credit Party in respect of that consideration),

(A) where the Supplier is the person required to account to the relevant tax authority for the VAT, the Subject Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Receiving Credit Party must (where this Section 3.6A(b)(ii)(A) applies) promptly pay to the Subject Party an amount equal to any credit or repayment the Receiving Credit Party receives from the relevant tax authority which the Receiving Credit Party reasonably determines relates to the VAT chargeable on that supply; and

(B) where the Receiving Credit Party is the person required to account to the relevant tax authority for the VAT, the Subject Party must promptly, following demand from the Receiving Credit Party, pay to the Receiving Credit Party an amount equal to the VAT chargeable on that supply but only to the extent that the Receiving Credit Party reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(iii) Where a Loan Document requires any party to reimburse or indemnify a Credit Party for any cost or expense, that party shall reimburse or indemnify (as the case may be) such Credit Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Credit Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(iv) Any reference in this Section 3.6A(b) to any party shall, at any time when such party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the person who is treated at that time as making the supply, or (as appropriate) receiving the supply, under the grouping rules (provided for in Article 11 of Council Directive 2006/112/EC (or as implemented by the relevant member state of the European Union) or any other similar provision in any jurisdiction which is not a member state of the European Union, including but not limited to the Value Added Tax Act 1994 (UK)) so that a reference to a party shall be construed as a reference to that party or the relevant group or unity (or fiscal unity) of which that party is a member for VAT purposes at the relevant time or the relevant representative member (or head) of that group or unity (or fiscal unity) at the relevant time (as the case may be).

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(v) In relation to any supply made by a Credit Party to any party under a Loan Document, if reasonably requested by such Credit Party, that party must promptly provide such Credit Party with details of that party’s VAT registration and such other information as is reasonably requested in connection with such Credit Party’s VAT reporting requirements in relation to such supply.

Section 3.7 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.4, or requires the Borrowers to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.6, then such Lender shall (at the request of Lead Borrower) use reasonable efforts to designate a different Applicable Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.4 or Section 3.6, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender (or its Participant) requests compensation under Section 3.4 or if the Borrowers are required to pay any Indemnified Taxes or additional amounts to any Lender (or its Participant) or any Governmental Authority for the account of any Lender (or its Participant) pursuant to Section 3.6 and, in each case, such Lender (or its Participant) has declined or is unable to designate a different Applicable Lending Office in accordance with Section 3.7(a), or if any Lender is a Defaulting Lender or a Non-Consenting Lender or a Non-Extending Lender, or if any Lender enters into (or purports to enter into) an assignment or participation with a Disqualified Institution in violation of this Credit Agreement, or if any Lender becomes the subject of a Bail-In Action (or any case or other proceeding in which a Bail-In Action may occur), if any Lender that is an Affected Financial Institution ceases to have investment grade ratings from both S&P and Moody’s, or if any Lender shall reject a requested additional Alternative Currency, then Lead Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.4), all of its interests, rights (other than its existing rights to payments pursuant to Section 3.4 or Section 3.6) and obligations under this Credit Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i) unless waived by the Administrative Agent in its sole discretion, the Borrowers shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 10.4;

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in L/C Obligations, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.5) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

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(iii) in the case of any such assignment resulting from a claim for compensation under Section 3.4 or payments required to be made pursuant to Section 3.6, such assignment is reasonably expected by Lead Borrower, acting reasonably and in good faith, to result in a reduction in such compensation or payments;

(iv) such assignment does not conflict with applicable law;

(v) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented (or is willing to consent upon becoming a Lender) to the applicable amendment, waiver or consent (if Lead Borrower is continuing to pursue such amendment, waiver or consent);

(vi) in the case of any assignment resulting from a Lender becoming a Non-Extending Lender, the applicable assignee shall have agreed (or is willing to agree upon assuming such assigned interest) to the applicable Extension with respect to such assigned interest, and the conditions to effectuating such Extension shall have been satisfied (or will be satisfied upon such assignee’s agreement thereto upon assuming such assigned interest); and

(vii) in the case of any assignment resulting from a Lender rejecting a requested additional Alternative Currency, the applicable assignee shall have consented (or is willing to consent upon becoming a Lender) to the applicable requested additional Alternative Currency (if Lead Borrower is continuing to pursue such request).

A Lender shall not be required to make any such assignment or delegation if, prior to such assignment or delegation and within ten (10) Business Days after such circumstances first arise, as a result of a waiver by such Lender or otherwise, the circumstances entitling Lead Borrower to require such assignment and delegation cease to apply.

Section 3.8 Benchmark Replacement Setting.

(a) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent (subject to clause (y) below) of any other party to, this Credit Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided by the Administrative Agent to the Lenders and Lead Borrower without any amendment to, or further action or consent of any other party to, this Credit Agreement or any other Loan Document so long as Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders or the Required Class Lenders with respect to any impacted Credit Facility. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a quarterly basis.

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(b) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Credit Agreement or any other Loan Document.

(c) Notices; Standards for Decisions and Determinations. Administrative Agent will promptly notify Lead Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. Administrative Agent will notify Lead Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 3.8(d) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.8, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or selection, will be conclusive and binding absent manifest error and may be made in its or their sole good faith discretion and without consent from any other party to this Credit Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.8.

(d) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service commonly used in the banking industry for such purpose that publishes such rate from time to time as selected by Administrative Agent in its reasonable discretion or (B) the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on such a screen or information service for a Benchmark (including a Benchmark Replacement), or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e) Benchmark Unavailability Period. Upon Lead Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrowers may revoke any pending request for a Borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, (i) the Borrowers will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans and (ii) any outstanding affected SOFR Loans will be deemed to have been converted into ABR Loans immediately. During a Benchmark Unavailability Period or at any time that a tenor for any then-current Benchmark is not an Available Tenor, the component of the Alternate Base Rate based upon such then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Alternate Base Rate.

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Section 3.9 Replacement of Relevant Rate or Applicable Successor Rate.

(a) Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, if at any time the Administrative Agent reasonably determines (which determination shall be conclusive absent manifest error) or the Lead Borrower, the Required Lenders, or the Required Class Lenders with respect to any affected Credit Facility notify the Administrative Agent (with, in the case of the Required Lenders or Required Class Lenders (as applicable), a copy to the Lead Borrower) that the Lead Borrower, Required Lenders or Required Class Lenders (as applicable) have determined, that: (i) adequate and reasonable means do not exist for ascertaining the Relevant Rate (other than SOFR) for an Agreed Currency (other than Dollars) because none of the tenors for such Relevant Rate under this Credit Agreement is available or published on a current basis, and such circumstances are unlikely to be temporary; or (ii) the Applicable Authority has provided a public statement or publication of information announcing a specific date after which all tenors from the Relevant Rate (other than SOFR) for an Agreed Currency (other than Dollars) under this Credit Agreement shall or will no longer be representative or made available, or permitted to be used for determining the interest rate of syndicated loans denominated in such Agreed Currency, or shall or will otherwise cease; provided that in each case, at the time of such statement, there is no successor administrator that is reasonably satisfactory to the Administrative Agent that will continue to provide such representative tenor(s) of the Relevant Rate (other than SOFR) for such Agreed Currency (other than Dollars); or if the events or circumstances of the type described in clauses (i) or (ii) have occurred with respect to the Applicable Successor Rate then in effect, then the Administrative Agent and the Lead Borrower may amend this Credit Agreement solely for the purpose of replacing the Relevant Rate for an Agreed Currency or any then current Applicable Successor Rate for an Agreed Currency in accordance with this Section 3.9 with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar credit facilities syndicated and agented in the U.S. and denominated in such Agreed Currency for such alternative benchmarks, and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar credit facilities syndicated and agented in the U.S. and denominated in such Agreed Currency for such benchmarks (and any such proposed rate, including for the avoidance of doubt, any adjustment thereto, an “Applicable Successor Rate”), and any such amendment shall become effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the Administrative Agent shall have posted such proposed amendment to the Lenders and the Lead Borrower so long as Administrative Agent has not received, by such time, written notice of objection to such Applicable Successor Rate from Lenders comprising the Required Lenders or the Required Class Lenders with respect to any impacted Credit Facility.

Notwithstanding anything else herein, if at any time any Applicable Successor Rate as so determined would otherwise be less than the Floor, the Applicable Successor Rate will be deemed to be the Floor for the purposes of this Credit Agreement and the other Loan Documents.

(b) Replacement of Relevant Rate Conforming Changes. In connection with the use, administration, adoption or implementation of an Applicable Successor Rate the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Credit Agreement or any other Loan Document.

(c) Notices; Standards for Decisions and Determinations. Administrative Agent will promptly notify Lead Borrower and the Lenders of (i) the implementation of any Applicable Successor Rate and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of an Applicable Successor Rate. Administrative Agent will notify Lead Borrower of (x) the removal or reinstatement of any tenor of any Alternative Currency Term Rate Loan or pursuant to Section 3.9(d). Any determination, decision or election that may be made by Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.9, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or selection, will be conclusive and binding absent manifest error and may be made in its or their sole good faith discretion and without consent from any other party to this Credit Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.9.

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(d) Unavailability of Tenor of Alternative Currency Term Rate. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of an Applicable Successor Rate), (i) in the case of any Alternative Currency Term Rate or any then-current Applicable Successor Rate which is a term rate, if (A) any tenor for such rate is not displayed on a screen or other information service commonly used in the banking industry for such purpose that publishes such rate from time to time as selected by Administrative Agent in its reasonable discretion or (B) the administrator of such the applicable rate or the regulatory supervisor for the administrator of such applicable rate has provided a public statement or publication of information announcing that any tenor for such Alternative Currency Term Rate or Applicable Successor Rate is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for the applicable Alternative Currency Term Rate or Applicable Successor Rate settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on such a screen or information service for the applicable Alternative Currency Term Rate or Applicable Successor Rate, or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for the applicable Alternative Currency Term Rate or Applicable Successor Rate, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for the applicable Alternative Currency Term Rate or Applicable Successor Rate settings at or after such time to reinstate such previously removed tenor.

Article 4

Conditions Precedent to Credit Extensions

Section 4.1 Conditions to Initial Credit Extensions. The effectiveness of this Credit Agreement and the obligation of each Lender and L/C Issuer to make its initial Credit Extension hereunder on the Closing Date, is subject to satisfaction or waiver of solely the following conditions precedent (except to the extent such conditions may be satisfied after the Closing Date pursuant to Section 6.15):

(a) Credit Agreement. The Administrative Agent shall have received a counterpart of this Credit Agreement, duly executed by each Borrower and each Lender.

(b) Notes. The Administrative Agent shall have received a Note for each Lender that shall have requested one at least one Business Day prior to the Closing Date, duly executed by each Borrower.

(c) Legal Opinions. The Administrative Agent shall have received (i) a favorable written opinion of Foley & Lardner LLP, as special counsel for the Loan Parties, (ii) a favorable opinion of Norton Rose Fulbright LLP, special counsel to the Administrative Agent, covering customary matters concerning the UK Closing Date Share Charge and the UK Collateral and Guarantee Agreement and (iii) a favorable opinion of Norton Rose Fulbright Hong Kong, special counsel to the Administrative Agent, covering customary matters concerning the Hong Kong Guarantor, and the HK Collateral Agreement and Guarantee Confirmation and the HK Share Charge.

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(d) Secretary’s Certificate. Other than in respect of a UK Loan Party, the Hong Kong Guarantor and Kurt Geiger US, the Administrative Agent shall have received a certificate of a Responsible Officer, director, secretary, an assistant secretary or a similar officer of each Loan Party, dated as of the Closing Date, in form and substance reasonably satisfactory to the Administrative Agent, (i) attaching (A) certified copies of such Loan Party’s organizational documents, (B) resolutions of its board of directors, board of managers, shareholders (if required) or analogous Person authorizing the execution, delivery and performance of the Loan Documents to which such Loan Party is a party, and (C) good standing certificates (or equivalent) issued by the Secretary of State (or analogous officer) of the jurisdiction of such Loan Party’s incorporation or formation (if available) and (ii) certifying as to the incumbency of its officers executing the Loan Documents to which it is a party on its behalf.

(e) Fees and Expenses. Substantially contemporaneously with the making of the Loans to be made on the Closing Date, the Borrowers shall have paid all fees and expenses that under the terms hereof or of the Fee Letters are due and payable on or prior to the Closing Date, as well as the reasonable and documented out-of-pocket fees, disbursements and other charges of counsel to the Administrative Agent to the extent invoiced at least one Business Day prior to the Closing Date.

(f) Collateral and Guarantee Requirement.

(i) The Administrative Agent shall have received the Guarantee Agreement, the Security Agreement, the HK Collateral Agreement and Guarantee Confirmation, the HK Share Charge, the UK Closing Date Share Charge, and the UK Collateral and Guarantee Agreement, and, subject to the Certain Funds Provision, any applicable Copyright Security Agreements, Patent Security Agreements and Trademark Security Agreements, in each case in form and substance reasonably satisfactory to the Administrative Agent and the Lenders and duly executed by each Loan Party that is a party thereto.

(ii) The Administrative Agent shall have received the Confirmation, Ratification and Acknowledgement Agreement, duly executed by each Loan Party.

(iii) The Administrative Agent shall have received a Perfection Certificate duly executed by the Loan Parties and shall have received the results of a search of UCC filings (or equivalent filings) and the results of tax, bankruptcy and judgment lien searches and evidence satisfactory to the Administrative Agent that the Liens indicated in any such financing statement (or other document) would be permitted under Section 7.2 or have been or will be contemporaneously released or terminated.

(g) Solvency Certificate. The Administrative Agent shall have received a Solvency Certificate attesting to the Solvency of Lead Borrower and its Subsidiaries (taken as a whole) on the Closing Date immediately before and upon giving effect to the Transactions, from a Financial Officer of Lead Borrower.

(h) Committed Loan Notice; Letter of Credit Application. The Administrative Agent shall have received a completed Committed Loan Notice and/or Letter of Credit Application, duly executed by a Responsible Officer of Lead Borrower with respect to any Credit Extensions to be made on the Closing Date.

(i) Insurance. The Administrative Agent shall have received evidence that the insurance required to be maintained by Section 6.10 has been obtained and is in effect.

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(j) USA PATRIOT Act; KYC. At least three Business Days prior to the Closing Date, each Lender shall have received, in each case, to the extent requested in writing at least ten Business Days prior to the Closing Date:

(i) any and all documentation and other information requested by such Lender in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the USA PATRIOT Act that has been reasonably requested by any Lender at least ten Business Days in advance of the Closing Date; and

(ii) to the extent any Loan Party constitutes a “legal entity customer” under the Beneficial Ownership Regulation, a completed Beneficial Ownership Certification in relation to such Loan Party to the extent reasonably requested by any Lender at least ten Business Days in advance of the Closing Date.

(k) [Reserved.]

(l) Accuracy of Representations and Warranties. (i) The Specified Acquisition Agreement Representations shall be true and correct solely to the extent required by the Certain Funds Provision; and (ii) the Specified Representations shall be true and correct in all material respects as of the Closing Date; provided that, to the extent that any Specified Representations specifically refers to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided further that any Specified Representation that is qualified as to “materiality,” “Material Adverse Effect”, “material adverse change” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.

(m) Officer Certificate. The Administrative Agent shall have received a certificate in the form of Exhibit K, dated as of the Closing Date and signed by a Responsible Officer of Lead Borrower confirming that certain conditions precedent set forth in this Section 4.1 have been satisfied.

(n) Existing Credit Agreement Refinancing. Substantially contemporaneously with the funding of the Loans to be made on the Closing Date, the Administrative Agent shall have received a prepayment notice and notice of termination of Revolving Commitments (under and as defined in the Existing Credit Agreement) in form and substance reasonably satisfactory to the Administrative Agent, in accordance with Sections 2.5(c) and 2.7(a) of the Existing Credit Agreement (which prepayment, when made as set forth in such notice, shall not constitute a novation, satisfaction, or payment of all Loan Document Obligations (under and as defined in the Existing Credit Agreement)) (this clause (n), the “Existing Credit Agreement Refinancing”).

(o) [Reserved.]

(p) Directors Certificates (Hong Kong Guarantor). The Administrative Agent shall have received in the case of the Hong Kong Guarantor, a certificate of a director of the Hong Kong Guarantor including attachments and certifying (i) a copy of its constitutional documents, (ii) resolutions of the board of directors and (if required) the members of the Hong Kong Guarantor approving and authorizing the execution, delivery and performance of the Loan Documents to which the Hong Kong Guarantor is a party, and (iii) a specimen of the signature of each person authorized by the resolution referred to in clause (ii) in relation to the Loan Documents and related documents.

(q) Directors Certificates (SML UK). The Administrative Agent shall have received, in the case of SML UK, a certificate of a director of SML UK including attachments and certifying: (i) a copy of its constitutional documents, (ii) resolutions of both the board of directors and (if required) the members of SML UK approving and authorizing the execution, delivery and performance of the Loan Documents to which SML UK is a party, (iii) a specimen of the signature of each person authorized by the resolution referred to in clause (ii) in relation to the Loan Documents and related documents, and (iv) that each document relating to it provided in accordance with this Section 4.1(q) is correct, complete and in full force and effect; and confirming that borrowing or guaranteeing or securing, as appropriate, the Credit Facilities would not cause any borrowing, guarantee, security or similar limit binding on SML UK to be exceeded, except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

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(r) PSC Register. The Administrative Agent shall have received, in the case of SML UK (i) a certificate of Steven Madden Holding, LLC certifying that it has complied within the relevant timeframe with any notice it has received pursuant to Part 21A of the Companies Act 2006 (UK) from SML UK and no “warning notice” or “restrictions notice” (in each case as defined in Schedule 1B of the Companies Act 2006 (UK)) has been issued in respect of those shares, together with a copy of the “PSC register” (within the meaning of section 790C(10) of the Companies Act 2006 (UK)) of SML UK, which is certified by a Responsible Officer of Steven Madden Holding, LLC to be correct, complete and not amended or suspended as at a date no earlier than the Closing Date, or (ii) a certificate of a Responsible Officer of Steven Madden Holding, LLC certifying that SML UK is not required to comply with Part 21A of the Companies Act 2006 (UK).

(s) Financial Statements. The Administrative Agent and Lead Arrangers shall have received (i) the audited consolidated balance sheet of Mercury Midco 1 and its Subsidiaries together with related statements of income, stockholders’ equity and cash flows as of the end of and for the fiscal years ended January 31, 2022, January 31, 2023 and January 31, 2024, and (ii) the unaudited consolidated balance sheet of Mercury Midco 1 and its Subsidiaries together with related statements of income, stockholders’ equity and cash flows as of the end of and for the fiscal quarters ended July 31, 2024 and October 31, 2024, and for the then elapsed portion of such fiscal year of Mercury Midco 1 and its Subsidiaries.

(t) Closing Date Acquisition. The Closing Date Acquisition shall have been consummated or will be consummated substantially contemporaneously with the funding of the Loans to be made on the Closing Date in all material respects in accordance with the terms of the Closing Date Acquisition Agreement (including, without limitation, the payment in full of all obligations under, and termination of, the existing credit facilities between Kurt Geiger Limited and Wells Fargo Bank, National Association and between Kurt Geiger Limited and Blazehill Capital Finance Limited), but without giving effect to any amendments, waivers or consents under the Closing Date Acquisition Agreement or Closing Date Management Warranty Deed by SML UK, as the purchaser, or the Lead Borrower that are materially adverse to the interests of the Credit Parties or the Lead Arrangers in their capacities as such without the consent of the Lead Arrangers, such consent not to be unreasonably withheld, delayed or conditioned (it being agreed by the Lead Arrangers that, with respect to any consent to any amendment or waiver of the Closing Date Acquisition Agreement or consent with respect thereto, such consent shall be deemed to have been given if the Lead Arrangers do not object in writing to a written request for such consent within five (5) business days after receipt of such written request for consent to such amendment, waiver or consent); provided that (a) any decrease in the aggregate purchase price shall not be materially adverse to the interests of the Credit Parties or the Lead Arrangers if such decrease is for less than 10% of the aggregate purchase price; (b) any increase in the purchase price shall not be materially adverse to the Credit Parties and the Lead Arrangers so long as such increase is funded by amounts permitted to be drawn under the Credit Facilities or the Lead Borrower’s cash on hand; and (c) the granting of any consent under the Closing Date Acquisition Agreement or Closing Date Management Warranty Deed that is not materially adverse to the interests of the Credit Parties shall not otherwise constitute an amendment or waiver.

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For purposes of determining whether the Closing Date has occurred, each Lender that has executed this Credit Agreement shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to the Lead Arrangers, Administrative Agent or such Lender, as the case may be, unless such Lender has provided written notice to the Administrative Agent (with a copy to Lead Borrower) of any disagreement prior to the initial Credit Extensions hereunder. The Administrative Agent shall promptly notify Lead Borrower and the Lenders of the effectiveness of this Credit Agreement, and such notice shall be conclusive and binding.

Notwithstanding anything to the contrary in the Commitment Letter, in any Loan Document or any other letter agreement or other undertaking concerning the financing of the Closing Date Acquisition or the transactions contemplated hereby, to the extent any Collateral (including the creation or perfection of any security interest) is not or cannot be provided on the Closing Date (other than (i) the creation and perfection of a lien on Collateral of the Loan Parties that is of the type where a lien on such Collateral may be perfected by the filing of a financing statement under the UCC, and (ii) a pledge of the equity interests of the Loan Parties (other than the Lead Borrower) and a pledge of the equity interests of the Subsidiaries of the Loan Parties (to the extent constituting Collateral), in each case, with respect to which a Lien may be perfected on the Closing Date by the delivery of a stock or equivalent certificate (together with a stock power or similar instrument endorsed in blank for the relevant certificate) (other than, with respect to any such certificate that has not been made available to the Lead Borrower at least two (2) Business Days prior to the Closing Date, to the extent the Lead Borrower has used commercially reasonable efforts to procure delivery thereof, which may instead be delivered within ten (10) business days after the Closing Date (or such later date as the Administrative Agent may reasonably agree))) after the Lead Borrower’s use of commercially reasonable efforts to do so, or without undue burden or expense, then the provision and/or perfection of such Collateral shall not constitute a condition precedent to the availability of, or initial funding under, the Credit Facilities on the Closing Date, but may instead be delivered and/or perfected (subject to any relevant registration requirements imposed by law or regulation in the United Kingdom or Hong Kong to establish, perfect, preserve and protect any Liens in favor of the Administrative Agent) within 90 days (or such longer period as the Administrative Agent may reasonably agree) after the Closing Date pursuant to arrangements to be mutually agreed by the Lead Borrower and the Administrative Agent acting reasonably (this paragraph, and the provisions herein, being referred to as the “Certain Funds Provision”).

Section 4.2 Conditions to All Credit Extensions After the Closing Date. After the Closing Date, the obligation of each Lender or L/C Issuer, as the case may be, to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of SOFR Loans or Alternative Currency Term Rate Loans) is subject to the satisfaction (or waiver) of the conditions in Section 4.1 (subject, however, to Section 2.11 in the case of proceeds of any such Incremental Term Loan Commitments or additional Revolving Commitments provided pursuant to Section 2.11 that are used to finance a Limited Condition Acquisition at such time) and the following additional conditions precedent:

(a) Each of the representations and warranties of the Loan Parties set forth in the Loan Documents shall be true and correct in all material respects, in each case on and as of such date as if made on and as of such date, provided that to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided further that any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.

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(b) No Default shall exist, or would exist upon giving effect to such proposed Credit Extension or the application of the proceeds therefrom.

(c) The Administrative Agent and, if applicable, the applicable L/C Issuer or the Swingline Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d) In the case of a Borrowing under the Incremental Term Facility, each of the applicable requirements set forth in Section 2.11 shall have been satisfied.

(e) In the case of a Credit Extension to be denominated in an Alternative Currency, such currency remains an Eligible Currency.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of SOFR Loans or Alternative Currency Term Rate Loans) submitted by Lead Borrower shall be deemed to be a representation and warranty that the applicable conditions specified in Sections 4.2(a) and, if applicable, (b) have been satisfied on and as of the date of the applicable Credit Extension.

Section 4.3 UK Accession Date Requirements. By no later than the UK Accession Date, the Lead Borrower will furnish or cause to be furnished to the Administrative Agent (in form and substance reasonably satisfactory to the Administrative Agent) all of the documents and evidence set out in this Section 4.3.

(a) Directors Certificates (UK Acceding Loan Parties). The Administrative Agent shall have received, in the case of each UK Acceding Loan Party, a certificate of a director of each such UK Acceding Loan Party including attachments and certifying: (i) a copy of its constitutional documents, (ii) resolutions of both the board of directors and (if required) the members of such UK Acceding Loan Party approving and authorizing the execution, delivery and performance of the Loan Documents to which such Loan Party is a party, (iii) a specimen of the signature of each person authorized by the resolution referred to in clause (ii) in relation to the Loan Documents and related documents, and (iv) that each document relating to it provided in accordance with this Section 4.3(a) is correct, complete and in full force and effect; and confirming that borrowing or guaranteeing or securing, as appropriate, the Credit Facilities would not cause any borrowing, guarantee, security or similar limit binding on any UK Acceding Loan Party to be exceeded, except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Subsidiary Joinder Agreement. The Administrative Agent shall have received a Subsidiary Joinder Agreement, duly executed by each UK Acceding Loan Party and Kurt Geiger USA, Inc., a Delaware corporation (“Kurt Geiger US”).

(c) Collateral and Guarantee Requirement. The Administrative Agent shall have received each UK Collateral Document (other than the UK Closing Date Share Charge and the UK Collateral and Guarantee Agreement), duly executed by each UK Acceding Loan Party and security provider that is a party thereto.

(d) Legal Opinion. The Administrative Agent shall have received (i) a favorable opinion of Norton Rose Fulbright LLP, special counsel to the Administrative Agent, covering customary matters concerning the UK Acceding Loan Parties and the UK Collateral Documents (other than the UK Closing Date Share Charge, and the UK Collateral and Guarantee Agreement) and (ii) a favorable written opinion of Foley & Lardner LLP, as special counsel for Kurt Geiger US, covering customary matters concerning Kurt Geiger US.

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(e) PSC Register. The Administrative Agent shall have received, in the case of each company incorporated in the United Kingdom whose shares are the subject of a Lien in favor of the Administrative Agent (the “Charged Company”) (i) a certificate of SML UK certifying that such Charged Company has complied within the relevant timeframe with any notice it has received pursuant to Part 21A of the Companies Act 2006 (UK) from that Charged Company and no “warning notice” or “restrictions notice” (in each case as defined in Schedule 1B of the Companies Act 2006 (UK)) has been issued in respect of those shares, together with a copy of the “PSC register” (within the meaning of section 790C(10) of the Companies Act 2006 (UK)) of that Charged Company, which is certified by a Responsible Officer of SML UK to be correct, complete and not amended or suspended as at a date no earlier than the UK Accession Date, or (ii) a certificate of a Responsible Officer of SML UK certifying that such Charged Company is not required to comply with Part 21A of the Companies Act 2006 (UK).

(f) Insurance. The Administrative Agent shall have received evidence that all insurance required to be maintained by the UK Acceding Loan Parties and Kurt Geiger US pursuant to Section 6.10 has been obtained and is in effect.

(g) Secretary’s Certificate. The Administrative Agent shall have received a certificate of a Responsible Officer, director, secretary, an assistant secretary or a similar officer of Kurt Geiger US, dated as of the UK Accession Date, in form and substance reasonably satisfactory to the Administrative Agent, (i) attaching (A) certified copies of such Loan Party’s organizational documents, (B) resolutions of its board of directors, board of managers, shareholders (if required) or analogous Person authorizing the execution, delivery and performance of the Loan Documents to which such Loan Party is a party, and (C) good standing certificates (or equivalent) issued by the Secretary of State (or analogous officer) of the jurisdiction of such Loan Party’s incorporation or formation (if available) and (ii) certifying as to the incumbency of its officers executing the Loan Documents to which it is a party on its behalf.

Article 5

Representations and Warranties

On (i) the Closing Date, solely with respect to the Specified Representations, and (ii) the date of each Credit Extension (other than the Closing Date), to the extent provided in Section 4.2, each Borrower represents and warrants to the Administrative Agent and the Lenders that:

Section 5.1 Existence, Qualification and Power; Compliance with Laws. Each Loan Party and each of its Subsidiaries (a) is duly incorporated, established, organized or formed, and validly existing and, where applicable, in good standing (or equivalent) under the laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority to (i) own or lease its assets and carry on its business as now conducted and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and, where applicable, in good standing (or equivalent) under the laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, and (d) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clauses (a) (other than with respect to the Loan Parties), (b) (other than with respect to the Loan Parties), (c) or (d), to the extent that failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Loan Party and each of its Subsidiaries is in compliance with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property and maintains all permits and licenses necessary to conduct its business, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

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Section 5.2 Authorization; No Contravention.

(a) The execution, delivery and performance by each Loan Party of each Loan Document to which such Loan Party is a party, and the consummation of the Transactions, are within such Loan Party’s corporate, limited liability company or other analogous powers, have been duly authorized by all necessary corporate, limited liability company or other analogous action required to be obtained by such Loan Parties.

(b) The execution, delivery and performance by each Loan Party of each Loan Document to which such Loan Party is a party do not and will not (i) contravene the terms of any of such Person’s Organizational Documents, (ii) conflict with or result in any breach or contravention of, or the creation of any Lien under (other than under the Loan Documents), or require any payment to be made under (x) any Contractual Obligation (other than the Loan Documents) to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (y) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (iii) violate any law applicable to such Loan Party or its property; except with respect to any conflict, breach or contravention or payment (but not creation of Liens) referred to in clause (ii)(x), to the extent that such conflict, breach, contravention or payment could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.3 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required to be made or obtained by any Loan Party in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of any Loan Document to which it is a party, or for the consummation of the Transactions, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the priority thereof), to the extent contemplated by the Collateral and Guarantee Requirement, or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Loan Documents, except for (i) notices, filings, recordings and agreements necessary to satisfy the Collateral and Guarantee Requirement, and (ii) the approvals, consents, exemptions, authorizations, actions, agreements, notices and filings which have been duly obtained, taken, given or made and are in full force and effect.

Section 5.4 Binding Effect. Each Loan Document has been duly executed and delivered by each Loan Party that is party thereto and constitutes a legal, valid and binding obligation of each such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 5.5 Financial Statements; No Material Adverse Effect.

(a) The most recent audited financial statements delivered under Section 6.1(a) (or the Audited Financial Statements, before the first delivery under said Section) and the most recent unaudited financial statements delivered under Section 6.1(b) (or the Unaudited Financial Statements, before the first delivery under said Section) fairly present in all material respects the consolidated financial condition of Lead Borrower and its Subsidiaries, as applicable, as of the dates thereof and its results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, subject, in the case of unaudited financial statements, to normal year-end audit adjustments and the absence of footnotes and except as otherwise noted therein.

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(b) Since December 31, 2024, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

Section 5.6 Litigation. There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against any Loan Party or, to the knowledge of any Borrower, threatened in writing against the Loan Parties or any of their Subsidiaries that (a) could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (b) involve any Loan Document or the Transactions.

Section 5.7 Environmental Matters.

(a) Except for Environmental Claims which have been fully resolved with no remaining material obligations or conditions and matters that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(i) each Loan Party and its Subsidiaries possess all Environmental Permits required under applicable Environmental Law to conduct their respective businesses and are, and within applicable statutes of limitation, have been, in material compliance with the terms of such Environmental Permits. No Loan Party or any of its Subsidiaries has received written notice that any Environmental Permits possessed by any of them will be revoked, suspended or will not be renewed;

(ii) the execution and delivery of this Credit Agreement and the consummation by the Loan Parties of the Transactions does not require any notification, registration, reporting, filing, investigation, or environmental response action under any Environmental Law;

(iii) each of the Loan Parties and their Subsidiaries are currently, and within applicable statutes of limitation, have been, in material compliance with all applicable Environmental Law;

(iv) no Loan Party nor any of its Subsidiaries has received (A) notice of any pending or threatened (in writing) civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, investigation, notice or demand letter or request for information under any Environmental Law, or (B) notice of actual or potential liability under any Environmental Law including any Environmental Liability that such Loan Party or Subsidiary may have retained or assumed either contractually or by operation of law or of any Environmental Claim, in either case with respect to clauses (A) or (B) that reasonably could be expected to result in material expenditure by such Loan Party or Subsidiary. No Borrower has knowledge of any circumstances that reasonably could be expected to result in a material Environmental Liability;

(v) as of the Closing Date: (A) no property or facility currently, or to the knowledge of any Borrower, formerly owned, operated or leased by any Loan Party or any of its current or former Subsidiaries or by any respective predecessor in interest, and (B) no property at which Hazardous Materials generated, owned or controlled by any Loan Party, any of its present or former Subsidiaries or, to the knowledge of any Borrower, any predecessor in interest have been stored, treated or disposed of, have been identified by a Governmental Authority as recommended for or requiring or potentially requiring environmental assessment and/or response actions under Environmental Law;

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(vi) (A) there has been no disposal, spill, discharge or Release of any Hazardous Material generated, used, owned, stored or controlled by any Loan Party, any of its Subsidiaries or, to the knowledge of any Borrower, any predecessor in interest, on, at or under any property currently or, to the knowledge of any Borrower, formerly owned, operated or leased by any Loan Party, any of its current or former Subsidiaries or any predecessor in interest, (B) there are no Hazardous Materials located in, at, on or under such facility or property, or at any other location, in either case (A) or (B), that reasonably could be expected to require investigation, removal, remedial or corrective measures by any Loan Party or any of its Subsidiaries or that reasonably could result in material liabilities of, or material losses, damages or costs to any Loan Party or any of its Subsidiaries under any Environmental Law, and (C) neither the Loan Parties nor any of their Subsidiaries has retained or assumed any liability contractually or by operation of law with regard to the generation, treatment, storage or disposal of Hazardous Materials or compliance with Environmental Law that could reasonably be expected to result in material expenditures by any Loan Party or any of its Subsidiaries;

(vii) (A) there has not been any underground or aboveground storage tank or other underground storage receptacle or related piping, or any impoundment or other disposal area in each case containing Hazardous Materials located on any facility or property owned, leased or operated by any Loan Party or any of its Subsidiaries, and (B) no asbestos or polychlorinated biphenyls have been used or disposed of, or have been located at, on or under any facility or property owned, leased or operated by any Loan Party or any of its Subsidiaries, in either case (A) or (B) except in material compliance with applicable Environmental Laws or as would not result in material Environmental Liability;

(viii) to the knowledge of the Loan Parties, no Lien has been recorded against any properties, assets or facilities owned, leased or operated by any Loan Party or any of its Subsidiaries under any Environmental Law.

(b) The Loan Parties and their Subsidiaries have provided to the Administrative Agent and its authorized representatives all material records and files, including all material assessments, reports, studies, analyses, audits, tests and data in their possession or under their control concerning any Environmental Claim, the existence of Hazardous Materials or any other environmental concern at properties, assets or facilities currently or formerly owned, operated or leased by any Loan Party or any of their present or former Subsidiaries or predecessor in interest, or concerning compliance by any Loan Party or any such Subsidiary with, or liability under any Environmental Law.

Section 5.8 Ownership of Properties; Liens. Each Loan Party and each of its Subsidiaries (a) has good title to, valid leasehold interests in or other rights to use, all its real and personal property material to its business, in each case, subject to Liens permitted under this Credit Agreement and except for defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes, (b) owns, or is entitled to use, all trademarks, service marks, trade names, domain names, copyrights, patents, patent rights, technology, software, know-how database rights, design rights and other intellectual property rights material to its business, and the use thereof by the Loan Parties and their respective Subsidiaries does not, to the knowledge of the Borrowers, infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, and (c) except to the extent otherwise permitted under Section 6.4, (i) has complied in all material respects with all obligations under all material leases to which it is a party and all such leases are in full force and effect and (ii) enjoys peaceful and undisturbed possession under all such material leases.

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Section 5.9 Casualty, Etc. Neither the businesses nor the properties of any Loan Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.10 Investment Company Status. No Loan Party or any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

Section 5.11 Taxes. Each Loan Party and each of its Subsidiaries has timely filed or caused to be filed all federal, provincial, state, municipal, foreign and other Tax returns and reports required to be filed, and have timely paid all federal, provincial, state, municipal, foreign and other Taxes levied or imposed upon them or their properties, income or assets otherwise due and payable, except (a) those which are being Contested in Good Faith, and/or (b) failures to file or pay as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. There are no Tax audits, deficiencies, assessments or other Tax claims with respect to any Loan Party or any of its Subsidiaries that could, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 5.12 ERISA, Etc.

(a) Each Loan Party and each of its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. No event described in Section 4062(e) of ERISA has occurred and is continuing with respect to any Pension Plan. The present value of all accumulated benefit obligations under each Pension Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Pension Plan by a material amount, and the present value of all accumulated benefit obligations of all underfunded Pension Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Pension Plans by a material amount.

(b) Each Pension Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of the Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. Each Loan Party and ERISA Affiliate has made all required contributions to each Pension Plan subject to Section 412 of the Code, and no application for a funding waiver pursuant to Section 412 of the Code has been made with respect to any Pension Plan.

(c) There are no pending or, to the knowledge of the Borrowers, threatened (in writing) claims, actions, or lawsuits, or action by any Governmental Authority, with respect to any Pension Plan. There has been no violation of the fiduciary responsibility rules of ERISA with respect to any Pension Plan.

(d) No Loan Party or ERISA Affiliate (i) has incurred, or reasonably expects to incur, any material liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA), (ii) has incurred, or reasonably expects to incur, any material liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 of ERISA with respect to a Multiemployer Plan, and (iii) has engaged in a transaction that could reasonably be expected to be subject to Section 4069 or Section 4212(c) of ERISA.

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(e) No such Pension Plan or trust created thereunder, or party in interest (as defined in Section 3(14) of ERISA), or any fiduciary (as defined in Section 3(21) of ERISA), has engaged in a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) which would subject such Pension Plan or any other plan of any Loan Party or any of its ERISA Affiliates, any trust created thereunder, or any such party in interest or fiduciary, or any party dealing with any such Pension Plan or any such trust, to any material penalty or tax on “prohibited transactions” imposed by Section 502 of ERISA or Section 4975 of the Code.

(f) With respect to any Foreign Plan, (i) all employer and employee contributions required by the law of the applicable foreign jurisdiction or by the terms of the Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices; (ii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance, or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles; and (iii) it has been registered if required by the law of the applicable foreign jurisdiction and has been maintained in good standing with the applicable regulatory authorities of such jurisdiction.

(g) As at the Closing Date, no Loan Party or any of its Subsidiaries (to such Loan Party’s knowledge) is or has at any time been: (a) an employer (for the purposes of sections 38 to 51 of the Pensions Act 2004 (UK)) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pensions Schemes Act 1993 (UK)) or (b) “connected” with or an “associate” (as those terms are used in sections 38 and 43 of the Pensions Act 2004 (UK)) of such an employer.

Section 5.13 Subsidiaries; Equity Interests. As of the Closing Date, no Loan Party has any direct or indirect Subsidiaries or equity Investments in, or joint ventures or partnerships with, any Person, except as disclosed in Schedule 5.13. Such Schedule sets forth, as of the Closing Date, (a) the name and jurisdiction of organization or incorporation of each Subsidiary and identifies each Subsidiary that is an Excluded Subsidiary or a Subsidiary Guarantor on the Closing Date, (b) the ownership interest of each Loan Party and its Subsidiaries in each of their respective Subsidiaries, including the percentage of such ownership and (c) identifies each Person the Equity Interests of which are required to be pledged on the Closing Date pursuant to the Collateral and Guarantee Requirement. Except as disclosed in Schedule 5.13, all of the issued and outstanding Equity Interests owned by any Loan Party in its Subsidiaries have been duly authorized and issued and are fully paid and non-assessable and are free and clear of all Liens other than Liens permitted under this Credit Agreement.

Section 5.14 Insurance. Schedule 5.14 sets forth a description of all material insurance maintained by or on behalf of the Loan Parties and their Subsidiaries on the Closing Date (including names of carriers, policy number, expiration dates, insurance types and coverage amounts). As of the Closing Date, such insurance is in full force and effect.

Section 5.15 Federal Reserve Regulations, Etc. Neither any Loan Party nor any of its Subsidiaries is engaged principally, or as one of their important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock. Immediately before and upon giving effect to the making of each Loan and the issuance of each Letter of Credit, Margin Stock will constitute less than 25% of each Loan Party’s assets as determined in accordance with Regulation U. No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (a) to purchase, acquire or carry any Margin Stock (other than repurchases made by Lead Borrower of its Equity Interests in compliance with Regulation U) or (b) for any purpose that entails a violation of the provisions of the regulations of the Federal Reserve Board, including Regulation T, U or X.

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Section 5.16 Collateral Documents.

(a) The Security Agreement, the UK Collateral Documents and the HK Collateral Document, upon execution and delivery thereof by the parties thereto, and (i) in respect of the HK Collateral Document, upon effecting the registrations with the Hong Kong Companies Registry, and (ii) in the case of any Collateral Document granted by a UK Loan Party, the registration of the particulars of that Collateral Document at Companies House in England and Wales in accordance with section 859A of the Companies Act 2006 (UK), will, subject to any other Perfection Requirements, create in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, to the extent contemplated by the Collateral and Guarantee Requirement, a legal, valid and enforceable security interest in the Collateral (as defined in the Security Agreement) and the proceeds thereof, subject to (a) the effects of bankruptcy, insolvency, moratorium, reorganization, administration, examinership, fraudulent conveyance or other similar laws affecting creditors’ rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), and, to the extent contemplated by the Collateral and Guarantee Requirement, (i) when the Pledged Equity Interests (other than uncertificated Equity Interests) and the Pledged Debt Securities (as each such term is defined in the Security Agreement) required to be delivered under the Security Agreement are, in fact, delivered to the Administrative Agent together with the proper endorsements, the Lien created under the Security Agreement shall constitute a fully perfected first priority (subject to (x) Permitted Encumbrances arising under, and having priority by operation of, applicable law, and (y) Liens permitted pursuant to Section 7.2(e)) Lien on, and security interest in, all right, title and interest of the Loan Parties in such Pledged Equity Interests and Pledged Debt Securities to the extent that the laws of the United States or any state, commonwealth or other political subdivision thereof govern the creation and perfection of any such security interest, in each case prior and superior in right to any other Lien or right of any other Person (subject to (x) Permitted Encumbrances arising under, and having priority by operation of, applicable law, and (y) Liens permitted pursuant to Section 7.2(e)) and (ii) when financing statements in appropriate form are duly filed in the offices specified on Schedule 5.16 and, with respect to Collateral consisting of Intellectual Property, when the Security Agreement (or Copyright Security Agreements, Patent Security Agreements and/or Trademark Security Agreements, as applicable) are filed with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, and in each case, all applicable filing fees have been paid, the Lien created under the Security Agreement will constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Collateral to the extent such security interest may be perfected by the filing of a UCC financing statement and, with respect to Intellectual Property, the filing of such Copyright Security Agreements, Patent Security Agreements and/or Trademark Security Agreements with the United States Patent and Trademark Office or the United States Copyright Office, as applicable (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on material Intellectual Property acquired by the Loan Parties after the Closing Date), in each case subject to (y) Section 9-315 of the UCC in the case of proceeds of Collateral and (z) any Liens expressly permitted by Section 7.2. Notwithstanding anything herein (including this Section) or in any other Loan Document to the contrary, no Borrower or any other Loan Party makes any representation or warranty as to the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest in any Equity Interests of any Foreign Subsidiary (other than the Hong Kong Guarantor and the UK Loan Parties), or as to the rights and remedies of the Administrative Agent or the Secured Parties with respect thereto, under foreign law.

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(b) For purposes of the Regulation, each UK Loan Party’s “centre of main interest” (as that term is used in the Regulation) is situated in its jurisdiction of its incorporation and no UK Loan Party has an “establishment” (as that term is used in the Regulation) in any other jurisdiction, except as otherwise consented to in writing by the Administrative Agent.

(c) Subject to the Legal Reservations and the Perfection Requirements, each UK Loan Party’s payment obligations under the Loan Documents to which it is a party rank at least pari passu with the claims of all its respective other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

(d) Each UK Collateral Document has or will have the ranking in priority which it is expressed to have in such UK Collateral Document (subject to (x) Permitted Encumbrances arising under, and having priority by operation of, applicable law, and (y) Liens permitted pursuant to Section 7.2(d), (e) or (k)).

Section 5.17 Solvency. Immediately before and immediately after the consummation of each Transaction, the Loan Parties and their respective Subsidiaries (taken as a whole) are Solvent.

Section 5.18 Anti-Corruption Laws; Sanctions; Anti-Terrorism Laws.

(a) Each Loan Party, its Subsidiaries and their respective officers, employees and, to Lead Borrower’s knowledge, their directors and agents, are in compliance in all material respects with Anti-Corruption Laws and applicable Sanctions. Neither any Loan Party, any of its Subsidiaries or, to the knowledge Lead Borrower, any of their respective directors, officers or employees is a Sanctioned Person. Each Loan Party and each of its Subsidiaries has implemented and maintains in effect policies and procedures reasonably designed to promote and achieve compliance by the Loan Party, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and all applicable Sanctions.

(b) No Loan or Letter of Credit, use of the proceeds of any Loan or Letter of Credit, or other transactions contemplated hereby, will violate Anti-Corruption Laws or applicable Sanctions. No part of the proceeds of the Loans or the Letters of Credit will be used, directly or, to the knowledge of Lead Borrower, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in each case in violation of the Anti-Corruption Laws.

(c) Neither the making of the Loans hereunder nor the use of the proceeds thereof will violate the any regulations passed under the USA PATRIOT Act or will violate the Trading with the Enemy Act, the International Emergency Economic Powers Act, or any regulations passed thereunder, including the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V) or any enabling legislation or executive order relating thereto or successor statute thereto (together with Sanctions, “Anti-Terrorism Laws”). Each Loan Party and each of its Subsidiaries are in compliance with applicable Anti-Terrorism Laws.

(d) No Borrower or its Subsidiaries currently engages, or has any present intention to engage in the future, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if such Borrower or Subsidiary were a U.S. Person or (iii) any other activity that would reasonably be expected to cause the Administrative Agent, the L/C Issuers or the Lenders to be (A) in violation of the Outbound Investment Rules or (B) legally prohibited by the Outbound Investment Rules from performing their respective obligations under this Credit Agreement.

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Section 5.19 Accuracy of Information, Etc.

(a) The written reports, financial statements, certificates or other written information concerning Lead Borrower and its Subsidiaries furnished by or on behalf of any Loan Party to any Credit Party pursuant to the terms of this Credit Agreement or in connection with the transactions contemplated hereby and the negotiation of this Credit Agreement or delivered hereunder or under any other Loan Document (in each case as modified or supplemented by other written information so furnished from time to time), when taken as a whole (after giving effect to all supplements and updates thereto provided through the date furnished), and with respect to Mercury Topco and its subsidiaries and any information relating thereto delivered on or prior to the Closing Date, to each Loan Party’s knowledge, does not and will not, when furnished to such Credit Party, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (when taken as a whole and after giving effect to all supplements and updates thereto provided through the date furnished), provided that, notwithstanding anything herein to the contrary, with respect to projections, other forward-looking information, budgets, forecasts, estimates and information of a general economic or industry specific nature, the Loan Parties represent only that (and with respect to Mercury Topco and its subsidiaries and any information relating thereto delivered on or prior to the Closing Date, to each Loan Party’s knowledge that) such projections and statements were prepared in good faith based upon assumptions believed to be reasonable at the time (it being understood that such projections and statements are as to future events and are not to be viewed as facts, that such projections and statements are subject to significant uncertainties and contingencies and that actual results during the period or periods covered by any such projections and statements may differ significantly from the projected results, and that no assurance can be given that the projected results will be realized, that actual results may differ and that such differences may be material).

(b) As of the Closing Date, the information included in the Beneficial Ownership Certification is true and correct in all material respects.

Section 5.20 Labor Matters. There are no strikes, lockouts or slowdowns against any Loan Party or any of its Subsidiaries pending or, to the knowledge of any Borrower, threatened in writing. The hours worked by and payments made to employees of the Loan Parties and their Subsidiaries are not in violation in any material respect of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters. All material payments due from the Loan Parties or any of their Subsidiaries, or for which any claim may be made against any of the Loan Parties or any of their Subsidiaries, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such Loan Party or such Subsidiary to the extent required by GAAP. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any of the Loan Parties or any of their Subsidiaries is bound.

Section 5.21 Affected Financial Institutions. No Loan Party is an Affected Financial Institution.

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Article 6

Affirmative Covenants

Until the Termination Date, each Borrower covenants and agrees with the Credit Parties that:

Section 6.1 Financial Statements and Other Information. Lead Borrower will furnish or cause to be furnished to the Administrative Agent either in hard copy or by electronic communication (including by email, internet and intranet websites) pursuant to procedures approved in writing by the Administrative Agent:

(a) within 90 days after the end of each Fiscal Year (or, if later, such date as Lead Borrower’s Annual Report on Form 10-K for such Fiscal Year is due after giving effect to any extension of such date granted by the Securities and Exchange Commission to all public companies, it being understood, however, that, in such event, unaudited financial statements of the types contemplated by this clause (a) shall nevertheless be delivered pursuant hereto within 90 days after the end of such Fiscal Year) (commencing with the Fiscal Year ended December 31, 2025), the audited consolidated balance sheet of Lead Borrower and its Subsidiaries together with the related statements of income, comprehensive income, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous Fiscal Year (or, in the case of the balance sheet, as of the end of the previous Fiscal Year), which consolidated balance sheet and related statements of income, comprehensive income, stockholders’ equity and cash flows shall be audited by Ernst & Young LLP or another registered independent public accounting firm of recognized standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit, except that such opinion (i) may contain references (excluding formal qualifications) regarding audits performed by other auditors as contemplated by AU Section 543, Part of Audit Performed by Other Independent Auditors (or any successor or similar standard under GAAP) and (ii) may include a qualification or exception relating to an anticipated financial covenant default under this Credit Agreement or other Indebtedness or relating to or resulting from an upcoming maturity date under any Indebtedness occurring within one year from the time such opinion is delivered) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of Lead Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP;

(b) within 45 days after the end of each fiscal quarter of each Fiscal Year (including the fourth fiscal quarter of each Fiscal Year) (commencing with the fiscal quarter ended March 31, 2025), the unaudited consolidated balance sheet of Lead Borrower and its Subsidiaries and the related unaudited statements of income, comprehensive income, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the Fiscal Year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of the corresponding period or periods of) the previous Fiscal Year, which consolidated balance sheet and related statements of income, comprehensive income, stockholders’ equity and cash flows shall be certified by a Financial Officer of Lead Borrower as presenting fairly in all material respects the financial condition and results of operations of Lead Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes;

(c) [reserved];

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(d) concurrently with any delivery of financial statements under clause (a) or (b) above, a Compliance Certificate signed by a Financial Officer of Lead Borrower (i) stating whether any change in GAAP or in the application thereof has occurred since the date of the Audited Financial Statements or the date of the last Compliance Certificate delivered pursuant to the Credit Agreement, as applicable, and if any such change has occurred which impacts the computation of the financial tests set forth in this Credit Agreement, specifying the effect of such change on the financial computations set forth herein, (ii) containing either a certification that no Default exists or, specifying the nature of each such Default, the nature and status thereof and any action taken or proposed to be taken with respect thereto, (iii) certifying that there have been no changes to the jurisdiction of organization or legal name of any Loan Party since the Closing Date or the date of the last Compliance Certificate delivered pursuant to the Credit Agreement, as applicable, except as specified in such Compliance Certificate, (iv) attaching reasonably detailed calculations demonstrating compliance with the applicable Financial Covenant, (v) certifying that Lead Borrower has no Subsidiaries other than (A) those that existed on the Closing Date and were reflected in the Perfection Certificate on such date, (B) those formed or acquired after the Closing Date with respect to which the Administrative Agent was previously notified either pursuant to Section 6.12 of the Credit Agreement, in an additional Perfection Certificate or in a previous Compliance Certificate, and (C) those other Subsidiaries set forth on the relevant Schedule to such Compliance Certificate, which Schedule sets forth for each such Subsidiary whether such Subsidiary is (w) a Domestic Subsidiary, (x) a Subsidiary Guarantor (including the basis for it not being a Subsidiary Guarantor, if applicable), (y) a first tier Foreign Subsidiary or (z) an Excluded Subsidiary (including the basis for its constituting an Excluded Subsidiary), and (vi) certifying as to all applications for any Intellectual Property with the United States Patent and Trademark Office, the United States Copyright Office or any similar offices in the United States of America or any other country filed by or on behalf of Lead Borrower or any other Loan Party, and all Intellectual Property registrations and applications acquired by Lead Borrower or any other Loan Party, since the Closing Date or the date of the last Compliance Certificate delivered pursuant to the Credit Agreement, as applicable;

(e) within 60 days after the beginning of each Fiscal Year, an annual consolidated forecast for Lead Borrower and its Subsidiaries for such Fiscal Year prepared on a month-by-month basis, including projected consolidated balance sheets, statements of income, comprehensive income and cash flow of Lead Borrower and its Subsidiaries, all in reasonable detail reasonably acceptable to the Administrative Agent; and

(f) promptly following any request therefor, (i) such other information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” requirements under the USA Patriot Act, the Beneficial Ownership Regulation or other applicable Anti-Corruption and Anti-Terrorism Laws (including those passed pursuant to the USA PATRIOT Act), and (ii) such other information regarding the operations, business affairs and financial condition of Lead Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as any Credit Party may reasonably request; provided, however, that, notwithstanding any provision hereof or any other Loan Document to the contrary, no Loan Party nor any Subsidiary thereof shall be required to disclose or discuss, or permit the inspection, examination or making of extracts of, any records, books, information or account or other matter (i) in respect of which disclosure to the Administrative Agent, any Credit Party or their representatives is then prohibited by applicable law or any third-party agreement binding on any Loan Party or any Subsidiary thereof, (ii) that is protected from disclosure by the attorney-client privilege or the attorney work product privilege, or (iii) constitutes non-financial trade secrets or non-financial proprietary information (the “Disclosure Exceptions”).

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Documents required to be delivered pursuant to Section 6.1(a) or (b) (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which Lead Borrower posts such documents, or provides a link thereto at https://stevemadden.gcs-web.com; (ii) on which such documents are posted on Lead Borrower’s behalf on an internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); or (iii) on which such documents become available on the Electronic Data Gathering and Retrieval System (or any successor thereto) of the Securities and Exchange Commission (or any Governmental Authority succeeding to any or all of the functions of said Commission). The Administrative Agent shall have no obligation to request the delivery of the documents referred to above, and in any event shall have no responsibility to monitor compliance by Lead Borrower with any such delivery, and each Lender shall be solely responsible for maintaining its own copies of such documents.

Section 6.2 Notices of Material Events. Lead Borrower will furnish or caused to be furnished to the Administrative Agent written notice of the following promptly after any Responsible Officer of Lead Borrower obtains actual knowledge thereof:

(a) the occurrence of any Default, specifying the nature and extent thereof;

(b) the filing or commencement of, or any written threat or notice of intention of any Person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against any Loan Party or any of its Subsidiaries, in each case as could reasonably be expected to have a Material Adverse Effect;

(c) the occurrence of any ERISA Event (or any similar event with respect to a Foreign Plan) that, together with all other ERISA Events (or other similar events with respect to Foreign Plans) that have occurred, could reasonably be expected to result in liability of any Loan Party in an aggregate amount exceeding the Threshold Amount;

(d) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by any Loan Party or any of its Subsidiaries with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by any Loan Party to its shareholders generally, as the case may be;

(e) the occurrence of any other development that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect;

(f) any change in the information provided in the most recently delivered Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified therein; and

(g) promptly after the furnishing, receipt or execution thereof, copies of (i) any amendment, waiver, consent or other written modification of the Rosenthal Factoring Agreement or the CIT Factoring Agreement and (ii) any notice of default or any notice related to the exercise of remedies under the Rosenthal Factoring Agreement or the CIT Factoring Agreement.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer of Lead Borrower or other executive officer of Lead Borrower setting forth the details of the event or development requiring such notice and, in the case of any such notice under clause (a), (b), (c), (e), (f) or (g)(ii) any action taken or proposed to be taken with respect thereto.

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Section 6.3 Existence; Conduct of Business.

(a) Each Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business, except (i) where the failure of a Subsidiary (other than any Loan Party) to maintain its legal existence could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (ii) that neither Lead Borrower nor any Subsidiary shall be required to preserve, renew or keep in full force and effect its rights, licenses, permits, privileges and franchises if the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and (iii) as otherwise permitted under Section 7.3 or Section 7.5; provided, that nothing in this Section 6.3(a) shall require the Borrower nor any Subsidiary to preserve, renew and keep in full force and effect any rights, licenses, permits, privileges and franchises that the Borrower or its Subsidiaries determine, in good faith, are no longer material to the operation of the business of the Lead Borrower and its Subsidiaries, taken as a whole.

(b) Each Loan Party shall, and shall cause each of its Subsidiaries to:

(i) ensure that (A) all pension schemes operated by or maintained for the benefit of a UK Loan Party and/or any of its employees to which Part 3 of the Pensions Act 2004 (UK) applies are fully funded based on the statutory funding objective under sections 221 and 222 of the Pensions Act 2004 (UK), except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect and (B) no action or omission is taken by any UK Loan Party in relation to such a pension scheme which has had or would reasonably be expected to have a Material Adverse Effect; and

(ii) ensure that no UK Loan Party is an employer (for the purposes of sections 38 to 51 of the Pensions Act 2004 (UK)) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pension Schemes Act 1993 (UK)) or “connected” with or an “associate” of (as those terms are defined in sections 38 or 43 of the Pensions Act 2004 (UK)) such an employer.

Section 6.4 Payment and Performance of Obligations. Each Borrower will, and will cause each of its Subsidiaries to, pay or perform its obligations, including federal, provincial, state, municipal, foreign and other Tax liabilities, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being Contested in Good Faith, and/or (b) the failure to make payment or perform could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, provided that nothing in this Section shall be deemed to require the Lead Borrower or any Subsidiary to pay any Subordinated Debt in violation of the subordination provisions applicable thereto.

Section 6.5 Maintenance of Properties. Each Borrower will, and will cause each of its Subsidiaries to, keep and maintain all property material to the conduct of the business of the Lead Borrower and its Subsidiaries, taken as a whole, in reasonably good working order and condition, ordinary wear and tear, condemnation and casualty excepted.

Section 6.6 Books and Records; Inspection Rights. Each Borrower will, and will cause each of its Subsidiaries to, (i) keep proper books of record and account sufficient to enable the preparation of financial statements in accordance with GAAP and (ii) subject to the Disclosure Exceptions, permit any representatives designated by the Administrative Agent (or, upon the occurrence and during the continuance of an Event of Default, any other Credit Party), upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accounting firm (so long as Lead Borrower has been given a reasonable opportunity to participate in any such discussions with its officers and/or such accountants, if no Event of Default has occurred and is continuing), all at the expense of the Borrowers and at such reasonable times and as often as reasonably requested; provided that Borrowers shall only be liable for such reasonable and documented out-of-pocket expenses of the Administrative Agent in connection with one inspection per Fiscal Year of Lead Borrower’s and its Subsidiaries’ books and records as described in clause (ii) above; provided further during the existence of an Event of Default, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at any time during normal business hours and without advance notice, all at the expense of the Borrowers.

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Section 6.7 Compliance with Laws. Each Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property and maintain all permits and licenses necessary to conduct its business, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. In addition, and without limiting the foregoing sentence, each Loan Party will, and will cause each of its Subsidiaries to, comply in all material respects with applicable Anti-Corruption Laws, applicable Sanctions and the USA PATRIOT Act and the regulations promulgated thereunder.

Section 6.8 Use of Proceeds.

(a) The Borrowers will use the proceeds of all Loans made on the Closing Date to (i) pay a portion of the purchase price for the Closing Date Acquisition (including to pay all or a portion of the Payoff Amount (as defined in the Closing Date Acquisition Agreement as in effect as of February 12, 2025)), (ii) repay existing debt in connection with the Existing Credit Agreement Refinancing, (iii) pay Transaction Expenses, and (iv) provide for working capital and other general corporate purposes of the Lead Borrower and its Subsidiaries. The proceeds of the Loans and the Letters of Credit will be used only for general corporate purposes not inconsistent with the terms hereof or in contravention of any law or any Loan Document.

(b) No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase, acquire or carry any Margin Stock (other than repurchases made by Lead Borrower of its Equity Interests in compliance with Regulation U) or (ii) for any purpose that entails a violation of any of the regulations of the Board, including Regulations T, U and X. The Borrowers will not request any Credit Extension, and the Borrowers shall not use, and shall ensure that each Loan Party, their respective Subsidiaries and their respective directors, officers, employees and agents shall not use, the proceeds of any Credit Extension (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or (ii) in any manner that would result in the violation of any applicable Sanctions or any Anti-Terrorism Laws by any Person, including any Credit Party.

Section 6.9 Information Concerning Collateral. The Borrowers will furnish to the Administrative Agent at least ten days’ prior written notice of any change in (a) the legal name or jurisdiction of incorporation or formation of any Loan Party, (b) the location of the chief executive office of any Loan Party, its principal place of business, any office in which it maintains books or records relating to a material portion of the Collateral owned or held by it or on its behalf or, except as provided in the applicable Collateral Documents, any office or facility at which Collateral owned or held by it or on its behalf with an aggregate book value in excess of $2,000,000 (or equivalent in any other currency) is located (including the establishment of any such new office or facility), other than (i) Inventory and equipment stored at temporary locations or in-transit from one location to another location, in each case in the ordinary course of business, (ii) Inventory and equipment out for repair or refurbishment or at trade shows, or (iii) Collateral located in retail stores, or (c) the identity or organizational structure of any Loan Party such that a financing statement filed in favor of Administrative Agent against a Loan Party becomes seriously misleading within the meaning of the applicable UCC. The Borrowers agree not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral to the extent contemplated by the Collateral and Guarantee Requirement. Each UK Loan Party shall maintain its “centre of main interests” in its jurisdiction of incorporation for the purposes of the Regulation, except as otherwise consented to in writing by the Administrative Agent.

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Section 6.10 Insurance.

(a) Each Borrower will, and will cause each of its Subsidiaries to, maintain, with financially sound and reputable insurance companies (it being understood that if an insurance company ceases to be financially sound and reputable after the related insurance coverage is obtained or renewed, then this undertaking shall not be deemed to be breached so long as Lead Borrower promptly replaces such insurance company with a financially sound and reputable insurance company), adequate insurance for its insurable properties, all to such extent and against such risks, including fire, casualty, business interruption and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses operating in the same or similar locations and of same or similar size, including public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by it (including the insurance required pursuant to the Collateral Documents); and maintain such other insurance as may be required by law. Notwithstanding the foregoing, Lead Borrower and the Subsidiaries may (i) maintain all such insurance with any combination of primary and excess insurance, (ii) maintain any or all such insurance pursuant to master or so-called “blanket policies” insuring any or all Collateral, and/or (iii) self-insure with respect to such risks with respect to which companies of established reputation engaged in the same general line of business in the same general area usually self-insure.

(b) Each Borrower will, and will cause each of its Subsidiaries to, (i) cause all such general liability and property policies, and use commercially reasonable efforts to cause all such other policies, in each case of such Loan Party and its Subsidiaries to be endorsed or otherwise amended to include an additional insured endorsement or a “standard” or “New York” lender’s loss payable endorsement, as appropriate, each in form and substance reasonably satisfactory to the Administrative Agent, (ii) use commercially reasonable efforts to cause each such policy to provide that it shall not be canceled, modified or not renewed for any other reason upon not less than 30 days’ prior written notice thereof (or ten days’ prior written notice thereof if due to non-payment of premium) by the insurer to the Administrative Agent, and (iii) deliver to the Administrative Agent, prior to the cancellation, modification or non-renewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Administrative Agent) together with evidence reasonably satisfactory to the Administrative Agent of payment of the premium therefor.

(c) Each Borrower will promptly upon request of the Administrative Agent, deliver to the Administrative Agent (for distribution to all Lenders), evidence of compliance by all Loan Parties with the requirements contained Sections 6.10(a) and (b) in form and substance reasonably acceptable to the Administrative Agent, including, without limitation, if so requested, evidence of annual renewals of such insurance.

(d) In connection with the covenants set forth in this Section 6.10, it is understood and agreed that:

(i) no Credit Party or any of its Related Parties shall be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 6.10, it being understood that (A) each Loan Party shall look solely to its insurance companies or any other parties other than the aforesaid parties for the recovery of such loss or damage and (B) such insurance companies shall have no rights of subrogation against any Credit Party or any of their Related Parties, provided, however, that if the insurance policies do not provide waiver of subrogation rights against such parties, then each Borrower (for itself and each of its Subsidiaries) hereby agrees, to the extent permitted by law, to waive its right of recovery, if any, against the Credit Parties and their Related Parties; and

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(ii) the designation of any form, type or amount of insurance coverage by the Administrative Agent or the Required Lenders under this Section 6.10 shall in no event be deemed a representation, warranty or advice by any Credit Party that such insurance is adequate for the purposes of the business of any Loan Party or its Subsidiaries or the protection of their properties.

Section 6.11 Casualty Events.

(a) Each Borrower will, and will cause each of its Subsidiaries to, furnish to the Credit Parties prompt written notice of each Casualty Event, or series of related Casualty Events, the Net Cash Proceeds of which are reasonably expected, in Lead Borrower’s good faith determination, to exceed $40,000,000.

(b) All proceeds received by or paid to the Administrative Agent that do not constitute Net Cash Proceeds that are required to be applied to the Loan Document Obligations pursuant to Section 2.7(b) shall promptly be paid over to Lead Borrower on behalf of the applicable Loan Party unless an Event of Default has occurred and is continuing.

Section 6.12 Covenant to Guarantee and Provide Security.

(a) Subsidiary Guarantors. If any (i) Domestic Subsidiary of a Loan Party (other than an Excluded Subsidiary) or (ii) UK Subsidiary (other than an Excluded Subsidiary) is formed or acquired after the Closing Date, or if an Excluded Subsidiary ceases to be an Excluded Subsidiary, Lead Borrower will notify the Administrative Agent in writing thereof within ten Business Days following such event (or such later date as may be acceptable to the Administrative Agent in its sole discretion) and within 30 days following such event (or such later date as may be acceptable to the Administrative Agent in its sole discretion) (provided, however, that, (i) in the case of any Subsidiary that ceases to be an Excluded Subsidiary by virtue of ceasing to be an Immaterial Subsidiary, the foregoing deadlines shall be the date upon which financial statements are due under Section 6.1(b), demonstrating that such Subsidiary has ceased to be an Immaterial Subsidiary, and ten Business Days following such due date, respectively, or in each case such later date as may be acceptable to the Administrative Agent in its sole discretion and (ii) in the case of any UK Subsidiary (other than an Excluded Subsidiary) that is formed or acquired after the Closing Date and before the UK Accession Date, Section 4.3 shall govern the documents and deadline for such UK Subsidiary to become a Guarantor or Borrower, as applicable):

(i) the Borrowers will cause each such Subsidiary to be joined to the applicable Loan Documents as a Subsidiary Guarantor or, with the Administrative Agent’s consent (such consent not to be unreasonably withheld, conditioned or delayed), an additional Borrower and, in connection therewith, (A) execute and deliver a Subsidiary Joinder Agreement (and, with respect to any such UK Subsidiary, a UK Collateral and Guarantee Accession Deed, and any other accession document or UK Collateral Document as may be reasonably requested by the Administrative Agent in form and substance reasonably satisfactory to the Administrative Agent) and a Perfection Certificate and (B) promptly take such actions to create and perfect Liens on such Subsidiary’s assets to secure the Secured Obligations as the Administrative Agent shall reasonably request,

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(ii) if any Equity Interests issued by any such Subsidiary are owned or held by or on behalf of any Loan Party, the Borrowers will cause such Equity Interests to be pledged pursuant to the Collateral Documents,

(iii) the Borrowers will cause each such Subsidiary to become a party to the Master Intercompany Note, and

(iv) the Borrowers will deliver or cause to be delivered to the Administrative Agent such certificates and legal opinions as would have been required had such Subsidiary been a Loan Party on the Closing Date, in each of the foregoing cases to the extent consistent with the Loan Documents and the Collateral and Guarantee Requirement.

(b) Further Assurances.

(i) Each Borrower will, and will cause each of the Loan Parties to, grant to the Administrative Agent, for the benefit of the Secured Parties, security interests in such of its assets and properties as are not covered by the Collateral Documents (excluding, for the avoidance of doubt, in respect of any Excluded Assets) in order that the Borrowers be in compliance with the Collateral and Guarantee Requirement. Such security interests shall, consistent with the Collateral and Guarantee Requirement, (i) be granted pursuant to documentation reasonably satisfactory in form and substance to the Administrative Agent and (ii) constitute valid and enforceable perfected security interests (subject to (A) the effects of bankruptcy, insolvency, moratorium, reorganization, administration, examinership, fraudulent conveyance or other similar laws affecting creditors’ rights generally and (B) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law)) superior to and prior to the rights of all third Persons (other than Persons benefiting from Liens permitted by Section 7.2), and subject to no other Liens (except Liens permitted by Section 7.2). Such additional collateral documents and the other instruments related thereto shall have been duly recorded, filed or delivered in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Administrative Agent required to be granted pursuant to such additional collateral documents and all taxes, fees and other charges due in connection therewith shall have been paid in full.

(ii) Each Borrower will, and will cause each of the Loan Parties to, at its own expense, make, execute, endorse, acknowledge, file or deliver to the Administrative Agent from time to time such vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, surveys, reports and other assurances or instruments, and take such further steps relating to the Collateral covered by any of the Collateral Documents as the Administrative Agent may reasonably require, including effecting all such registrations in respect of the relevant Collateral Document as set out under the relevant Collateral Document, in each case to the extent not inconsistent with this Credit Agreement or any other Loan Document. Each Borrower shall cause to be delivered to the Administrative Agent such opinions of counsel and other related documents as may be reasonably requested by the Administrative Agent.

(iii) Each action required by this Section 6.12(b) shall be completed as soon as commercially reasonably practicable, but in no event later than 45 days (but 30 days with respect to the Hong Kong Guarantor or such other time period imposed by law or regulation in the United Kingdom or Hong Kong to establish, perfect, preserve and protect any Liens in favor of the Administrative Agent) (or, in each case, such longer period in the case of actions involving third parties as determined by the Administrative Agent in its reasonable discretion) after any such assets or properties are acquired or such action is requested to be taken by the Administrative Agent, as the case may be.

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Section 6.13 Environmental Matters. Each Borrower will, and will cause each of its Subsidiaries to, (a) conduct its operations in material compliance with all applicable Environmental Laws except to the extent the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (b) implement any and all investigation, remediation, removal and response actions that are necessary to materially comply with Environmental Laws pertaining to the presence, generation, treatment, storage, use, disposal, transportation or Release of any Hazardous Material on, at, under, or from any of their owned or leased property, and (c) notify the Administrative Agent promptly upon becoming aware of any violation of Environmental Laws or any Release of Hazardous Materials on, at, under, or from, any property that is reasonably likely to result in an Environmental Claim against any Loan Party or any of its Subsidiaries in excess of the Threshold Amount in the aggregate and promptly forward to the Administrative Agent a copy of any written communication received in connection therewith.

Section 6.14 Cash Management. The Loan Parties will continue to maintain their primary United States and any other depository, treasury account and cash management relationship with the Administrative Agent or its Affiliates as in effect on the Closing Date; provided, for avoidance of doubt, that (i) the Loan Parties may maintain other Cash Management Services or Swap Agreements with any Lender or its Affiliate and (ii) nothing herein shall require the repatriation of any cash by the Hong Kong Guarantor or any UK Loan Parties to the United States.

Section 6.15 Certain Post-Closing Obligations. As promptly as practicable, and in any event within the time periods after the Closing Date specified in Schedule 6.15 or such later date as the Administrative Agent agrees to in writing in its sole discretion, each Borrower and each other Loan Party shall deliver the documents or take the actions specified on Schedule 6.15.

Article 7

Negative Covenants

Until the Termination Date, each Borrower covenants and agrees with the Credit Parties that:

Section 7.1 Indebtedness.

(a) The Borrowers will not, and will not permit any of their respective Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, except:

(i) Indebtedness (A) created under the Loan Documents and/or (B) in respect of any Secured Obligations;

(ii) Indebtedness existing on the Closing Date and set forth in Schedule 7.1, and any Refinancing Indebtedness with respect thereto;

(iii) Indebtedness of Lead Borrower or any of its Subsidiaries incurred to finance the acquisition, lease, cost of design, construction, repair, replacement, installation or improvement of any fixed or capital assets, including Finance Lease Obligations, mortgage financings, purchase money obligations (including Indebtedness as lessee or guarantor) and other Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and any Refinancing Indebtedness with respect thereto; provided that (A) such Indebtedness is incurred prior to or within 270 days after such acquisition or the completion of such construction or improvement and (B) the aggregate outstanding principal amount of Indebtedness permitted by this clause (iii) shall not, without duplication, exceed the greater of $70,000,000 and 20% of Consolidated EBITDA for the most recently ended Measurement Period when incurred, created or assumed;

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(iv) Indebtedness of any Person that becomes a Subsidiary of Lead Borrower, or is merged, amalgamated or consolidated with or into Lead Borrower or any Subsidiary thereof, after the Closing Date, and any Refinancing Indebtedness with respect thereto; provided that (A) such Indebtedness exists at the time of such transaction and is not created in contemplation of or in connection with such transaction and (B) the aggregate outstanding principal amount of Indebtedness permitted by this clause (iv) shall not exceed $10,000,000 at any time;

(v) intercompany Indebtedness of Lead Borrower or any Subsidiary owing to and held by Lead Borrower or any Subsidiary; provided, however, that (A) if any Loan Party is the obligor of such Indebtedness and any Non-Loan Party Subsidiary is the obligee thereof, such Indebtedness must be unsecured and expressly subordinated to the prior payment in full in cash of all Secured Obligations, (B) Indebtedness owed to any Loan Party must be evidenced by the Master Intercompany Note or an unsubordinated promissory note pledged to the Administrative Agent under the Security Agreement and (C) the aggregate outstanding principal amount of Indebtedness of Non-Loan Party Subsidiaries owed to any Loan Party (together with the aggregate amount of Investments by any Loan Party in the Equity Interests of any Non-Loan Party Subsidiary outstanding under Section 7.4(c)) shall not exceed the greater of $70,000,000 and 20% of Consolidated EBITDA for the most recently ended Measurement Period when incurred, created or assumed;

(vi) Guarantees by (A) any Loan Party of Indebtedness of any other Loan Party, (B) any Non-Loan Party Subsidiary of Indebtedness of any other Non-Loan Party Subsidiary or of any Loan Party, and (C) any Loan Party of Indebtedness of any Non-Loan Party Subsidiary outstanding under Section 7.1(a)(xviii); provided that, in each case, such Indebtedness is otherwise permitted by this Section 7.1(a);

(vii) obligations under any Swap Agreements permitted by Section 7.7;

(viii) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or other similar instrument drawn against insufficient funds in the ordinary course of business;

(ix) Indebtedness incurred in the ordinary course of business under (A) appeal bonds or similar instruments and (B) surety bonds, payment bonds, performance bonds, bid bonds, completion guarantees and similar obligations, workers’ compensation claims, health, disability or other employee benefits, and letters of credit, bankers acceptances and similar instruments issued for the account of any Loan Party or its Subsidiaries and unsecured guarantees thereof (or of reimbursement obligations in respect thereof);

(x) Indebtedness of Non-Loan Party Subsidiaries in an aggregate outstanding principal amount (together with the aggregate principal amount of Indebtedness outstanding under Section 7.1(a)(xvii)) not to exceed the greater of $70,000,000 and 20% of Consolidated EBITDA for the most recently ended Measurement Period when incurred, created or assumed, and any Refinancing Indebtedness with respect thereto;

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(xi) Indebtedness arising from agreements of Lead Borrower or any Subsidiary providing for customary indemnification, adjustment of purchase or acquisition price or similar obligations (including Earn-Out Obligations), in each case, incurred or assumed in connection with any Permitted Acquisition, other Investments or the Disposition of any business, assets, Equity Interests or Subsidiary permitted under this Credit Agreement;

(xii) Indebtedness consisting of (A) obligations to pay, or the financing of, insurance premiums or (B) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(xiii) Indebtedness representing deferred compensation to employees, consultants or independent contractors of Lead Borrower or any Subsidiary incurred in the ordinary course of business;

(xiv) Indebtedness consisting of obligations of Lead Borrower or any Subsidiary under deferred compensation or other similar arrangements incurred by such person in connection with the Transactions and Permitted Acquisitions or any other Investment permitted under this Credit Agreement;

(xv) Indebtedness issued by Lead Borrower or any Subsidiary to current or former officers, directors and employees, their respective permitted transferees, assigns, estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of Lead Borrower permitted by Section 7.8, which Indebtedness may be secured only by Liens on such Equity Interests and proceeds thereof;

(xvi) Indebtedness related to unfunded pension fund and other employee benefit plan obligations and liabilities to the extent they are permitted to remain unfunded under applicable law;

(xvii) Indebtedness owed to one or more unaffiliated third parties financing Foreign Receivables and/or Foreign Inventory (and related, rights, assets and/or Equity Interests), and any Refinancing Indebtedness with respect thereto, in an aggregate outstanding principal amount (together with the aggregate principal amount of Indebtedness outstanding under Section 7.1(a)(x)) not to exceed the greater of $70,000,000 and 20% of Consolidated EBITDA for the most recently ended Measurement Period when incurred, created or assumed, which Indebtedness may be secured only by Liens permitted by Section 7.2(k), and any Refinancing Indebtedness with respect thereto;

(xviii) additional Indebtedness in an aggregate outstanding principal amount not to exceed the greater of $20,000,000 and 5.5% of Consolidated EBITDA for the most recently ended Measurement Period when incurred, created or assumed, and any Refinancing Indebtedness with respect thereto;

(xix) Indebtedness arising under the Rosenthal Factoring Agreement; and

(xx) Indebtedness arising under the CIT Factoring Agreement.

(b) [Reserved].

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For purposes of determining compliance with this Section 7.1, if Indebtedness is incurred to refinance other Indebtedness denominated in a currency other than Dollars (or in a different currency from the Indebtedness being refinanced), and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the outstanding or committed principal amount, as applicable, of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums (including tender premiums), defeasance costs and other costs and expenses incurred in connection with such refinancing.

Further, for purposes of determining compliance with this Section 7.1, (A) Indebtedness need not be permitted solely by reference to one category of permitted Indebtedness (or any portion thereof) described above but may be permitted in part under any relevant combination thereof (and subject to compliance, where relevant, with Section 7.2), and (B) in the event that an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Indebtedness (or any portion thereof) described above, Lead Borrower may, in its sole discretion, classify or divide such item of Indebtedness (or any portion thereof) in any manner that complies with this Section 7.1 (and subject to compliance, where relevant, with Section 7.2) and will be entitled to only include the amount and type of such item of Indebtedness (or any portion thereof) in one of the above clauses (or any portion thereof) and such item of Indebtedness (or any portion thereof) shall be treated as having been incurred or existing pursuant to only such clause or clauses (or any portion thereof); provided that all Indebtedness outstanding under the Loan Documents and/or incurred in respect of any Secured Obligations shall at all times be deemed to have been incurred pursuant to Section 7.1(a)(i).

Notwithstanding anything to the contrary set forth herein, no Loan Party shall be permitted to create, incur, assume, guaranty or otherwise become or remain directly or indirectly liable with respect to any Indebtedness that is from or of a Non-Loan Party Subsidiary (such creation, incurrence, assumption or guaranty being referred to as “Non-Loan Party Indebtedness of Loan Parties”), to the extent that the structuring of any claims with respect to any Indebtedness created, assumed, incurred or guaranteed by such Loan Parties, together with any Non-Loan Party Indebtedness of Loan Parties, could reasonably be expected to result in two or more bankruptcy claims against the same Loan Party or a double claim for direct and indirect obligations against the same Loan Party, arising from one transaction or series of transactions relating to the same underlying Non-Loan Party Indebtedness of Loan Parties.

Section 7.2 Liens. The Borrowers will not, and will not permit any of their respective Subsidiaries to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it or any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Liens created under the Loan Documents;

(b) Permitted Encumbrances;

(c) any Lien on any property or asset of Lead Borrower or any Subsidiary existing on the Closing Date and set forth in Schedule 7.2; provided that (i) such Lien shall not apply to any other property or asset of Lead Borrower or any Subsidiary other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien and/or within the scope of the collateral grant in effect on the Closing Date and (B) proceeds and products thereof, and (ii) such Lien shall secure only those obligations which it secures on the Closing Date and any Refinancing Indebtedness in respect thereof;

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(d) any Lien securing Indebtedness permitted by Section 7.1(a)(iii) and any Refinancing Indebtedness in respect thereof; provided that such Liens do not apply to any property or assets of Lead Borrower or any Subsidiary other than the property or assets acquired, leased, constructed, repaired, replaced, installed or improved with or financed by such Indebtedness, and accessions and additions thereto, proceeds and products thereof, customary security deposits and related property; provided further that individual financings provided by one lender may be cross-collateralized to other financings provided by such lender (and its Affiliates);

(e) any Lien existing on any property or asset prior to the acquisition thereof by Lead Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the Closing Date prior to the time such Person becomes a Subsidiary; provided that (i) such Lien secures Indebtedness permitted by Section 7.1(a)(iv), (ii) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as applicable, (iii) such Lien shall not apply to any other property or assets of Lead Borrower or any Subsidiary, other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien and/or within the scope of the collateral grant in effect at the time of acquisition of such asset or such Person becoming a Subsidiary, as the case may be, and (B) proceeds and products thereof and (iv) such Lien shall secure only the Indebtedness and other obligations that it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as applicable, and any extensions, renewals and replacements thereof to the extent that they do not increase the outstanding principal amount thereof;

(f) Liens on any property or asset of any Non-Loan Party Subsidiary securing Indebtedness of any Non-Loan Party Subsidiary permitted under Section 7.1;

(g) Liens or restrictions (including, without limitation, put and call agreements) (i) on Equity Interests in joint ventures that are not Subsidiaries (A) securing obligations of such joint venture or (B) pursuant to the relevant joint venture agreement or arrangement and (ii) in the nature of put and call arrangements, purchase options and restrictions on Dispositions related to, the Equity Interests of any Subsidiary that is a non-Wholly-Owned Subsidiary set forth in such Subsidiary’s organizational documents or similar agreements;

(h) Liens on securities that are the subject of repurchase agreements constituting Cash Equivalents under clause (e) of the definition thereof arising out of such repurchase transaction;

(i) (i) any condemnation or eminent domain proceedings affecting any real property and (ii) in the case of real property in which a Loan Party or Subsidiary has a leasehold interest or easement rights, any Lien, mortgage, security interest, restriction, encumbrance or any other matter of record to which the fee simple interest (or any superior leasehold interest) is subject;

(j) Liens securing obligations under Swap Agreements consisting of Liens on any margin or collateral posted by Lead Borrower or any Subsidiary under a Swap Agreement as a result of any regulatory requirement, swap clearing organization, or other similar regulations, rules, or requirements and/or reasonably required by the counterparty thereto;

(k) Liens on Foreign Receivables and/or Foreign Inventory (and related rights, assets and/or Equity Interests) securing Indebtedness permitted by Section 7.1(a)(xvii);

(l) Liens on any property or asset of Lead Borrower or any Subsidiary securing Indebtedness or other obligations in an aggregate outstanding principal amount not to exceed the greater of $20,000,000 and 5.5% of Consolidated EBITDA for the most recently ended Measurement Period when incurred, created or assumed;

(m) Liens on Rosenthal Factoring Collateral arising under the Rosenthal Factoring Agreement; and

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(n) Liens on CIT Factoring Collateral arising under the CIT Factoring Agreement.

For purposes of determining compliance with this Section 7.2, (A) a Lien need not be permitted solely by reference to one category of permitted Liens (or any portion thereof) described above but may be permitted in part under any combination thereof, and (B) in the event that a Lien securing any obligation (or any portion thereof) meets the criteria of one or more of the categories of permitted Liens (or any portion thereof) described above, Lead Borrower may, in its sole discretion, classify or divide such Lien securing such obligation (or any portion thereof) in any manner that complies with this Section 7.2 and will be entitled to only include the amount and type of such Lien or such obligation secured by such Lien (or any portion thereof) in one of the above clauses and such Lien securing such obligation (or portion thereof) will be treated as being incurred or existing pursuant to only such clause or clauses (or any portion thereof); provided that all Liens created under any Loan Documents and/or in respect of any Secured Obligations shall at all times be deemed to have been incurred pursuant to clause (a) of this Section 7.2.

Section 7.3 Fundamental Changes; Business; Fiscal Year.

(a) The Borrowers will not, and will not permit any of their respective Subsidiaries to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or Dispose of (in one transaction or in a series of related transactions) all or substantially all of its assets, or all or substantially all of the Equity Interests issued by any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve or consummate a Division (if such Division results in the creation of a Person that is not a Loan Party); provided that, if at the time thereof and immediately after giving effect thereto, no Event of Default shall or would have occurred and be continuing:

(i) (A) any Borrower may merge into or consolidate with any other Borrower, (B) any Subsidiary Guarantor may merge into or consolidate with (I) any other Subsidiary Guarantor or (II) any Borrower in a transaction in which such Borrower is the surviving entity, and (C) any Non-Loan Party Subsidiary that is a Wholly-Owned Subsidiary of Lead Borrower may merge into or consolidate with (I) any Borrower in a transaction in which such Borrower is the surviving entity, (II) any Subsidiary Guarantor in a transaction in which such Subsidiary Guarantor is the surviving entity, or (III) any other Non-Loan Party Subsidiary; provided that, in the case of a merger or consolidating involving the Lead Borrower, the Lead Borrower shall be the surviving entity of such merger or consolidation;

(ii) any Loan Party or any Subsidiary may merge into or consolidate with any Person in a transaction that is not permitted by Section 7.3(a)(i); provided that (x) in the case of a merger or consolidation involving a Loan Party, such Loan Party shall be the surviving entity of such merger or consolidation unless such merger or consolidation effectuates a Disposition permitted under Section 7.5, (y) either (1) such merger is permitted by Section 7.4 and either (A) a Loan Party shall be the surviving entity or (B) such other Person shall become a Loan Party pursuant to Section 6.12, or (2) such merger or consolidation shall effectuate a Disposition permitted under Section 7.5, and (z) in the case of a merger or consolidation involving the Lead Borrower, the Lead Borrower shall be the surviving entity of such merger or consolidation;

(iii) (A) any Borrower may Dispose of all or substantially all of its assets to any other Borrower, (B) any Subsidiary Guarantor may Dispose of all or substantially all of its assets to any other Loan Party, and (C) any Non-Loan Party Subsidiary may Dispose of all or substantially all of its assets to any other Non-Loan Party Subsidiary or to any Loan Party;

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(iv) Lead Borrower or any of its Subsidiaries may Dispose of its assets (including via the merger or consolidation of one or more Subsidiaries (subject to Section 7.3(a)(i) and Section 7.3(a)(ii))) to effectuate a Disposition permitted under Section 7.5;

(v) (A) any Non-Loan Party Subsidiary may liquidate or dissolve so long as any remaining assets are transferred to another Non-Loan Party Subsidiary or to a Loan Party and (B) any Loan Party (other than Lead Borrower) may liquidate or dissolve so long as any remaining assets of such Loan Party are transferred to another Loan Party;

(vi) Lead Borrower or any of its Subsidiaries may convert from one form of legal entity to another (subject to compliance with the Loan Documents); and

(vii) Lead Borrower or any of its Subsidiaries may make Investments permitted under Section 7.4, create Liens permitted by Section 7.2, make Restricted Payments permitted by Section 7.8 and make Dispositions permitted by Section 7.5;

provided, however, after the Closing Date, in no event shall any Loan Party sell, transfer, or otherwise dispose of any Equity Interests issued by any of its direct Subsidiaries that are Loan Parties to any Non-Loan Party Subsidiary.

(b) The Borrowers will not, and will not permit any of their respective Subsidiaries to, engage to any material extent in any business other than an Approved Line of Business. SML UK will not engage in any operations, business or activity other than (i) guaranteeing Indebtedness to the extent otherwise permitted hereunder, (ii) ownership of its Subsidiaries, (iii) pledging its interests in its Subsidiaries and its other assets, if any, to the Administrative Agent, (iv) executing and taking any other actions necessary to negotiate and consummate closing of the Loan Documents and any documents required in connection therewith, the Closing Date Acquisition Agreement and other documents related thereto, and any Permitted Acquisition and any documents required in connection therewith and fulfilling its obligations thereunder, (v) performing, and retaining auditors and other Persons to perform, administrative functions incidental to its status as a holding company, (vi) receiving and making dividends or distributions permitted hereunder, (vii) maintaining its legal existence, (viii) maintaining books and records, (ix) participating in tax, accounting and other administrative matters, (x) holding any cash (but not operating any property), (xi) providing indemnification to officers and directors, (xii) entering into Swap Agreements permitted by Section 7.7, (xiii) issuing equity as permitted under Section 7.5(a)(ii), and (xiv) any activities incidental to the foregoing. The Lead Borrower will not permit, and will not permit its Subsidiaries to permit, Mercury Topco, Kurt Geiger Topco Ltd, a Cayman Islands entity (“Kurt Geiger Cayman”), or any of their respective direct first tier Subsidiaries (which, as of the Closing Date, are Mercury Midco 1 and Jasper Footwear Limited, a private limited company incorporated under the laws of England and Wales (with company number 08794815), respectively) to engage in any operations, business or activity other than (i) ownership of their respective Subsidiaries, (ii) with respect to any direct Subsidiary of Mercury Topco and Kurt Geiger Cayman, guaranteeing Indebtedness to the extent otherwise permitted hereunder, guaranteeing the Secured Obligations and executing and taking any other actions necessary to negotiate and consummate closing of the Loan Documents and any documents required in connection therewith and other documents related thereto, (iii) executing, and taking any other actions necessary to negotiate and consummate the closing under, the Closing Date Acquisition Agreement and other documents related thereto, and, with respect to any direct Subsidiary of Mercury Topco and Kurt Geiger Cayman, executing and taking any other actions necessary to negotiate and consummate closing of any Permitted Acquisition and any documents required in connection therewith and fulfilling its obligations thereunder, (iv) performing, and retaining auditors and other Persons to perform, administrative functions incidental to its status as a holding company, (v) receiving and making dividends or distributions permitted hereunder, (vi) maintaining its legal existence, (vii) maintaining books and records, (viii) participating in tax, accounting and other administrative matters, (ix) providing indemnification to officers and directors and (x) any activities incidental to the foregoing (but not, for the avoidance of doubt, in respect of Mercury Topco and Kurt Geiger Cayman, holding any material amount of cash or operating assets).

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(c) Lead Borrower will not change its Fiscal Year; provided that Lead Borrower may change its Fiscal Year one or more times, subject to such adjustments to this Credit Agreement as Lead Borrower and the Administrative Agent shall reasonably agree are necessary or appropriate in connection with such change (and, notwithstanding any provision of this Credit Agreement to the contrary, the parties hereto hereby authorize Lead Borrower and the Administrative Agent to make any such amendments to this Credit Agreement as they jointly deem necessary to give effect to the foregoing).

(d) The Borrowers will not, and will not permit any of their respective Subsidiaries to, engage, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if any of the Borrowers or Subsidiaries were a U.S. Person or (iii) any other activity that would reasonably be expected to cause the Administrative Agent, the L/C Issuers or the Lenders to be (A) in violation of the Outbound Investment Rules or (B) legally prohibited by the Outbound Investment Rules from performing their respective obligations under this Credit Agreement.

Section 7.4 Investments, Loans, Advances, Guarantees and Acquisitions. The Borrowers will not, and will not permit any of their respective Subsidiaries to, purchase, hold or acquire (including pursuant to any merger or Division) any Investment, except:

(a) Investments in cash and Cash Equivalents;

(b) Investments existing on the Closing Date and set forth (or referenced) in Schedule 5.13 and Schedule 7.4;

(c) equity Investments (including capital contributions) made by Lead Borrower or any Subsidiary in the Equity Interests of any of their respective Subsidiaries; provided that the aggregate amount of such Investments at any time made in reliance on this Section 7.4(c) by any Loan Party in the Equity Interests of any Non-Loan Party Subsidiary (together with the aggregate principal amount of Indebtedness of Non-Loan Party Subsidiaries owed to any Loan Party outstanding under Section 7.1(a)(v)(C)) shall not exceed the greater of $70,000,000 and 20% of Consolidated EBITDA;

(d) Investments constituting intercompany Indebtedness permitted by Section 7.1(a);

(e) Investments constituting Guarantees permitted by Section 7.1(a);

(f) Swap Agreements permitted by Section 7.7;

(g) Permitted Acquisitions;

(h) (i) payroll, commission, travel and other similar cash advances made to directors (or comparable Persons), officers or employees in the ordinary course of business, and (ii) other loans and advances made to directors (or comparable Persons), officers or employees in the ordinary course of business in an aggregate outstanding principal amount not to exceed, at any time, $10,000,000;

(i) extensions of credit by Lead Borrower or any Subsidiary to one or more future, present or former officers, directors, employees, members of management or consultants or their respective estates, spouses or former spouses in connection with such person’s purchase of Equity Interests of Lead Borrower, so long as no cash is actually advanced by Lead Borrower or any of the Subsidiaries to such individuals in connection with such extensions of credit;

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(j) (i) promissory notes and other non-cash consideration received in connection with Dispositions permitted by Section 7.5 and (ii) Investments received in settlement of amounts due to any Loan Party or any of its Subsidiaries effected in the ordinary course of business as a result of insolvency, bankruptcy, reorganization, or other similar proceeding involving an account debtor or upon the foreclosure or enforcement of any Lien in favor of a Loan Party or its Subsidiaries;

(k) Investments of any Person existing at the time such Person becomes a Subsidiary or consolidates or merges with Lead Borrower or any Subsidiary (including in connection with a Permitted Acquisition) so long as such Investments were not made in contemplation of such Person becoming a Subsidiary or of such consolidation or merger;

(l) (i) deposits and other payments made in connection with any percentage lease or similar arrangement in respect of real property, (ii) accounts receivable, security deposits and prepayments arising and trade credit granted in the ordinary course of business and any assets or securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and any prepayments and other credits to suppliers made in the ordinary course of business and (ii) Investments consisting of earnest money deposits made in cash in connection with any letter of intent, purchase agreement or other acquisition to the extent not prohibited by this Credit Agreement;

(m) Investments in the ordinary course of business (i) in negotiable instruments deposited or to be deposited for collection and (ii) consisting of Uniform Commercial Code Article 4 customary trade arrangements with customers;

(n) Investments to the extent that payment for such Investments is made substantially concurrently with any contribution to the common equity of Lead Borrower, or substantially concurrently with the proceeds of Qualified Equity Interests of Lead Borrower;

(o) advances in the form of deposits, prepayment of expenses and other credits made in the ordinary course of business;

(p) to the extent constituting Investments, purchases and acquisitions of Inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of Intellectual Property, in each case in the ordinary course of business;

(q) Investments by Lead Borrower or any Subsidiary in joint ventures in an aggregate amount not to exceed $20,000,000 at any time outstanding;

(r) any Investment acquired by virtue of any Bail-in Action with respect to any Lender (or any direct or indirect parent company thereof);

(s) Investments consisting of Guarantees made in the ordinary course of business by Lead Borrower or any of its Subsidiaries of the obligations (not constituting Indebtedness) of any of their respective Subsidiaries;

(t) the Closing Date Acquisition on the Closing Date; and

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(u) any other Investment so long as (i) immediately before and immediately after giving pro forma effect to any such Investment, no Default or Event of Default shall have occurred and be continuing and (ii) immediately after giving effect to such Investment (and the incurrence of any Indebtedness in connection therewith), the Total Net Leverage Ratio is less than or equal to 2.75:1.00 (computed as of the last day of the most recently ended Measurement Period).

For purposes of determining compliance with this Section 7.4, (A) an Investment need not be permitted solely by reference to one category of permitted Investments (or any portion thereof) described above but may be permitted in part under any relevant combination thereof and (B) in the event that an Investment (or any portion thereof) meets the criteria of one or more of the categories of permitted Investments (or any portion thereof) described above, Lead Borrower may, in its sole discretion, classify or divide such Investment (or any portion thereof) in any manner that complies with this Section 7.4 and will be entitled to only include the amount and type of such Investment (or any portion thereof) in one or more (as relevant) of the above clauses (or any portion thereof) and such Investment (or any portion thereof) shall be treated as having been made or existing pursuant to only such clause or clauses (or any portion thereof); provided that all Investments described in Schedule 7.4 shall be deemed outstanding under Section 7.4(b).

In determining the amount of Investments, acquisitions, loans, and advances permitted under this Section 7.4, Investments and acquisitions shall always be taken at the original cost thereof (regardless of any subsequent appreciation or depreciation therein) minus all returns of principal, capital, dividends, distributions and other cash returns thereof and minus all liabilities expressly assumed by another Person in connection with the Disposition of any Investment, and loans and advances shall be taken at the principal amount thereof then remaining unpaid.

Section 7.5 Dispositions. The Borrowers will not, and will not permit any of their respective Subsidiaries to, Dispose of any of its assets except:

(a) (i) issuances of Equity Interests by Lead Borrower, or issuances or other Dispositions of Equity Interests by any Subsidiary to qualify directors if required by applicable law and (ii) issuances of Equity Interests of SML UK to Neil Clifford, Rebecca Farrar-Hockley, Dale Christilaw, Ross Warden, Steven Sousa and Gareth Rees-John; provided, however, with regard to this clause (ii), (x) such Equity Interests issued to such persons shall be solely in the form of “growth shares” and shall not exceed 5.0% of the total Equity Interests of SML UK and (y) the Lead Borrower or a Wholly-Owned Subsidiary will Control SML UK at all times;

(b) the use or transfer of cash or Cash Equivalents in a manner that is not prohibited by the terms of this Credit Agreement or the other Loan Documents;

(c) the granting of Liens permitted by Section 7.2, Investments permitted by Section 7.4, and Restricted Payments permitted by Section 7.8;

(d) Dispositions arising in connection with any Casualty Event or similar events;

(e) the licensing and sublicensing on a non-exclusive basis (but which may be on an exclusive basis as to specific countries, regions or territories, in each case other than the United States and its territories or possessions) of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business;

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(f) the abandonment, cancellation or lapse of issued patents, registered trademarks and other registered intellectual property of a Loan Party or Subsidiary thereof, or any application therefor, to the extent, in Lead Borrower’s reasonable business judgment, such intellectual property is not economically desirable in the conduct of such Loan Party’s or Subsidiary’s business or so long as such abandonment, cancellation or lapse is not materially adverse to the interests of the Administrative Agent and the Lenders;

(g) Dispositions of substantially worn out, damaged, uneconomical, surplus or obsolete equipment or other assets in the ordinary course of business or consistent with past practice;

(h) any sale, transfer, termination or other Disposition consisting of the unwinding or termination of any hedging arrangement or transaction contemplated thereby which is not prohibited hereunder;

(i) any Disposition of assets (other than Equity Interests of any Wholly-Owned Subsidiary, unless all of the Equity Interests of such Wholly-Owned Subsidiary are sold in accordance with this clause (i)) for at least fair market value, so long as (A) no Event of Default then exists or would immediately result therefrom, (B) at least 75% of the consideration received by the applicable Loan Party or Subsidiary consists of cash or Cash Equivalents; provided that for purposes of this clause (B), “cash” shall include (1) the amount of any liabilities (as shown on Lead Borrower’s or such Subsidiary’s most recent balance sheet or in the notes thereto) that are assumed by the transferee of any such assets or are otherwise cancelled in connection with such transaction and (2) any notes or other obligations or other securities or assets received by Lead Borrower or such Subsidiary from the transferee that are converted by Lead Borrower or such Subsidiary into cash or Cash Equivalents within 180 days after receipt thereof (to the extent of the cash or Cash Equivalents received), (C) the Net Cash Proceeds therefrom are applied and/or reinvested as (and to the extent) required by Section 2.7(b), and (D) the aggregate amount of the cash and non-cash proceeds received from all assets sold pursuant to this clause (i) shall not exceed $75,000,000 in the aggregate in any Fiscal Year (for this purpose, using the fair market value of property other than cash and Cash Equivalents);

(j) Dispositions of assets acquired by Lead Borrower or any Subsidiary pursuant to a Permitted Acquisition to the extent consummated within 12 months of the date of such Permitted Acquisition and having a fair market value in an aggregate amount not to exceed 15% of the aggregate purchase consideration for the assets acquired pursuant to such Permitted Acquisition;

(k) leases, licenses or subleases or sublicenses of any real property in the ordinary course of business, including the termination thereof in the ordinary course of business;

(l) the discount, forgiveness or sale, in each case without recourse and in the ordinary course of business, of past due receivables arising in the ordinary course of business, but only in connection with the compromise or collection thereof consistent with customary industry practice (and not as part of any bulk sale or financing of receivables);

(m) any Disposition of any Investment acquired by virtue of any Bail-in Action with respect to any Lender (or any direct or indirect parent company thereof); and

(n) any Disposition set forth on Schedule 7.5.

Section 7.6 Sale and Lease Back Transactions. The Borrowers will not, and will not permit any of their respective Subsidiaries to, enter into any Sale and Leaseback arrangement, directly or indirectly with any Person.

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Section 7.7 Swap Agreements. The Borrowers will not, and will not permit any of their respective Subsidiaries to, enter into any Swap Agreement, except (a) Swap Agreements entered into in the ordinary course of business to hedge or mitigate risks to which Lead Borrower or any Subsidiary has actual exposure (other than those in respect of Equity Interests of Lead Borrower or any Subsidiary) and that are not for speculative purposes, and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of such Loan Party or Subsidiary.

Section 7.8 Restricted Payments. The Borrowers will not, and will not permit any of their respective Subsidiaries to, declare or make, or agree to pay for or make any Restricted Payment, or incur any obligation (contingent or otherwise) to do so and any purported approval of a Restricted Payment by the Borrowers shall be deemed void ab initio, except:

(a) subject to the Collateral and Guarantee Requirement, any Subsidiary may declare and pay, and agree to pay, dividends and other distributions with respect to its Equity Interests payable solely in perpetual common Equity Interests (other than Disqualified Equity Interests);

(b) (i) any Non-Loan Party Subsidiary may declare and pay, and agree to pay, dividends or other distributions with respect to its Equity Interests to any other Non-Loan Party Subsidiary or to any Loan Party, and (ii) any Subsidiary that is a Loan Party may declare and pay, and agree to pay, dividends or other distributions with respect to its Equity Interests to any other Loan Party;

(c) provided no Event of Default has occurred and is continuing or would result therefrom, Restricted Payments may be made to purchase, retire or redeem the Equity Interests of Lead Borrower or of SML UK (including related stock appreciation rights or similar securities) held by any future, present or former directors, consultants, officers or employees of Lead Borrower or any of the Subsidiaries (or such person’s estates or heirs) or by any Benefit Plan, management equity plan, stock option plan or any shareholders’ agreement or other management or employee benefit plan or similar agreement or arrangement then in effect upon such person’s death, disability, retirement or termination of employment or under the terms of any such Benefit Plan, agreement or arrangement or any other agreement under which such shares of Equity Interests or related rights were issued; provided, that the aggregate amount of such purchases or redemptions under this clause (c) shall not exceed in any Fiscal Year $50,000,000 (plus the amount of proceeds of any key-man life insurance policies received directly in connection with the death of the person whose shares are being purchased, retired or redeemed) (for the avoidance of doubt, the foregoing limit applies under this clause (c), but does not limit Restricted Payments made under other clauses of this Section 7.8); and provided, further, that cancellation of Indebtedness owing to Lead Borrower or any Subsidiary from any future, present or former employee, director or consultant of Lead Borrower or any Subsidiary in connection with a repurchase of Equity Interests of Lead Borrower or of SML UK will not be deemed to constitute a Restricted Payment for purposes of this Section 7.8;

(d) any Person may (i) make non-cash repurchases of Equity Interests deemed to occur upon exercise or settlement of stock options or other Equity Interests if such Equity Interests represent a portion of the exercise price of or withholding obligation with respect to such options or other Equity Interests or (ii) withhold a portion of Equity Interests issued upon any such exercise to cover any withholding tax obligations in respect of such issuance;

(e) Restricted Payments in the form of cash payments may be made (1) in lieu of the issuance of fractional shares, or (2) upon the purchase, redemption or acquisition of fractional shares, in each case, including fractional share payments in connection with (i) the exercise of options or warrants, or (ii) the conversion or exchange of Equity Interests or Indebtedness convertible into, or exchangeable for, Equity Interests;

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(f) provided no Event of Default has occurred and is continuing or would result therefrom, Restricted Payments with respect to the Earn-Out Obligations arising in connection with the Closing Date Acquisition Agreement in an aggregate amount not to exceed the amount set forth in the Closing Date Acquisition Agreement as in effect on the Closing Date;

(g) Restricted Payments not to exceed, under this clause (g), $75,000,000 in any Fiscal Year; provided that (i) no Event of Default has occurred and is continuing or would result therefrom and (ii) upon giving effect thereto, the Loan Parties shall have combined liquidity (including (i) unrestricted cash and Cash Equivalents subject to a Control Agreement in favor of the Administrative Agent and (ii) unused and available Revolving Commitments hereunder) at least equal to $150,000,000 (for the avoidance of doubt, the foregoing limit applies under this clause (g), but does not limit Restricted Payments made under other clauses of this Section 7.8); and

(h) any Restricted Payment not otherwise permitted under this Section 7.8 so long as (i) immediately before and immediately after giving pro forma effect to any such Restricted Payment, no Default or Event of Default shall have occurred and be continuing and (ii) immediately after giving effect to such Restricted Payment (and the incurrence of any Indebtedness in connection therewith), the Total Net Leverage Ratio is less than or equal to 2.50:1.00 (computed as of the last day of the most recently ended Measurement Period).

Notwithstanding the foregoing provisions of this Section 7.8 or Section 7.5 or Section 7.4, no Loan Party will Dispose of any Intellectual Property that is material to the business of the Loan Parties and their Subsidiaries taken as a whole (including, without limitation, by way of Investment, dividend or other distribution, any asset sale or other transfer) to any Person other than a Loan Party, except with respect to licenses or sublicenses of Intellectual Property (w) which are expressly permitted by this Credit Agreement, (x) which are granted in the ordinary course of business, (y) which are “non-exclusive”, and (z) which do not interfere in any material respect with the business of the Loan Parties and their Subsidiaries, taken as a whole.

Section 7.9 Transactions with Affiliates. The Borrowers will not, and will not permit any of their respective Subsidiaries to, Dispose (including pursuant to a merger or Division) of any property or assets to, or purchase, lease or otherwise acquire (including pursuant to a merger or Division) any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except:

(a) transactions in the ordinary course of business and at prices and on terms and conditions not less favorable to such Loan Party or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties (it being understood that this Section 7.9 (and the foregoing requirements in this clause (a)) shall not apply to any transaction that is (x) expressly permitted under Sections 7.1, 7.2, 7.3, 7.4, 7.5, 7.6 or 7.8 between or among the Loan Parties and their Subsidiaries and not involving any other Affiliate, (y) solely between or among Loan Parties or (z) solely between or among Non-Loan Party Subsidiaries);

(b) (i) the Transactions and (ii) permitted transactions, agreements and arrangements in existence on the Closing Date and set forth on Schedule 7.9, and, in each case, any amendment thereto or replacement thereof or similar arrangement to the extent such amendment, replacement or arrangement is not more disadvantageous to the Lenders when taken as a whole in any material respect than the original agreement as in effect on the Closing Date (as determined by Lead Borrower in good faith);

(c) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, equity purchase agreements, stock options and stock ownership plans or similar employee benefit plans;

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(d) the payment of fees, reasonable out-of-pocket costs and indemnities to directors, managers, officers, consultants, employees and substantially similar Persons in the ordinary course of business;

(e) (i) any employment agreement, consulting agreement, severance agreement, compensation arrangement, officer or director indemnification agreement or any similar arrangement entered into by Lead Borrower or any of the Subsidiaries in the ordinary course of business and any payments pursuant thereto, (ii) any subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with employees, officers or directors, and (iii) any employee compensation, benefit plan or arrangement, any health, disability or similar insurance plan which covers employees, and any reasonable employment contract and transactions pursuant thereto;

(f) payments to or the receipts of payments from, and entry into and the consummation of transactions with joint ventures entered into in the ordinary course of business;

(g) transactions between Lead Borrower or any of its Subsidiaries and any Person, a director (or the substantial equivalent) of which is also a director of Lead Borrower; provided, however, that (i) such individual abstains from voting as a director of Lead Borrower on any matter involving such other Person and (ii) such Person is not an Affiliate of Lead Borrower for any reason other than such individual’s acting in such capacity;

(h) payments, loans (or cancellation of loans) or advances to employees or consultants that are (i) made in the ordinary course of business or approved by a majority of the disinterested members of the board of directors of Lead Borrower in good faith, (ii) made in compliance with applicable law and (iii) otherwise permitted under this Credit Agreement;

(i) any issuance of Qualified Equity Interests of Lead Borrower to Affiliates of Lead Borrower;

(j) transactions with an Affiliate where the only consideration paid is Qualified Equity Interests of Lead Borrower;

(k) any contributions to the common equity capital of Lead Borrower or any Subsidiary; and

(l) any purchases by Lead Borrower’s Affiliates of Indebtedness or Disqualified Equity Interests of Lead Borrower or any Subsidiary the majority of which Indebtedness or Disqualified Equity Interests are purchased by Persons who are not Lead Borrower’s Affiliates; provided that such purchases by Lead Borrower’s Affiliates are on the same terms as such purchases by such Persons who are not Lead Borrower’s Affiliates.

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Section 7.10 Restrictive Agreements. The Borrowers will not, and will not permit any of their respective Subsidiaries that are Loan Parties, Domestic Subsidiaries or UK Subsidiaries (other than Excluded Subsidiaries) to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of any Loan Party to create, incur or permit to exist any Lien upon any of its property or assets (unless such agreement or arrangement does not prohibit, restrict or impose any condition upon the ability of any Loan Party to create, incur or permit to exist, or the ability of the Administrative Agent to exercise any right or remedy with respect to, any Lien in favor of the Administrative Agent created under the Loan Documents) or (b) the ability of any Loan Party, any of its Domestic Subsidiaries or any UK Subsidiaries (other than Excluded Subsidiaries) to pay dividends or make other distributions with respect to any of its Equity Interests or to make or repay loans or advances to Lead Borrower or any other Loan Party, Domestic Subsidiary or UK Subsidiary (other than any Excluded Subsidiary) or to Guarantee Indebtedness of Lead Borrower or any other Loan Party; provided that (i) the foregoing shall not apply to (A) restrictions and conditions imposed by law or by the Loan Documents, (B) restrictions and conditions existing on the Closing Date identified on Schedule 7.10 (and any extension or renewal of, and any amendment or modification that does not materially expand the scope of, any such restriction or condition), (C) customary restrictions and conditions contained in agreements relating to the Disposition of a Subsidiary or its Equity Interests or assets, or assets of Lead Borrower, pending such Disposition, provided that such restrictions and conditions apply only to the Subsidiary, Equity Interests or assets to be Disposed and such Disposition is permitted hereunder, (D) restrictions and conditions in effect at the time any Person becomes a Subsidiary and not entered into in connection with or in contemplation of such Person becoming a Subsidiary, (E) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted hereunder and applicable solely to such joint venture and/or its Equity Interests, (F) restrictions and conditions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business, (G) customary restrictions and conditions imposed in connection with purchase money obligations, mortgage financings and lease obligations with respect to the property purchased or leased or (H) any restriction or condition arising from amendments, replacements, extensions or renewals of any agreement containing any of the foregoing to the extent that the scope of the restriction or condition is not expanded in any material respect, (ii) clause (a) of this Section shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness or leases permitted by this Credit Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness or subject to such leases, as the case may be, and (iii) clause (a) of this Section shall not apply to customary provisions in agreements restricting the assignment thereof.

Section 7.11 Amendment of Material Documents. The Borrowers will not, and will not permit any of their respective Subsidiaries to, amend, supplement, modify or waive any of their rights under any of their Organizational Documents, the Rosenthal Factoring Agreement or the CIT Factoring Agreement, other than amendments, modifications or waivers (a) in respect of which the Administrative Agent has provided its written consent or (b) that could not reasonably be expected to materially adversely affect the Credit Parties; provided that, (i) in respect of the Rosenthal Factoring Agreement and the CIT Factoring Agreement, the Borrowers shall deliver or cause to be delivered to the Administrative Agent and each Lender a copy of all material amendments, modifications or waivers thereto promptly after the execution and delivery thereof and (ii) in no event will the Borrowers permit the Organizational Documents of SML UK to be amended in any manner which would require the consent of a Person who is not a Credit Party to effectively commence any voluntary insolvency, bankruptcy, reorganization, or other similar proceeding commenced by SML UK or any of its Subsidiaries. Without limiting the generality of the foregoing, the Borrowers will not, and will not permit any of their respective Subsidiaries to, amend, supplement, modify or waive any of their rights under the Rosenthal Factoring Agreement to the extent prohibited by the Rosenthal Collateral Assignment. Without limiting the generality of the foregoing, the Borrowers will not, and will not permit any of their respective Subsidiaries to, amend, supplement, modify or waive any of their rights under any of the following provisions of the CIT Factoring Agreement (with each of the following terms used as defined therein, to the extent not otherwise defined in this Credit Agreement): the terms and conditions upon which CIT Purchaser may purchase Receivables, the effect of which would decrease the Purchase Price for any Receivable, permit CIT Purchaser to purchase a Receivable that is not an Approved Receivable or a Receivable that is less than 90 days past due, or permit CIT Purchaser to purchase a Receivable other than for cash consideration, in each case without the Administrative Agent’s prior written consent.

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Section 7.12 Financial Covenants.

(a) Maximum Total Net Leverage Ratio. The Borrowers will not permit the Total Net Leverage Ratio as of the end of any fiscal quarter to be greater than 3.00:1.00.

(b) Minimum Fixed Charge Coverage Ratio. The Borrowers will not permit the Consolidated Fixed Charge Coverage Ratio as of the end of any fiscal quarter to be less than 1.25:1.00.

Section 7.13 Payments on Subordinated Debt. The Borrowers will not, and will not permit any of their respective Subsidiaries to, declare or make, or agree to pay for or make, directly or indirectly, any payment of principal or interest or any purchase, redemption, retirement, acquisition or defeasance with respect to any Subordinated Debt except that (a) Lead Borrower or any Subsidiary may make payments of Subordinated Debt to the extent permitted by the subordination provisions applicable thereto and (b) so long as (i) no Default shall have occurred and be continuing both before and after giving effect thereto and (ii) immediately after giving effect to such payment (and the incurrence of any Indebtedness in connection therewith), the Total Net Leverage Ratio is less than or equal to 2.50:1.00 (computed as of the last day of the most recently ended Measurement Period).

Article 8

Events of Default

Section 8.1 Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment of Principal or L/C Disbursement. Any Loan Party shall fail to pay, in the currency required hereunder, any principal of any Loan or any reimbursement obligation in respect of any L/C Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise.

(b) Other Non-Payment. Any Loan Party shall fail to pay, in the currency required hereunder, any interest on any Loan or on any reimbursement obligation in respect of any L/C Disbursement or any fee, commission or any other amount (other than an amount referred to in clause (a) of this Section) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days.

(c) Representations and Warranties. Any representation or warranty made or deemed made by or on behalf of any Loan Party or any of its Subsidiaries in or pursuant to any Loan Document or any amendment or modification hereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made; provided, that the failure of any representation or warranty made or deemed made by or on behalf of any Loan Party or any of its Subsidiaries on the Closing Date (other than the representations and warranties referred to in clause (ii) of Section 4.1(l)) to be true and correct in any material respect on the Closing Date will not constitute a Default or an Event of Default hereunder.

(d) Specific Covenants. Any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Sections 4.3, 6.1, 6.2(a), 6.3(a) (solely with respect to the Loan Parties), 6.6, 6.8, 6.10, 6.12, 6.14 or 6.15, in Article 7 or in any Collateral Document to which it is a party, if, solely in the case of any Collateral Document, such failure shall continue unremedied for a period of ten (10) days after the earlier to occur of (i) any Loan Party’s actual knowledge of such failure or (ii) receipt by Lead Borrower of written notice from the Administrative Agent of such failure.

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(e) Other Covenants. Any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document to which it is a party (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after the earlier to occur of (i) any Loan Party’s actual knowledge of such failure or (ii) receipt by Lead Borrower of written notice from the Administrative Agent of such failure.

(f) [Reserved].

(g) Cross-Default. Any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity date, or that enables or permits (with all applicable grace or notice periods having expired) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due prior to their scheduled maturity date or to require the prepayment, repurchase, redemption or defeasance thereof prior to their scheduled maturity date, in each case without such Material Indebtedness having been discharged; provided, however, that, notwithstanding the foregoing, this clause (g) shall not apply to (i) any secured Indebtedness that becomes due solely as a result of the voluntary sale, transfer or other disposition of, or any Casualty Event with respect to, the property or assets securing such Indebtedness, (ii) any change of control offer made within 60 days after an Acquisition with respect to, and effectuated pursuant to, Indebtedness of an acquired business, (iii) any default under Indebtedness of an acquired business if such default is cured, or such Indebtedness is repaid, within 60 days after the Acquisition of such business so long as no other creditor accelerates or commences any kind of enforcement action in respect of such Indebtedness, (iv) mandatory prepayment requirements arising from the receipt of net cash proceeds from debt, dispositions (including casualty losses, governmental takings and other involuntary dispositions), equity issues or excess cash flow, (v) prepayments required by the terms of Indebtedness as a result of customary provisions in respect of illegality, replacement of lenders and gross-up provisions for taxes, increased costs, capital adequacy and other similar customary requirements and (vi) any voluntary prepayment, redemption or other satisfaction of Indebtedness that becomes mandatory in accordance with the terms of such Indebtedness solely as the result of Lead Borrower or any Subsidiary delivering a prepayment, redemption or similar notice with respect to such prepayment, redemption or other satisfaction.

(h) Involuntary Proceedings. An involuntary proceeding shall be commenced or an involuntary petition shall be filed or any other corporate action is taken (i) seeking (A) liquidation, winding-up, suspension of payments, enforcement of security, reorganization (by way of voluntary arrangement, scheme of arrangement, restructuring plan or otherwise), a moratorium of any indebtedness, a composition, compromise, general assignment or arrangement with any creditor or other relief in respect of any Loan Party or any of its Subsidiaries (excluding any Immaterial Subsidiaries) or its debts, or of a substantial part of its assets, under any Debtor Relief Law now or hereafter in effect or (B) the appointment of a receiver, trustee, custodian, liquidator, rehabilitator, administrator, administrative receiver, monitor, sequestrator, conservator, compulsory manager or similar official for any Loan Party or any of its Subsidiaries (excluding any Immaterial Subsidiaries) or for a substantial part of its assets or (ii) under any provision of the Insolvency Act 1986 (UK), the Companies Act 2006 (UK) or under any other insolvency law of England and Wales, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered (or, in the case of a Loan Party or any Subsidiary of a Loan Party incorporated or established in England and Wales or Hong Kong, the proceeding or filing is a winding-up petition which is not frivolous or vexatious and is not discharged, stayed or dismissed within 14 days of commencement).

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(i) Voluntary Proceedings. Any Loan Party or any of its Subsidiaries shall (i) (A) voluntarily commence any proceeding or file any petition seeking liquidation, winding-up, suspension of payments, enforcement of security, reorganization (by way of voluntary arrangement, scheme of arrangement, restructuring plan or otherwise) a moratorium of any indebtedness, a composition, compromise, general assignment or arrangement with any creditor or other relief under any Debtor Relief Law now or hereafter in effect, (B) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (C) apply for or consent to the appointment of a receiver, trustee, custodian, liquidator, rehabilitator, administrator, monitor, sequestrator, conservator, compulsory manager or similar official for any Loan Party or any of its Subsidiaries or for a substantial part of its assets, (D) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (E) make a general assignment for the benefit of creditors or (F) take any action for the purpose of effecting any of the foregoing or (ii) commence any proceeding under any provision of the Insolvency Act 1986 (UK), the Companies Act 2006 (UK) or under any other insolvency law of England and Wales.

(j) Inability to Pay Debts. (i) Any Loan Party or any of its Subsidiaries shall become generally unable, admit in writing its general inability or fail generally to pay its debts as they become due or (ii) in the case of a Loan Party or any Subsidiary of a Loan Party incorporated in England and Wales or Hong Kong, a mortarium is declared in respect of any of its indebtedness (if a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium).

(k) Judgments. One or more judgments for the payment of money in an aggregate amount in excess of the Threshold Amount shall be rendered against any Loan Party or any of its Subsidiaries (excluding any Immaterial Subsidiaries) or any combination thereof (which shall not be fully covered (without taking into account any applicable deductibles) by insurance from an unaffiliated insurance company with an A.M. Best financial strength rating of at least A-, it being understood that even if such amounts are covered by insurance from such an insurance company, such amounts shall count against such basket if responsibility for such amounts has been denied by such insurance company) and the same shall remain undischarged or unbonded for a period of 45 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Loan Party or any of its Subsidiaries (excluding any Immaterial Subsidiaries) to enforce any such judgment.

(l) ERISA Events. (i) An ERISA Event shall have occurred; (ii) a Loan Party or ERISA Affiliate shall fail to pay when due any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan; (iii) any event similar to the foregoing shall occur or exist with respect to a Foreign Plan; or (iv) there shall be at any time a Lien imposed against the assets of any Loan Party or ERISA Affiliate under Section 412 or Section 430 of the Code or Sections 302, Section 303, or Section 4068 of ERISA; and in the case of each of clauses (i) through (iii) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to result in liability of any Loan Party or any of its Subsidiaries (or in the case of an ERISA Event described in subsection (b) of the definition of that term in Section 1.1, could reasonably be expected to subject any Loan Party, any of its Subsidiaries, any Pension Plan, any trust created thereunder, any trustee or administrator thereof, or any party dealing with any Pension Plan or trust to a tax or penalty on “prohibited transactions” under Section 502 of ERISA or Section 4975 of the Code) in an aggregate amount exceeding the Threshold Amount.

(m) Invalidity of Loan Documents. Any Loan Document shall cease, for any reason, to be in full force and effect (other than in accordance with its terms), or any Loan Party shall so assert in writing or shall disavow any of its obligations thereunder.

(n) Liens. Any Lien purported to be created under any Collateral Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any material portion of the Collateral (as required by the Loan Documents), with the priority required by the applicable Collateral Document, other than (i) in accordance with the terms of the applicable Loan Documents, (ii) to the extent that any such loss of perfection results from the limitations of foreign laws, rules and regulations as they apply to pledges of Equity Interests in Foreign Subsidiaries (other than the Hong Kong Guarantor or the UK Loan Parties) or the application thereof, or (iii) as a result of the Administrative Agent’s failure to (x) maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the Collateral Documents or (y) duly file any UCC financing statements, continuation statements or other similar filings to the extent that the Loan Parties have not breached their covenants in clauses (a) or (c) of Section 6.9.

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(o) Change of Control. A Change of Control shall occur.

(p) Invalidity of Subordination Provisions. The subordination provisions of any agreement or instrument governing any Subordinated Debt shall for any reason be revoked or invalidated, or otherwise cease to be in full force and effect (other than in accordance with their terms), or any Loan Party shall contest in writing the validity or enforceability thereof or wrongfully deny that it has any further liability or obligation thereunder, or the Secured Obligations shall not have the priority contemplated by such subordination provisions.

(q) Invalidity of Rosenthal or CIT Intercreditor Provisions. The provisions of the Rosenthal Collateral Assignment or the CIT Assignment and Intercreditor Agreement shall for any reason be revoked or invalidated, or otherwise cease to be in full force and effect (other than in accordance with its terms), or any Loan Party shall contest in any manner the validity or enforceability thereof or wrongfully deny that it has any further liability or obligation thereunder, or the Secured Obligations shall not have the priority contemplated by such intercreditor provisions.

Section 8.2 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, then, and in every such event (other than an event described in Section 8.1(h) or (i)), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to Lead Borrower, take either or both of the following actions (whether before or after the Closing Date), at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of each Loan Party accrued under the Loan Documents, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers, and (iii) require that the Borrowers Cash Collateralize the L/C Obligations in an amount equal to the Minimum Collateral Amount with respect thereto and thereupon such Cash Collateral shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers, and in case of any event described in Section 8.1(h) or (i), the Commitments shall automatically terminate (whether before or after the Closing Date), the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of each Loan Party accrued under the Loan Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers and Cash Collateral for the L/C Obligations as described above shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers.

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Section 8.3 Application of Funds. After the exercise of remedies provided for in Section 8.2 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in Section 2.10), any amounts received on account of the Secured Obligations shall be applied by the Administrative Agent in the following order:

First, to the payment of that portion of the Secured Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article 3), in each case payable to the Administrative Agent in its capacity as such;

Second, to the extent of any excess of such proceeds, to the payment of that portion of the Secured Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to each L/C Issuer and the L/C Fronting Fee), in each case payable to each L/C Issuer in its capacity as such;

Third, to the extent of any excess of such proceeds, to the payment of that portion of the Secured Obligations constituting fees, indemnities and other amounts, payable to the Credit Parties (including fees, charges and disbursements of counsel to the respective Credit Parties and amounts payable under Article 3), ratably among them in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to the extent of any excess of such proceeds, to the payment of that portion of the Secured Obligations constituting accrued and unpaid interest on the Loans, L/C Obligations and other Secured Obligations, ratably among the Credit Parties in proportion to the respective amounts described in this clause Fourth payable to them;

Fifth, to the extent of any excess of such proceeds, to (a) the payment of that portion of the Secured Obligations constituting unpaid principal of the Loans and L/C Obligations and (b) to the Administrative Agent for the account of each applicable L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit, ratably among the Secured Parties in proportion to the respective amounts described in this clause Fifth held by them;

Sixth, to the extent of any excess of such proceeds, to all Secured Swap Agreement Obligations and Secured Cash Management Obligations, ratably based on the respective aggregate amounts of all such Secured Obligations owing to the Secured Parties on such date;

Seventh, to the extent of any excess of such proceeds, to the payment of all other Secured Obligations that are due and payable to the Secured Parties or any other holder of Secured Obligations, or any of them, on such date, ratably based on the respective aggregate amounts of all such Secured Obligations owing to the Secured Parties on such date; and

Last, to the extent of any excess of such proceeds, the balance, if any, after all of the Secured Obligations (other than unasserted contingent indemnification and unasserted expense reimbursement obligations in each case not yet due and payable) have been paid in full, to the Borrowers or as otherwise required by law.

Subject to Section 2.10, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the Secured Obligations, if any, in the order set forth above. The Administrative Agent shall have no obligation to calculate the amount of any Secured Swap Agreement Obligations or Secured Cash Management Obligations and may request a reasonably detailed calculation thereof from the provider of such Secured Obligations. If the provider of any Secured Swap Agreement Obligations or Secured Cash Management Obligations fails to deliver the calculation of such Secured Obligations within five days following request thereof by the Administrative Agent, then the Administrative Agent may assume the amount of such Secured Obligations are zero. Notwithstanding anything to the contrary set forth above, Excluded CEA Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Secured Obligations otherwise set forth above in this Section.

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Article 9

The Administrative Agent

Section 9.1 Appointment and Authority. Each of the Lenders and the L/C Issuers hereby irrevocably appoints Citizens Bank to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuers, and neither any Borrower nor any other Loan Party shall have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Section 9.2 Rights as a Lender or L/C Issuer. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender or L/C Issuer as any other Lender or L/C Issuer and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, Lead Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 9.3 Exculpatory Provisions.

(a) The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

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(iii) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Lead Borrower or any of its Subsidiaries or other Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b) The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 8.2 and Section 10.2), or (ii) in the absence of its own bad faith, gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent in writing by Lead Borrower, a Lender or a L/C Issuer.

(c) The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Credit Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Credit Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article 5 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

(d) The Administrative Agent shall not be responsible or have any liability for, or have any duty to investigate a violation or potential violation of an Environmental Law or a Release or threat of Release of a Hazardous Material pursuant to Section 6.13, nor shall it have any liability for any action it takes or does not take in connection with any such investigation.

Section 9.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable in the absence of its own gross negligence, bad faith or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment) for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

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Section 9.5 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents or Delegates, appointed by the Administrative Agent on such terms (which may include the power to sub-delegate) and subject to such conditions as it thinks fit. The Administrative Agent and any such sub-agent or Delegate may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article and under the UK Collateral Documents and the HK Collateral Documents shall apply to any such sub-agent, Appointee or Delegate and to the Related Parties of the Administrative Agent and any such sub-agent, Appointee or Delegate and shall apply to their respective activities in connection with the syndication of the Credit Facilities as well as activities as Administrative Agent (including in its capacity as security trustee in connection with the UK Collateral Documents and the HK Collateral Documents). The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents or Delegates except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with bad faith, gross negligence or wilful misconduct in the selection of such sub-agents or Delegates. The Administrative Agent may pay reasonable remuneration to any Delegate or Appointee, together with any costs and expenses (including legal fees) reasonably incurred by the Delegate or Appointee in connection with its appointment. All such remuneration, costs and expenses shall be treated, for the purposes of this Credit Agreement, as paid or incurred by the Administrative Agent. The Administrative Agent may (whether for the purpose of complying with any law or regulation of any overseas jurisdiction, or for any other reason) appoint (and subsequently remove) any person to act jointly with the Administrative Agent either as a separate trustee or as a co-trustee on such terms and subject to such conditions as the Administrative Agent thinks fit and with such of the duties, rights, powers and discretions vested in the Administrative Agent by the UK Collateral Documents or the HK Collateral Documents as may be conferred by the instrument of appointment of that person.

Section 9.6 Resignation of Administrative Agent.

(a) The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuers and Lead Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with Lead Borrower’s consent (so long as no Event of Default under any of Sections 8.1(a), 8.1(b), 8.1(d) (with respect only to any of the covenants set forth in Section 7.12), 8.1(h), 8.1(i) or 8.1(j) has occurred and is continuing), to appoint a successor, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank with an office in New York, New York. If no such successor shall have been so appointed by the Required Lenders (and consented to by Lead Borrower, if required) and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and the L/C Issuers, with Lead Borrower’s consent (so long as no Event of Default under any of Sections 8.1(a), 8.1(b), 8.1(d) (with respect only to any of the covenants set forth in Section 7.12), 8.1(h), 8.1(i) or 8.1(j) has occurred and is continuing), appoint a successor Administrative Agent meeting the qualifications set forth above, provided that in no event shall any such successor Administrative Agent be a Defaulting Lender or a Disqualified Institution. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to Lead Borrower and such Person remove such Person as Administrative Agent and, with Lead Borrower’s consent (so long as no Event of Default under any of Sections 8.1(a), 8.1(b), 8.1(d) (with respect only to any of the covenants set forth in Section 7.12), 8.1(h), 8.1(i) or 8.1(j) has occurred and is continuing), appoint a successor. If no such successor shall have been so appointed by the Required Lenders (and consented to by Lead Borrower, if required) and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders (and consented to by Lead Borrower, if required)) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

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(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuers or in its capacity as security trustee for the Secured Parties under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and L/C Issuer directly, until such time, if any, as the Required Lenders appoint and a successor Administrative Agent as provided for above (including, if required, Lead Borrower’s consent in respect thereof). Upon the acceptance of a successor’s appointment as Administrative Agent hereunder in accordance with the provisions hereof, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent under this Credit Agreement and/or all other Loan Documents (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 10.3 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent. To the extent the retiring or removed Administrative Agent is holding cash, deposit account balances or other credit support as collateral for Cash Collateralized Letters of Credit, the retiring or removed Administrative Agent shall on or reasonably promptly following the Resignation Effective Date or the Removal Effective Date, as applicable, cause such collateral to be transferred to the successor Administrative Agent, or, if no successor Administrative Agent has been appointed and accepted such appointment, to the respective L/C Issuers ratably according to the outstanding amount of Cash Collateralized Letters of Credit issued by them, in each case to be held as collateral for such Cash Collateralized Letters of Credit in accordance with this Credit Agreement.

(d) Any resignation or removal of Citizens Bank as Administrative Agent pursuant to this Section 9.6 shall also constitute its resignation as an L/C Issuer and the Swingline Lender. If Citizens Bank resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto, including the right to require the Revolving Lenders to make ABR Revolving Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.4(c). If Citizens Bank resigns as the Swingline Lender, it shall retain all the rights of the Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Revolving Lenders to make ABR Revolving Loans or fund risk participations in outstanding Swingline Loans pursuant to Section 2.3(c). Upon the appointment by Lead Borrower of a successor L/C Issuer or Swingline Lender hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swingline Lender, as applicable, under this Credit Agreement and/or all other Loan Documents, (ii) the retiring L/C Issuer and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor L/C Issuer shall issue Letters of Credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Citizens Bank to effectively assume the obligations of Citizens Bank with respect to such Letters of Credit.

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Section 9.7 Non-Reliance on Administrative Agent, L/C Issuers and Other Lenders. Each Lender and L/C Issuer acknowledges that none of the Administrative Agent nor any Lead Arranger has made any representations or warranty to it, and that no act by the Administrative Agent or any Lead Arranger hereafter taken, including any consent to, and acceptance of any assigning or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Administrative Agent or any Lead Arranger to any Lender or L/C Issuer as to any matter, including wither the Administrative Agent or any Lead Arranger has disclosed material information in their (or their Related Parties’) possession. Each Lender and L/C Issuer represents to the Administrative Agent and the Lead Arrangers that it has, independently and without reliance upon the Administrative Agent, any Lead Arranger or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis or, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Subsidiaries, and all applicable bank or other regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Credit Agreement and to extend credit to the Borrowers hereunder. Each Lender and L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Lead Arranger or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analyses, appraisals and decisions in taking or not taking action under or based upon this Credit Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and, to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties. Each Lender and L/C Issuer represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring and/or holding commercial loans in the ordinary course and is entering into this Credit Agreement as a Lender or L/C Issuer for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender or L/C Issuer, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender and L/C Issuer agrees not to assert a claim in contravention of the foregoing. Each Lender and L/C Issuer represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such L/C Issuer, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring and/or holding such commercial loans or providing such other facilities.

Section 9.8 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Lead Arrangers or any agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Credit Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or a L/C Issuer hereunder.

Section 9.9 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or reimbursement for any L/C Disbursement shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Loan Document Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuers and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuers and the Administrative Agent under Section 10.3) allowed in such judicial proceeding; and

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(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuers, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent Section 10.3.

Section 9.10 Collateral and Guarantee Matters.

(a) The Secured Parties (by virtue of their acceptance of the benefits of the Loan Documents) irrevocably authorize the Administrative Agent, without any further consent of any Lender or any other Secured Party,

(i) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (A) at the Termination Date, (B) that is sold, transferred or otherwise Disposed (whether voluntary or involuntary) of or to be sold, transferred or otherwise Disposed (whether voluntary or involuntary) of as part of or in connection with any sale, transfer or other Disposition (whether voluntary or involuntary) permitted under the Loan Documents (including all of the Collateral of a Guarantor which is released from its obligations under the Loan Documents pursuant to clause (iii) below); provided, however, any sale, transfer or other Disposition (whether voluntary or involuntary) of all or substantially all of the Collateral or all or substantially all of the value of the Guarantees under the Guarantee Agreement, the HK Guarantee Agreement or the UK Collateral and Guarantee Agreement shall be subject to Section 10.2(b), (C) subject to Section 10.2, if approved, authorized or ratified in writing by the Required Lenders, or (D) to the extent provided in the Collateral Documents;

(ii) to subordinate any Lien on (A) any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.2(d) and (B) any Foreign Receivables and/or Foreign Inventory (and related rights, assets and/or Equity Interests) granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.2(k); and

(iii) to release any Borrower or Guarantor from its obligations under the Loan Documents if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents or otherwise is no longer required to be a Borrower or Guarantor pursuant to the terms of the Loan Documents (including as the result of becoming an Excluded Subsidiary); provided, however, if any such Person ceases to be a Subsidiary as a result of the sale or other transfer of the Equity Interests in such Person to a Person that is not a Loan Party, such Person shall not be released from its obligations under the Loan Documents unless such sale or other transfer of Equity Interests is to a non-affiliated third party, provided further, that the release of all or substantially all of the Collateral or all or substantially all of the value of the Guarantees under the Guarantee Agreement, the HK Guarantee Agreement or the UK Collateral and Guarantee Agreement shall be subject to Section 10.2(b).

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Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Loan Documents pursuant to this Section 9.10.

(b) The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

Section 9.11 Compliance with Flood Insurance Laws. The Administrative Agent has adopted internal policies and procedures that address requirements placed on federally regulated lenders under the Flood Insurance Laws and will post on the applicable electronic platform (or otherwise distribute to each Lender) documents that it receives in connection with the Flood Insurance Laws (collectively, the “Flood Documents”); provided, however that the Administrative Agent makes no representation or warranty with respect to the adequacy of the Flood Documents or their compliance with the Flood Insurance Laws. Each Lender acknowledges and agrees that it is individually responsible for its own compliance with the Flood Insurance Laws and that it shall, independently and without reliance upon Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, including the Flood Documents posted or distributed by the Administrative Agent, continue to do its own due diligence to ensure its compliance with the Flood Insurance Laws.

Section 9.12 Cash Management Obligations and Swap Agreement Obligations. Except as otherwise expressly set forth herein or in the Security Agreement, any other Collateral Document or any other Loan Document, no Person holding Secured Cash Management Obligations or Secured Swap Agreement Obligations that obtains the benefits of any Guarantee under the Guarantee Agreement, the HK Guarantee Agreement or the UK Collateral and Guarantee Agreement or any Collateral by virtue of the provisions hereof or of any Loan Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral or amendment to any Loan Document (including any Collateral Document)) other than in its capacity as a Lender or Administrative Agent and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article 9 to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Cash Management Obligations or Secured Swap Agreement Obligations except to the extent expressly required hereunder, provided that the Administrative Agent has received a Secured Obligation Designation Notice, together with such supporting documentation as the Administrative Agent may request, from the applicable Person holding such Secured Obligations. The Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Cash Management Obligations and Secured Swap Agreement Obligations.

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Section 9.13 Erroneous Payments.

(a) If the Administrative Agent (x) notifies a Lender, L/C Issuer or Secured Party, or any Person who has received funds on behalf of a Lender, L/C Issuer or Secured Party (any such Lender, L/C Issuer, Secured Party or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under Section 9.13(b)) that any funds (as set forth in such notice from Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, L/C Issuer, Secured Party or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 9.13 and held in trust for the benefit of Administrative Agent, and such Lender, L/C Issuer or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in Same Day Funds (in the currency so received), together with interest thereon (except to the extent waived in writing by Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in Same Day Funds at the applicable Overnight Rate. A notice of the Administrative Agent to any Payment Recipient under this Section 9.13(a) shall be conclusive, absent manifest error.

(b) Without limiting the provisions of Section 9.13(a), each Payment Recipient (and each of their respective successors and assigns) hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Credit Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Payment Recipient otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), in each case:

(i) it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) in the case of immediately preceding clause (z), an error and mistake has been made, in each case, with respect to such payment, prepayment or repayment; and

(ii) such Lender, L/C Issuer or Secured Party shall (and shall cause any other Payment Recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 9.13(b). For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 9.13(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 9.13(a) or on whether or not an Erroneous Payment has been made.

(c) Each Lender, L/C Issuer or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender, L/C Issuer or Secured Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender, L/C Issuer or Secured Party under any Loan Document with respect to any payment of principal, interest, fees, or other amounts, against any amount that the Administrative Agent has demanded to be returned under Section 9.13(a).

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(d) (i) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor in accordance with Section 9.13(a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon Administrative Agent’s notice to such Lender at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto), (A) such Lender shall be deemed to have assigned its Loans (but not its Commitments) of the relevant Class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance)), and is hereby (together with Borrowers) deemed to execute and deliver an Assignment and Assumption with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Notes evidencing such Loans to Lead Borrower or the Administrative Agent (but the failure of such Person to deliver any such Notes shall not affect the effectiveness of the foregoing assignment), (B) the Administrative Agent as the assignee Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (C) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Credit Agreement and its applicable Commitments which shall survive as to such assigning Lender, (D) the Administrative Agent and Borrowers shall be deemed to have waived any consents required under this Credit Agreement to any such Erroneous Payment Deficiency Assignment, and (E) the Administrative Agent may reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Credit Agreement.

(ii) The Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Lender (x) shall be reduced by the proceeds of prepayments or repayments of principal and interest or other distribution in respect of principal and interest, received by the Administrative Agent on or with respect to any such Loans acquired from such Lender pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Loans are then owned by Administrative Agent) and (y) may in the sole discretion of the Administrative Agent be reduced by any amount specified by the Administrative Agent in writing to the applicable Lender from time to time.

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(e) The parties hereto agree (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender, L/C Issuer or Secured Party, to the rights and interest of such Lender, L/C Issuer or Secured Party, as the case may be) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) (provided that the Loan Parties’ Secured Obligations under the Loan Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Secured Obligations in respect of Loans that have been assigned to the Administrative Agent under an Erroneous Payment Deficiency Assignment) and (y) that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Secured Obligations owed by Borrowers or any other Loan Party; provided that this Section 9.13 shall not be interpreted to increase (or accelerate the due date for) the Secured Obligations of Borrowers relative to the amount (and/or timing for payment) of the Secured Obligations that would have been payable had such Erroneous Payment not been made by Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from Borrowers or any other Loan Party for the purpose of making such Erroneous Payment.

(f) To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation any defense based on “discharge for value” or any similar doctrine.

(g) Each party’s obligations, agreements and waivers under this Section 9.13 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or L/C Issuer, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Secured Obligations (or any portion thereof).

Section 9.14 Appointment of Administrative Agent as Security Trustee (UK). For the purposes of any Liens created under any UK Collateral Document, the following additional provisions shall apply, in addition to the provisions set out in this Article 9 or otherwise hereunder.

(a) In this Section 9.14, the following expression has the following meaning:

“UK Charged Property” means the assets of the Loan Parties subject to a security interest under a UK Collateral Document.

(b) The Credit Parties appoint the Administrative Agent to hold the security interests constituted by the UK Collateral Documents on trust for the Secured Parties on the terms of the Loan Documents and the Administrative Agent accepts that appointment.

(c) The Administrative Agent, its subsidiaries and associated companies may each retain for its own account and benefit any fee, renumeration and profits paid to it in connection with (i) its activities under the Loan Documents; and (ii) its engagement in any kind of banking or other business with any Loan Party.

(d) Subject to the provisions of the Loan Documents and applicable law, nothing in this Credit Agreement constitutes the Administrative Agent as a trustee or fiduciary of, nor shall the Administrative Agent have any duty or responsibility to, any Loan Party.

(e) The Administrative Agent shall have no duties or obligations to any other Person except for those which are expressly specified in the Loan Documents or mandatorily required by applicable law.

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(f) Each Credit Party confirms its approval of the UK Collateral Documents and authorizes and instructs the Administrative Agent: (i) to execute and deliver the UK Collateral Documents; (ii) to exercise the rights, powers and discretions given to the Administrative Agent (in its capacity as security trustee) under or in connection with the UK Collateral Documents together with any other incidental rights, powers and discretions; and (iii) to give any authorizations and confirmations to be given by the Administrative Agent (in its capacity as security trustee) on behalf of the Secured Parties under the UK Collateral Documents.

(g) The Administrative Agent may accept without inquiry the title (if any) which any person may have to the UK Charged Property.

(h) Each other Credit Party confirms that it does not wish to be registered as a joint proprietor of any security interest constituted by any UK Collateral Document and accordingly authorizes: (a) the Administrative Agent to hold such security interest in its sole name (or in the name of any Delegate) as trustee for the Secured Parties; and (b) HM Land Registry (or other relevant registry) to register the Administrative Agent (or any Delegate or Appointee) as a sole proprietor of such security interest.

(i) Except to the extent that a UK Collateral Document otherwise requires, any moneys which the Administrative Agent receives under or pursuant to a UK Collateral Document may be: (a) invested in any investments which the Administrative Agent selects and which are authorized by applicable law; or (b) placed on deposit at any bank or institution (including the Administrative Agent) on terms that the Administrative Agent thinks fit, in each case in the name or under the control of the Administrative Agent, and the Administrative Agent shall hold those moneys, together with any accrued income (net of any applicable Tax) to the order of the Secured Parties, and shall pay them to the Secured Parties on demand.

(j) Without limiting Section 9.10 and the provisions of the Collateral Documents, on disposal of any of the UK Charged Property which is permitted under the Loan Documents, the Administrative Agent shall (at the cost of the Loan Parties) execute any release of the UK Collateral Documents or other claim over that UK Charged Property and issue any certificates of non-crystallization of floating charges that may be required or take any other action that any Loan Party considers desirable.

(k) The Administrative Agent shall not be liable for:

(i) any defect in or failure of the title (if any) which any person may have to any assets over which security is intended to be created by a UK Collateral Document;

(ii) any loss resulting from the investment or deposit at any bank of money which it invests or deposits in a manner permitted by a UK Collateral Documents;

(iii) the exercise of, or the failure to exercise, any right, power or discretion given to it by or in connection with any Loan Documents or any other agreement, arrangement or document entered into, or executed in anticipation of, under or in connection with, any Loan Documents; or

(iv) any shortfall which arises on enforcing a UK Collateral Document.

(l) The Administrative Agent shall not be obligated to:

(i) obtain any authorization or environmental permit in respect of any of the UK Charged Property or a UK Collateral Document;

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(ii) hold in its own possession a UK Collateral Document, title deed or other document relating to the UK Charged Property or a UK Collateral Documents;

(iii) perfect, protect, register, make any filing or give any notice in respect of a UK Collateral Document (or the order of ranking of a UK Collateral Document), unless that failure arises directly from its own gross negligence or willful misconduct; or

(iv) require any further assurance in relation to a UK Collateral Document.

(m) In respect of a UK Collateral Document, the Administrative Agent shall not be obligated to (i) insure, or require any other person to insure, the UK Charged Property; or (ii) make any enquiry or conduct any investigation into the legality, validity, effectiveness, adequacy or enforceability of any insurance existing over such UK Charged Property.

(n) In respect of any UK Collateral Documents, the Administrative Agent shall not have any obligation or duty to any person for any loss suffered as a result of (i) the lack or inadequacy of any insurance; or (ii) the failure of the Administrative Agent to notify the insurers of any material fact relating to the risk assumed by them, or of any other information of any kind, unless Required Lenders have requested it to do so in writing and the Administrative Agent has failed to do so within 14 days after receipt of that request.

(o) Every appointment of a successor Administrative Agent under a UK Collateral Document shall be by deed.

(p) Section 1 of the Trustee Act 2000 shall not apply to the duty of the Administrative Agent in relation to the trusts constituted by this Credit Agreement.

(q) In the case of any conflict between the provisions of this Credit Agreement and those of the Trustee Act 1925 or the Trustee Act 2000, the provisions of this Credit Agreement shall prevail to the extent allowed by law and regulation, and shall constitute a restriction or exclusion for the purposes of the Trustee Act 2000.

(r) The perpetuity period under the rule against perpetuities if applicable to this Credit Agreement and any UK Collateral Document shall be 80 years from the date of this Credit Agreement.

Section 9.15 Appointment of Administrative Agent as Security Trustee (HK). For the purposes of any Liens created under the HK Collateral Document, the following additional provisions shall apply, in addition to the provisions set out in this Article 9 or otherwise hereunder.

(a) In this Section 9.15, the following expression has the following meaning:

“HK Charged Property” means the assets of the Loan Parties subject to a security interest under the HK Collateral Document.

(b) The Credit Parties appoint the Administrative Agent to hold the security interests constituted by the HK Collateral Documents on trust for the Secured Parties on the terms of the Loan Documents and the Administrative Agent accepts that appointment.

(c) The Administrative Agent, its subsidiaries and associated companies may each retain for its own account and benefit any fee, renumeration and profits paid to it in connection with (i) its activities under the Loan Documents; and (ii) its engagement in any kind of banking or other business with any Loan Party.

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(d) Subject to the provisions of the Loan Documents and applicable law, nothing in this Credit Agreement constitutes the Administrative Agent as a trustee or fiduciary of, nor shall the Administrative Agent have any duty or responsibility to, any Loan Party.

(e) The Administrative Agent shall have no duties or obligations to any other Person except for those which are expressly specified in the Loan Documents or mandatorily required by applicable law.

(f) Each Credit Party confirms its approval of the HK Collateral Documents and authorizes and instructs the Administrative Agent: (i) to execute and deliver the HK Collateral Documents; (ii) to exercise the rights, powers and discretions given to the Administrative Agent (in its capacity as security trustee) under or in connection with the HK Collateral Documents together with any other incidental rights, powers and discretions; and (iii) to give any authorizations and confirmations to be given by the Administrative Agent (in its capacity as security trustee) on behalf of the Secured Parties under the HK Collateral Document.

(g) The Administrative Agent may accept without inquiry the title (if any) which any person may have to the HK Charged Property.

(h) Except to the extent that the HK Collateral Documents otherwise requires, any moneys which the Administrative Agent receives under or pursuant to the HK Collateral Documents may be: (a) invested in any investments which the Administrative Agent selects and which are authorized by applicable law; or (b) placed on deposit at any bank or institution (including the Administrative Agent) on terms that the Administrative Agent thinks fit, in each case in the name or under the control of the Administrative Agent, and the Administrative Agent shall hold those moneys, together with any accrued income (net of any applicable Tax) to the order of the Secured Parties, and shall pay them to the Secured Parties on demand.

(i) Without limiting Section 9.10 and the provisions of the Collateral Documents, on disposal of any of the HK Charged Property which is permitted under the Loan Documents, the Administrative Agent shall (at the cost of the Loan Parties) execute any release of the HK Collateral Documents or other claim over that HK Charged Property and issue any certificates of non-crystallization of floating charges that may be required or take any other action that any Loan Party considers desirable.

(j) The Administrative Agent shall not be liable for:

(i) any defect in or failure of the title (if any) which any person may have to any assets over which security is intended to be created by the HK Collateral Document;

(ii) any loss resulting from the investment or deposit at any bank of money which it invests or deposits in a manner permitted by the HK Collateral Document;

(iii) the exercise of, or the failure to exercise, any right, power or discretion given to it by or in connection with any Loan Documents or any other agreement, arrangement or document entered into, or executed in anticipation of, under or in connection with, any Loan Documents; or

(iv) any shortfall which arises on enforcing the HK Collateral Document.

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(k) The Administrative Agent shall not be obligated to:

(i) obtain any authorization or environmental permit in respect of any of the HK Charged Property or the HK Collateral Documents;

(ii) hold in its own possession the HK Collateral Document, title deed or other document relating to the HK Charged Property or the HK Collateral Document;

(iii) perfect, protect, register, make any filing or give any notice in respect of the HK Collateral Documents (or the order of ranking of the HK Collateral Document), unless that failure arises directly from its own gross negligence or willful misconduct; or

(iv) require any further assurance in relation to the HK Collateral Document.

(l) In respect of the HK Collateral Document, the Administrative Agent shall not be obligated to (i) insure, or require any other person to insure, the HK Charged Property; or (ii) make any enquiry or conduct any investigation into the legality, validity, effectiveness, adequacy or enforceability of any insurance existing over such HK Charged Property.

(m) In respect of the HK Collateral Document, the Administrative Agent shall not have any obligation or duty to any person for any loss suffered as a result of (i) the lack or inadequacy of any insurance; or (ii) the failure of the Administrative Agent to notify the insurers of any material fact relating to the risk assumed by them, or of any other information of any kind, unless Required Lenders have requested it to do so in writing and the Administrative Agent has failed to do so within 14 days after receipt of that request.

(n) Every appointment of a successor Administrative Agent under the HK Collateral Documents shall be by deed.

(o) Section 3A of the Trustee Ordinance (Cap. 29 of the Laws of Hong Kong) (the “Trustee Ordinance”) shall not apply to the duty of the Administrative Agent in relation to the trusts constituted by this Credit Agreement.

(p) In the case of any conflict between the provisions of this Credit Agreement and those of the Trustee Ordinance, the provisions of this Credit Agreement shall prevail to the extent allowed by law, and shall constitute a restriction or exclusion for the purposes of the Trustee Ordinance.

Article 10

Miscellaneous

Section 10.1 Notices.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

(i) if to any Loan Party, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.1;

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(ii) if to the Administrative Agent, each L/C Issuer or the Swingline Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.1 (Committed Loan Notices and Letter of Credit Applications shall additionally be delivered to the addresses set forth therein); and

(iii) if to any other Credit Party, the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Electronic Communications. Notices and other communications hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Credit Party pursuant to Article 2 if such Credit Party has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement of transmission to the intended recipient (such as by the “delivery receipt requested” function, return e-mail, confirmation of system-generated posting notices by a Platform or other written acknowledgement) and (ii) notices or communications posted to a Platform or an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that for both clauses (i) and (ii) above, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient. Notwithstanding anything to the contrary herein, Committed Loan Notices and other notices to the Administrative Agent, a Swingline Lender or an L/C Issuer sent by email or posted to a Platform or an Internet or intranet website shall only be effective against such party if receipt of such transmission is affirmatively acknowledged by such party.

(c) Change of Address, Etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

(d) Platform.

(i) Each Borrower agrees that the Administrative Agent may, but shall not be obligated to, make the Communications available to the L/C Issuers and the other Lenders by posting the Communications on the Platform and that certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Loan Parties or their Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.

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(ii) Each Borrower hereby acknowledges hereby agrees that so long as any Loan Party is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities it will use commercially reasonable efforts to identify that portion of the Communications that may be distributed to the Public Lenders and that: (A) all such (i) shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, means that the word “PUBLIC” shall appear prominently on the first page thereof; (B) by marking (ii) “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent, the Lead Arrangers and the Lenders to treat such Communications as not containing any material non-public information (although it may be sensitive and proprietary) with respect to any Loan Party or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Communications constitute Information, they shall be treated as set forth in Section 10.14); (C) all Communications marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (D) the Administrative Agent and the Lead Arrangers shall be entitled to treat any Communications that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”. The Borrowers acknowledge and agree that the DQ List shall be deemed suitable for posting and may be posted by the Administrative Agent on the Platform, including the portion of the Platform that is designated for Public Lenders.

(iii) The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrowers or the other Loan Parties, any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of communications through the Platform.

Section 10.2 Waivers; Amendments.

(a) No failure or delay by any Credit Party in exercising any right or power under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Credit Parties under the Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan and/or the issuance, amendment, extension or renewal of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether any Credit Party may have had notice or knowledge of such Default at the time.

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(b) Except as expressly provided by Section 2.11, Section 3.1(e), Section 3.8, Section 3.9, Section 7.3(c) or Section 10.13 or in the other paragraphs of this Section 10.2, neither this Credit Agreement, any other Loan Document (other than the Fee Letters) nor any provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders (or, in the case of waivers or amendments of any condition precedent to any Revolving Borrowing set forth in Section 4.2, the Required Class Lenders in respect of the Revolving Facility), or by the Borrowers and the Administrative Agent with the consent of the Required Lenders (or the Required Class Lenders in respect of the Revolving Facility, to the extent applicable, as set forth in the immediately preceding proviso); provided that no such agreement shall:

(i) extend or increase any Commitment of any Lender without the written consent of such Lender or increase the L/C Sublimit without the consent of the L/C Issuers (it being understood that a waiver of any condition precedent set forth in Article 4 or the waiver of any Default and any amendment or waiver with respect to any mandatory prepayment requirement shall not constitute an extension or increase of any Commitment of any Lender or an increase of the L/C Sublimit);

(ii) reduce the principal amount of any Loan or any reimbursement obligation with respect to a L/C Disbursement, or reduce the rate of any interest, or reduce any fees or other amounts, payable under the Loan Documents, without the written consent of each Credit Party directly and adversely affected thereby; provided that only the consent of the Required Lenders shall be necessary to amend or modify any Financial Covenant, any defined terms used therein or the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest at the Default Rate, in each case, notwithstanding the fact that any such amendment or modification actually results in reduction in the rate of interest or fees;

(iii) postpone any date scheduled for any payment of principal of, or interest on, any Loan or reimbursement obligation with respect to any L/C Disbursement, or any fees or other amounts payable hereunder or under any other Loan Document, or reduce the amount of, waive or excuse any such payment, or postpone the stated termination or expiration of the Revolving Commitments without the written consent of each Credit Party directly and adversely affected thereby; provided that the foregoing shall not apply to any amendment or waiver with respect to any mandatory prepayment requirement;

(iv) except as provided in Section 2.10 and subsection (c) below, change any provision hereof in a manner that would (a) alter the pro rata sharing of payments required by Section 2.8(b) or the pro rata reduction of Revolving Commitments required by Section 2.5(c) or any other provision hereof in a manner that would have the effect of altering the ratable reduction of Commitments or the pro rata sharing of payments otherwise required hereunder, without the written consent of each Credit Party directly and adversely affected thereby, (b) subordinate, or have the effect of subordinating, the Secured Obligations hereunder to any other Indebtedness without the written consent of each Credit Party, or (c) subordinate, or have the effect of subordinating, the Liens securing the Secured Obligations to Liens securing any other Indebtedness without the written consent of each Credit Party; provided, however, that the provisions of this clause (iv) shall not restrict or prohibit the incurrence of any “debtor-in-possession” type facility (other than a “debtor-in-possession” type facility that includes any non-pro rata refinancing, repayment, “roll-up”, exchange or conversion of all or a portion of the Secured Obligations into such “debtor-in-possession” type facility, unless first offered to all Lenders on a pro rata basis);

(v) change any of the provisions of this Section or the definition of the term “Required Lenders” or “Required Class Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Credit Party directly and adversely affected thereby;

(vi) amend, modify or waive any provision of Section 2.10 without the written consent of each Credit Party;

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(vii) change the currency in which any Commitment or Loan is, or is to be, denominated, Letters of Credit are to be issued or payment under the Loan Documents is to be made without the written consent of each Credit Party directly affected thereby;

(viii) release any Guarantor from its Guarantee under the Guarantee Agreement, the HK Guarantee Agreement or the UK Collateral and Guarantee Agreement (except as expressly provided therein or in Section 9.10), or limit its liability in respect of such Guarantee, without the prior written consent of each Lender;

(ix) release all or substantially all of the Collateral from the Liens of the Loan Documents (except as expressly provided in the applicable Collateral Document or in connection with a transaction permitted by Section 7.3), without the written consent of each Lender; or

(x) amend Section 1.13 or the definition of “Alternative Currency” without the written consent of each Lender directly affected thereby;

provided, further, that no such amendment, waiver or consent shall amend, modify or otherwise affect the rights or duties hereunder or under any other Loan Document of (A) the Administrative Agent, unless in writing executed by the Administrative Agent, (B) any L/C Issuer, unless in writing executed by such L/C Issuer and (C) any Swingline Lender, unless in writing executed by such Swingline Lender, in each case in addition to the Borrowers and the Lenders required above.

(c) Notwithstanding anything herein to the contrary, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent that by its terms requires the consent of all the Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended, or the maturity of any of its Loan may not be extended, the rate of interest on any of its Loans may not be reduced and the principal amount of any of its Loans may not be forgiven, in each case without the consent of such Defaulting Lender and (y) any amendment, waiver or consent requiring the consent of all the Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than the other affected Lenders shall require the consent of such Defaulting Lender.

(d) In addition, notwithstanding anything in this Section to the contrary, if the Administrative Agent and Lead Borrower shall have jointly identified an obvious error or any error or omission of a technical nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and Lead Borrower shall be permitted to amend such provision, and, in each case, such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders to the Administrative Agent within five Business Days following receipt of notice thereof.

(e) In addition, notwithstanding anything in this Section to the contrary, pursuant to one or more written offers (each, an “Extension Offer”) made from time to time by Lead Borrower to all Term Lenders (other than Defaulting Lenders) holding Term Loans with a like maturity date or all Revolving Lenders (other than Defaulting Lenders) having Revolving Commitments with a like commitment termination date, in each case on a pro rata basis (based on the aggregate outstanding principal amount of such respective Term Loans or amounts of such Revolving Commitments) and on the same terms to each such Lender, the Borrowers may consummate transactions with individual Lenders that accept the terms contained in such Extension Offer to extend the maturity date and/or commitment termination date of such Lenders’ Term Loans and/or Revolving Commitments and, subject to the terms hereof, otherwise modify the terms of such Term Loans and/or Revolving Commitments pursuant to the terms of the relevant Extension Offer (including by increasing the interest rate or fees payable in respect of such Term Loans and/or Revolving Commitments (and related outstandings) and/or modifying the amortization schedule in respect of such Lender’s Term Loans) (each, an “Extension”, and each group of Term Loans or Revolving Commitments, as applicable, in each case as so extended, as well as the original Term Loans and the original Revolving Commitments (in each case not so extended), being a separate class), so long as the following terms are satisfied:

(i) no Event of Default shall have occurred and be continuing at the time the applicable Extension Offer is delivered to the applicable Lenders;

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(ii) each Extension Offer shall be made at least 90 days before the applicable maturity date or commitment termination date of the Term Loans and/or Revolving Commitments, as applicable, to be extended;

(iii) the maturity date and commitment termination date of the Term Loans and/or Revolving Commitments, as applicable, to be extended shall not be extended to a date that is more than five years after the date of effectiveness of the applicable Extension;

(iv) except as to interest rates, fees and final commitment termination date (which shall be determined by the Borrowers and the Extended Revolving Lenders), the Revolving Commitment of any Revolving Lender that agrees to an Extension with respect to its Revolving Commitment (an “Extended Revolving Lender”) extended pursuant to an Extension (an “Extended Revolving Commitment”, and the Revolving Loans thereunder, “Extended Revolving Loans”) and the related outstandings shall be a Revolving Commitment (or related outstandings, as the case may be) with the same terms as the original Revolving Commitments (and related outstandings); provided that (A) the borrowing and payments (except for (1) payments of interest and/or fees at different rates on Extended Revolving Commitments (and related outstandings), (2) repayments required upon the commitment termination date of the non-extended class of Revolving Commitments and (3) repayment made in connection with a permanent repayment and termination of commitments) of Revolving Loans with respect to Extended Revolving Commitments after the applicable Extension date shall be made on a pro rata basis with all other Revolving Commitments, (B) all Swingline Loans and Letters of Credit shall be participated on a pro rata basis by all Lenders with Revolving Commitments (including Extended Revolving Commitments) in accordance with their Applicable Percentage of the total Revolving Commitments, (C) assignments and participations of Extended Revolving Commitments and related Revolving Loans shall be governed by the same assignment and participation provisions applicable to the other classes of Revolving Commitments and Revolving Loans, (D) at no time shall there be more than two separate classes of Revolving Commitments under this Credit Agreement, and (E) the Extension may provide for other covenants and terms (1) that apply to any period after the commitment termination date of the then outstanding Revolving Commitments or (2) added to this Credit Agreement for the benefit of the existing Revolving Commitments;

(v) if the aggregate principal amount of Term Loans (calculated on the outstanding principal amount thereof) and/or Revolving Commitments, as the case may be, in respect of which Term Lenders or Revolving Lenders, as applicable, shall have accepted the relevant Extension Offer exceeds the maximum aggregate principal amount of Term Loans or Revolving Commitments, as the case may be, offered to be extended by the Borrowers pursuant to such Extension Offer, then the Term Loans and/or Revolving Loans of such Term Lenders or Revolving Lenders, as applicable, shall be extended ratably up to such maximum amount based on the respective principal or commitment amounts with respect to which such Term Lenders and/or Revolving Lenders, as the case may be, have accepted such Extension Offer;

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(vi) (A) the aggregate amount of Extended Revolving Commitments for each Extension (including after giving effect to any replacement of a Non-Extending Lender pursuant to Section 3.7(b)) shall be greater than 50% of the aggregate amount of all Revolving Commitments (excluding the Revolving Commitments of any Defaulting Lenders) at such time and (B) the aggregate amount of Extended Term Loans for each Extension (including after giving effect to any replacement of a Non-Extending Lender pursuant to Section 3.7(b)) shall be greater than 50% of the aggregate amount of all Term Loans (excluding the Term Loans of any Defaulting Lenders) at such time;

(vii) except as to interest rates, fees, amortization, final maturity date, premium, required prepayment dates and participation in prepayments (which shall, subject to immediately succeeding clauses (viii), (ix) and (x), be determined by the Borrowers and the Extended Term Lenders), the Term Loans of any Term Lender that agrees to an Extension (such commitment, an “Extended Term Loan Commitment”) with respect to such Term Loans owed to it (an “Extended Term Lender”) extended pursuant to any Extension (“Extended Term Loans”) shall have the same terms as the Class of Term Loans subject to such Extension Offer (except for covenants or other provisions contained therein applicable only to periods after the Latest Maturity Date);

(viii) the final maturity date of any Extended Term Loans shall be no earlier than the Latest Maturity Date of the Term Loans extended thereby and the amortization schedule applicable to Loans pursuant to Section 2.6(b) and/or Section 2.6(c) (as applicable) for periods prior to the original maturity date of the Term Loans shall not be increased;

(ix) the Weighted Average Life to Maturity of any Extended Term Loans shall be no shorter than the Weighted Average Life to Maturity of the Term Loans extended thereby; and

(x) any Extended Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than pro rata basis) with non-extended Classes of Term Loans in any voluntary or mandatory prepayment hereunder, in each case as specified in the Extensions Offers.

The Credit Parties hereby consent to the transactions contemplated by this Section 10.2(e) (including, for the avoidance of doubt, payment of any interest or fees in respect of any Extended Revolving Commitments and Extended Term Loans on the such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Credit Agreement or any other Loan Document that may otherwise prohibit or conflict with any such Extension or any other transaction contemplated by this Section.

No consent of any Credit Party shall be required to effectuate any Extension, other than (x) the consent of each Lender agreeing to such Extension with respect to one or more of its Term Loans and/or its Revolving Commitment (or a portion thereof) and (y) with respect to any Extension of the Revolving Commitments, the consent of each L/C Issuer and the Swingline Lender. Any Lender that does not respond to an Extension Offer by the applicable due date shall be deemed to have rejected such Extension Offer. No Credit Party shall be required to consent to any Extension, and the consent by any Credit Party to any Extension shall not constitute consent of any other Credit Party thereto.

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All Extended Term Loans, Extended Revolving Commitments and all obligations in respect thereof shall be Loan Document Obligations and secured by the Collateral on a pari passu basis with all other Loan Document Obligations. The Credit Parties hereby irrevocably authorize the Administrative Agent to enter into any reaffirmation agreements, supplements and/or modifications to Collateral Documents, in each case to the extent applicable, and to enter into amendments to this Credit Agreement and the other Loan Documents with the applicable Loan Parties as may be necessary in order to establish new classes or sub-classes in respect of Revolving Commitments and/or Term Loans so extended and such technical amendments as may be necessary in the reasonable opinion of the Administrative Agent and Lead Borrower in connection with the establishment of such new classes or sub-classes, in each case on terms consistent with this Section 10.2(e). In addition, if so provided in such amendment and with the consent of each L/C Issuer, participations in Letters of Credit expiring on or after the applicable commitment termination date shall be re-allocated from Revolving Lenders holding non-extended Revolving Commitments to Revolving Lenders holding Extended Revolving Commitments in accordance with the terms of such amendment; provided, however, that such participation interests shall, upon receipt thereof by the relevant Revolving Lenders holding Revolving Commitments, be deemed to be participation interests in respect of such Revolving Commitments and the terms of such participation interests shall be adjusted accordingly. The Administrative Agent shall promptly notify each other Credit Party of the effectiveness of each such amendment.

In connection with any Extension, Lead Borrower shall provide the Administrative Agent at least five Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures (including regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 10.2(e). Lead Borrower shall have the right, but shall not be obligated, on or before the applicable Termination Date for any Non-Extending Lender to replace such Non-Extending Lender with, and add as “Lenders” under this Credit Agreement in place thereof, one or more financial institutions (which, for the avoidance of doubt, may be existing Lenders) (each, an “Additional Commitment Lender”), reasonably acceptable to the Swingline Lender, the L/C Issuers and the Administrative Agent, in accordance with the procedures provided in Section 3.7(b), each of which Additional Commitment Lenders shall have entered into an Assignment and Assumption (in accordance with and subject to the restrictions contained in Section 10.4, with Lead Borrower or the replacement Lender obligated to pay any applicable processing or recordation fee) with such Non-Extending Lender, pursuant to which such Additional Commitment Lenders shall, effective on or before the applicable Termination Date for such Non-Extending Lender, assume, as applicable, Term Loans and/or a Revolving Commitment (and, if any such Additional Commitment Lender is already a Lender, its Revolving Commitment shall be in addition to such Lender’s Revolving Commitment hereunder on such date).

(f) Notwithstanding the foregoing, in connection with any amendment, amendment and restatement or other modification of this Credit Agreement or other Loan Documents, it shall not be necessary to obtain the consent or approval of any Lender that, upon giving effect to such amendment, amendment and restatement or other modification, would have no Commitment or outstanding Loans, so long as such Lender receives payment in full of the principal of and interest on each Loan made by, and all other amounts owing to, such Lender or accrued for the account of such Lender under this Credit Agreement and the other Loan Documents at the time such amendment, amendment and restatement or other modification becomes effective.

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Section 10.3 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Loan Parties, jointly and severally, shall pay (i) all reasonable, documented and invoiced out-of-pocket costs and expenses incurred by the Administrative Agent, the Lead Arrangers and their respective Affiliates (including the reasonable, documented and invoiced fees, disbursements and other charges of one primary counsel, one special UK counsel to the Administrative Agent, one special Hong Kong counsel to the Administrative Agent, and, if reasonably necessary, one additional local counsel in any other relevant material jurisdiction to the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Credit Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket costs and expenses incurred by each L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent or any other Credit Party (including the reasonable fees, disbursements and other charges of one primary counsel, one special UK counsel to the Administrative Agent, one special Hong Kong counsel to the Administrative Agent and one additional local counsel in any other relevant material jurisdiction for the Administrative Agent, one additional counsel for all the Credit Parties other than the Administrative Agent and, to the extent any L/C Issuer or Lender determines, after consultation with legal counsel, that an actual or potential conflict may require use of separate counsel by such Person, separate counsel for such Person) in connection with the enforcement or protection of its rights (whether through negotiations, legal proceedings or otherwise) (A) in connection with this Credit Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by Loan Parties. The Loan Parties, jointly and severally, shall indemnify and hold harmless the Lead Arrangers, the Administrative Agent (and any of its Appointees or Delegates or any sub-agent thereof), each other Credit Party, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all actions, suits, losses, claims, damages, liabilities and expenses, and will reimburse the Indemnitees for all reasonable and documented out-of-pocket expenses (including reasonable and documented out-of-pocket expenses of one primary counsel for all Indemnitees as well as one additional local counsel in any other relevant material jurisdiction and one regulatory counsel for all such Indemnitees, and to the extent any Indemnitee determines, after consultation with legal counsel, that an actual or potential conflict of interest or the availability of different claims or defenses may require use of a separate counsel by such Indemnitee, separate legal counsel for such Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Loan Party arising out of, in connection with, or as a result of (i) the Credit Facilities, including the execution or delivery of this Credit Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby or the syndication of the Credit Facilities, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the applicable L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials at, on, under or from any property owned or operated by any Loan Party or any of its Subsidiaries, or any Environmental Claim or Environmental Liability related in any way to any Loan Party or any of its Subsidiaries, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Loan Party, and regardless of whether any Indemnitee is a party thereto or (v) any government investigation, audit, hearing or enforcement action resulting from any Loan Party’s or any of its Affiliate’s noncompliance (or purported noncompliance) with any applicable Sanctions, other Anti-Terrorism Laws or Anti-Corruption Laws (it being understood and agreed that the Indemnitees shall be entitled to indemnification pursuant to this clause (including indemnification for fines, penalties and other expenses) regardless of whether any adverse finding is made against any Loan Party or any of its Affiliates); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from (x) the bad faith, gross negligence or willful misconduct of such Indemnitee or any of its Related Parties, (y) such Indemnitee’s or any of its Related Parties’ material breach of the relevant Loan Documents (as determined pursuant to a claim asserted by Lead Borrower, whether as a claim, counterclaim or otherwise), or (z) disputes solely among Indemnitees (other than a claim against any Indemnitee solely in its capacity as Administrative Agent, a Lead Arranger or another similar role in respect of the Credit Facilities or the transactions contemplated hereby) not arising from an act or omission of any Loan Party or any of its Affiliates. The Lead Borrower shall not, without the prior written consent of each Indemnitee affected thereby (which consent shall not be unreasonably withheld, conditioned or delayed), settle any threatened or pending claim or action that would give rise to the right of any Indemnitee to claim indemnification hereunder unless such settlement (a) includes a full and unconditional release of all liabilities arising out of such claim or action against such Indemnitee and (b) does not include any statement as to or an admission of fault, culpability or failure to act by or on behalf of any Indemnitee. To the extent that the indemnity set forth above in this paragraph shall be held to be unenforceable in whole or in part because it is violative of any law or public policy, the Borrowers shall contribute the maximum portion that they are permitted to pay and satisfy under applicable law to the payment and satisfaction of all indemnified amounts incurred by Indemnitees or any of them.

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(c) Reimbursement by Lenders. To the extent that the Borrowers for any reason fail to indefeasibly pay any amount required under paragraph (a) or (b) of this Section to be paid by them to the Administrative Agent (or any of its Appointees or Delegates or any sub-agent thereof), any L/C Issuer, the Swingline Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any of its Appointees or Delegates or any such sub-agent), such L/C Issuer, the Swingline Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided, that with respect to such unpaid amounts owed to any L/C Issuers or the Swingline Lender solely in its capacity as such, only the Revolving Lenders shall be required to pay such unpaid amounts, such payment to be made severally among them based on such Revolving Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought); provided, further, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any of its Appointees or Delegates or any such sub-agent), such L/C Issuer or the Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any of its Appointees or Delegates or any such sub-agent), such L/C Issuer or the Swingline Lender in connection with such capacity. The obligations of the Lenders under this paragraph (c) are subject to the provisions of Section 2.8(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no party hereto (and no Indemnitee or any Subsidiary or Affiliate of Lead Borrower) shall be responsible to any other party hereto (or any Indemnitee or any Subsidiary or Affiliate of Lead Borrower) for any special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Credit Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof (other than, in the case of any Loan Party, in respect of any such damages incurred or paid by an Indemnitee to a third party for which such Indemnitee is otherwise entitled to indemnification pursuant to this Section 10.5). Neither the Administrative Agent, nor any Lender, any L/C Issuer, or any Related Party of any of the foregoing Persons (including any of the Administrative Agent’s Appointees or Delegates or any sub-agent thereof) shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Credit Agreement or the other Loan Documents or the transaction contemplated hereby or thereby, other than direct or actual damages arising from the gross negligence, bad faith or willful misconduct of any such Person and/or any Related Party thereof, as determined by a court of competent jurisdiction by a final and nonappealable judgment.

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(e) Payments. All amounts due under this Section shall be payable promptly and in no event later than ten days after demand therefor.

Section 10.4 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Credit Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Credit Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each Credit Party) any legal or equitable right, remedy or claim under or by reason of this Credit Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Credit Agreement (including all or a portion of its applicable Commitments and the applicable Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s applicable Commitment and/or the applicable Loans at the time owing to it (in each case with respect to any Credit Facility) or contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the applicable Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the applicable Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, in the case of any assignment in respect of a Revolving Facility, or $5,000,000 in the case of any assignment in respect of the Term Facility, unless each of the Administrative Agent and, so long as no Event of Default under any of Sections 8.1(a), 8.1(b), 8.1(d) (with respect only to any of the covenants set forth in Section 7.12), 8.1(h), 8.1(i) or 8.1(j) has occurred and is continuing, Lead Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

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(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Credit Agreement with respect to the applicable Loan or the applicable Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Credit Facilities on a non-pro rata basis.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A) the consent of Lead Borrower (such consent not to be unreasonably withheld or delayed; provided, for the avoidance of doubt and without limiting any other factors that may be reasonable, it shall be reasonable for Lead Borrower to consider a proposed assignee’s right to require reimbursement for increased costs when determining whether to consent to such assignment) shall be required unless (x) an Event of Default under any of Sections 8.1(a), 8.1(b), 8.1(d) (with respect only to any of the covenants set forth in Section 7.12), 8.1(h), 8.1(i) or 8.1(j) has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender (other than a Defaulting Lender), an Affiliate of a Lender (other than a Defaulting Lender) or an Approved Fund (it being understood that, in the event of any assignment made without Lead Borrower’s consent, the assigning Lender shall provide written notice thereof to Lead Borrower prior to, or promptly after, such assignment); provided that Lead Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within seven Business Days after having received written notice thereof;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) the Revolving Facility or any unfunded Term Loan Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of such facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (ii) a funded Term Facility to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund; and

(C) the consent of the L/C Issuers and the Swingline Lender shall be required for any assignment in respect of the Revolving Facility.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire. In addition, each assignee shall, on or before the effective date of such assignment, deliver to Lead Borrower and the Administrative Agent certification as to exemption from deduction or withholding of any United States Taxes in accordance with Section 3.6(g).

(v) No Assignment to Certain Persons. No such assignment shall be made to (A) any Borrower or its Subsidiaries or other Affiliates, (B) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or a Subsidiary thereof or (C) a Person who, at the time of such assignment, is a Sanctioned Person if such assignment would violate applicable law.

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(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person).

(vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the prior written consent of Lead Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans, as applicable, in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Credit Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Credit Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Credit Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Credit Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Credit Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 3.5 and Section 10.3 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Credit Agreement that does not comply with this paragraph shall be treated for purposes of this Credit Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the applicable Lenders, and the applicable Commitments of, and principal amounts of the applicable Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent, the L/C Issuers and the applicable Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Credit Agreement. The Register shall be available for inspection by any Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, any Borrower, any L/C Issuer or the Administrative Agent, sell participations to any Person (other than (w) a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person), (x) any Borrower or its Subsidiaries or other Affiliates, (y) any Defaulting Lender or any of its subsidiaries or (z) a Person who, at the time of such participation, is a Sanctioned Person if the sale of such participation would violate applicable law) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Credit Agreement (including all or a portion of its applicable Revolving Commitment and/or the applicable Loans owing to it); provided that (i) such Lender’s obligations under this Credit Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent and each Credit Party shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Credit Agreement.

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Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Credit Agreement and to approve any amendment, modification or waiver of any provision of this Credit Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 10.2(b) that affects such Participant. The Borrowers agree that each Participant shall be entitled to the benefits of Sections 3.4, 3.5 and 3.6 (subject to the requirements and limitations therein, including the requirements under Section 3.6 (it being understood that the documentation required under Section 3.6(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 3.7 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 3.5 or 3.6, with respect to any participation, than its participating Lender would have been entitled to receive. Each Lender that sells a participation agrees, at Lead Borrower’s request and expense, to use reasonable efforts to cooperate with Lead Borrower to effectuate the provisions of Section 3.7(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.8 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.8(h) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Credit Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Credit Agreement and the Loan Documents to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

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(f) Disqualified Institutions.

(i) No assignment or participation shall be made to any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the assigning Lender entered into a binding agreement to sell and assign or grant a participation in all or a portion of its rights and obligations under this Credit Agreement to such Person (unless Lead Borrower has consented to such assignment or participation in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment or participation). For the avoidance of doubt, with respect to any assignee or Participant that becomes a Disqualified Institution after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Disqualified Institution”), such assignee or Participant shall not retroactively be disqualified from becoming a Lender or Participant with respect to the assignment or participation effectuated on such Trade Date. Any assignment or participation in violation of this subsection (f)(i) shall not be void, but the other provisions of this subsection (f) shall apply.

(ii) If any assignment or participation is made to any Disqualified Institution without Lead Borrower’s prior written consent in violation of clause (i) above, or if any Person becomes a Disqualified Institution after the applicable Trade Date, the Lead Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent, (A) terminate any Revolving Commitment of such Disqualified Institution and repay all obligations of the Borrowers owing to such Disqualified Institution in connection with such Revolving Commitment, (B) in the case of outstanding Term Loans held by Disqualified Institutions, prepay such Term Loan by paying the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such Term Loans, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and under the other Loan Documents and/or (C) require such Disqualified Institution to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 10.4), all of its interest, rights and obligations under this Credit Agreement and related Loan Documents to one or more Eligible Assignees at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and under the other Loan Documents.

(iii) Notwithstanding anything to the contrary contained in this Credit Agreement, Disqualified Institutions (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by the Borrowers, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Credit Agreement or any other Loan Document, will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter, and (y) for purposes of voting on any plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws (a “Plan”), hereby agrees (1) not to vote on such Plan, (2) if such Disqualified Institution does vote on such Plan notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Plan in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (3) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

(iv) The Administrative Agent shall, and the Borrowers hereby expressly authorize the Administrative Agent to, post the list of Disqualified Institutions provided by Lead Borrower and any updates thereto from time to time (collectively, the “DQ List”) on the Platform, including that portion of the Platform that is designated for Public Lenders, and/or provide the DQ List to each Lender requesting the same within three (3) Business Days after receipt thereof.

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(g) Cashless Settlement. Notwithstanding anything to the contrary contained in this Credit Agreement, any Lender may exchange, continue or rollover all or a portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Credit Agreement, pursuant to a cashless settlement mechanism approved by Lead Borrower, the Administrative Agent and such Lender.

(h) Resignation of L/C Issuers. Any L/C Issuer may, upon thirty (30) days’ prior written notice to the Lead Borrower, the Administrative Agent and the Lenders, resign as an L/C Issuer. Upon receipt of any such notice of resignation, the Lead Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer; provided that no failure by the Lead Borrower to appoint any such successor shall affect the resignation of the relevant L/C Issuer. If an L/C Issuer resigns as an L/C Issuer, it shall retain all of the rights and obligations of an L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto. Upon appointment of a successor L/C Issuer (which shall not be a Defaulting Lender), (i) such successor shall succeed to and become vested with all of the rights powers, privileges and duties of the retiring L/C Issuer, (ii) the retiring L/C Issuer shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

Section 10.5 Survival. All covenants, agreements, representations and warranties made by the Borrowers herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Credit Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of any Loan Document and the making of any Loans and the issuance of any Letter of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Credit Party may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any L/C Obligation or any fee or any other amount payable under the Loan Documents is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 3.4, 3.5, 3.6, 3.6A, 10.3, 10.9, and 10.10 and Article 9 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby or the Termination Date.

Section 10.6 Counterparts; Integration; Effectiveness; Electronic Execution.

(a) Counterparts; Integration; Effectiveness. This Credit Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Credit Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.1, this Credit Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Credit Agreement by facsimile or in electronic format (e.g., “pdf” or “tif” or any other electronic means that reproduces an image of the actual executed signature page) shall be effective as delivery of a manually executed counterpart of this Credit Agreement.

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(b) Electronic Execution of Credit Agreement and Related Documents. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Credit Agreement and the transactions contemplated hereby shall be deemed to include electronic signatures, the electronic association of signatures and records on electronic platforms, and deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, any other similar state laws based on the Uniform Electronic Transactions Act, or the Uniform Commercial Code, each as amended, and the parties hereto hereby waive any objection to the contrary; provided that (x) nothing herein shall require the Administrative Agent to accept electronic signature counterparts to any Loan Document in any form or format and (y) the Administrative Agent reserves the right to require, at any time and at its sole discretion, the delivery of manually executed counterpart signature pages to this Credit Agreement or any other Loan Document, and the parties hereto agree to promptly deliver such manually executed counterpart signature pages.

Section 10.7 Severability. In the event any one or more of the provisions contained in this Credit Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 10.8 Setoff. If an Event of Default shall have occurred and be continuing, each Credit Party and each of their respective branches and Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency, but excluding deposits held in a trustee, fiduciary, agency or similar capacity for the benefit of an unaffiliated third party) at any time held and other obligations (in whatever currency) at any time owing by such Credit Party or any such Affiliate to or for the credit or the account of any Loan Party or any of its Subsidiaries against any and all of the obligations of such Loan Party or such Subsidiary now or hereafter existing under this Credit Agreement or any other Loan Document to such Credit Party, branch or Affiliate, irrespective of whether or not such Credit Party, branch or Affiliate shall have made any demand under this Credit Agreement or any other Loan Document and although such obligations of such Loan Party or Subsidiary may be contingent or unmatured or are owed to a branch, office or Affiliate of such Credit Party different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness, provided, that in the event that any Defaulting Lender shall exercise any right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.9 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Secured Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Credit Party and its branches and Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Credit Party and its branches and Affiliates may have. Each Credit Party agrees to notify Lead Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

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Section 10.9 Governing Law; Jurisdiction; Consent to Service of Process.

(a) Governing Law. This Credit Agreement and the other Loan Documents shall be governed by, and construed in accordance with, the laws of the State of New York (except, as to any other Loan Document, as expressly set forth therein); provided that, (i) the determination of the making and accuracy of any Specified Acquisition Agreement Representation and whether as a result of any inaccuracy thereof the Lead Borrower or its applicable Affiliate has the right to terminate its or their obligations under the Closing Date Acquisition Agreement or to decline to consummate the Closing Date Acquisition and (ii) the determination of whether the Closing Date Acquisition has been consummated in accordance with the terms of the Closing Date Acquisition Agreement and, in any case, all claims or disputes arising out of any such interpretation or determination or any aspect thereof, in each case, shall be governed by and construed in accordance with English law without giving effect to any choice of conflict of law provision or rule (whether of England or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than England.

(b) Submission to Jurisdiction. Each of the parties hereto irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the courts of the State of New York sitting in New York County and of the United States District Court of the for the Southern District of New York and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Credit Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein), or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Credit Agreement or in any other Loan Document shall (i) affect any right that any Credit Party may otherwise have to bring any action or proceeding relating to this Credit Agreement or any other Loan Document against any Borrower or any other Loan Party or its properties in the courts of any jurisdiction, (ii) waive any statutory, regulatory, common law, or other rule, doctrine, legal restriction, provision or the like providing for the treatment of bank branches, bank agencies, or other bank offices as if they were separate juridical entities for certain purposes, including Uniform Commercial Code Sections 4-106, 4-A-105(1)(b), and 5-116(b), UCP 600 Article 3 and ISP98 Rule 2.02, and URDG 758 Article 3(a), or (iii) affect which courts have or do not have personal jurisdiction over the issuing bank or beneficiary of any Letter of Credit or any advising bank, nominated bank or assignee of proceeds thereunder or proper venue with respect to any litigation arising out of or relating to such Letter of Credit with, or affecting the rights of, any Person not a party to this Credit Agreement, whether or not such Letter of Credit contains its own jurisdiction submission clause.

(c) Waiver of Objection to Venue. Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Credit Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

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(d) Service of Process. Each of the parties hereto irrevocably consents to service of process in the manner provided for notices in Section 10.1. Nothing in this Credit Agreement will affect the right of any party to this Credit Agreement to serve process in any other manner permitted by law.

(e) Process Agent. Each Loan Party party hereto irrevocably and unconditionally appoints the Lead Borrower, with an office on the date hereof at 52-16 Barnett Avenue, Long Island City, NY 11104, and its successors hereunder (in each case, the “Process Agent”), as its agent to receive on behalf of each such Loan Party and its property all writs, claims, process, and summonses in any action or proceeding brought against it in the State of New York; provided that to the extent the Process Agent is incorporated or organized under the laws of any jurisdiction other than the United States of America, any state thereof or the District of Columbia, the Process Agent agrees to maintain an office in the United States (which may be effected through a sub-agent) for service of process. Such service may be made by mailing or delivering a copy of such process to the respective Loan Party in care of the Process Agent at the address specified above for the Process Agent, and such Loan Party irrevocably authorizes and directs the Process Agent to accept such service on its behalf. Failure by the Process Agent to give notice to the respective Loan Party, or failure of the respective Loan Party, to receive notice of such service of process shall not impair or affect the validity of such service on the Process Agent or any such Loan Party, or of any judgment based thereon. Each Loan Party party hereto covenants and agrees that it shall take any and all reasonable action, including the execution and filing of any and all documents, that may be necessary to continue the designation of the Process Agent above in full force and effect, and to cause the Process Agent to act as such. Nothing herein shall in any way be deemed to limit the ability to serve any such writs, process or summonses in any other manner permitted by applicable law.

Section 10.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.11 Payments Set Aside. To the extent that any payment by or on behalf of the Borrowers is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or fraudulent transfer law, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment.

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Section 10.12 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Credit Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Credit Agreement.

Section 10.13 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or L/C Obligation, together with all fees, charges and other amounts that are treated as interest thereon under applicable law (collectively the “charges”), shall exceed the maximum lawful rate (the “maximum rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding an interest in such Loan or L/C Obligation in accordance with applicable law, the rate of interest payable in respect of such Loan or L/C Obligation hereunder, together with all of the charges payable in respect thereof, shall be limited to the maximum rate and, to the extent lawful, the interest and the charges that would have been payable in respect of such Loan or L/C Obligation but were not payable as a result of the operation of this Section shall be cumulated, and the interest and the charges payable to such Lender in respect of other Loans or L/C Obligations or periods shall be increased (but not above the maximum rate therefor) until such cumulated amount, together with interest thereon at the applicable Overnight Rate to the date of repayment, shall have been received by such Lender.

Section 10.14 Confidentiality; Treatment of Certain Information.

(a) Each Credit Party agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Affiliates and to its and its Affiliates’ Related Parties on a need-to-know basis and who are informed of the confidential nature of such Information and who either (x) are subject to customary confidentiality obligations of professional practice or (y) are or have been advised of their obligation to keep information of such type confidential on terms that are substantially identical to the terms set forth herein (provided that such Credit Party shall, to the extent within its control, be responsible for the compliance of its Affiliates and Related Parties with the provisions of this Section), (ii) to the extent demanded or requested by any regulatory authority or self-regulatory authority (such as the National Association of Insurance Commissioners) purporting to have jurisdiction or oversight over it, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process in, or reasonably necessary to, the defense of such legal, judicial or administrative proceeding, in any legal, judicial or administrative proceeding or otherwise as required by applicable law, rule or regulation (in which case such Credit Party, to the extent permitted by law, agrees (except with respect to any audit or examination conducted by bank accountants or any bank regulatory or self-regulatory authority (such as the National Association of Insurance Commissioners) exercising examination or regulatory authority with respect to such Credit Party or any of its Affiliates) to inform the Lead Borrower promptly thereof), (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Credit Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder or to establish a diligence defense, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Credit Agreement or (B) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to any Borrower and its obligations, this Credit Agreement or payments hereunder, (vii) on a confidential basis to (A) any rating agency in connection with rating the Borrowers, their Subsidiaries or the Credit Facilities or (B) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Credit Facilities, (viii) with the consent of Lead Borrower, and (ix) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or breach by any other party of any confidentiality obligation known by such Credit Party to exist in favor of the Lead Borrower or its Affiliates with respect to such information or (B) becomes available to the Administrative Agent, any Credit Party or any of their respective Affiliates on a non-confidential basis from a source other than the Borrowers that is not to such Credit Party’s actual knowledge subject to confidentiality obligations to the Lead Borrower or its Affiliates, or (C) is independently generated by the Administrative Agent, any Credit Party or any of their respective Affiliates, in each case, so long as it is not based on information obtained in a manner that would otherwise violate this Section. In addition, subject to the Lead Borrower’s prior written approval (not to be unreasonably withheld), the Administrative Agent and the Lenders may disclose the existence of this Credit Agreement and information about this Credit Agreement to (i) Gold Sheets and other similar bank trade publications, market data collectors, league table providers and other similar service providers to the lending industry (with such information to consist of deal terms and other information customarily found in such publications) and (ii) service providers to the Administrative Agent or any Lender in connection with the administration of this Credit Agreement, the other Loan Documents, and the Commitments. For the avoidance of doubt, nothing in this confidentiality provision shall prohibit any Credit Party from voluntarily disclosing or providing any Information to any governmental regulatory or self-regulatory organization to the extent that any such prohibition on disclosure set forth in this Section shall be prohibited by the laws or regulations applicable to such governmental regulatory or self-regulatory organization.

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(b) For purposes of this Section, “Information” means all information received from any Loan Party or any of its Subsidiaries relating to any Loan Party or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any other Credit Party on a non-confidential basis prior to disclosure by any Loan Party or any Subsidiary or that is independently prepared by the Administrative Agent or any other Credit Party. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Notwithstanding anything herein to the contrary, “Information” shall not include, and each Credit Party (and their Affiliates and respective partners, directors, officers, employees, agents, advisors and representatives) may disclose to any and all persons, without limitation of any kind, any information with respect to the U.S. federal income tax treatment and U.S. federal income tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to such Credit Party relating to such tax treatment and tax structure.

(c) The Loan Parties agree, on behalf of themselves and their Affiliates, that they will not in the future issue any press releases or other public disclosure using the name of the Administrative Agent or any Lender or their respective Affiliates or referring to this Credit Agreement or any of the other Loan Documents without the prior written consent of such Person (such consent not to be unreasonably withheld or delayed), unless (and only to the extent that) the Loan Parties or such Affiliate is required to do so under law (and it being understood that the foregoing shall not apply to any filing of this Credit Agreement or any other Loan Document (other than the Fee Letters or any other fee letter) with the Securities and Exchange Commission).

(d) The Loan Parties consent to the publication by the Administrative Agent or any Lender of customary advertising material relating to the Transactions (including, without limitation amount and type of facility) using the name, product photographs, logo or trademark of the Loan Parties; provided that any such advertising materials shall be provided in draft form to Lead Borrower for review, comment and approval (such approval not to be unreasonably withheld or delayed) prior to the publication thereof.

Section 10.15 USA PATRIOT Act, Etc.

(a) Each Lender that is subject to the USA PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the USA PATRIOT Act. Each Borrower shall, and shall cause each Subsidiary to, provide such information and take such actions as are reasonably requested by the Administrative Agent or any Lender in order to assist the Administrative Agent and the Lenders in maintaining compliance with the USA PATRIOT Act.

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(b) If (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Credit Agreement; (ii) any change in the status of a UK Loan Party after the date of this Credit Agreement; (iii) a proposed assignment or transfer in accordance with Section 10.4 by a Lender of any of its rights and obligations under this Credit Agreement to a party that is not a Lender prior to such assignment or transfer; or (iv) any applicable binding law or regulation in relation to the period review and/or updating of customer information obliges the Administrative Agent or any Lender (or, in the case of paragraph (ii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each UK Loan Party shall, following the written request of the Administrative Agent, supply or procure the supply of such documentation and other evidence as is reasonably requested by the Administrative Agent (for itself or on behalf of any Lender or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Administrative Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Loan Documents.

(c) Each Lender shall promptly upon the request of the supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Administrative Agent (for itself) in order for the Administrative Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Loan Documents.

Section 10.16 No Fiduciary Duty. Each Loan Party agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, such Loan Party and its Affiliates, on the one hand, and the Administrative Agent, the Lead Arrangers, the other Credit Parties and their respective Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrative Agent, the Lead Arrangers, the other Credit Parties or their respective Affiliates and no such duty will be deemed to have arisen in connection with any such transactions or communications.

Section 10.17 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

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(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Credit Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any applicable Resolution Authority.

To the extent not prohibited by applicable law, rule or regulation, each Lender shall notify Lead Borrower and the Administrative Agent it has become the subject of a Bail-In Action (or any case or other proceeding in which a Bail-In Action may occur).

Section 10.18 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Lead Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Credit Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Credit Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Credit Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Credit Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

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(b) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Lead Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Loan Party, that:

(i) none of the Administrative Agent or the Lead Arrangers or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Credit Agreement, any Loan Document or any documents related to hereto or thereto),

(ii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Credit Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50,000,000, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),

(iii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Credit Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Loan Document Obligations),

(iv) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Credit Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Letters of Credit, the Commitments and this Credit Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(v) no fee or other compensation is being paid directly to the Administrative Agent or the Lead Arrangers or any their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Letters of Credit, the Commitments or this Credit Agreement.

(c) The Administrative Agent and the Lead Arrangers hereby inform the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments and this Credit Agreement, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative or other agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

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Section 10.19 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final, non-appealable judgment is given. The obligation of each Loan Party in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Credit Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal, reasonable banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from any Loan Party in the Agreement Currency, such Loan Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to such Loan Party (or to any other Person who may be entitled thereto under applicable law).

Section 10.20 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

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(b) As used in this Section 10.20, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i)	a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)	a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)	a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

Section 10.21 Amendment and Restatement. Effective immediately upon the satisfaction or waiver of the conditions set forth in Section 4.1, this Credit Agreement shall amend and restate the Existing Credit Agreement, and the Existing Credit Agreement shall be superseded in its entirety by this Credit Agreement, it being acknowledged and agreed that this Credit Agreement does not operate as a waiver of any right, power or remedy of the Administrative Agent or any Lender under any “Loan Document” (as defined in the Existing Credit Agreement). All Loan Document Obligations (as defined in the Existing Credit Agreement) under the Existing Credit Agreement and the other “Loan Documents” (as defined in the Existing Credit Agreement) shall continue to be outstanding except as expressly modified by this Credit Agreement and the other Loan Documents and shall be governed in all respects by this Credit Agreement and the other Loan Documents. This Credit Agreement is in no way intended to constitute a novation of the Existing Credit Agreement or the Loan Document Obligations (as defined in the Existing Credit Agreement) or a surrender of such Loan Document Obligations. All references to the Existing Credit Agreement in any Loan Documents executed or issued by and/or delivered to any one or more parties hereto pursuant to or in connection therewith shall be deemed to be a reference to this Credit Agreement, and the provisions of this Credit Agreement shall prevail in the event of any conflict or inconsistency between such provisions of those of the Existing Credit Agreement.

[Signature pages follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

STEVEN MADDEN, LTD.

By:	/s/ Zine Mazouzi
Name:	Zine Mazouzi
Title:	Chief Financial Officer and Executive Vice President of Operations

[Signature Page to Amended and Restated Credit Agreement]

CITIZENS BANK, N.A., as the Administrative Agent, an L/C Issuer, the Swingline Lender and a Lender

By:	/s/ Charles T. Bender
Name:	Charles T. Bender
Title:	Managing Director

[Signature Page to Amended and Restated Credit Agreement]

JPMORGAN CHASE BANK, National Association, as an L/C Issuer and a Lender

By:	/s/ Charles W. Shaw
Name:	Charles W. Shaw
Title:	Executive Director

[Signature Page to Amended and Restated Credit Agreement]

CITIBANK, N.A., as an L/C Issuer and a Lender

By:	/s/ Nicolette Modica
Name:	Nicolette Modica
Title:	Authorized Signatory

[Signature Page to Amended and Restated Credit Agreement]

BANK OF AMERICA, N.A., as an L/C Issuer and a Lender

By:	/s/ Jana L. Baker
Name:	Jana L. Baker
Title:	Senior Vice President

[Signature Page to Amended and Restated Credit Agreement]

FLAGSTAR BANK, as a Lender

By:	/s/ Greg Barrett
Name:	Greg Barrett
Title:	Vice President

[Signature Page to Amended and Restated Credit Agreement]